As filed with the Securities and Exchange Commission on May 28, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
KIMCO REALTY CORPORATION
(Exact name of registrant as specified in its charter)
Maryland	6798	13-2744380
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
500 North Broadway, Suite 201
Jericho, New York 11753
(516) 869-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Conor C. Flynn
Bruce Rubenstein, Esq.
500 North Broadway, Suite 201
Jericho, New York 11753
(516) 869-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
David E. Shapiro, Esq. Steven R. Green, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403 1000	Copies to: Andrew M. Alexander Weingarten Realty Investors 2600 Citadel Plaza Drive, Suite 125 Houston, Texas 77008 (713) 866-6000	Toni Weinstein, Esq. Dentons US LLP 2000 McKinney Avenue, Suite 1900 Dallas, Texas 75201 (214) 259-0900
Approximate date of commencement of the proposed sale of the securities to the public
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	183,793,679(1)	N/A	$3,794,008,001.13(2)	$413,926.28(3)
(1)
The number of shares of common stock, par value $0.01 per share, of Kimco Realty Corporation (“Kimco” and such shares, the “Kimco common stock”) being registered is based upon an estimate of (x) the maximum number of each common share of beneficial interest, par value $0.03 per share, of Weingarten Realty Investors (“WRI” and such shares, the “WRI common shares”) outstanding as of April 13, 2021 or issuable or expected to be exchanged in connection with the merger of WRI with and into Kimco, collectively equal to 130,535,283, multiplied by (y) the exchange ratio of 1.408 shares of Kimco common stock for each WRI common share.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The aggregate offering price is (x) $29.07 (the average of the high and low prices of a WRI common share as reported on the New York Stock Exchange on May 25, 2021 ($31.96) less the per share cash consideration to be paid in the merger ($2.89)) multiplied by (y) the maximum number of WRI common shares to be converted in the merger (130,535,283).

(3)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.0001091.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this joint proxy statement/prospectus is subject to completion and amendment. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction, in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.
PRELIMINARY – SUBJECT TO COMPLETION
DATED MAY 28, 2021

TO THE STOCKHOLDERS OF KIMCO REALTY CORPORATION AND
THE SHAREHOLDERS OF WEINGARTEN REALTY INVESTORS
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
[•], 2021
Dear Stockholders of Kimco Realty Corporation and Shareholders of Weingarten Realty Investors:
The board of directors of Kimco Realty Corporation, a Maryland corporation (which we refer to as “Kimco”), and the board of trust managers of Weingarten Realty Investors, a Texas real estate investment trust (which we refer to as “WRI”), have each approved an agreement and plan of merger, dated as of April 15, 2021 (which we refer to, as it may be amended or supplemented from time to time, as the “Merger Agreement”), by and between WRI and Kimco. Pursuant to the Merger Agreement, Kimco and WRI will combine in a cash-and-stock transaction. The transaction brings together two industry-leading retail real estate platforms with highly complementary portfolios, creating the preeminent open-air shopping center and mixed-use real estate owner in the country.
The combination of Kimco and WRI will be accomplished through the merger of WRI with and into Kimco (which we refer to as the “Merger”), with Kimco continuing as the surviving corporation of the Merger. In connection with the Merger, each WRI common shareholder will have the right to receive 1.408 (which we refer to as the “exchange ratio”) newly issued shares of common stock, par value $0.01 per share, of Kimco (which we refer to as “Kimco common stock”) plus $2.89 in cash for each common share of beneficial interest, par value $0.03 per share, of WRI (which we refer to as the “WRI common shares”), that they own immediately prior to the effective time of the Merger, subject to customary anti-dilution adjustments and with cash paid in lieu of fractional shares. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the Merger. Kimco common stock and WRI common shares are each traded on the New York Stock Exchange (which we refer to as the “NYSE”) under the ticker symbols “KIM” and “WRI,” respectively. Based on the closing price of Kimco common stock on the NYSE on April 14, 2021, the last trading day before public announcement of the Merger, the total consideration represented approximately $30.32 for each WRI common share. Based on the closing price of Kimco common stock on the NYSE of $[•] on [•], 2021, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $[•] in Kimco common stock for each WRI common share. The value of the consideration will fluctuate with changes in the market prices of Kimco common stock and WRI common shares. We urge you to obtain current market quotations of Kimco common stock and WRI common shares.
Based upon the number of outstanding shares on the record date of [•], 2021 for the Kimco special meeting and [•], 2021 for the WRI special meeting, we anticipate that Kimco will issue approximately [•] shares of Kimco common stock to WRI shareholders in the Merger.
Upon completion of the Merger, we estimate that legacy Kimco common stockholders will own approximately 71% of the Kimco common stock and legacy WRI common shareholders will own approximately 29% of the Kimco common stock.
Kimco and WRI will each hold special meetings of their respective stockholders on [•], 2021 in connection with the Merger.
At the special meeting of Kimco stockholders, Kimco stockholders will be asked to consider and vote on (i) a proposal to approve the Merger, on the terms and subject to the conditions set forth in the Merger Agreement (which we refer to as the “Kimco Merger Proposal”) and (ii) a proposal to approve the adjournment of the Kimco special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Kimco Merger Proposal if there are insufficient votes at the time of such adjournment to approve the Kimco Merger Proposal (which we refer to as the “Kimco Adjournment Proposal”). Holders of Kimco common stock on the record date for the Kimco special meeting are entitled to vote on the Kimco Merger Proposal and the Kimco Adjournment Proposal.
At the special meeting of WRI shareholders, WRI shareholders will be asked to consider and vote on (i) a proposal to approve the Merger Agreement (which we refer to as the “WRI Merger Proposal”), (ii) a proposal to approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to the named executive officers of WRI in connection with the Merger (which we refer to as the “WRI Compensation Proposal”) and (iii) a proposal to approve the adjournment of the WRI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the WRI Merger Proposal, if there are insufficient votes at the time of such adjournment to approve the WRI Merger Proposal (which we refer to as the “WRI Adjournment Proposal”). Holders of WRI common shares on the record date for the WRI special meeting are entitled to vote on the WRI Merger Proposal, the WRI Compensation Proposal and the WRI Adjournment Proposal.
Your vote is very important, regardless of the number of shares you own. The record dates for determining the stockholders and shareholders entitled to receive notice of, and to vote at, the special meetings are [•], 2021, with respect to the Kimco special meeting, and [•], 2021, with respect to the WRI special meeting. The Merger cannot be completed without the approval of the Kimco Merger Proposal by Kimco common stockholders and approval of the WRI Merger Proposal by WRI shareholders. We urge you to read this joint proxy statement/prospectus carefully. The obligations of Kimco and WRI to complete the Merger are subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. More information about Kimco, WRI, the special meetings, the Merger Agreement and the transactions contemplated thereby, including the Merger, is included in this joint proxy statement/prospectus. You should also consider carefully the risks that are described in the “Risk Factors” section, beginning on page 17.
Whether or not you plan to attend the Kimco special meeting or the WRI special meeting, please submit your proxy as soon as possible to make sure that your shares of Kimco common stock or WRI common shares are represented at the applicable meeting.
The Kimco board of directors unanimously recommends that Kimco stockholders vote “FOR” the Kimco Merger Proposal, which approval is necessary to complete the Merger and “FOR” the Kimco Adjournment Proposal.
The WRI board of trust managers unanimously recommends that WRI shareholders vote “FOR” the WRI Merger Proposal, which approval is necessary to complete the Merger, “FOR” the WRI Compensation Proposal and “FOR” the WRI Adjournment Proposal.
We join our respective boards in their recommendation and look forward to the successful combination of Kimco and WRI.
Sincerely,	Sincerely,

CONOR C. FLYNN Chief Executive Officer Kimco Realty Corporation	ANDREW M. ALEXANDER Chairman of the Board, President and Chief Executive Officer Weingarten Realty Investors
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated [•], 2021 and is first being mailed to the stockholders of Kimco and shareholders of WRI on or about [•], 2021.

Kimco Realty Corporation
500 North Broadway, Suite 201
Jericho, New York 11753
(516) 869-9000
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [•], 2021
Dear Stockholders of Kimco Realty Corporation:
We are pleased to invite you to attend a special meeting of stockholders of Kimco Realty Corporation, a Maryland corporation (which we refer to as “Kimco”). The meeting will be held virtually on [•], 2021, at [•], at [•] local time (which we refer to as the “Kimco special meeting”), to consider and vote upon the following matters:
•
a proposal to approve the merger (which we refer to as the “Merger”) of Weingarten Realty Investors, a Texas real estate investment trust (which we refer to as “WRI”), with and into Kimco, with Kimco continuing as the surviving corporation of the Merger, on the terms and subject to the conditions of the agreement and plan of merger, dated as of April 15, 2021 (which we refer to, as it may be amended or supplemented from time to time, as the “Merger Agreement”), by and between WRI and Kimco, as more fully described in the attached joint proxy statement/prospectus (which we refer to as the “Kimco Merger Proposal”); and

•
a proposal to approve the adjournment of the Kimco special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Kimco Merger Proposal if there are insufficient votes at the time of such adjournment to approve such proposals (which we refer to as the “Kimco Adjournment Proposal”).

The approval by Kimco stockholders of the Kimco Merger Proposal is a condition to the completion of the Merger and the other transactions contemplated by the Merger Agreement.
Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Kimco special meeting.
Holders of record of shares of Kimco common stock at the close of business on [•], 2021 are entitled to notice of, and to vote at, the Kimco special meeting and any adjournments or postponements of the Kimco special meeting.
Approval of the Kimco Merger Proposal requires the affirmative vote of the holders of Kimco common stock entitled to cast a majority of all the votes entitled to be cast on the Kimco Merger Proposal at the Kimco special meeting. Approval of the Kimco Adjournment Proposal requires the affirmative vote of the majority of the votes cast at the Kimco special meeting. If a quorum is not present, the chair of the Kimco special meeting may adjourn the meeting.
The Kimco board of directors unanimously recommends that Kimco stockholders vote “FOR” the Kimco Merger Proposal, which approval is necessary to complete the Merger, and “FOR” the Kimco Adjournment Proposal.
Your vote is important. Whether or not you expect to attend the Kimco special meeting, we urge you to vote your shares as promptly as possible by: (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Kimco special meeting. If your shares are held in the name of a bank, broker or nominee, please follow the instructions on the voting instruction card furnished by the record holder. In lieu of receiving a proxy card, participants in certain benefit plans of Kimco have been furnished with voting instruction cards, which are described in greater detail in the accompanying joint proxy statement/prospectus.
By Order of the Board of Directors,

Bruce Rubenstein
Executive Vice President, General Counsel and Corporate Secretary
[•], 2021
Jericho, New York

Weingarten Realty Investors

2600 Citadel Plaza Drive, Suite 125
Houston, Texas 77008
(713) 866-6000
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On [•], 2021
Dear Shareholders of Weingarten Realty Investors:
We are pleased to invite you to attend a special meeting of shareholders of Weingarten Realty Investors, a Texas real estate investment trust (which we refer to as “WRI”). The meeting will be held on [•], 2021, at 2600 Citadel Plaza Drive, Houston, Texas 77008, at [•] local time (which we refer to as the “WRI special meeting”), to consider and vote upon the following matters:
•
a proposal to approve the agreement and plan of merger, dated as of April 15, 2021 (which we refer to, as it may be amended or supplemented from time to time, as the “Merger Agreement”), by and between WRI and Kimco Realty Corporation, a Maryland corporation (which we refer to as “Kimco”), pursuant to which WRI will merge with and into Kimco (which we refer to as the “Merger”), with Kimco continuing as the surviving corporation of the Merger, as more fully described in the attached joint proxy statement/prospectus (which we refer to as the “WRI Merger Proposal”);

•
a proposal to approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to the named executive officers of WRI in connection with the Merger (which we refer to as the “WRI Compensation Proposal”); and

•
a proposal to approve the adjournment of the WRI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the WRI Merger Proposal, if there are insufficient votes at the time of such adjournment to approve such proposal (which we refer to as the “WRI Adjournment Proposal”).

The approval by WRI shareholders of the WRI Merger Proposal is a condition to the completion of the Merger and the other transactions contemplated by the Merger Agreement.
Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the WRI special meeting.
Holders of record of WRI common shares, par value $0.03 per share (which we refer to as “WRI common shares”), at the close of business on [•], 2021 are entitled to notice of, and to vote on, all proposals at the WRI special meeting and any adjournments or postponements of the WRI special meeting.
Approval of the WRI Merger Proposal requires the affirmative vote of the holders of two-thirds of the outstanding WRI common shares entitled to vote on the WRI Merger Proposal at the WRI special meeting. Approval of the WRI Compensation Proposal requires the affirmative vote of the holders of the majority of the WRI common shares entitled to vote, present or represented by proxy, at the WRI special meeting; however, such vote is advisory (nonbinding) only. Approval of the WRI Adjournment Proposal requires the affirmative vote of the holders of the majority of the WRI common shares entitled to vote, present or represented by proxy, at the WRI special meeting. If a quorum is not present, the holders of a majority of WRI common shares entitled to vote, present in person or by proxy at the WRI special meeting may adjourn the meeting.
The WRI board of trust managers unanimously recommends that WRI shareholders vote “FOR” the WRI Merger Proposal, which approval is necessary to complete the Merger, “FOR” the WRI Compensation Proposal and “FOR” the WRI Adjournment Proposal.
Your vote is important. Whether or not you expect to attend the WRI special meeting in person, we urge you to vote your shares as promptly as possible by: (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the WRI special meeting. If your shares are held in the name of a bank, broker or nominee, please follow the instructions on the voting instruction card furnished by the record holder.
By Order of the Board of Trust Managers,

Joe D. Shafer
Senior Vice President and Secretary
[•], 2021
Houston, Texas

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates by reference important business and financial information about Kimco and WRI from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:
Kimco Realty Corporation 500 North Broadway, Suite 201 Jericho, New York 11753 (516) 869-9000	Weingarten Realty Investors 2600 Citadel Plaza Drive, Suite 125 Houston, Texas 77008 (713) 866-6000
Attn.: Investor Relations	Attn.: Investor Relations

or	or

[•]	[•]
Investors may also consult the websites of Kimco or WRI for more information concerning the Merger and the other transactions described in this joint proxy statement/prospectus. The website of Kimco is www.kimcorealty.com and the website of WRI is www.weingarten.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.
If you would like to request any documents, please do so by [•], 2021, in order to receive them before the special meetings.
For more information, see “Where You Can Find More Information” beginning on page 138.

ABOUT THIS DOCUMENT
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 (File No. 333- ) filed with the Securities and Exchange Commission by Kimco Realty Corporation, a Maryland corporation (which we refer to as “Kimco”), constitutes a prospectus of Kimco under Section 5 of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to common stock, par value $0.01 per share, of Kimco (which we refer to as “Kimco common stock”), to be issued to WRI shareholders pursuant to, and subject to the terms and conditions of, the agreement and plan of merger, dated as of April 15, 2021 (which we refer to, as it may be amended or supplemented from time to time, as the “Merger Agreement”), by and between Kimco and Weingarten Realty Investors, a Texas real estate investment trust (which we refer to as “WRI”). This document also constitutes a joint proxy statement of Kimco and WRI under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of Kimco stockholders and a notice of meeting with respect to the special meeting of WRI shareholders, at which Kimco stockholders and WRI shareholders, respectively, will be asked to vote upon certain proposals to approve the Merger and other related matters.
You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [•], 2021. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than the date on the front cover of those documents. Neither our mailing of this joint proxy statement/prospectus to Kimco stockholders or WRI shareholders nor the issuance of Kimco common stock in connection with the Merger will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Kimco has been provided by Kimco and information contained in this joint proxy statement/prospectus regarding WRI has been provided by WRI.

i

QUESTIONS AND ANSWERS
The following are answers to some questions that you, as a stockholder of Kimco or a shareholder of WRI, may have regarding the proposed merger of Kimco and WRI and the other matters being considered at the special meeting of Kimco and at the special meeting of WRI. Kimco and WRI urge you to carefully read the entirety of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the proposed merger and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.
Q:	What is the Merger?
A:
Kimco and WRI have agreed to a business combination under the terms of the Merger Agreement, pursuant to which WRI will merge with and into Kimco (which we refer to as the “Merger”), with Kimco continuing as the surviving corporation of the Merger. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

In connection with the Merger, each WRI common shareholder will have the right to receive 1.408 (which we refer to as the “exchange ratio”) newly issued shares of Kimco common stock plus $2.89 in cash for each common share of beneficial ownership, par value $0.03 per share, of WRI (which we refer to as “WRI common shares”), that they own immediately prior to the effective time of the Merger, subject to customary anti-dilution adjustments and with cash paid in lieu of fractional shares.
Q:	What happens if the market price of shares of Kimco common stock or WRI common shares changes before the closing of the Merger?
A:
No change will be made to the Merger consideration if the market price of shares of Kimco common stock or WRI common shares changes before the Merger. Because the Merger consideration is fixed, other than customary anti-dilution adjustments in the event of certain changes in Kimco’s capitalization and in certain circumstances relating to a special distribution by WRI, the value of the consideration to be received by WRI shareholders in the Merger will depend on the market price of shares of Kimco common stock at the time of the Merger.

Q:	Why am I receiving this joint proxy statement/prospectus?
A:	The Merger cannot be completed, unless:
•	the holders of Kimco common stock vote to approve the Merger on the terms and subject to the conditions set forth in the Merger Agreement (which we refer to as the “Kimco Merger Proposal”); and
•	the holders of WRI common shares vote to approve the Merger Agreement (which we refer to as the “WRI Merger Proposal”).
Each of Kimco and WRI will hold separate special meetings of their stockholders and shareholders, respectively, to obtain these approvals and approvals for other related proposals as described herein.
This joint proxy statement/prospectus contains important information about the Merger and the other proposals being voted on at the special meetings, and you should read it carefully. It is a joint proxy statement because the Kimco board of directors is soliciting proxies from its stockholders and the WRI board of trust managers is soliciting proxies from its shareholders. It is a prospectus because Kimco will issue shares of its common stock. The enclosed voting materials allow you to vote your shares without attending your respective meeting.
Your vote is important. We encourage you to vote as soon as possible.
Q:	Why is Kimco proposing the Merger?
A:
Among other reasons, the Kimco board of directors unanimously approved the Merger Agreement and the Merger and recommended the approval of the Kimco Merger Proposal based on a number of strategic and financial benefits to Kimco. For more information, see “The Merger—Kimco’s Reasons for the Merger; Recommendations of the Kimco Board of Directors.”

Q:	Why is WRI proposing the Merger?
A:
Among other reasons, the WRI board of trust managers unanimously approved the Merger Agreement and the Merger and recommended approval of the WRI Merger Proposal based on a number of strategic and financial benefits. For more information, see “The Merger—WRI’s Reasons for the Merger; Recommendations of the WRI Board of Trust Managers.”

Q:	When and where will the special meetings be held?
A:
The Kimco special meeting will be held virtually on [•], 2021, at [•], at [•] local time. The WRI special meeting will be held on [•], 2021, at 2600 Citadel Plaza Drive, Houston, Texas 77008, at [•] local time.

Q:	How do I vote?
A:	Kimco. If you are a holder of record of Kimco common stock as of the record date for the Kimco special meeting, you may vote by:
•	accessing the Internet website specified on your proxy card;
•	calling the toll-free number specified on your proxy card;
•	signing and returning the enclosed proxy card in the postage-paid envelope provided; or
•	attending the Kimco special meeting.
If you hold Kimco common stock in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at your special meeting. Street name holders may only vote at the Kimco special meeting if they have a legal proxy to vote their shares.
WRI. If you are a holder of record of WRI common shares as of the record date for the WRI special meeting, you may vote on the applicable proposals:
•	By Written Proxy. All shareholders of record can vote by written proxy card. If you are a beneficial owner, you may request a written proxy card or a vote instruction form from your bank or broker.
•
By Telephone or Internet. All shareholders of record also can vote by touchtone telephone using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instruction described on the proxy card. Beneficial owners may vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will include the instructions with the proxy materials. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been recorded properly.

•	In Person. All shareholders of record may vote in person at the meeting. Beneficial owners may vote in person at the meeting if they have a legal proxy.
Q:	What am I being asked to vote upon?
A:
Kimco. Holders of Kimco common stock are being asked to vote to approve the Kimco Merger Proposal. Holders of Kimco common stock are also being asked to vote to approve a proposal to adjourn the Kimco special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Kimco Merger Proposal if there are insufficient votes at the time of such adjournment to approve the Kimco Merger Proposal (which we refer to as the “Kimco Adjournment Proposal”).

WRI. Holders of WRI common shares are being asked to vote to approve the WRI Merger Proposal. Holders of WRI common shares are also being asked to approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to the named executive officers of WRI in connection with the Merger (which we refer to as the “WRI Compensation Proposal”) and to approve a proposal to adjourn the WRI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the WRI Merger Proposal, if there are insufficient votes at the time of such adjournment to approve the WRI Merger Proposal (which we refer to as the “WRI Adjournment Proposal”).

The Merger cannot be completed without the approval by Kimco common stockholders of the Kimco Merger Proposal and the approval by WRI common shareholders of the WRI Merger Proposal.
Q:	What vote is required to approve each proposal?
A:	Kimco.
•
Approval of the Kimco Merger Proposal requires the affirmative vote of the holders of Kimco common stock entitled to cast a majority of all the votes entitled to be cast on the Kimco Merger Proposal at the Kimco special meeting.

•	Approval of the Kimco Adjournment Proposal requires the affirmative vote of the majority of the votes cast at the Kimco special meeting.
WRI.
•
Approval of the WRI Merger Proposal requires the affirmative vote of the holders of two-thirds of the outstanding WRI common shares entitled to vote on the WRI Merger Proposal at the WRI special meeting.

•
Approval of the WRI Compensation Proposal requires the affirmative vote of the holders of the majority of the WRI common shares entitled to vote, present in person or represented by proxy, at the WRI special meeting; however, such vote is advisory (nonbinding) only.

•
Approval of the WRI Adjournment Proposal requires the affirmative vote of the holders of the majority of the WRI common shares entitled to vote, present in person or represented by proxy, at the WRI special meeting.

Q:	How do the board of directors of Kimco and the board of trust managers of WRI recommend that I vote?
A:	Kimco. The Kimco board of directors unanimously recommends that holders of Kimco common stock vote “FOR” the Kimco Merger Proposal and “FOR” the Kimco Adjournment Proposal.
In considering the recommendation of the Kimco board of directors, holders of Kimco common stock should be aware that Kimco directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of holders of Kimco common stock generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Kimco’s Directors and Executive Officers in the Merger.”
WRI. The WRI board of trust managers unanimously recommends that holders of WRI common shares vote “FOR” the WRI Merger Proposal, “FOR” the WRI Compensation Proposal and “FOR” the WRI Adjournment Proposal.
In considering the recommendation of the WRI board of trust managers, holders of WRI common shares should be aware that WRI trust managers and executive officers may have interests in the Merger that are different from, or in addition to, the interests of holders of WRI common shares generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of WRI Trust Managers and Executive Officers in the Merger.”
Q:	How many votes do I have?
A:
Kimco. You are entitled to one vote for each share of Kimco common stock that you owned as of the close of business on the record date. As of the close of business on [•], 2021, the record date for the Kimco special meeting, there were [•] outstanding shares of Kimco common stock, approximately [•]% of which were beneficially owned by the directors and executive officers of Kimco.

WRI. You are entitled to one vote for each WRI common share that you owned as of the close of business on the record date. As of the close of business on [•], 2021, the record date for the WRI special meeting, there were [•] outstanding WRI common shares, [•]% of which were beneficially owned by the directors and executive officers of WRI.

Q:	What constitutes a quorum?
A:
Kimco. Stockholders who hold a majority of the Kimco common stock outstanding on the record date and who are entitled to vote must be present or represented by proxy to constitute a quorum at the Kimco special meeting.

WRI. Shareholders who hold a majority of the WRI common shares outstanding on the record date and who are entitled to vote must be present or represented by proxy to constitute a quorum at the WRI special meeting.
Q:	If my shares of common stock are held in “street name” by my broker, will my broker vote my shares for me?
A:
If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Kimco or WRI or by voting at either special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers who hold shares of Kimco common stock or WRI common shares on behalf of their customers may not give a proxy to Kimco or WRI to vote those shares without specific instructions from their customers.

Q:	What will happen if I fail to vote or fail to instruct my broker, bank or nominee how to vote?
A:
Kimco. If you are a Kimco stockholder and you do not vote or instruct your broker, bank or nominee on how to vote your shares of Kimco common stock, your broker may not vote your shares on the Kimco Merger Proposal or the Kimco Adjournment Proposal and your shares will not be deemed to be represented at the Kimco special meeting. This will have the same effect as a vote against the Kimco Merger Proposal, but it will have no effect on the Kimco Adjournment Proposal.

WRI. If you are a WRI shareholder and you fail to instruct your broker, bank or nominee to vote your WRI common shares, as applicable, your broker may not vote your shares on the WRI Merger Proposal, the WRI Compensation Proposal or the WRI Adjournment Proposal, and your shares will not be deemed to be represented at the WRI special meeting. This will have the same effect as a vote against the WRI Merger Proposal, but it will have no effect on the WRI Compensation Proposal or the WRI Adjournment Proposal.
Q:	What will happen if I abstain from voting?
A:	Kimco. If you are a Kimco stockholder and abstain from voting, it will have the same effect as a vote against the Kimco Merger Proposal, but it will have no effect on the Kimco Adjournment Proposal.
WRI. If you are a WRI shareholder and abstain from voting, it will have the same effect as a vote against the WRI Merger Proposal, the WRI Compensation Proposal and the WRI Adjournment Proposal.
Q:	What if I return my proxy card without indicating how to vote?
A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, your shares of Kimco common stock or WRI common shares will be voted in accordance with the recommendation of the Kimco board of directors or WRI board of trust managers, as applicable, with respect to such proposal.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?
A:	Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways:
•	you can send a signed notice of revocation;
•	you can grant a new, valid proxy bearing a later date; or
•
if you are a holder of record, you can attend the Kimco special meeting or the WRI special meeting, as applicable, and vote at the special meeting, which will automatically cancel any proxy previously given, or you may revoke your proxy at the special meeting, but your attendance alone will not revoke any proxy that you have previously given.

Attending the Kimco special meeting or the WRI special meeting without voting will not, by itself, revoke your proxy. If your shares of Kimco common stock or WRI common shares are held by a bank, broker or nominee, you should follow the instructions provided by the bank, broker or nominee.
If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to [•], Kimco’s proxy solicitor or [•] WRI’s proxy solicitor, as appropriate, no later than the beginning of the applicable special meeting. If your shares of Kimco common stock or WRI common shares are held in street name by your broker, bank or nominee, you should contact your broker, bank or nominee to change your vote.
Q:	What are the material U.S. federal income tax consequences of the Merger to U.S. holders of WRI common shares?
A:
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” and it is a condition to the respective obligations of WRI and Kimco to complete the Merger that each of WRI and Kimco receives a legal opinion to the effect that the Merger will so qualify. Provided the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of WRI common shares generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Kimco common stock received pursuant to the Merger over that holder’s adjusted tax basis in its WRI common shares surrendered) and (2) the amount of cash received pursuant to the Merger. Further, a U.S. holder of WRI common shares generally will recognize gain or loss with respect to cash received instead of fractional shares of Kimco common stock that the WRI common shareholder would otherwise be entitled to receive. For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger.”

The United States federal income tax consequences described above may not apply to all holders of WRI common shares. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.
Q:	Are there any conditions to closing of the Merger that must be satisfied for the Merger to be completed?
A:
Yes. In addition to the approval of the Kimco Merger Proposal and WRI Merger Proposal, there are a number of conditions that must be satisfied or waived for the Merger to be consummated. For more information, see “The Merger—The Merger Agreement—Conditions to Completion of the Merger.”

Q:	When do you expect the Merger to be completed?
A:
Kimco and WRI are working to complete the Merger during the second half of 2021. However, the Merger is subject to various conditions, and it is possible that factors outside the control of Kimco and WRI could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the respective Kimco special meeting and WRI special meeting and the completion of the Merger. Kimco and WRI hope to complete the Merger as soon as reasonably practicable following the satisfaction of all applicable conditions.

Q:	Are WRI shareholders and Kimco stockholders entitled to appraisal or dissenters’ rights in connection with the Merger?
A:
Holders of Kimco common stock will not be entitled to appraisal rights or dissenters’ rights in the Merger under Section 3-202 of the Maryland General Corporation Law (which we refer to as the “MGCL”) because Kimco common stock is listed on a national securities exchange.

Holders of WRI common shares are entitled to dissenters’ rights under Chapter 10, Subchapter H of the Texas Business Organizations Code (which we refer to as the “TBOC”), provided they (i) do not vote in favor of the WRI Merger Proposal, (ii) object in writing to the Merger prior to the WRI special meeting and (iii) follow the procedures and satisfy the conditions set forth in Chapter 10, Subchapter H of the TBOC. For more information, see “The Merger—Appraisal and Dissenters’ Rights” and “Dissenters’ Rights of WRI

Shareholders.” In addition, a copy of Chapter 10, Subchapter H of the TBOC is attached as Annex E to this joint proxy statement/prospectus. Failure to strictly comply with Chapter 10, Subchapter H of the TBOC may result in your waiver of, or inability to, exercise dissenters’ rights.
Q:	What do I need to do now?
A:	Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes.
In order for your shares to be voted at the Kimco special meeting or the WRI special meeting:
•	you can attend the applicable special meeting;
•	you can vote through the Internet or by telephone by following the instructions included on your proxy card; or
•	you can indicate on the enclosed proxy or voting instruction card how you would like to vote and return the card in the accompanying postage-paid envelope.
Q:	Do I need to do anything with my share certificates now?
A:
WRI. No. You should not submit your share certificates at this time. After the Merger is completed, if you held certificates representing WRI common shares immediately prior to the effective time of the Merger, [•], the exchange agent for Kimco (which we refer to as the “exchange agent”), will send you a letter of transmittal and instructions for exchanging your WRI common shares for the Merger consideration. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a holder of WRI common shares will receive the Merger consideration.

Holders of WRI common shares in book-entry form immediately prior to the effective time of the Merger will not need to take any action to receive the Merger consideration.
Kimco. If you are a Kimco stockholder, you are not required to take any action with respect to your Kimco stock certificates in connection with the Merger.
Q:	What should I do if I have technical difficulties or trouble accessing the Kimco special meeting website?
A:	If you encounter any difficulties accessing the Kimco special meeting, please call the technical support number that will be posted on the Kimco special meeting website.
Q:	Who can help answer my questions?
A:
Kimco stockholders or WRI shareholders who have questions about the Merger or the other matters to be voted on at the special meetings or who desire additional copies of this joint proxy statement/prospectus or additional proxy or voting instruction cards should contact:

if you are a Kimco stockholder:	if you are a WRI shareholder:

[•]	[•]

SUMMARY
This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you. Kimco and WRI urge you to read carefully this joint proxy statement/prospectus, including the attached annexes, and the other documents to which we have referred you because this section does not provide all of the information that might be important to you with respect to the Merger and the related matters being considered at the applicable special meeting. See also “Where You Can Find More Information.” We have included page references to direct you to a more complete description of the topics presented in this summary.
Information about the Companies
Kimco Realty Corporation (See page 27)
Kimco, a Maryland corporation, is one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets in the United States. Kimco’s mission is to create destinations for everyday living that inspire a sense of community and deliver value to its many stakeholders. Kimco is a self-administered REIT and has owned and operated open-air shopping centers for over 60 years. As of March 31, 2021, Kimco had interests in 398 shopping center properties, aggregating 69.8 million square feet of gross leasable area (which we refer to as “GLA”), located in 27 states. In addition, Kimco had 122 other property interests, primarily through Kimco’s preferred equity investments and other real estate investments, totaling 6.7 million square feet of GLA. Kimco’s ownership interests in real estate consist of its consolidated portfolio and portfolios where Kimco owns an economic interest, such as properties in Kimco’s investment real estate management programs, where Kimco partners with institutional investors and also retains management.
The principal offices of Kimco are located at 500 North Broadway, Suite 201, Jericho, New York 11753, and its telephone number is (516) 869-9000.
Kimco common stock is listed on the New York Stock Exchange (which we refer to as the “NYSE”), trading under the symbol “KIM.”
Additional information about Kimco and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
Weingarten Realty Investors (See page 27)
WRI is a REIT organized under the Texas Business Organizations Code. WRI, and its predecessor entity, began the ownership of shopping centers and other commercial real estate in 1948. WRI’s primary business is leasing space to tenants in the shopping centers it owns or leases. These centers may be mixed-use properties that have both retail and residential components. WRI also provides property management services for which it charges fees to joint ventures where WRI is a partner. As of March 31, 2021, WRI owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 156 properties, which are located in 15 states spanning the country from coast to coast. Also as of March 31, 2021, WRI owned interests in 22 parcels of land held for development that totaled approximately 11.5 million square feet.
WRI’s principal executive offices are located at 2600 Citadel Plaza Drive, Suite 125, Houston, Texas 77008, and its telephone number is (713) 866-6000.
WRI common shares are listed on the NYSE, trading under the symbol “WRI.”
Additional information about WRI and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
Risk Factors (See page 17)
Before voting at the Kimco special meeting or the WRI special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, as well as the specific factors under the heading “Risk Factors” beginning on page 17, including the risks that:
•	the Merger is subject to a number of conditions and may not be completed on the terms or timeline currently contemplated, or at all;

•	the Merger consideration is fixed and will not be adjusted in the event of any change in the stock prices of either Kimco or WRI;
•	Kimco and WRI may be unable to successfully integrate their businesses in order to realize the anticipated benefits of the Merger;
•	Kimco stockholders and WRI shareholders will be diluted by the Merger; and
•	Kimco may incur adverse tax consequences if Kimco or WRI has failed or fails to qualify as a REIT for U.S. federal income tax purposes.
The Merger
The Merger Agreement (See page 86)
Kimco and WRI have entered into the Merger Agreement attached as Annex A to this joint proxy statement/ prospectus. The Kimco board of directors and the WRI board of trust managers have both unanimously approved the combination of Kimco and WRI. Kimco and WRI encourage you to read the entire Merger Agreement carefully because it is the principal legal document governing the Merger.
Form of the Merger (See page 70)
Pursuant to the Merger Agreement, WRI will merge with and into Kimco, with Kimco continuing as the surviving corporation of the Merger.
Upon completion of the Merger, we estimate that legacy Kimco common stockholders will own approximately 71% of the Kimco common stock and legacy WRI common shareholders will own approximately 29% of the Kimco common stock.
Merger Consideration (See page 70)
Under the terms of the Merger Agreement, upon consummation of the Merger, holders of WRI common shares will have the right to receive 1.408 newly issued shares of Kimco common stock plus $2.89 in cash for each WRI common share they own immediately prior to the effective time of the Merger, subject to customary anti-dilution adjustments and with cash paid in lieu of fractional shares. The Merger consideration is fixed and will not be adjusted for changes in the market value of WRI common shares or Kimco common stock. Because of this, the value of the consideration to WRI shareholders in the Merger will fluctuate between now and the completion of the Merger.
Based on the closing price of Kimco common stock on the NYSE of $19.48 on April 14, 2021, the last trading day before public announcement of the Merger, the Merger consideration represented approximately $30.32 for each WRI common share. Based on the closing price of Kimco common stock on the NYSE of $[•] on [•], 2021, the latest practicable date before the date of this joint proxy statement/prospectus, the Merger consideration represented approximately $[•] for each WRI common share. For more information, see “Equivalent and Comparative Per Share Information.”
The following table presents trading information for Kimco common stock and WRI common shares on April 14, 2021, the last trading day before public announcement of the Merger, and [•], 2021, the latest practicable date before the date of this joint proxy statement/prospectus. Trading information for WRI common shares adjusted by the Merger consideration is also provided for each of these dates.
	Kimco Common Stock (Close)	WRI Common Shares (Close)	WRI Common Shares (adjusted by Merger consideration) (Close)
April 14, 2021	$19.48	$27.34	$30.32
[•], 2021	$[•]	$[•]	$[•]
The market prices of Kimco common stock and WRI common shares fluctuate. As a result, we urge you to obtain current market quotations of Kimco common stock and WRI common shares.
Treatment of WRI Equity-Based Awards in the Merger (See page 71)
At the effective time of the Merger, upon the terms and subject to the conditions of the Merger Agreement, each award of restricted WRI common shares that is outstanding as of immediately prior to the effective time of the Merger will become vested at the effective time of the Merger either by its terms or the terms of any of

WRI’s benefit plans as a result of the occurrence of the effective time of the Merger, with any applicable performance goals deemed satisfied at the target level, and, as of the effective time of the Merger, shall be canceled and converted into the right to receive the Merger consideration with respect to each WRI common share subject to such WRI restricted share award.
Treatment of WRI ESPP (See page 67)
Pursuant to the Merger Agreement, following the date of the Merger Agreement, participation in the Weingarten Realty Investors Amended and Restated Employee Share Purchase Plan (which we refer to as the “ESPP”) will be limited to those employees who were participants as of immediately prior to the execution of the Merger Agreement, and participants may not increase their payroll deduction elections or rate of contributions from those in effect as of immediately prior to the execution of the Merger Agreement and may not make any separate non-payroll contributions. No new offering period will commence under the ESPP following the date the Merger Agreement was executed, and the ESPP will terminate at the effective time.
Recommendations of the Kimco Board of Directors (See page 35)
After careful consideration, the Kimco board of directors, on April 14, 2021, unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and declared the Merger Agreement and such transactions to be advisable and in the best interests of Kimco.
The Kimco board of directors unanimously recommends that holders of Kimco common stock vote “FOR” the Kimco Merger Proposal and “FOR” the Kimco Adjournment Proposal.
For the factors considered by the Kimco board of directors in reaching its decision to approve the Merger Agreement and the recommendations of the Kimco board of directors, see “The Merger—Kimco’s Reasons for the Merger; Recommendations of the Kimco Board of Directors.”
Recommendations of the WRI Board of Trust Managers (See page 38)
After careful consideration, the WRI board of trust managers, on April 14, 2021, unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and declared the Merger Agreement and such transactions to be advisable and in the best interests of WRI and the shareholders of WRI.
The WRI board of trust managers unanimously recommends that the WRI shareholders vote “FOR” the WRI Merger Proposal, “FOR” the WRI Compensation Proposal and “FOR” the WRI Adjournment Proposal.
For the factors considered by the WRI board of trust managers in reaching its decision to approve the Merger Agreement and the recommendations of the WRI board of trust managers, see “The Merger—WRI’s Reasons for the Merger; Recommendations of the WRI Board of Trust Managers.”
Opinion of Kimco’s Financial Advisors (See page 41)
Opinion of Barclays Capital Inc.
Kimco engaged Barclays Capital Inc. (which we refer to as “Barclays”) to act as its financial advisor in connection with the Merger, pursuant to an engagement letter dated April 14, 2021. On April 14, 2021, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Kimco board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be paid by Kimco in the Merger was fair, from a financial point of view, to Kimco.
The full text of Barclays’ written opinion, dated as of April 14, 2021, is attached as Annex C to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. For a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion, see “The Merger— Opinions of Kimco’s Financial Advisors—Opinion of Barclays Capital Inc.” The summary of Barclays' opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Barclays' opinion, the issuance of which was approved by Barclays' Valuation and Fairness Opinion Committee, is addressed to the board of directors of Kimco, addresses only the fairness, from a financial point of view, of the consideration to be paid by Kimco and does not constitute a recommendation to any shareholder of Kimco as to how such shareholder should vote with respect to the Merger or any other matter. Barclays was not requested to address, and its opinion does not in any manner address, Kimco's underlying business decision to proceed with or effect the Merger, the likelihood of the consummation of the Merger, or the relative merits of the Merger as compared to any other transaction in which Kimco may engage.
Opinion of Lazard Frères & Co. LLC
Kimco has retained Lazard Frères & Co. LLC (which we refer to as “Lazard”) as its financial advisor in connection with the Merger. In connection with this engagement, Kimco requested that Lazard evaluate the fairness, from a financial point of view, to Kimco of the Merger consideration to be paid by Kimco in the Merger. On April 14, 2021, at a meeting of the Kimco board of directors held to evaluate the Merger, Lazard rendered to the Kimco board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated April 14, 2021, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the Merger consideration to be paid by Kimco in the Merger was fair, from a financial point of view, to Kimco.
The full text of Lazard’s written opinion, dated April 14, 2021, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. For a summary of Lazard’s opinion and the methodology that Lazard used to render its opinion, see “The Merger—Opinions of Kimco’s Financial Advisors—Opinion of Lazard Frères & Co. LLC.”
The summary of the written opinion of Lazard, dated April 14, 2021, set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex D. Lazard’s opinion was for the benefit of the Kimco board of directors (in its capacity as such) and Lazard’s opinion was rendered to the Kimco board of directors in connection with its evaluation of the Merger and did not address any terms or other aspects (other than the Merger consideration to the extent expressly specified in Lazard’s opinion) of the Merger. Lazard’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which Kimco might engage or the merits of the underlying decision by Kimco to engage in the Merger. Lazard’s opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Merger or any matter relating thereto.
Opinion of WRI’s Financial Advisor (See page 53)
Pursuant to an engagement letter, WRI retained J.P. Morgan Securities LLC (which we refer to as “J.P. Morgan”) as its financial advisor in connection with the Merger.
At the meeting of the WRI board of trust managers held on April 14, 2021, J.P. Morgan rendered its oral opinion to the WRI board of trust managers that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger consideration to be paid to WRI’s common shareholders in the Merger was fair, from a financial point of view, to such shareholders. J.P. Morgan has confirmed its April 14, 2021 oral opinion by delivering its written opinion, dated as of April 14, 2021, to the WRI board of trust managers that, as of such date, the Merger consideration to be paid to WRI’s common shareholders in the Merger was fair, from a financial point of view, to such shareholders.
The full text of the written opinion of J.P. Morgan, dated as of April 14, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex E to this loint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. WRI’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to WRI’s board of trust managers (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, was directed only to the Merger consideration to be paid in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the Merger Consideration to the holders of any other class of securities, creditors or other constituencies of WRI or as to the underlying decision by WRI to engage in the Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of WRI as to how such shareholder should vote with respect to the Merger or any other matter. For a description of the opinion that the WRI board of trust managers received from J.P. Morgan, see the section entitled “The Merger—Opinion of WRI’s Financial Advisor.”
Interests of Kimco Directors and Executive Officers in the Merger (See page 62)
In addition to their interests in the Merger as stockholders, the directors and executive officers of Kimco have interests in the Merger that may be different from, or in addition to, those of Kimco stockholders generally. The Kimco board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger. These interests generally include the continued employment or service of the executive officers and directors of Kimco following the Merger.
For more information, see “The Merger—Interests of Kimco Directors and Executive Officers in the Merger.”
Interests of WRI Trust Managers and Executive Officers in the Merger (See page 62)
In addition to their interests in the Merger as shareholders, the trust managers and executive officers of WRI have interests in the Merger that may be different from, or in addition to, those of WRI shareholders generally. The WRI board of trust managers was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger. These interests include, among others, (i) the automatic vesting of WRI restricted share awards at the effective time of the Merger, (ii) certain severance and other separation benefits that may be payable upon a termination of employment following the effective time of the Merger, (iii) entitlement to continued indemnification and insurance coverage under the Merger Agreement, (iv) a prorated incentive payment in respect of prorated target bonus and WRI restricted share award opportunities for 2021, and (v) that the chairman of WRI’s board of trust managers is expected to enter into a consulting agreement with Kimco at the closing of the Merger.
For more information, see “The Merger—Interests of WRI Trust Managers and Executive Officers in the Merger.”
Directors and Management Following the Merger (See page 66)
The Merger Agreement provides that immediately following the effective time of the Merger, Kimco will add to its board of directors the chairman of the board of trust managers of WRI (or any other individual as may be agreed in writing by Kimco and WRI). The parties have subsequently agreed that the Kimco board of directors will remain eight members immediately following the effective time of the Merger, consisting of the existing members of the board of directors of Kimco immediately prior to the effective time. The chairman of WRI’s board of trust managers is expected to enter into a consulting agreement with Kimco at the closing of the Merger.
The current senior leadership team of Kimco is not expected to change as a result of the Merger. Pursuant to the Merger Agreement, at the effective time of the Merger, the senior leadership team of Kimco will include Mr. Milton Cooper as Executive Chairman of the Board of Directors, Mr. Conor C. Flynn as Chief Executive Officer, Mr. Ross Cooper as President and Chief Investment Officer, Mr. Glenn G. Cohen as Executive Vice President, Chief Financial Officer and Treasurer and Mr. David Jamieson as Executive Vice President and Chief Operating Officer. See “The Merger—Directors and Management Following the Merger” for additional information.
Accounting Treatment (See page 67)
Kimco prepares its financial statements in accordance with accounting principles generally accepted in the United States (which we refer to as “GAAP”). The Merger will be accounted for by using the business combination accounting rules. For more information, see “The Merger—Accounting Treatment.”

Regulatory Approvals (See page 67)
In connection with the issuance of Kimco common stock in the Merger, pursuant to the Merger Agreement, as a condition to the closing of the Merger, Kimco must file a registration statement with the SEC under the Securities Act, of which this joint proxy statement/prospectus forms a part, that is declared effective by the SEC.
Expected Timing of the Merger (See page 67)
Kimco and WRI are working to complete the Merger in the second half of 2021. However, the Merger is subject to various conditions, and it is possible that factors outside the control of both companies could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the respective Kimco and WRI special meetings and the completion of the Merger. Kimco and WRI hope to complete the Merger as soon as reasonably practicable following the satisfaction of all applicable conditions. For more information, see “Risk Factors—Risks Related to the Merger.”
Conditions to Completion of the Merger (See page 82)
As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:
•	receipt of the requisite approvals of Kimco stockholders and WRI shareholders;
•	the approval for listing on the NYSE of shares of Kimco common stock to be issued in connection with the Merger, subject to official notice of issuance;
•	the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order or proceedings seeking a stop order;
•
the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger;

•
the absence of any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any governmental entity of competent jurisdiction which makes the consummation of the Merger illegal;

•
the accuracy of all representations and warranties made by the parties to the Merger Agreement (subject in most cases to materiality or material adverse effect qualifications) and performance by the parties of their obligations under the Merger Agreement in all material respects, and receipt of an officer’s certificate from each party attesting thereto;

•	receipt by each of Kimco and WRI of an opinion to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and
•	the receipt by each of Kimco and WRI of an opinion regarding the other party’s qualification as a REIT.
We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.
No Solicitation (See page 83)
Pursuant to the Merger Agreement, WRI is subject to a customary “no-shop” provision that requires it to refrain from, and to cease discussions or solicitations with respect to, alternative transactions and to certain restrictions in considering and negotiating alternative transactions. If WRI receives an unsolicited proposal that constitutes or is reasonably likely to lead to a superior proposal (as hereinafter defined), WRI may provide nonpublic information to the proposing party and engage in discussions or negotiations with the party making such a proposal. WRI agreed in the Merger Agreement to promptly notify Kimco of any proposal for an alternative transaction within 24 hours and provide Kimco with the material terms of such proposal.
In response to a superior proposal, the WRI board of trust managers may change its recommendation with respect to its shareholder vote, and may terminate the Merger Agreement in order to accept such proposal. Prior to effecting such change, WRI must provide Kimco with notice, reasons for such action and 96 hours of good-faith negotiations (to the extent Kimco desires to negotiate) to not change the recommendation or terminate the Merger Agreement.

Termination of the Merger Agreement (See page 86)
The Merger Agreement may be terminated prior to the effective time of the Merger, whether before or after the required approvals of the Kimco stockholders and WRI shareholders are obtained:
•	by mutual written consent of Kimco and WRI;
•	by either Kimco or WRI, if any governmental entity issues a permanent, non-appealable order, decree or ruling enjoining or prohibiting the consummation of the Merger;
•	by either Kimco or WRI, if the Merger is not consummated by January 15, 2022;
•
by either Kimco or WRI, if there is a breach of the representations or covenants of the other party that would result in the failure of the related closing condition to be satisfied, subject to a cure period;

•	by either Kimco or WRI, if the required approvals of either the Kimco stockholders or the WRI shareholders are not obtained;
•	by Kimco, prior to the time WRI shareholder approval is obtained, if the WRI board of trust managers changes its recommendation regarding approval of the WRI Merger Proposal;
•	by Kimco, prior to the time WRI shareholder approval is obtained, upon a willful and material breach of WRI’s obligations not to solicit alternative transactions; and
•	by WRI, prior to the time WRI shareholder approval is obtained, to enter into a superior proposal, subject to compliance with certain terms of the Merger Agreement.
Expenses and Termination Fees (See page 87)
Generally, all fees and expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses. For more information, see “The Merger—The Merger Agreement—Fees and Expenses.” The Merger Agreement further provides that WRI is required to pay Kimco a termination fee equal to $115,000,000 under certain circumstances. For more information, see “The Merger—The Merger Agreement—Termination of the Merger Agreement.”
Voting Agreements (See page 89)
In connection with the execution of the Merger Agreement, Kimco and WRI entered into voting agreements with each of Andrew M. Alexander and Stanford J. Alexander. The voting agreements provide, subject to the terms and conditions thereof, for each of Messrs. A. Alexander and S. Alexander, solely in his capacity as a shareholder of WRI, to vote the WRI common shares he owns of record or beneficially in favor of the Merger Agreement and against any alternative acquisition proposal. As of the record date for the WRI special meeting, Messrs. A. Alexander and S. Alexander collectively owned of record or beneficially approximately [•]% of the WRI shares outstanding on that date.
Appraisal and Dissenters’ Rights (See page 69)
The holders of WRI common shares have the right under Texas law to dissent from the Merger and have the appraised fair value of their WRI common shares as of the date immediately preceding the effective date of the Merger paid to them in cash. The appraised fair value of any particular number of WRI common shares as of such date may be more or less than the value of the Merger consideration that a holder of that particular number of WRI common shares would be issued in the Merger in exchange for that particular number of WRI common shares pursuant to the Merger Agreement.
In order to dissent, the holder of WRI common shares must carefully follow the requirements under Chapter 10, Subchapter H of the TBOC governing dissenters’ rights, including providing WRI, prior to the WRI special meeting, with a written objection to the Merger that states that he or she will exercise his or her right to dissent with respect to his or her WRI common shares if the holders of the WRI common shares approve the WRI Merger Proposal and the Merger is completed. The provisions of the TBOC pertaining to dissenters’ rights are attached to this joint proxy statement/prospectus as Annex F and the summaries of those provisions in this joint proxy statement/prospectus should be read in conjunction with, and are qualified in their entirety by, those provisions of the TBOC. Persons having beneficial interests in WRI common shares held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to take the actions required under Texas law to exercise their dissenters’ rights.

If you intend to exercise dissenters’ rights as to WRI common shares that you hold, you should read the provisions of the TBOC governing dissenters’ rights carefully and consult with your own legal counsel. Each holder of WRI common shares should also remember that if he or she returns a signed proxy card, but fails to provide instructions on that proxy card as to how his or her WRI common shares are to be voted against the WRI Merger Proposal, such WRI shareholder’s common shares will be considered to have voted in favor of the WRI Merger Proposal. In that event, such WRI shareholder will not be able to assert dissenters’ rights as to his or her WRI common shares.
If the WRI shareholders approve the WRI Merger Proposal, a holder of WRI common shares who (i) delivers to the president and the secretary of WRI a written objection to the Merger prior to the WRI special meeting that states that such holder will exercise his or her right to dissent if the WRI Merger Proposal is approved and the Merger is completed and includes an address for notice of the effectiveness of the Merger, (ii) votes his or her WRI common shares against approval of the WRI Merger Proposal at the WRI special meeting, (iii) not later than the 20th day after Kimco sends such holder notice that the Merger was completed, delivers to the president and secretary of Kimco a written demand for payment of the fair value of his or her WRI common shares, which demand states he or she holds WRI common shares and states the number of WRI common shares such holder owns, his or her estimate of the fair value of such shares and an address to which a notice relating to the dissent and appraisal procedures may be sent, and (iv) not later than the 20th day after he or she makes that demand for payment, submits to Kimco the certificates representing his or her WRI common shares will be entitled under the TBOC to receive the appraised fair value of his or her WRI common shares as of the date immediately prior to the effective time of the Merger.
Under Maryland law, the holders of Kimco common stock are not entitled to appraisal rights in connection with the Merger.
For more information, see “The Merger—Appraisal and Dissenters’ Rights” and “Dissenters’ Rights of WRI Shareholders.”
Material U.S. Federal Income Tax Consequences of the Merger (See page 90)
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of WRI and Kimco to complete the Merger that each of WRI and Kimco receives a legal opinion to the effect that the Merger will so qualify. Provided the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of WRI common shares generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Kimco common stock received pursuant to the Merger over that holder’s adjusted tax basis in its WRI common shares surrendered) and (2) the amount of cash received pursuant to the Merger. Further, a U.S. holder of WRI common shares generally will recognize gain or loss with respect to cash received instead of fractional shares of Kimco common stock that the WRI common shareholder would otherwise be entitled to receive. For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger.”
The United States federal income tax consequences described above may not apply to all holders of WRI common shares. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.
The Kimco Special Meeting (See page 93)
The Kimco special meeting will be held virtually on [•], 2021, at [•], at [•] local time. You may vote at the Kimco special meeting if you owned shares of Kimco common stock at the close of business on [•], 2021, the record date for the Kimco special meeting. On that date, there were [•] shares of Kimco common stock outstanding and entitled to vote. Each share of Kimco common stock is entitled to cast one vote on all matters that come before the Kimco special meeting.
At the Kimco special meeting, Kimco stockholders will be asked to consider and vote upon:
•	the Kimco Merger Proposal; and
•	the Kimco Adjournment Proposal.
Only the approval of the Kimco Merger Proposal is a condition to the completion of the Merger.

The Kimco Merger Proposal requires the affirmative vote of the holders of Kimco common stock entitled to cast a majority of all the votes entitled to be cast on the Kimco Merger Proposal at the Kimco special meeting. The Kimco Adjournment Proposal requires the affirmative vote of the majority of the votes cast at the Kimco special meeting. If a quorum is not present, the chair of the Kimco special meeting may adjourn the meeting.
On the record date, approximately [•]% of the outstanding shares of Kimco common stock were held by Kimco directors and executive officers. Kimco currently expects that the Kimco directors and executive officers will vote their shares in favor of the Kimco Merger Proposal and the Kimco Adjournment Proposal, although none has entered into any agreements obligating them to do so.
The Kimco board of directors unanimously recommends that Kimco stockholders vote “FOR” all of the proposals set forth above. For more information, see “The Kimco Special Meeting.”
The WRI Special Meeting (See page 97)
The WRI special meeting will be held on [•], 2021, at 2600 Citadel Plaza Drive, Houston, Texas 77008, at [•] local time. You may vote at the WRI special meeting if you owned WRI common shares at the close of business on [•], 2021, the record date for the WRI special meeting. On that date, there were [•] WRI common shares outstanding and entitled to vote. Each WRI common share is entitled to cast one vote on all matters that come before the WRI special meeting.
At the WRI special meeting, shareholders of WRI will be asked to consider and vote upon:
•	the WRI Merger Proposal;
•	the WRI Compensation Proposal; and
•	the WRI Adjournment Proposal.
Only the approval of the WRI Merger Proposal is a condition to the completion of the Merger.
The WRI Merger Proposal requires the affirmative vote of holders of two-thirds of the outstanding WRI common shares entitled to vote on the WRI Merger Proposal. The WRI Compensation Proposal requires the affirmative vote of the majority of the WRI common shares entitled to vote, present in person or represented by proxy at the WRI special meeting. The WRI Adjournment Proposal requires the affirmative vote of the majority of the WRI common shares entitled to vote, present in person or represented by proxy at the WRI special meeting. If a quorum is not present, the holders of a majority of WRI common shares entitled to vote, present in person or by proxy at the WRI special meeting may adjourn the meeting.
On the record date, approximately [•]% of the outstanding WRI common shares were held by WRI directors and executive officers. WRI currently expects that the directors and executive officers of WRI will vote their shares in favor of the WRI Merger Proposal, the WRI Compensation Proposal and the WRI Adjournment Proposal. In connection with the execution of the Merger Agreement, Kimco and WRI entered into voting agreements with each of Andrew M. Alexander and Stanford J. Alexander. The voting agreements provide, subject to the terms and conditions thereof, for each of Messrs. A. Alexander and S. Alexander, solely in his capacity as a shareholder of WRI, to vote the WRI common shares he owns of record or beneficially in favor of the Merger Agreement and against any alternative acquisition proposal. As of the record date for the WRI special meeting, Andrew M. Alexander and Stanford J. Alexander collectively owned of record or beneficially approximately [•]% of the WRI shares outstanding on that date.
The WRI board of trust managers unanimously recommends that WRI shareholders vote “FOR” all of the proposals set forth above. For more information, see “The WRI Special Meeting.”
Rights of WRI Shareholders Will Change as a Result of the Merger (See page 123)
WRI shareholders will have different rights once they become stockholders of Kimco, due to differences between the governing documents of Kimco and WRI and between Maryland and Texas law. These differences are described in detail under “Comparison of Rights of Kimco Stockholders and WRI Shareholders.”

EQUIVALENT AND COMPARATIVE PER SHARE INFORMATION
The following table sets forth, for the three months ended March 31, 2021 and the year ended December 31, 2020, selected per share information for Kimco common stock on a historical and pro forma combined basis and for WRI common shares on a historical and pro forma equivalent basis. You should read the table below together with the historical consolidated financial statements and related notes of Kimco and WRI contained in their respective Quarterly Reports on Form 10-Q for the period ended March 31, 2021, and Annual Reports on Form 10-K for the year ended December 31, 2020, which are incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
The Kimco pro forma combined earnings per share were calculated using the methodology as described under the heading “Unaudited Pro Forma Condensed Combined Financial Statements,” and are subject to all the assumptions, adjustments and limitations described thereunder. The unaudited pro forma condensed combined balance sheet data gives effect to the Merger as if it had occurred on March 31, 2021. The unaudited pro forma condensed combined statements of operations data gives effect to the Merger as if it had become effective at January 1, 2020, based on the most recent valuation data available. The WRI pro forma equivalent per common share amounts were calculated by multiplying the Kimco pro forma combined per share amounts by the exchange ratio of 1.408. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of Kimco that actually would have occurred had the merger been completed as of the date indicated above, nor is it necessarily indicative of the future operating results or financial position of Kimco.
	Kimco				WRI
	Historical		Pro Forma for Merger		Historical		Pro Forma for Merger
	Three Months Ended March 31, 2021	Year Ended December 31, 2020	Three Months Ended March 31, 2021	Year Ended December 31, 2020	Three Months Ended March 31, 2021	Year Ended December 31, 2020	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Basic earnings per share	$0.30	$2.26	$0.27	$1.79	$0.22	$0.88	$0.38	$2.52
Diluted earnings per share	$0.30	$2.25	$0.27	$1.79	$0.22	$0.88	$0.38	$2.52
Cash dividends declared per share	$0.17	$0.54	$0.17(1)	$0.54(1)	$0.30	$1.30	$0.24(2)	$0.76(2)
Book value per share (period end)	$13.07		$15.39		$12.65		$21.66
(1)
Dividends are declared and paid at the discretion of the Kimco board of directors. The Kimco board of director may change Kimco’s dividend policy at any time and there can be no assurance as to amount or timing of dividends in the future.

(2)
Dividends are declared and paid at the discretion of the WRI board of trust managers. The WRI board of trust managers may change WRI’s dividend policy at any time and there can be no assurance as to amount or timing of dividends in the future.

 RISK FACTORS
An investment by WRI’s shareholders in Kimco common stock as a result of the exchange of WRI common shares for the Merger consideration involves certain risks. Similarly, a decision on the part of Kimco stockholders to approve the Merger also involves risks for the Kimco stockholders, who will continue to hold their shares of Kimco common stock after the Merger. Certain material risks and uncertainties connected with the Merger Agreement, including the Merger, and ownership of Kimco common stock are discussed below. In addition, Kimco and WRI discuss certain other material risks connected with the ownership of Kimco common stock and with Kimco’s business, and with the ownership of WRI common shares and WRI’s business, respectively, under the caption “Risk Factors” appearing in their Annual Reports on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that each has filed with the SEC or may file with the SEC after the date of this joint proxy statement/prospectus, each of which reports is or will be incorporated by reference in this joint proxy statement/prospectus.
Holders of WRI common shares and holders of Kimco common stock should carefully read and consider all of these risks and all other information contained in this joint proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this joint proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they may be entitled to vote at the WRI special meeting or the Kimco special meeting described herein. The risks described in this joint proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of Kimco common stock that you, as an existing Kimco stockholder, currently hold or that you, as an existing holder of WRI common shares, will hold upon consummation of the Merger, and could result in a significant decline in the value of Kimco common stock and cause the current holders of Kimco common stock and/or the holders of WRI common shares to lose all or part of their respective investments in the Kimco common stock.
Risks Related to the Merger
The Merger may not be completed on the terms or timeline currently contemplated, or at all.
The completion of the Merger is subject to certain conditions, including:
•	receipt of the requisite approvals of Kimco stockholders and WRI shareholders;
•	the approval for listing on the NYSE of shares of Kimco common stock to be issued in connection with the Merger, subject to official notice of issuance;
•	the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order or proceedings seeking a stop order;
•
the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger;

•
the absence of any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any governmental entity of competent jurisdiction which makes the consummation of the Merger illegal;

•
the accuracy of all representations and warranties made by the parties to the Merger Agreement (subject in most cases to materiality or material adverse effect qualifications) and performance by the parties of their obligations under the Merger Agreement in all material respects, and receipt of an officer’s certificate from each party attesting thereto;

•	receipt by each of Kimco and WRI of an opinion to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and
•	the receipt by each of Kimco and WRI of an opinion regarding the other party’s qualification as a REIT.
Neither WRI nor Kimco can provide assurances that the Merger will be consummated on the terms or timeline currently contemplated, or at all.

The Merger consideration is fixed and will not be adjusted in the event of any change in the stock prices of either Kimco or WRI.
At the effective time of the Merger, each WRI common shareholder will have the right to receive 1.408 newly issued shares of Kimco common stock plus $2.89 in cash for each WRI common share that they own immediately prior to the effective time of the Merger, subject to customary anti-dilution adjustments and with cash paid in lieu of fractional shares. The Merger consideration is fixed in the Merger Agreement, and will not be adjusted for changes in the market price of either Kimco common stock or WRI common shares. Changes in the price of Kimco common stock prior to the Merger will affect the market value of the Merger consideration that WRI shareholders will receive at the closing of the Merger. Stock price changes may result from a variety of factors (many of which are beyond the control of Kimco and WRI), including the following factors:
•	changes in the respective businesses, operations, assets, liabilities and prospects of either company;
•	changes in market assessments of the business, operations, financial position and prospects of either company;
•	market assessments of the likelihood that the Merger will be completed;
•	interest rates, general market and economic conditions and other factors, including those generally affecting the price of Kimco common stock and WRI common shares;
•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which Kimco and WRI operate;
•	dividends paid by Kimco or WRI; and
•	other factors, including those described under this heading “Risk Factors.”
The price of Kimco common stock at the closing of the Merger may vary from its price on the date the Merger Agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of Kimco and WRI. As a result, the market value of the Merger consideration will also vary. For example, based on the range of closing prices of Kimco common stock during the period from April 14, 2021, the last trading day before public announcement of the Merger, through [•], 2021, the latest practicable date before the date of this joint proxy statement/prospectus, the Merger consideration represented a market value per share of WRI common shares ranging from a low of $[•] to a high of $[•].
Because the Merger will be completed after the date of the special meetings, at the time of your special meeting, you will not know the exact market value of the Kimco common stock that WRI shareholders will receive upon completion of the Merger. You should consider, among other things, the following two risks:
•
if the price of Kimco common stock increases between the date the Merger Agreement was signed or the date of the WRI special meeting and the closing of the Merger, WRI shareholders will receive shares of Kimco common stock that have a market value upon completion of the Merger that is greater than the market value of such shares calculated pursuant to the exchange ratio on the date the Merger Agreement was signed or on the date of the Kimco special meeting, respectively; and

•
if the price of Kimco common stock declines between the date the Merger Agreement was signed or the date of the WRI special meeting and the closing of the Merger, including for any of the reasons described above, WRI shareholders will receive shares of Kimco common stock that have a market value upon completion of the Merger that is less than the market value of such shares calculated pursuant to the exchange ratio on the date the Merger Agreement was signed or on the date of the WRI special meeting, respectively.

Therefore, while the number of shares of Kimco common stock to be issued per share of WRI common shares is fixed, WRI shareholders cannot be sure of the market value of the Merger consideration they will receive upon completion of the Merger.
Kimco stockholders and WRI shareholders will be diluted by the Merger.
The Merger will dilute the ownership position of Kimco stockholders and result in WRI shareholders having an ownership stake in Kimco that is smaller than their current stake in WRI. Upon completion of the Merger, legacy Kimco stockholders will own approximately 71% of the issued and outstanding shares of Kimco common stock, and legacy WRI shareholders will own approximately 29% of the issued and outstanding shares of Kimco common stock. Consequently, Kimco stockholders and WRI shareholders, as a general matter, will have less influence over the management and policies of Kimco after the effective time of the Merger than they currently exercise over the management and policies of Kimco and WRI, respectively.
Failure to complete the Merger could adversely affect the stock prices and the future business and financial results of Kimco and WRI.
If the Merger is not completed, the ongoing businesses of Kimco or WRI may be adversely affected and Kimco and WRI will be subject to numerous risks, including the following:
•	WRI being required, under certain circumstances, to pay Kimco a termination fee of $115 million in connection with the Merger;
•
each of Kimco and WRI having to pay substantial costs relating to the Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees and integration costs that have already been incurred or will continue to be incurred until the closing of the Merger;

•
the management of each of Kimco and WRI focusing on the Merger instead of pursuing other opportunities that could be beneficial to the companies, in each case, without realizing any of the benefits of having the Merger completed; and

•	reputational harm due to the adverse perception of any failure to successfully complete the Merger.
If the Merger is not completed, Kimco and WRI cannot assure their stockholders and shareholders, respectively, that these risks will not materialize and will not materially affect the business, financial results and stock prices of Kimco or WRI.
The Merger Agreement contains provisions that could discourage a potential competing acquirer of WRI or could result in any competing proposal being at a lower price than it might otherwise be.
The Merger Agreement contains provisions that, subject to limited exceptions, restrict the ability of WRI to initiate, solicit, propose or knowingly encourage competing third-party proposals to effect, among other things, a merger, reorganization, share exchange, consolidation or a transaction or acquisition that would result in a person or group becoming the beneficial owner of 15% or more of the total voting power of any class of equity securities of WRI or 15% or more of the consolidated net revenues, net income or total assets of WRI. In addition, Kimco generally has an opportunity to offer to modify the terms of the Merger Agreement in response to any competing “acquisition proposal” (as hereinafter defined) that may be made to WRI before the WRI board of trust managers may withdraw or modify its recommendation in response to such competing acquisition proposal or terminate the Merger Agreement to enter into such a competing acquisition proposal. In some circumstances, on termination of the Merger Agreement, WRI may be required to pay a termination fee of $115 million to Kimco. For more information, see “The Merger—The Merger Agreement—Termination of the Merger Agreement—Termination Fees.”
These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of WRI from considering or proposing such an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the Merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the Merger Agreement.
The pendency of the Merger could adversely affect the business and operations of Kimco and WRI.
In connection with the pending Merger, some of Kimco’s and WRI’s tenants or vendors may delay or defer decisions, which could adversely affect the revenues, earnings, funds from operations, cash flows and expenses of Kimco and WRI, regardless of whether the Merger is completed. Similarly, current and prospective employees of Kimco and WRI may experience uncertainty about their future roles with Kimco following the Merger, which may materially adversely affect the ability of each of Kimco and WRI to attract and retain key personnel during the pendency of the Merger. In addition, due to interim operating covenants in the Merger Agreement, Kimco and WRI may be unable (without the other party’s prior written consent), during the pendency of the Merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.

Shareholder litigation could prevent or delay the closing of the Merger or otherwise negatively affect the business and operations of Kimco and WRI.
Kimco and WRI may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the Merger. Such litigation could have an adverse effect on the financial condition and results of operations of Kimco and WRI and could prevent or delay the consummation of the Merger.
Some of the directors and executive officers of Kimco and the trust managers and executive officers of WRI have interests in seeing the Merger completed that are different from, or in addition to, those of the other Kimco stockholders and WRI shareholders, respectively.
Certain of the directors and executive officers of Kimco and trust managers and executive officers of WRI have interests in the Merger that may be different from other Kimco stockholders and WRI shareholders, respectively. For more information, see “The Merger—Interests of Kimco Directors and Executive Officers in the Merger” and “The Merger—Interests of WRI Trust Managers and Executive Officers in the Merger.”
If the Merger is not consummated by January 15, 2022, either Kimco or WRI may terminate the Merger Agreement.
Either Kimco or WRI may terminate the Merger Agreement if the Merger has not been consummated by January 15, 2022. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the Merger Agreement and that failure was the principal cause of, or resulted in, the failure to consummate the Merger before such date. For more information, see “The Merger—The Merger Agreement—Termination of the Merger Agreement.”
Risks Relating to Kimco after Completion of the Merger
Kimco expects to incur substantial expenses related to the Merger.
Kimco expects to incur substantial expenses in completing the Merger and integrating the business, operations, networks, systems, technologies, policies and procedures of Kimco and WRI. While Kimco and WRI have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. The expenses in connection with the Merger are expected to be significant, although the aggregate amount and timing of such expenses are uncertain at present.
Following the Merger, Kimco will have a substantial amount of indebtedness and may need to incur more in the future.
Kimco has substantial indebtedness and, in connection with the Merger, will incur additional indebtedness. The incurrence of new indebtedness could have adverse consequences on Kimco’s business following the Merger, such as:
•
requiring Kimco to use a substantial portion of its cash flow from operations to service its indebtedness, which would reduce the available cash flow to fund working capital, capital expenditures, development projects, and other general corporate purposes and reduce cash for distributions;

•	limiting Kimco’s ability to obtain additional financing to fund its working capital needs, acquisitions, capital expenditures, or other debt service requirements or for other purposes;
•	increasing Kimco’s costs of incurring additional debt;
•	increasing Kimco’s exposure to floating interest rates;
•	limiting Kimco’s ability to compete with other companies that are not as highly leveraged, as Kimco may be less capable of responding to adverse economic and industry conditions;
•	restricting Kimco from making strategic acquisitions, developing properties, or exploiting business opportunities;
•	restricting the way in which Kimco conducts its business because of financial and operating covenants in the agreements governing Kimco’s existing and future indebtedness;

•
exposing Kimco to potential events of default (if not cured or waived) under covenants contained in its debt instruments that could have a material adverse effect on Kimco’s business, financial condition, and operating results;

•	increasing Kimco’s vulnerability to a downturn in general economic conditions; and
•	limiting Kimco’s ability to react to changing market conditions in its industry.
The impact of any of these potential adverse consequences could have a material adverse effect on Kimco’s results of operations, financial condition, and liquidity.
Following the Merger, Kimco may be unable to integrate the business of WRI successfully or realize the anticipated synergies and related benefits of the Merger or do so within the anticipated time frame.
The Merger involves the combination of two companies which currently operate as independent public companies. Kimco will be required to devote significant management attention and resources to integrating the business practices and operations of WRI. Potential difficulties Kimco may encounter in the integration process include the following:
•
the inability to successfully combine the businesses of Kimco and WRI in a manner that permits Kimco to achieve the cost savings anticipated to result from the Merger, which would result in some anticipated benefits of the Merger not being realized in the time frame currently anticipated, or at all;

•	the inability to successfully realize the anticipated value from some of WRI’s assets, particularly from the redevelopment projects;
•	lost sales and tenants as a result of certain tenants of either of Kimco or WRI deciding not to continue to do business with the combined company;
•	the complexities associated with integrating personnel from the two companies;
•	the additional complexities of combining two companies with different histories, cultures, markets, strategies and customer bases;
•	the failure by Kimco to retain key employees;
•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger; and
•	performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the Merger and integrating the companies’ operations.
For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of Kimco’s management, the disruption of Kimco’s ongoing business or inconsistencies in Kimco’s services, standards, controls, procedures and policies, any of which could adversely affect the ability of Kimco to maintain relationships with tenants, customers, vendors and employees or to achieve the anticipated benefits of the Merger, or could otherwise adversely affect the business and financial results of Kimco.
The future results of Kimco will suffer if Kimco does not effectively manage its operations following the Merger.
Following the Merger, Kimco may continue to expand its operations through additional acquisitions, development opportunities and other strategic transactions, some of which involve complex challenges. The future success of Kimco will depend, in part, upon the ability of Kimco to manage its expansion opportunities, which poses substantial challenges for Kimco to integrate new operations into its existing business in an efficient and timely manner, and to successfully monitor its operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. Kimco cannot assure you that its expansion or acquisition opportunities will be successful, or that it will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.
The trading price of shares of Kimco common stock following the Merger may be affected by factors different from those affecting the price of shares of Kimco common stock before the Merger.
If the Merger is completed, legacy Kimco stockholders will become holders of approximately 71% of the outstanding shares of Kimco common stock and legacy WRI shareholders will become holders of approximately

29% of the outstanding shares of Kimco common stock. The results of operations of Kimco, as well as the trading price of Kimco common stock, after the Merger may be affected by factors different from those currently affecting Kimco’s results of operations and the trading prices of Kimco common stock. These factors include:
•	a greater number of shares of Kimco common stock outstanding, as compared to the number of shares of Kimco common stock currently outstanding;
•	different stockholders in Kimco; and
•	Kimco owning different assets and maintaining different capitalizations.
Accordingly, the historical trading prices and financial results of Kimco and WRI may not be indicative of these matters for Kimco after the Merger. For more information, see “Where You Can Find More Information.”
Counterparties to certain significant agreements with Kimco or WRI may exercise contractual rights under such agreements in connection with the Merger.
Kimco and WRI are each party to certain agreements that give the counterparty certain rights following a “change in control,” including in some cases the right to terminate such agreements. Under some such agreements, for example certain debt obligations, the Merger may constitute a change in control and therefore the counterparty may exercise certain rights under the agreement upon the closing of the Merger. Any such counterparty may request modifications of its respective agreements as a condition to granting a waiver or consent under its agreement. There is no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available, that the exercise of any such rights will not result in a material adverse effect or that any modifications of such agreements will not result in a material adverse effect to the combined company.
Risks Relating to the Status of Kimco and WRI as REITs
Kimco may incur adverse tax consequences if WRI has failed or fails to qualify as a REIT for U.S. federal income tax purposes.
It is a condition to the obligation of Kimco to complete the Merger that Kimco receive an opinion of counsel to the effect that, commencing with WRI’s taxable year ended December 31, 2015 and through the taxable year that ends with the effective time of the Merger, WRI has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. The opinion will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by WRI, and if any such representations are or become inaccurate or incomplete, such opinion may be invalid and the conclusions reached therein could be jeopardized. In addition, the opinion will not be binding on the Internal Revenue Service (which we refer to as the “IRS”) or any court, and there can be no assurance that the IRS will not take a contrary position or that such position would not be sustained. If WRI has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the Merger is completed, Kimco generally would succeed to and may incur significant tax liabilities and Kimco could possibly fail to qualify as a REIT. In addition, if WRI has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the Merger is completed, for the five-year period following the effective time of the Merger, upon a taxable disposition of any of WRI’s assets, Kimco generally would be subject to corporate level tax with respect to any gain in such asset at the time of the Merger.
REITs are subject to a range of complex organizational and operational requirements.
As REITs, each of Kimco and WRI must distribute to its stockholders and shareholders, respectively, with respect to each taxable year at least 90% of its REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), without regard to the deduction for dividends paid and excluding net capital gain. A REIT must also meet certain requirements with respect to the nature of its income and assets and the ownership of its stock. For any taxable year that Kimco or WRI fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to its stockholders or its shareholders, respectively, in computing taxable income, and thus would become subject to U.S. federal income tax as if it were a regular taxable corporation. In such an event, Kimco or WRI, as the case may be, could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, Kimco or WRI, as the case may be, would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification, and dispositions of assets within five years after requalifying as a REIT could give rise to gain that would be subject to corporate income tax. If Kimco failed to qualify as a REIT or if WRI failed to qualify as a REIT and the Merger is completed, the market price of Kimco common stock may decline, and Kimco may need to reduce substantially the amount of distributions to its stockholders because of its potentially increased tax liability.
The tax on prohibited transactions will limit Kimco’s ability to engage in certain transactions which would be treated as prohibited transactions for U.S. federal income tax purposes.
Net income that Kimco derives from a prohibited transaction will be subject to a 100% tax rate. The term “prohibited transaction” generally includes a sale or other disposition of property that is held primarily for sale to customers in the ordinary course of Kimco’s trade or business. Kimco might be subject to this tax if it were to dispose of its property, including historic WRI properties, in a manner that was treated as a prohibited transaction for U.S. federal income tax purposes.
Risks Relating to an Investment in Kimco Common Stock following the Merger
The market price of Kimco common stock may decline as a result of the Merger.
The market price of Kimco common stock may decline as a result of the Merger if Kimco does not achieve the perceived benefits of the Merger or the effect of the Merger on Kimco’s financial results is not consistent with the expectations of financial or industry analysts.
In addition, upon consummation of the Merger, Kimco stockholders and WRI shareholders will own interests in Kimco, which will operate an expanded business with a different mix of properties, risks and liabilities. Current stockholders of Kimco and shareholders of WRI may not wish to continue to invest in Kimco, or for other reasons may wish to dispose of some or all of their shares of Kimco common stock. If, following the effective time of the Merger, significant amounts of Kimco common stock are sold, the price of Kimco common stock could decline.
After the Merger is completed, WRI shareholders who receive shares of Kimco common stock in the Merger will have different rights that may be less favorable than their current rights as WRI shareholders.
After the effective time of the Merger, WRI shareholders who receive shares of Kimco common stock in the Merger will have different rights, which may be less favorable than their current rights as WRI shareholders. For more information, see “Comparison of Rights of Kimco Stockholders and WRI Shareholders.”
Following the Merger, Kimco may not continue to pay dividends at or above the rate currently paid by Kimco or WRI.
Following the Merger, the stockholders of Kimco may not receive dividends at the same rate that they did as stockholders of Kimco or shareholders of WRI prior to the Merger for various reasons, including the following:
•	Kimco may not have enough cash to pay such dividends due to changes in Kimco’s cash requirements, capital spending plans, cash flow or financial position;
•
decisions on whether, when and in what amounts to pay any future dividends will remain at all times entirely at the discretion of the Kimco board of directors, which reserves the right to change Kimco’s dividend practices at any time and for any reason; and

•
the amount of dividends that Kimco’s subsidiaries may distribute to Kimco may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Stockholders of Kimco will have no contractual or other legal right to dividends that have not been declared by the Kimco board of directors.

Other Risks
The historical and unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus may not be representative of Kimco’s results after the Merger, and, accordingly, you have limited financial information on which to evaluate Kimco.
The unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the dates indicated, nor is it indicative of the future operating results or financial position of Kimco after the Merger. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to WRI’s assets and liabilities. The purchase price allocation reflected in the unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of WRI as of the date of the completion of the Merger. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the Merger, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the Merger, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma condensed combined financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the Merger that Kimco and WRI believe are reasonable under the circumstances. Kimco and WRI cannot assure you that the assumptions will prove to be accurate over time.
Kimco and WRI face other risks.
The risks listed above are not exhaustive, and you should be aware that, following the Merger, Kimco will face various other risks, including those discussed in reports filed by Kimco and WRI with the SEC. For more information, see “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Kimco and WRI operate and beliefs of and assumptions made by Kimco’s management and WRI’s management, involve uncertainties that could significantly affect the financial or operating results of Kimco and WRI. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the Merger, including future financial and operating results, plans, objectives, expectations and intentions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the control of Kimco and WRI and could materially affect actual results, performances or achievements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future—including statements relating to creating value for stockholders, benefits of the proposed transactions to tenants, employees, stockholders and other constituents of the combined company, integrating our companies, cost savings and the expected timetable for completing the Merger—are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to, those set forth under “Risk Factors” beginning on page 17, as well as the following:
•	risks associated with the ability to consummate the Merger;
•	risks associated with the fixed exchange ratio;
•	risks associated with the dilution of Kimco stockholders and WRI shareholders in the Merger;
•	risks associated with provisions in the Merger Agreement that could discourage a potential competing acquirer of WRI;
•	risks associated with the pendency of the Merger adversely affecting the business of Kimco and WRI;
•	risks associated with the different interests in the Merger of certain directors and executive officers of Kimco and WRI;
•	risks associated with the ability of Kimco and WRI to terminate the Merger under certain circumstances, including if the Merger is not consummated by an outside date;
•	risks associated with the failure of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;
•	risks relating to the incurrence of substantial expenses in the Merger;
•	risks relating to the failure to integrate the businesses of Kimco and WRI;
•	risks relating to the ability of Kimco to effectively manage its expanded operations following the Merger;
•	risks relating to the trading price of Kimco common stock following the Merger;
•	risks relating to termination rights granted to counterparties pursuant to certain agreements of Kimco and WRI;
•	risks relating to certain other contractual rights of counterparties to agreements with Kimco or WRI;
•	risks relating to the failure of Kimco or WRI to qualify as a REIT;
•	risks relating to the complex organizational and operational requirements of REITs;
•	risks relating to a difference in rights of stockholders of Kimco and shareholders of WRI;

•	risks relating to the ability of Kimco to pay dividends following the Merger;
•	risks relating to Kimco’s indebtedness after the Merger;
•	risks relating to the use of pro forma financial information; and
•
those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (which we refer to as the “SEC”) by Kimco and WRI from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K.

Neither Kimco nor WRI undertakes any duty to update any forward-looking statements appearing in this document, except as may be required by applicable securities laws.

INFORMATION ABOUT THE COMPANIES
Kimco Realty Corporation
500 North Broadway, Suite 201
Jericho, New York 11753
(516) 869-9000
Kimco, a Maryland corporation, is one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets in the United States. Kimco’s mission is to create destinations for everyday living that inspire a sense of community and deliver value to our many stakeholders.
Kimco is a self-administered REIT and has owned and operated open-air shopping centers for over 60 years. As of March 31, 2021, Kimco had interests in 398 shopping center properties, aggregating 69.8 million square feet of gross leasable area (which we refer to as “GLA”), located in 27 states. In addition, Kimco had 122 other property interests, primarily through Kimco’s preferred equity investments and other real estate investments, totaling 6.7 million square feet of GLA. Kimco’s ownership interests in real estate consist of its consolidated portfolio and portfolios where Kimco owns an economic interest, such as properties in Kimco’s investment real estate management programs, where Kimco partners with institutional investors and also retains management.
Kimco’s executive offices are located at 500 North Broadway, Suite 201, Jericho, New York 11753 and its telephone number is (516) 869-9000. Nearly all operating functions, including leasing, legal, construction, data processing, maintenance, finance and accounting, are administered by Kimco from its executive offices in Jericho, New York and supported by the Company’s regional offices.
Kimco common stock is listed on the New York Stock Exchange (which we refer to as the “NYSE”), trading under the symbol “KIM.”
Additional information about Kimco and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
Weingarten Realty Investors
2600 Citadel Plaza Drive, Suite 125
Houston, Texas 77008
(713) 866-6000
WRI is a REIT organized under the Texas Business Organizations Code. WRI, and its predecessor entity, began the ownership of shopping centers and other commercial real estate in 1948. WRI’s primary business is leasing space to tenants in the shopping centers it owns or leases. These centers may be mixed-use properties that have both retail and residential components. WRI also provides property management services for which it charges fees to joint ventures where it is a partner. As of March 31, 2021, WRI owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 156 properties, which are located in 15 states spanning the country from coast to coast. Also as of March 31, 2021, WRI owned interests in 22 parcels of land held for development that totaled approximately 11.5 million square feet.
WRI’s principal executive offices are located at 2600 Citadel Plaza Drive, Suite 125, Houston, Texas 77008 and its telephone number is (713) 866-6000.
WRI common shares are listed on the NYSE, trading under the symbol “WRI.”
Additional information about WRI and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 138.

THE MERGER
This section of the joint proxy statement/prospectus describes material aspects of the Merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the Merger. In addition, we incorporate important business and financial information about each of us into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.”
Background of the Merger
The Kimco board of directors, with the advice of its management team and advisors, from time to time and in the ordinary course of business, reviews and assesses the performance, business, strategic direction and prospects of Kimco, in light of the then-current industry and economic environment. As part of such assessment and review, the Kimco board of directors has evaluated and considered various financial and strategic opportunities, including potential business combinations, as part of its long-term strategy to enhance value for its stockholders.
The WRI board of trust managers, with the advice of its management team and advisors, periodically has reviewed and assessed the performance, business, strategic direction and prospects of WRI in light of the business, industry and economic environment, as well as developments in the shopping center REIT sector, including the shift in shopping patterns driven by the rapid expansion of Internet-driven procurement, which has affected many of its tenants and the retail real estate sector. The WRI board recognized that there continued to be a gap between the public value of WRI’s equity and street estimates of the net asset value of its assets. Consistent with its practice of seeking advice and assistance in reviewing and evaluating its business strategy, the WRI board and management periodically and from time to time met with its financial advisor, J.P. Morgan, to review WRI’s strategic alternatives.
Prior to 2017, members of the management teams of each of Kimco and WRI from time to time had met or otherwise communicated informally with representatives of other real estate companies and investors regarding industry trends and issues and the performance, business, strategic direction and prospects of their respective companies, including on occasion discussing the possible benefits and issues arising from potential business combinations or other strategic transactions. Representatives of the management teams of Kimco and WRI had informal communications with each other from time to time, including on an informal basis at industry events and elsewhere, and each of Kimco and WRI was generally familiar with the businesses and operations of the other company.
In April 2017, the WRI board of trust managers held a meeting at which members of WRI management and representatives of J.P. Morgan were also present and presented an update to the WRI board regarding the shopping center REIT sector landscape and WRI’s business and performance. Additionally, representatives of J.P. Morgan presented to the WRI board a preliminary analysis regarding potential combination of WRI with various strategic companies.
In July 2017, the WRI board of trust managers again held a meeting at which members of WRI management and representatives of J.P. Morgan were also present and presented a further update regarding the shopping center REIT sector landscape and WRI’s business and performance. Additionally, representatives of J.P. Morgan presented to the WRI board a review of potential strategic alternatives for WRI. Following a discussion, the WRI board directed representatives of management and J.P. Morgan to initiate outreach to strategic parties regarding their potential interest in a strategic business combination with WRI. As part of this process, in August 2017, Kimco and WRI held preliminary discussions to evaluate a potential strategic transaction involving Kimco and WRI and entered into confidentiality agreements. Kimco and WRI ultimately determined to independently pursue their respective strategic objectives and ceased discussions regarding a potential transaction between the two companies.
In February 2019, the WRI board of trust managers held a meeting at which members of WRI management and representatives of J.P. Morgan were also present. Members of J.P. Morgan provided an update to the WRI board regarding the macroeconomic landscape, perspectives on the shopping center REIT sector and real estate private capital activities. Following a discussion, the WRI board directed representatives of WRI management and J.P. Morgan to commence preliminary discussions with representatives of multiple parties, including Kimco and other strategic parties and institutional investors, regarding a potential business combination, although none entered into a confidentiality agreement nor made any proposal to WRI at that time.
Also in February 2019, Kimco and WRI re-engaged in exploratory discussions regarding a potential strategic transaction between Kimco and WRI and entered into confidentiality agreements. Over the course of the next few months, the companies exchanged preliminary diligence information, conducted analyses and held discussions regarding each party’s respective businesses and the potential strategic transaction. During this time, Conor C. Flynn, the Chief Executive Officer of Kimco, and Andrew M. Alexander, the Chairman of the Board, President and Chief Executive Officer of WRI, regularly updated their respective boards on the status of the exploratory discussions and diligence process.
On April 26, 2019, the WRI board of trust managers held a meeting at which members of WRI management and representatives of J.P. Morgan were also present. Members of J.P. Morgan provided an update to the WRI board regarding the shopping center REIT sector performance, status of discussions with various parties that had been approached by WRI management and J.P. Morgan, and a preliminary analysis regarding a potential combination of WRI with some of these parties, including Kimco. Following a discussion, the WRI board indicated its support of continued discussion and engagement with Kimco regarding a potential strategic transaction.
On July 22, 2019, the Kimco board of directors held a meeting at which members of Kimco management and representatives of Barclays Capital Inc. (which we refer to as “Barclays”) and Lazard Frères & Co. LLC (which we refer to as “Lazard”) were also present. Members of Kimco management provided an update to the Kimco board regarding the status of discussions with WRI with respect to a potential strategic transaction between Kimco and WRI and the diligence process conducted to date. Representatives of Barclays and Lazard presented to the Kimco board a preliminary analysis regarding WRI and a potential combination of WRI and Kimco, including relative trading analyses, among others. Following further discussion, the Kimco board supported continued discussion and engagement with WRI regarding a potential strategic transaction.
In August and September 2019, Kimco continued to conduct diligence and analysis on WRI.
On September 19, 2019, Messrs. Flynn and Alexander held a call regarding the status of discussions between the two companies. Messrs. Flynn and Alexander agreed to re-engage following release of each company’s financial results for the third quarter of 2019.
In October 2019, the chief executive officer of a publicly-traded shopping center REIT, which we refer to as Party A, approached representatives of J.P. Morgan regarding a potential business combination with WRI and requested a meeting with WRI management, and Party A entered into a confidentiality agreement, received information regarding WRI and proposed a stock-for-stock merger of equals transaction.
On October 29, 2019, the WRI board held a meeting at which members of WRI management and representatives of J.P. Morgan were also present. Members of J.P. Morgan provided an update to the WRI board regarding the shopping center REIT sector performance and preliminary analysis regarding potential combinations of WRI with Kimco and Party A. Following further discussion, the WRI board indicated its support of continued discussion and engagement with Kimco and Party A regarding a potential strategic transaction.
On October 31, 2019 and November 5, 2019, representatives of J.P. Morgan, at the direction of the WRI board, requested through representatives of Kimco and Party A, respectively, that each such company submit a written proposal for a business combination with WRI.
Following this request from WRI for a proposal, Mr. Flynn updated the Kimco board regarding this request. After discussion, the Kimco board determined that Kimco should submit a written proposal to WRI providing for an acquisition of WRI by Kimco.
On November 7, 2019, consistent with the recommendation of the Kimco board, representatives of Kimco submitted a written offer letter (the “November 7, 2019 Offer”) to representatives of WRI, which offer letter provided for an acquisition of WRI by Kimco for total consideration per WRI common share of 1.3885 shares of Kimco common stock plus $3.30 in cash.

On November 12, 2019, representatives of WRI submitted a written response to the November 7, 2019 Offer (the “November 12, 2019 Response”) to representatives of Kimco, which response proposed an acquisition of WRI by Kimco pursuant to which each WRI shareholder would receive a total consideration per share equivalent to 1.650 shares of Kimco common stock.
On November 15, 2019, representatives of Party A indicated to J.P. Morgan that Party A had completed their analysis of a strategic transaction with WRI and Party A was of the view that it could not offer a compelling proposal.
On November 19, 2019, the WRI board held a meeting at which members of WRI management and representatives of J.P. Morgan were also present. Members of J.P. Morgan provided an update to the WRI board regarding the status of responses received to date from Kimco and Party A, and informed the WRI board of Party A’s determination to not pursue a strategic transaction with WRI and that Kimco had not yet responded to the November 12, 2019 Response.
On November 19, 2019, representatives of Kimco informed representatives of WRI that Kimco did not intend to provide a counterproposal to the November 12, 2019 Response, and the companies again determined to independently pursue their respective strategic objectives and ceased discussions regarding a potential transaction between the two companies.
In July 2020, Messrs. Flynn and Alexander held a call to discuss potentially re-engaging in discussions regarding a strategic transaction between the two companies. They discussed the benefits that they believed a combination of the two companies could bring to each company and their respective shareholders, including increased scale and complementary portfolios and a greater presence in growth markets. Messrs. Flynn and Alexander also discussed the potential form and structure that such a strategic transaction could take, building on prior conversations between the companies. Among other things, Messrs. Flynn and Alexander discussed the current economic environment and its impact on the operation and performance of their respective businesses and other businesses in the open-air shopping center and mixed use real estate industries. Following this call, Messrs. Flynn and Alexander updated their respective boards regarding this discussion.
On August 10, 2020, Milton Cooper, the Executive Chairman of Kimco, and Marc Shapiro, a member of the WRI board, had a meeting during which they discussed the potential benefits that a combination of the two companies could bring and the potential economic terms of a combination between the two companies, building on the framework discussed by Messrs. Flynn and Alexander. They agreed that a successful combination of the two companies had the potential to create a premier portfolio with stronger financial results than either company on a stand-alone basis and an attractive footprint in their respective markets, including the Sun Belt. Messrs. Cooper and Shapiro agreed that it would be beneficial for Kimco and WRI to continue to analyze a potential strategic transaction and consider restarting more detailed discussions and diligence between the companies. Following this call, Mr. Cooper updated the Kimco board of directors and Mr. Shapiro updated the WRI board of trust managers regarding this discussion.
In December 2020, Mr. Alexander engaged in discussions with representatives of Party B and Party C. Also in December 2020, Messrs. Flynn and Alexander held a call to discuss updated market conditions and the potential for the companies to re-engage in discussions regarding a potential strategic transaction. They discussed, among other things, their continued belief in the benefits of a combination of the companies and the potential to reach agreement on the economics of a combination, including in light of recent market conditions.
Following this conversation, Mr. Alexander held a series of discussions with WRI trust managers and its advisors to update them on the discussion with Mr. Flynn during which WRI trust managers indicated support in re-engaging in discussions with Kimco regarding a potential business combination.
On January 25, 2021, the Kimco board held a regular telephonic meeting at which members of Kimco management and representatives of Barclays and Lazard were also present. Members of Kimco management provided an update to the Kimco board regarding the recent discussions with WRI and the rationale for a potential combination of the companies. Representatives of Barclays and Lazard reviewed financial aspects of a possible strategic transaction with WRI, including a preliminary analysis of potential structural and economic terms of such a combination, building upon the prior conversations that representatives of Kimco had held with representatives of WRI. The Kimco board discussed the possible benefits and risks of a strategic combination with WRI to the Kimco stockholders and other key constituencies and compared a potential transaction with WRI to other possible alternatives, investments and business strategies. After further discussion, the Kimco board approved re-engaging in discussions with WRI to explore a potential acquisition of WRI.
On January 27, 2021, Mr. Flynn contacted Mr. Alexander by telephone to propose that the companies re-engage in discussions regarding a potential acquisition of WRI by Kimco, including sharing more detailed diligence information and engaging in discussions between members of each company’s respective management teams. Mr. Alexander confirmed that he had held discussions with members of the WRI board and its advisors and WRI was interested in re-engaging in such discussions.
On February 11, 2021, Kimco and WRI entered into confidentiality agreements to facilitate the sharing of further diligence information between the companies.
Over the next three weeks, Kimco engaged in due diligence on WRI, including projections prepared by WRI management. During this time, Messrs. Flynn and Alexander continued their discussions with respect to the terms of the potential transaction. Members of Kimco and WRI management regularly updated their respective boards during this period regarding these discussions.
On February 17, 2021, the WRI board held a meeting at which members of WRI management and representatives of J.P. Morgan were also present and provided an update to the WRI board regarding discussions with management of certain WRI peer companies who had expressed an interest in a combination with WRI, with none such discussions meeting WRI’s current objectives. In addition, representatives of J.P. Morgan provided an update on the shopping center REIT sector landscape, peer performance throughout 2020 and perspectives on various public and private companies who may potentially have an interest in a strategic transaction with WRI.
In March 2021, at the direction of Mr. Alexander, who had consulted with other WRI board members regarding this matter, representatives of WRI management and J.P. Morgan contacted another publicly-traded shopping center REIT, which we refer to as Party B, to determine Party B’s interest in exploring a strategic transaction with WRI.
On March 5, 2021, representatives of Kimco submitted a written proposal to representatives of WRI with respect to a potential strategic transaction between the companies (the “March 5 Proposal”). The March 5 Proposal provided for an acquisition by Kimco of WRI for consideration per WRI common share equal to 1.35 shares of Kimco common stock, plus $2.80 in cash.
Following the March 5 Proposal, representatives of Kimco and WRI and their respective financial advisors continued discussions and engaged in further detailed financial diligence. Members of Kimco and WRI management regularly updated their respective boards during this period regarding these discussions.
During the week of March 8, 2021, representatives of WRI and Party B engaged in discussions regarding a business combination during which Party B indicated it had interest in further evaluating such a transaction. On March 9, 2021, WRI entered into a confidentiality agreement with Party B and Party B was provided with due diligence information regarding WRI.
Between March 9 and March 22, 2021, Party B continued to evaluate the diligence information it had been provided regarding WRI and continued to have discussions with WRI management and J.P. Morgan regarding the business performance of WRI.
On March 11, 2021, the WRI board held a special meeting at which members of WRI management and representatives of J.P. Morgan and Dentons US LLP (which we refer to as “Dentons”), WRI’s legal counsel, were also present. Representatives of Dentons discussed with the WRI board various legal matters, including the trust managers’ fiduciary duties. Representatives of management and J.P. Morgan updated the WRI board regarding the recent discussions with Kimco and other companies, including Party B, as well as the terms of the March 5 Proposal and informed the WRI board that Party B continued to evaluate a business combination transaction with WRI. J.P. Morgan also reviewed preliminary strategic and financial considerations relevant to the WRI board’s evaluation of the March 5 Proposal, including potential benefits and considerations presented by potential alternatives such as continuing to pursue WRI’s current business plan and engaging in a business combination with a party other than Kimco. After further discussion, the WRI board expressed support for continuing discussions and negotiations with Kimco, Party B and other potential strategic transaction partners.

On March 12, 2021, representatives of J.P. Morgan were contacted by a publicly-traded shopping center REIT, which we refer to as Party C, to discuss the shopping center landscape and explore the merits of a business combination with WRI, although WRI did not enter into a confidentiality agreement with Party C nor did Party C make a proposal to WRI.
Between March 15 and March 18, 2021, representatives of WRI had several discussions with representatives of Kimco, during which representatives of WRI communicated to representatives of Kimco that the March 5 Proposal was insufficient and that it was WRI’s board’s expectation that Kimco would provide an enhanced proposal. Representatives of Kimco communicated to representatives of WRI that in order for Kimco to consider improving its proposal, Kimco’s board had requested feedback on a potential counterproposal that may be satisfactory to WRI’s board.
On March 18, 2021, the WRI board held another special meeting at which members of WRI management and representatives of J.P. Morgan and Dentons were also present. Members of WRI management and J.P. Morgan updated the WRI board regarding discussions with Kimco regarding the March 5 Proposal and with Party B, and informed the WRI board that Party B indicated it was in the process of evaluating a potential business combination with WRI and expected to respond on or about March 22, 2021. WRI’s management and advisors also discussed with the WRI board their proposed due diligence plan for Kimco, including scope and timing, should the WRI board determine to further explore the proposed transaction with Kimco. The WRI board further discussed with the advisors and management the perceived financial prospects of WRI and Kimco, the possible benefits of the potential transaction and the exchange ratio proposed in the March 5 Proposal. Following discussion of such matters, the WRI board determined to respond to Kimco that the WRI board believed additional value for WRI shareholders could be achieved, and to engage in further discussion with Party B.
On March 19, 2021, consistent with the recommendation of the WRI board, representatives of WRI communicated to representatives of Kimco a counterproposal for an acquisition by Kimco of WRI for consideration per WRI common share equal to 1.35 shares of Kimco common stock plus $4.15 in cash. Representatives of WRI also communicated to representatives of Kimco that WRI board would be open to incremental consideration coming in the form of additional cash or Kimco common stock.
On March 22, 2021, representatives of Kimco submitted a revised written proposal to representatives of WRI with respect to a potential strategic transaction between the companies (the “March 22 Proposal”). The March 22 Proposal provided for an acquisition by Kimco of WRI for consideration per WRI common share equal to 1.377 shares of Kimco common stock plus $2.88 in cash. As part of March 22 Proposal, Kimco sought a 30-day exclusivity agreement with WRI.
On March 22, 2021, representatives of WRI had a discussion with Party B to get an update on Party B’s review of a potential transaction with WRI. Party B informed representatives of WRI that it continued to evaluate a potential transaction and requested additional access to management of WRI to conduct further diligence on WRI.
On March 23, 2021, Messrs. Flynn and Alexander held a call during which they discussed the terms of the March 22 Proposal and the updated diligence information that had been provided to date, as well as the continued discussions between members of the management teams of the respective companies. Mr. Alexander informed Mr. Flynn that the March 22 Proposal was insufficient and proposed an acquisition of WRI by Kimco for total consideration per WRI common share of 1.35 shares of Kimco common stock plus $4.00 in cash. Mr. Alexander also communicated to Mr. Flynn that WRI board would be open to incremental consideration coming in the form of additional cash or Kimco common stock.
On March 23, 2021, Mr. Flynn sent a revised written proposal (“March 23 Proposal”) to Mr. Alexander whereby Kimco would acquire WRI for total consideration per WRI common share of 1.408 shares of Kimco common stock plus $2.89 in cash. As part of March 23 Proposal, Mr. Flynn included a draft of a 30-day exclusivity agreement between Kimco and WRI. Mr. Flynn also communicated to Mr. Alexander that the companies should exchange drafts of definitive transaction documents and finalize diligence with the goal of announcing the transaction by mid-April, subject to the results of such diligence and further discussion with and approval of each company’s board.
On March 24, 2021, management and representatives of WRI held a business diligence session with management and representatives of Party B.

On March 24, 2021, representatives of WRI communicated to representatives of Kimco that WRI was prepared to move forward with conducting confirmatory mutual diligence and negotiations on the definitive transaction documentation on an expedited basis, but was not willing to enter into an exclusivity agreement with Kimco.
Later on March 24, 2021, representatives of Kimco communicated to representatives of WRI that Kimco had agreed to proceed with negotiations on the definitive transaction documentations and completion of confirmatory diligence without an exclusivity agreement.
On March 27, 2021, representatives of WRI had a discussion with management of Party B to get an update on Party B’s evaluation of a potential transaction with WRI.
On March 31, 2021, representatives of Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell Lipton”), Kimco’s legal counsel, circulated a draft merger agreement to representatives of Dentons. The draft merger agreement reflected a merger of WRI with and into Kimco, with Kimco surviving the merger, and consideration per WRI common share of 1.408 shares of Kimco common stock plus $2.89 in cash.
On April 2, 2021, a representative of Party A called Mr. Alexander to discuss the potential for a combination of Party A and WRI. There were no subsequent discussions between Party A and WRI regarding a strategic transaction.
Over the following two weeks, Kimco and WRI engaged in mutual diligence and discussions, including telephonic diligence calls between the management teams of both companies, and documentary legal, financial and operational diligence through virtual data rooms. During this period, WRI also continued discussions with Party B.
Following discussions between Dentons and members of WRI’s management team and financial advisor, on April 5, 2021, representatives of Dentons circulated a revised draft of the merger agreement to representatives of Wachtell Lipton.
Following discussion between Wachtell Lipton and members of Kimco’s management team regarding the draft merger agreement, on April 7, 2021, representatives of Wachtell Lipton and Dentons held a call in which various terms of the merger agreement were discussed, including the scope of the representations and warranties of both parties, the restrictions on each party’s operations during the period between execution and closing, including dividends payable by each company, the ability for WRI to terminate the agreement to accept a superior proposal and related fiduciary provisions and the termination fee that would be payable by WRI under certain circumstances.
Following this discussion, on April 8, 2021, representatives of Wachtell Lipton sent a revised draft of the merger agreement to representatives of Dentons.
On April 11, 2021, representatives of Wachtell Lipton sent a draft of the form of voting agreement to representatives of Dentons.
Also on April 11, 2021, a representative of an institutional investor, which we refer to as Party D, approached representatives of J.P. Morgan to express interest in exploring a potential acquisition of WRI.
On April 12, 2021, representatives of J.P. Morgan, at the direction of the WRI board, had further discussions with representatives of Party D about a potential acquisition of WRI by Party D. WRI did not enter into a confidentiality agreement with Party D as representatives of Party D informed representatives of J.P. Morgan that Party D would use publicly available information on WRI to determine whether Party D would make a proposal to WRI.
On April 12, 2021, the WRI board held a special meeting at which members of WRI management and representatives of Dentons were also present. Members of WRI management and Dentons updated the WRI board regarding the proposed terms of the merger agreement with Kimco, including with respect to the matters discussed by legal representatives of the parties on April 7, and the proposed timeline for the announcement of a transaction with Kimco. Representatives of WRI management informed the WRI board that Party B would provide an update later in the day or the following day on their level of interest and that preliminary discussions had been held with representatives of Party D regarding a strategic transaction. The trust managers also discussed the potential engagement of J.P. Morgan as WRI’s financial advisor, noting, among other things, J.P. Morgan’s familiarity with WRI and the proposed transaction, experience and reputation generally and in the REIT industry specifically and taking into account the relationship with J.P. Morgan to date and that J.P. Morgan had provided a relationship disclosure letter to the WRI board prior to the meeting. The trust managers concluded that WRI should continue to work with J.P. Morgan in connection with the proposed transaction with Kimco, subject to formalizing the engagement of J.P. Morgan if the transaction were to proceed.
Subsequent to the April 12, 2021 WRI board meeting, Party B informed representatives of WRI that Party B was not interested in entering into a strategic transaction with WRI at that time.
Over the course of April 8 through April 12, 2021, representatives of Wachtell Lipton and Dentons and members of management of Kimco and WRI, including Messrs. Flynn and Alexander, worked to finalize the draft merger agreement and voting agreements, and representatives of Wachtell Lipton and Dentons exchanged drafts reflecting these discussions. Messrs. Flynn and Alexander agreed on a framework whereby WRI would be permitted to terminate the merger agreement to accept a superior proposal subject to a termination fee equal to 3% of WRI’s equity value. Messrs. Flynn and Alexander also agreed that WRI would be permitted to pay a regularly quarterly cash dividend of up to $0.23 per share for the first quarterly dividend payment following the execution of the merger agreement, and $0.30 per share for each quarter thereafter, subject to provisions regarding the coordination of record and payment dates. Representatives of Wachtell Lipton sent an updated draft of the merger agreement reflecting this framework to representatives of Dentons on April 12, 2021. On April 13, 2021, representatives of Wachtell Lipton also sent a first draft of Kimco’s disclosure schedules to representatives of Dentons.
On April 13, 2021, the Kimco board held a telephonic special meeting to review the status of the negotiations of the draft merger agreement and proposed transaction. Members of Kimco management and representatives of Barclays, Lazard and Wachtell Lipton were also present. Mr. Flynn reported that Kimco management had completed its due diligence review of WRI and had come to agreement with WRI on the principal economic and structural terms of the proposed transaction. Representatives of Wachtell Lipton advised the Kimco board of directors on its fiduciary duties and provided an overview of the principal terms of the transaction agreements and an update on the negotiation of the transaction agreements, including that the substantive terms of the merger agreement and the voting agreements were substantially in agreed form, subject to review of WRI’s disclosure schedules. Representatives of Barclays and Lazard gave updated presentations regarding various financial aspects of the proposed transaction. Following further discussion regarding the terms and potential benefits and considerations regarding the proposed transaction, the Kimco board of directors approved the finalization of the transaction documents and preparation for an announcement of the potential transaction, subject to approval by the Kimco board of directors of the final terms of the proposed transaction.
Also on April 13, 2021, representatives of Party D informed representatives of WRI that Party D was not interested in exploring a strategic transaction with WRI at that time.
On April 14, 2021, representatives of Kimco and WRI worked to finalize the merger agreement and disclosure schedules. Also on April 14, 2021, representatives of Dentons sent a first draft of the WRI disclosure schedules to representatives of Wachtell Lipton.
On April 14, 2021, the Kimco board held a telephonic special meeting to review the status of the negotiations of the draft merger agreement and proposed transaction. Members of Kimco management and representatives of Barclays, Lazard and Wachtell Lipton were also present. Mr. Flynn provided an update to the Kimco board regarding the finalization of the transaction documents and that the respective teams were on track to announce the execution of the merger agreement prior to the market open on April 15, 2021, subject to the approval of the Kimco board of directors and the WRI board of trust managers. Representatives of Wachtell Lipton provided an overview of the status of the transaction agreements, including that the merger agreement was in agreed form, subject to finalizing the parties’ respective disclosure schedules. Representatives of Barclays and Lazard then delivered their respective oral opinions to the Kimco board of directors, which were subsequently confirmed in writing, that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Barclays and Lazard, respectively, as set forth in their respective written opinions, the Merger consideration to be paid by Kimco pursuant to the Merger Agreement is fair, from a financial point of view, to Kimco. Representatives of Wachtell Lipton then discussed and reviewed with the Kimco board of directors the proposed resolutions to authorize the proposed transaction. At the conclusion of the meeting, after careful review and discussion by the Kimco board of directors, including consideration of the factors described below under “The Merger—Kimco’s Reasons for the Merger; Recommendations of the Kimco Board of Directors,” the Kimco board of directors unanimously (i) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) declared the Merger Agreement and such transactions to be advisable and in the best interest of Kimco, (iii) resolved to recommend to the common stockholders of Kimco that they approve the Merger and (iv) directed that the proposal to adopt the Merger be submitted to a vote of the common stockholders of Kimco entitled to vote thereon at a special meeting of the common stockholders of Kimco.
Also on April 14, 2021, the WRI board held a special meeting, with representatives of WRI’s management, J.P. Morgan and Dentons in attendance. At the meeting, representatives of Dentons advised the WRI board on its fiduciary duties and provided an overview of the principal terms of the transaction agreements and an update on the negotiation of the transaction agreements, including that the substantive terms of the merger agreement and the voting agreements were substantially in agreed form, subject to review of Kimco’s disclosure schedules. J.P. Morgan then reviewed with the WRI board J.P. Morgan’s financial analysis of the Merger consideration provided for in the Merger Agreement and delivered to the WRI board of trust managers its April 14, 2021 oral opinion, which was confirmed by delivery of a written opinion, dated April 14, 2021, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the Merger consideration to be paid to WRI’s common shareholders in the Merger was fair, from a financial point of view, to such shareholders, as more fully described below in the section entitled “—Opinion of WRI’s Financial Advisor” beginning on page 53 of this Joint Proxy Statement/Prospectus. After considering the proposed terms of the Merger Agreement and the other transaction documents and taking into consideration a variety of factors, including those described in “The Merger—WRI’s Reasons for the Merger; Recommendations of the WRI Board of Trust Managers,” the WRI board resolved that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were advisable and in the best interests of WRI and its shareholders, authorized WRI to enter into the Merger Agreement, directed that the Merger be submitted to WRI shareholders for approval at a meeting of WRI shareholders, and resolved to recommend that WRI shareholders vote in favor of the approval of the Merger.
Following the meetings of the Kimco and WRI boards, the parties finalized the transaction documents.
On the morning of April 15, 2021, before market open, Messrs. A. Alexander and S. Alexander, Kimco and WRI executed the voting agreements, and Kimco and WRI executed the Merger Agreement and issued a joint press release announcing the Merger.
Kimco’s Reasons for the Merger; Recommendations of the Kimco Board of Directors
After careful consideration at a meeting held on April 14, 2021, the Kimco board of directors unanimously (i) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) declared the Merger Agreement and such transactions to be advisable and in the best interest of Kimco, (iii) resolved to recommend to the common stockholders of Kimco that they approve the Kimco Merger Proposal and (iv) directed that the Kimco Merger Proposal be submitted to a vote of the common stockholders of Kimco entitled to vote thereon at a special meeting of the common stockholders of Kimco.
In the course of evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, the Kimco board of directors consulted with Kimco management and Kimco’s legal and financial advisors and considered a number of factors that the Kimco board of directors believed supported its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, including the following material factors:
•	its belief that the strategic and transformative nature of the Merger will result in Kimco becoming the preeminent open-air shopping center and mixed-use real estate owner in the United States;
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its expectation that, following the Merger, Kimco will have a national operating portfolio of approximately 559 open-air grocery-anchored shopping centers and mixed-use assets comprising approximately 100 million square feet of gross leasable area, primarily concentrated in the top major metropolitan markets in the United States;

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its views on macroeconomic and industry trends, including a potential trend towards consolidation in the Sun Belt open-air shopping center and mixed-use real estate market to develop larger and more diverse companies with expanded portfolios, greater tenant diversity and geographic reach and enhanced access to capital markets;

•	its expectation that the transaction will grow Kimco’s presence in strategic Sun Belt markets with positive demographic and migration trends along with strong growth prospects;
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its expectation that the transaction will result in greater tenant diversity, with the top 10 tenant brands of the combined portfolio expected to comprise approximately 19.3% of total annual base rent, with no single tenant representing more than approximately 4%;

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its expectation that the combination of Kimco and WRI presents compelling growth opportunities, including by combining WRI’s largely funded and de-risked development pipeline with Kimco’s significant redevelopment projects and entitlements embedded in its existing portfolio;

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its expectation that the combination of Kimco and WRI will provide improved efficiencies, including substantial synergy opportunities, given the 85% geographic overlap between the two companies in major metropolitan areas based on annual base rent;

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its expectation that, following the Merger, Kimco will achieve increased scale, reduced leverage, improved liquidity and expanded access to capital, and will be better positioned to absorb market cycles;

•	its expectation that, upon completion of the Merger, legacy Kimco common stockholders will own approximately 71% of the Kimco common stock;
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its belief that the businesses of Kimco and WRI are highly complementary and that the integration of the two companies will be completed in a timely and efficient manner with minimal disruption to tenants and other stakeholders;

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its expectation that the Merger will be immediately accretive to earnings metrics and will result in annualized cost synergies of approximately $35 to $38 million on a GAAP basis (excluding accounting adjustments) and $31 to $34 million on a cash basis, which are expected to be substantially realized in the first full fiscal year post completion of the transaction;

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that, pursuant to the mutual agreement of Kimco and WRI, following the Merger, the Kimco board of directors is expected to have eight members, consisting of the existing members of the Kimco board of directors;

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the Merger Agreement’s provisions requiring WRI to pay Kimco a termination fee of $115 million if the Merger Agreement is terminated under certain circumstances. For more information, see “—The Merger Agreement—Termination of the Merger Agreement” and “—The Merger Agreement—No Solicitation”;

•	the historical and then-current trading prices and volumes of each of Kimco common stock and WRI common shares;
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the fact that the Merger consideration under the Merger Agreement is fixed (i.e., it will not be adjusted for fluctuations in the market price of Kimco common stock or WRI common shares), creating certainty as to the number of shares of Kimco common stock to be issued and cash consideration to be paid;

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that each of Andrew M. Alexander and Stanford J. Alexander, who collectively beneficially own approximately 5.4% of the outstanding WRI common shares would enter into voting agreements that would provide, subject to the terms and conditions thereof, for each of Messrs. A. Alexander and S. Alexander, solely in his capacity as a shareholder of WRI, to vote the WRI common shares he owns in favor of the Merger Agreement and against any alternative acquisition proposal;

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the written opinions of each of Barclays and Lazard delivered to the Kimco board of directors to the effect that, as of April 14, 2021 and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Barclays and Lazard, respectively, as set forth in their respective written opinions, the Merger consideration to be paid by Kimco pursuant to the Merger Agreement is fair, from a financial point of view, to Kimco. For more information, see “—Opinion of Kimco’s Financial Advisors”; and
•	the other terms and conditions of the Merger Agreement.
The Kimco board of directors also considered a number of risks and other factors identified in its deliberations as weighing negatively against the Merger, including the following:
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the risk of not capturing all of the anticipated estimated annualized cost synergies and the risk that other anticipated benefits of the transactions might not be realized on the expected timeframe or at all;

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the challenges of combining Kimco with WRI, including technical, operational, accounting and other challenges, and the risk of diverting management resources for an extended period of time to accomplish this combination;

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the restrictions on the conduct of Kimco’s business during the period between execution of the Merger Agreement and the consummation of the Merger. For more information, see “—The Merger Agreement—Conduct of Business Pending the Merger”;

•	the fact that projections of future results of operations are necessarily estimates based on assumptions. For more information, see “—Certain Unaudited Prospective Financial Information”;
•	the possibility that the Merger may not be completed, or that completion may be unduly delayed, including for reasons beyond the control of Kimco or WRI;
•	the risk that the Kimco stockholders may fail to approve the Kimco Merger Proposal or that WRI shareholders may fail to approve the WRI Merger Proposal;
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the potential that the fixed Merger consideration could result in Kimco delivering greater value to WRI shareholders than had been anticipated by Kimco stockholders should the value of Kimco common stock, relative to WRI common shares, increase disproportionately from the date of the Merger Agreement;

•	the substantial costs to be incurred in connection with the Merger, including the costs of integrating the businesses of Kimco and WRI and the transaction expenses arising from the Merger;
•	the ownership dilution to legacy Kimco stockholders as a result of the issuance of Kimco common stock pursuant to the Merger Agreement;
•	the Merger Agreement’s provisions preventing Kimco from changing its recommendation to the Kimco stockholders to approve the Kimco Merger Proposal;
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the Merger Agreement’s provisions permitting WRI to terminate the Merger Agreement in order to enter into a superior proposal upon payment by WRI to Kimco of a termination fee of $115 million. For more information, see “—The Merger Agreement—Termination of the Merger Agreement”;

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the risk that payment by WRI to Kimco of a termination fee of $115 million if the Merger Agreement is terminated under certain circumstances may not be sufficient to fully compensate Kimco for its losses in such circumstances. For more information, see “—The Merger Agreement—Termination of the Merger Agreement” and “—The Merger Agreement—No Solicitation”;

•	the risk that failure to complete the Merger could negatively affect the price of Kimco common stock and future business and financial results of Kimco; and
•	the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger.
The Kimco board of directors concluded that the potentially negative factors associated with the Merger were outweighed by the potential benefits that it expected the Kimco stockholders would achieve as a result of the Merger. Accordingly, the Kimco board of directors determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were in the best interests of Kimco.

The foregoing discussion of the factors considered by the Kimco board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Kimco board of directors. In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Kimco board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Kimco board of directors considered all these factors as a whole, including discussions with, and questioning of, Kimco management and Kimco’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
This explanation of Kimco’s reasons for the Merger and the other information presented in this section is forward-looking in nature and should be read in light of the sections herein entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
The Kimco board of directors unanimously recommends to Kimco stockholders that they vote “FOR” the Kimco Merger Proposal.
WRI’s Reasons for the Merger; Recommendations of the WRI Board of Trust Managers
After consideration, the WRI board of trust managers, by a unanimous vote of all trust managers, at a meeting held on April 14, 2021, approved the Merger Agreement and the transactions contemplated thereby, including the Merger. In the course of evaluating the Merger Agreement and the transactions contemplated thereby, the WRI board of trust managers consulted with WRI’s management and legal and financial advisors and considered a number of factors that the WRI board of trust managers believed supported its decision to approve the Merger Agreement and accordingly recommend the approval by WRI shareholders of the Merger, including the following material factors:
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Strategic and Financial Considerations. The WRI board of trust managers believes that the Merger will provide a number of strategic and financial benefits that have the potential to create additional value for WRI shareholders, including the following:

•	the combination of WRI and Kimco is expected to result in the creation of the preeminent open-air shopping center and mixed-use real estate owner in the United States;
•	the combination of WRI and Kimco is expected to provide greater geographical diversity and diversity of high-quality tenants, thereby mitigating risk;
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the combined company is expected to have a flexible and strong balance sheet, with the ability to pursue appropriate growth opportunities and the potential for improved credit ratings and a lower cost of debt capital;

•	the combination of WRI and Kimco is expected to generate corporate and operational cost savings;
•
the combination of WRI and Kimco is expected to result in improved liquidity for WRI shareholders as a result of the increased equity capitalization and more dispersed stockholder base of the combined company;

•	the Merger consideration provides an attractive valuation relative to WRI’s net asset value;
•
the combination of WRI’s development pipeline with Kimco’s redevelopment pipeline on a larger and more diversified operating base, together with the depth and experience of the Kimco management team, is expected to improve execution and mitigate risk; and

•	the transaction will combine the similar business models and asset mixes of WRI and Kimco while creating a best-in-class platform capable of delivering sustained growth and value creation.
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Participation in Future Appreciation. The Merger consideration will be paid in part in shares of Kimco common stock, which will provide WRI shareholders with the opportunity to participate in the benefits of the Merger and any potential appreciation of Kimco common stock following the Merger;

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Premium Over Share Trading Price. The value of shares of Kimco common stock that WRI shareholders will receive in the Merger, as adjusted by the Merger consideration, represents a premium of approximately 11%, based on the closing prices per share of WRI common shares and Kimco common stock on April 14, 2021 (the last trading day before the WRI board of trust managers approved the merger);

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Fixed Exchange Ratio. The exchange ratio is fixed and will not fluctuate as a result of changes in the price of Kimco common stock or WRI common shares prior to the effective time of the Merger, which means that the market value of the Merger consideration could increase prior to the effective time of the Merger if the trading price of Kimco common stock increases;

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Tax-Free Transaction. Kimco and WRI intend for the Merger to qualify as a tax-free reorganization for U.S. federal income tax purposes, and if the Merger so qualifies, then U.S. holders of WRI common shares generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of the Merger consideration, except with respect to the cash Merger consideration of $2.89 per WRI common share and any cash in lieu of fractional shares of Kimco common stock;

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Superior Proposals. The WRI board of trust managers has the ability, under certain circumstances and subject to certain conditions specified in the Merger Agreement, to consider and respond to unsolicited bona fide acquisition proposals with respect to WRI and to engage in negotiations with persons making any such acquisition proposal and to terminate the Merger Agreement in order to enter into a superior proposal (as defined in “The Merger Agreement—No Solicitation”), subject to certain notice requirements and the requirement that WRI pays a $115 million termination fee to Kimco. The WRI board of trust managers evaluated, in consultation with WRI’s legal and financial advisors, the amount of termination fee payable by WRI in circumstances specified in the Merger Agreement, and determined that such fee is reasonable and would not unduly impede the ability of a third party to make a superior proposal;

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Opinion and Analyses of J.P. Morgan. The April 14, 2021, oral opinion of J.P. Morgan delivered to the WRI board of trust managers, which was confirmed by delivery of a written opinion, dated April 14, 2021, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger consideration to be paid to WRI’s common shareholders in the Merger was fair, from a financial point of view, to such shareholders, as more fully described below in the section entitled “—Opinion of WRI’s Financial Advisor.” The full text of the written opinion of J.P. Morgan, dated April 14, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex E to this Joint Proxy Statement/Prospectus and is incorporated herein by reference;

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Knowledge of Businesses. The WRI board of trust managers’ familiarity with the business, operations, financial condition, earnings and prospects of WRI and its knowledge regarding Kimco, including information obtained through WRI’s due diligence review of Kimco, as well as its knowledge of the current and prospective environment in which WRI and Kimco operate and related industry, economic and market conditions and trends;

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Kimco Management Depth and Experience. The existing Kimco senior management team has extensive experience in real estate operations and a proven track record of successfully executing Kimco’s redevelopment plans;

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Consulting Arrangement to Advise Kimco. The fact that the Chairman of the WRI board of trust managers will be engaged by Kimco to help to oversee the ongoing equity investment of WRI shareholders and providing an opportunity for the combined company to benefit from his insights and experience;

•	Equal Merger Consideration for All Shareholders. The fact that all WRI shareholders would receive the same per share Merger consideration;

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Support from the Key Shareholders. In connection with the Merger Agreement, Andrew M. Alexander and Stanford J. Alexander would each enter into a voting agreement to vote the WRI common shares they own of record or beneficially in favor of the Merger; and

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High Likelihood of Consummation. The WRI board of trust managers deems it highly likely that the Merger will be completed in a timely manner given the likelihood the approvals of Kimco stockholders and WRI shareholders would be obtained, the commitment of both parties to complete the Merger pursuant to their respective obligations under the Merger Agreement, the absence of any significant closing conditions under the Merger Agreement (other than the requisite stockholder and shareholder approvals) and the absence of any financing contingency.

The WRI board of trust managers also considered various risks and other potentially negative factors concerning the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the following:
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the exchange ratio is fixed and will not fluctuate as a result of changes in the price of Kimco common stock or WRI common shares prior to the effective time of the Merger, which means that the market value of the Merger consideration could decrease prior to the effective time of the Merger if the trading price of Kimco common stock decreases;

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the fact that WRI shareholders will not have the opportunity to continue participating in WRI’s potential upside as a standalone company, but rather will participate in WRI’s upside as a part of the combined company;

•
the possibility that the Merger or the other transactions contemplated by the Merger Agreement may not be completed, or that their completion may be delayed for reasons that are beyond the control of WRI or Kimco, including the failure of WRI shareholders or Kimco stockholders to approve the Merger, or the failure of WRI or Kimco to satisfy other requirements that are conditions to closing the Merger;

•	the risk that failure to complete the Merger could negatively affect the price of WRI common shares and/or the future business and financial results of WRI;
•
the potential diversion of management focus and resources from operational matters and other strategic opportunities and the risk of any loss or change in the relationship of WRI with its employees, tenants and other business relationships while the Merger is pending;

•
the risk of not realizing all of the anticipated strategic and financial benefits of the Merger within the expected time frame or at all and that WRI shareholders will be subject to future financial, business and operational risks associated with the combined company;

•	the substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of WRI and Kimco, and the transaction expenses arising from the Merger;
•
the terms of the Merger Agreement placing certain limitations on the ability of WRI to initiate, solicit, propose or knowingly encourage any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal, or to provide any nonpublic information in connection with any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal (unless such third party has made an unsolicited bona fide written acquisition proposal that constitutes or is reasonably likely to result in a superior proposal and such third party enters into a confidentiality agreement with WRI having provisions that are no less favorable to WRI than those contained in the confidentiality agreement between WRI and Kimco);

•	the obligation to pay Kimco a termination fee of $115 million if the Merger Agreement is terminated under certain circumstances;
•	the restrictions on the conduct of WRI’s business between the date of the Merger Agreement and the effective time of the Merger; and
•	the other factors described in the section entitled “Risk Factors.”

In addition to the factors described above, the WRI board of trust managers considered the fact that some of WRI’s trust managers and executive officers have other interests in the Merger that may be different from, or in addition to, the interests of WRI’s shareholders generally, as discussed in the section entitled “—Interests of WRI Trust Managers and Executive Officers in the Merger.”
The above discussion of the factors considered by the WRI board of trust managers is not intended to be exhaustive, but does set forth material factors considered by the WRI board of trust managers. In light of the wide variety of factors considered in connection with its evaluation of the Merger and the other transactions contemplated by the Merger Agreement and the complexity of these matters, the WRI board of trust managers did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual trust managers may have held varied views of the relative importance of the factors considered. The WRI board of trust managers viewed its position and recommendation as being based on an overall review of the totality of the information available to it and considered these factors in the aggregate to be favorable to, and to support, its determination regarding the Merger.
This explanation of WRI’s reasons for the Merger and other information presented in this section is forward-looking in nature and should be read in light of the section of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.”
For the reasons set forth above, the WRI board of trust managers unanimously declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of WRI and its shareholders and unanimously approved the Merger Agreement. The WRI board of trust managers unanimously recommends to WRI’s shareholders that they vote “FOR” the WRI Merger Proposal, “FOR” the WRI Compensation Proposal and “FOR” the WRI Adjournment Proposal.
Opinion of Kimco’s Financial Advisors
Opinion of Barclays Capital Inc.
Kimco engaged Barclays to act as its financial advisor in connection with the Merger, pursuant to an engagement letter dated April 14, 2021. On April 14, 2021, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Kimco board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be paid by Kimco in the Merger was fair, from a financial point of view, to Kimco.
The full text of Barclays’ written opinion, dated as of April 14, 2021, is attached as Annex C to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.
Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the board of directors of Kimco, addresses only the fairness, from a financial point of view, of the consideration to be paid by Kimco and does not constitute a recommendation to any shareholder of Kimco as to how such shareholder should vote with respect to the Merger or any other matter. The terms of the Merger were determined through arm’s-length negotiations between Kimco and WRI and were unanimously approved by the Kimco board of directors. Barclays did not recommend any specific form of consideration to Kimco or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays was not requested to address, and its opinion does not in any manner address, Kimco’s underlying business decision to proceed with or effect the Merger, the likelihood of the consummation of the Merger, or the relative merits of the Merger as compared to any other transaction in which Kimco may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the consideration to be paid in the Merger. No limitations were imposed by the Kimco board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:
•	reviewed and analyzed a draft of the Merger Agreement, dated as of April 14, 2021 and the specific terms of the Merger;
•
reviewed and analyzed publicly available information concerning Kimco and WRI that Barclays believed to be relevant to its analysis, including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2020;

•
reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Kimco furnished to Barclays by Kimco, including financial projections of Kimco prepared by management of Kimco, which financial projections are more fully described in “—Certain Unaudited Prospective Financial Information” (which we refer to as the “Kimco Projections”);

•
reviewed and analyzed financial and operating information with respect to the business, operations and prospects of WRI furnished to Barclays by Kimco, including financial projections of WRI prepared by management of WRI and approved for Barclays’ use by Kimco, which financial projections are more fully described in “—Certain Unaudited Prospective Financial Information” (which we refer to as the “WRI Projections”);

•
reviewed and analyzed the pro forma impact of the Merger on the future financial performance of the combined company, including cost savings, operating synergies and other strategic benefits expected by the management of Kimco to result from a combination of the businesses (which we refer to as the “Expected Synergies”);

•
reviewed and analyzed a trading history of the Kimco common stock and WRI common shares from December 31, 2018 to April 13, 2021 and a comparison of that trading history with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of Kimco and WRI;
•	reviewed and analyzed a comparison of the historical financial results and present financial condition of Kimco and WRI with each other and with those of other companies that Barclays deemed relevant;
•	reviewed and analyzed a comparison of the financial terms of the Merger with the financial terms of certain other transactions that Barclays deemed relevant;
•	had discussions with the management of Kimco and WRI concerning their respective businesses, operations, assets, liabilities, financial condition and prospects; and
•	has undertaken such other studies, analyses and investigations as Barclays deemed appropriate.
In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and had not assumed responsibility or liability for any independent verification of such information) and had further relied upon the assurances of the management of Kimco that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Kimco Projections, upon the advice of Kimco, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Kimco as to the future financial performance of Kimco and that Kimco would perform substantially in accordance with such projections. With respect to the WRI Projections, upon the advice of Kimco, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of WRI as to the future financial performance of WRI and that WRI would perform substantially in accordance with such projections. Furthermore, upon the advice of Kimco, Barclays assumed that the amounts and timing of the Expected Synergies were reasonable and that the Expected Synergies would be realized in accordance with such estimates. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Kimco or WRI and did not make or obtain any evaluations or appraisals of the assets or liabilities of Kimco or WRI. Barclays expressed no opinion or view as to the potential effects of volatility in the credit, financial and stock markets on Kimco, WRI or the Merger. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, April 14, 2021. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after April 14, 2021. Barclays expressed no opinion as to the prices at which (i) the Kimco common stock or the WRI common shares would trade following the announcement of the Merger or (ii) the Kimco common stock would trade at any time following the consummation of the Merger.
Barclays assumed that the executed Merger Agreement would conform in all material respects to the last draft reviewed by Barclays. Additionally, Barclays assumed the accuracy of the representations and warranties contained in the Merger Agreement and all the agreements related thereto. Barclays also assumed, upon the advice of Kimco, that all material governmental, regulatory and third party approvals, consents and releases for the Merger would be obtained within the constraints contemplated by the Merger Agreement and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays assumed, upon the advice of Kimco, that the Merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Barclays did not express any opinion as to any tax or other consequences that might result from the Merger, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood Kimco had obtained such advice as it deemed necessary from qualified professionals.
In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the Kimco common stock, but rather, made its determination as to fairness, from a financial point of view, to Kimco of the consideration to be paid by Kimco in the Merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.
In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it, but rather, made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.
Summary of Material Financial Analyses
The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Kimco board of directors. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.
For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Kimco or WRI. No company, business or transaction considered in Barclays’ analyses and reviews is identical to Kimco, WRI or the Merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of Kimco, WRI, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.

The summary of the financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.
Selected Comparable Company Analysis
In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Kimco common stock and per WRI common share by reference to those companies, Barclays reviewed and compared specific financial and operating data relating to Kimco and WRI, respectively, with selected companies that Barclays, based on its experience in the real estate industry, deemed comparable to Kimco and WRI, respectively. The selected comparable companies with respect to Kimco were:
•	Regency Centers Corporation
•	SITE Centers Corporation
•	Retail Properties of America, Inc.
•	Retail Opportunity Investments Corporation
•	Urban Edge Properties
•	Kite Realty Group Trust
•	WRI
The selected comparable companies with respect to WRI were:
•	Regency Centers Corporation
•	SITE Centers Corporation
•	Retail Properties of America, Inc.
•	Retail Opportunity Investments Corporation
•	Urban Edge Properties
•	Kite Realty Group Trust
•	Kimco
Barclays calculated and compared various financial multiples and ratios of Kimco, WRI and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s (i) ratio of its current stock price to its 2021 estimated funds from operations per share (which we refer to as the “FFO multiple”) based on Wall Street research consensus estimates and (ii) ratio of cash net operating income divided by the gross value of its operating real estate implied by the total enterprise value of the company (which we refer to as the “implied capitalization rate”). All of these calculations were performed, and based on publicly available financial data and closing prices, as of April 13, 2021, the last trading date prior to the delivery of Barclays’ opinion. The results of this selected comparable company analysis are summarized below:
	Low	High	Median	Mean (excl. Kimco)	Mean (excl. WRI)
2021 FFO Multiple	13.4x	19.0x	16.0x	16.1x	16.1x
Implied Capitalization Rate	5.2%	7.1%	6.2%	6.2%	6.2%
Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Kimco or WRI, as applicable. However, because of the inherent differences between the business, operations and prospects of Kimco and WRI, as applicable and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Kimco or WRI, as applicable and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, leverage, geographic footprint, growth prospects, profitability levels and degree of operational risk between Kimco or WRI, as applicable and the companies included in the selected company analysis.
Kimco Standalone Valuation. Based upon the analysis described above and its professional judgment, Barclays selected a range of FFO multiples of 14.0x to 18.0x for Kimco and applied such range to Kimco’s projected 2021 FFO as adjusted per share, as set out in the Kimco Projections, to calculate a range of implied prices per share of Kimco common stock of $17.60 to $22.70. Based upon its professional judgments, Barclays also selected a range of implied capitalization rates of 5.75% to 6.50% for Kimco and applied such range to Kimco’s projected 2021 cash net operating income, as set out in the Kimco Projections, to calculate a range of implied prices per share of Kimco common stock of $17.40 to $21.10.
WRI Standalone Valuation. Based upon the analysis described above and its professional judgment, Barclays selected a range of FFO multiples of 14.0x to 18.0x for WRI and applied such range to WRI’s projected 2021 FFO per share, as set out in the WRI Projections, to calculate a range of implied prices per WRI common share of $24.20 to $31.10 (which we refer to as the “WRI implied FFO range”). Based upon its professional judgments, Barclays also selected a range of implied capitalization rates of 5.75% to 6.50% for WRI and applied such range to WRI’s projected 2021 cash net operating income, as set out in the WRI Projections, to calculate a range of implied prices per WRI common share of $25.20 to $30.10 (which we refer to as the “WRI implied capitalization rate range”). Barclays noted that the implied per share Merger consideration (as calculated and defined below) of $30.59 was within the WRI implied FFO range and above the WRI implied capitalization rate range.
For purposes of its opinion, Barclays calculated the implied value, as of April 13, 2021, of the Merger consideration per WRI common share to be $30.59 (which we refer to as the “implied per share Merger consideration”), which was determined by adding the cash portion of the Merger consideration of $2.89 per WRI common share to $27.70, the implied value of the stock portion of the Merger consideration per WRI common share, which was derived by multiplying the closing price of $19.67 per share of Kimco common stock on April 13, 2021, the last trading day prior to the announcement of the Merger, by the exchange ratio of 1.408 shares of Kimco common stock per WRI common share.
Selected Precedent Transaction Analysis
Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable constituent companies in the transactions to Kimco and WRI with respect to the size, property type, asset quality, geographic exposure and other characteristics of their businesses.
The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Kimco, WRI and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the Merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the Merger. The following table sets forth the transactions analyzed based on such characteristics:
Announcement Date	Acquiror	Target
11/14/2016	Regency Centers Corporation	Equity One, Inc.
12/15/2015	DRA Advisors LLC	Inland Real Estate Corporation
4/10/2015	Blackstone	Excel Realty Trust, Inc.
10/31/2014	Edens Investment Trust	AmREIT, Inc.
2/27/2007	Centro Properties Group	New Plan Excel Realty Trust, Inc.
7/9/2006	Kimco	Pan Pacific Retail Properties, Inc.
7/9/2006	Centro Watt	Heritage Property Investment Trust Inc.

Based upon its professional judgments discussed above, Barclays selected a range of FFO multiples of 15.0x to 19.0x and applied such range to WRI’s projected 2021 FFO per share, as set out in the WRI Projections, to calculate a range of implied prices per WRI common share of $26.00 to $32.90 (which we refer to as the “WRI precedent transaction implied FFO range”). Barclays noted that the implied per share Merger consideration of $30.59 was within the WRI precedent transaction implied FFO range.
Discounted Cash Flow Analysis
In order to estimate the present value of the Kimco common stock and WRI common shares, Barclays performed a discounted cash flow analysis of Kimco and WRI. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
Kimco Standalone Valuation. To calculate the estimated enterprise value of Kimco using the discounted cash flow method, Barclays (i) added Kimco’s projected after-tax unlevered free cash flows for fiscal years 2021 through 2025 based on the Kimco Projections to the “terminal value” of Kimco as of December 31, 2025, (ii) discounted such amount to its present value using a range of selected discount rates, and then (iii) added to this amount the current market value of Kimco’s investment in Albertsons Companies Inc. (“Albertsons”). The after-tax unlevered free cash flows were calculated by taking the projected total cash net operating income and adding management fee and investment income (excluding projected dividends from the Albertsons investment), subtracting general and administrative and corporate expenses, tenant improvements, leasing commissions and recurring capital expenditures, adjusting for the impact of acquisitions, dispositions, redevelopment, development and the monetization of structured investments, and incorporating changes in working capital and other adjustments. The residual value of Kimco at the end of the forecast period, or “terminal value,” was estimated by applying a range of perpetuity growth rates of 2.75% to 3.25%, which was derived based on Barclay’s professional judgement, taking into account, among other things, the trends in the economy generally and in the industries and sectors in which Kimco operates, to the Kimco Projections. The range of after-tax discount rates of 7.25% to 7.75% was selected based on an analysis of the weighted average cost of capital of Kimco and the comparable companies. Barclays then calculated a range of implied prices per share of Kimco by (A) (i) subtracting estimated total debt and preferred equity, (ii) adding cash, each as of December 31, 2020, from the estimated enterprise value using the discounted cash flow method (after adding the market value, as of April 13, 2021, of Kimco’s investment in Albertsons) and (B) dividing such amount by the fully diluted number of shares of Kimco common stock. These calculations resulted in a range of implied price per share of $16.00 to $22.70.
WRI Standalone Valuation. To calculate the estimated enterprise value of WRI using the discounted cash flow method, Barclays added (i) WRI’s projected after-tax unlevered free cash flows for fiscal years 2021 through 2025 based on the WRI Projections to (ii) the “terminal value” of WRI as of December 31, 2025, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the projected total cash net operating income and subtracting general and administrative and corporate expenses, tenant improvements, broker fees and recurring capital expenditures, adjusting for the impact of acquisitions, dispositions, redevelopment and development, and incorporating changes in working capital and other adjustments. The residual value of WRI at the end of the forecast period, or “terminal value,” was estimated by applying a range of perpetuity growth rates of 3.25% to 3.75%, which was derived based on Barclay’s professional judgement, taking into account, among other things, the trends in the economy generally and in the industries and sectors in which WRI operates, to the WRI Projections. The range of after-tax discount rates of 7.75% to 8.25% was selected based on an analysis of the weighted average cost of capital of WRI and the comparable companies. Barclays then calculated a range of implied prices per share of WRI by (A) (i) subtracting estimated total debt and (ii) adding estimated cash, each as of December 31, 2020, from the estimated enterprise value using the discounted cash flow method and (B) dividing such amount by the fully diluted number of WRI common shares. These calculations resulted in a range of implied price per share of $23.60 to $32.50 (which we refer to as the “WRI DCF range”). Barclays noted that the implied per share Merger consideration of $30.59 was within the WRI DCF range.

General
Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Kimco board of directors selected Barclays because of its familiarity with Kimco and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the Merger.
Barclays is acting as financial advisor to Kimco in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, Kimco paid Barclays $1,500,000 upon the delivery of Barclays’ opinion, which is referred to as the “Opinion Fee,” which amount is credited against the fees described below. The Opinion Fee was not contingent upon the conclusion of Barclays’ opinion or the consummation of the Merger. Base compensation of $12,000,000, plus an additional fee of up to $4,000,000 payable in Kimco’s sole discretion, will be payable on completion of the Merger against which the Opinion Fee will be credited. In addition, Kimco has agreed to reimburse Barclays for a portion of its reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by Kimco and the rendering of Barclays’ opinion. Barclays has performed various investment banking and financial services for Kimco and WRI in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, in the past two years, Barclays or its affiliates have performed the following investment banking and financial services: (i) having acted as joint book-running manager on Kimco’s $350 million notes offering in August 2019; (ii) having acted as sales agent under Kimco’s $500 million equity at-the-market program established in September 2019; (iii) having acted as co-manager on Kimco’s $500 million notes offering in July 2020; (iv) having acted as co-manager on Kimco’s $400 million notes offering in August 2020; and (v) having served as a lender under Kimco’s existing credit facility. Barclays has not performed any investment banking or financial services for WRI for which it has earned fees in the past two years.
Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Kimco and WRI for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.
Opinion of Lazard Frères & Co. LLC
Kimco has retained Lazard as its financial advisor in connection with the Merger. In connection with this engagement, Kimco requested that Lazard evaluate the fairness, from a financial point of view, to Kimco of the Merger consideration to be paid by Kimco in the Merger. On April 14, 2021, at a meeting of the Kimco board of directors held to evaluate the Merger, Lazard rendered to the Kimco board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated April 14, 2021, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the Merger consideration to be paid by Kimco in the Merger was fair, from a financial point of view, to Kimco.
The full text of Lazard’s written opinion, dated April 14, 2021, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the written opinion of Lazard, dated April 14, 2021, set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex D. Lazard’s opinion was for the benefit of the Kimco board of directors (in its capacity as such) and Lazard’s opinion was rendered to the Kimco board of directors in connection with its evaluation of the Merger and did not address any terms or other aspects (other than the Merger consideration to the extent expressly specified in Lazard’s opinion) of the Merger. Lazard’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which Kimco might engage or the merits of the underlying decision by Kimco to engage in the Merger. Lazard’s opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto.
In connection with its opinion, Lazard:
•	reviewed the financial terms and conditions of a draft, dated April 14, 2021 of the Merger Agreement;
•	reviewed certain publicly available historical business and financial information relating to WRI and Kimco;
•
reviewed various financial forecasts and other data prepared by WRI relating to the business of WRI, which are more fully described in “—Certain Unaudited Prospective Financial Information” (which we refer to as the “WRI Projections”), financial forecasts and other data prepared by Kimco relating to the business of Kimco, which are more fully described in “—Certain Unaudited Prospective Financial Information” (which we refer to as the “Kimco Projections”) and the projected cost savings, operating synergies and other strategic benefits, including the amount and timing thereof, anticipated by the management of Kimco to be realized from the Merger;

•
held discussions with members of the senior managements of WRI and Kimco with respect to the businesses and prospects of WRI and Kimco, respectively, and with members of the senior management of Kimco with respect to the projected cost savings, operating synergies and other strategic benefits, including the amount and timing thereof, anticipated by the management of Kimco to be realized from the Merger;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of WRI and Kimco, respectively;
•
reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of WRI and Kimco, respectively;

•	reviewed historical stock prices and trading volumes of the WRI common shares and the Kimco common stock;
•
reviewed the potential pro forma financial impact of the Merger on Kimco based on the WRI Projections and the Kimco Projections and the projected cost savings, operating synergies and other strategic benefits, anticipated by the management of Kimco to be realized from the Merger; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.
Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of WRI or Kimco or concerning the solvency or fair value of WRI or Kimco, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, including those related to projected cost savings, operating synergies and other strategic benefits anticipated by the management of Kimco to be realized from the Merger, Lazard assumed, with the consent of Kimco, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of WRI and Kimco, respectively, and such cost savings, operating synergies and other strategic benefits. In addition, Lazard assumed, with the consent of Kimco, that such financial forecasts and projected cost savings, operating synergies and other strategic benefits would be realized in the amounts and at the times contemplated thereby. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based, including with respect to the potential effects of the COVID-19 pandemic on such forecasts or assumptions.
Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Lazard further noted that volatility and disruption in the credit and financial markets relating to, among other things, the COVID-19 pandemic, may or may not have an effect on WRI or Kimco and Lazard did not express an opinion as to the effects of such volatility or such disruption on either of them. Lazard did not express any opinion as to the prices at which the WRI common shares or Kimco common stock may trade at any time subsequent to the announcement of the Merger. In addition, Lazard’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which Kimco might engage or the merits of the underlying decision by Kimco to engage in the Merger.
In rendering its opinion, Lazard assumed, with the consent of Kimco, that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any terms or conditions material to Lazard’s analyses. Representatives of Kimco advised Lazard, and it assumed, that the Merger Agreement, when executed, would conform to the draft reviewed by Lazard in all respects material to its analysis. Lazard also assumed, with the consent of Kimco, that obtaining any necessary governmental, regulatory or third-party approvals and consents for the Merger will not have an adverse effect on WRI, Kimco or the Merger. Lazard further assumed, with the consent of Kimco, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Lazard did not express any opinion as to any tax or other consequences that might result from the Merger, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Kimco obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the Merger consideration to the extent expressly specified in Lazard’s opinion) of the Merger, including, without limitation, the form or structure of the Merger or any agreements or arrangements entered into in connection with, or contemplated by, the Merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Merger consideration or otherwise.
Lazard’s engagement and its written opinion were for the benefit of the Kimco board of directors (in its capacity as such) and its written opinion was rendered to the Kimco board of directors in connection with its evaluation of the transaction. Lazard’s opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the transaction or any matter relating thereto. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.
Summary of Lazard’s Financial Analyses
In preparing its opinion to the Kimco board of directors, Lazard performed a variety of financial and comparative analyses. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying Lazard’s opinion, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses. The preparation of a financial opinion or analysis is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion or analysis is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all of the analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Accordingly, Lazard believes that its analyses and factors summarized below must be considered as a whole and in context. Lazard further believes that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
In performing its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, existing as of the date of its opinion, many of which are beyond the control of Kimco and WRI. No company, business or transaction reviewed is identical or directly comparable to Kimco, WRI or their respective businesses or the Merger. Accordingly, an evaluation of these analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning business, financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or views regarding the comparability of such companies, businesses or transactions. Accordingly, such analyses may not necessarily include all companies, businesses or transactions that could be deemed relevant. The estimates of the future performance of WRI and Kimco in or underlying Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates or those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which a company may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the assumptions and estimates used in, and the ranges of valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as the views of Lazard regarding the actual values of WRI or Kimco. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 14, 2021, and is not necessarily indicative of current market conditions.
Lazard did not recommend that any specific consideration constituted the only appropriate consideration in the Merger. The type and amount of Merger consideration payable in the transaction was determined through negotiations between Kimco and WRI, rather than by any financial advisor, and was approved by the Kimco board of directors. The decision to enter into the Merger Agreement was solely that of the Kimco board of directors and the WRI board of trust managers. Lazard’s opinion and analyses were only one of many factors considered by the Kimco board of directors in its evaluation of the Merger and the Merger consideration and should not be viewed as determinative of the views of the Kimco board of directors or management with respect to the Merger or the Merger consideration payable in the Merger.
Financial Analyses
The summary of the financial analyses described in this section entitled “Financial Analyses” is a summary of the material financial analyses provided by Lazard in connection with its opinion, dated April 14, 2021, to the Kimco board of directors. The summary set forth below is not a comprehensive description of all analyses undertaken by Lazard in connection with its opinion, nor does the order of the analyses in the summary below indicate that any analysis was given greater weight than any other analysis. The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Lazard. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Lazard. Future results may differ from those described and such differences may be material.
For purposes of the financial analyses described below in this section, the term “implied per share Merger consideration” means $30.59 per common share of WRI, calculated as (i) the cash consideration of $2.89 per common share of WRI plus (ii) the implied value of the stock consideration of $27.70 per common share of WRI based on the 1.408x per share exchange ratio and an illustrative reference closing price for shares of Kimco common stock of $19.67 per share as of April 13, 2021. Financial data utilized for Kimco and WRI in the financial analyses described below, to the extent based on internal financial forecasts and estimates of management, were based on the Kimco Projections and the WRI Projections.
Kimco Financial Analyses
Discounted Cash Flow Analysis. Lazard performed a discounted cash flow analysis of Kimco by calculating, based on the Kimco Projections, the estimated present value (as of December 31, 2020) of the stand-alone unlevered, after-tax free cash flows that Kimco was forecasted to generate during the fiscal years ending December 31, 2021 through the fiscal year ending December 31, 2024. Lazard also calculated a range of estimated terminal values for Kimco by applying a selected range of exit capitalization rates of 5.5% to 6.5% to the stand-alone cash net operating income attributable to Kimco for the fiscal year ending December 31, 2025, which range of exit capitalization rates was selected based on Lazard’s professional judgment and experience, taking into account, among other things, current and historical implied capitalization rates for selected comparable companies and trends in the overall economy generally and in the industries and sectors in which Kimco operates. The cash flows and range of terminal values were then discounted to present value (as of December 31, 2020) using a selected range of discount rates of 8.0% to 9.0% derived from a weighted average cost of capital calculation. Lazard then added the net value of other assets and liabilities (including the value of Kimco’s investment in Albertsons, marked to market as of April 13, 2021) to calculate a total implied enterprise value for Kimco.
This analysis resulted in a range of implied per share equity values of $16.37 to $21.93, as compared to the per share closing price of the Kimco common stock on April 13, 2021 of $19.67.

Selected Public Companies Analysis. Lazard reviewed publicly available financial and stock market information of Kimco and the following seven selected publicly traded companies that, given certain business and financial characteristics, Lazard considered generally relevant for purposes of analysis.
•	Regency Centers Corporation
•	SITE Centers Corporation
•	Retail Properties of America, Inc.
•	Retail Opportunity Investments Corporation
•	Urban Edge Properties
•	Kite Realty Group Trust
•	WRI
For each of the Kimco selected companies, Lazard calculated and compared, among other things, the ratio of its stock price as of April 13, 2021 to its 2021 and 2022 estimated funds from operations per share (which we refer to as the “FFO multiple”). Financial data of Kimco were based on the Kimco Projections and financial data for the Kimco selected companies were based on publicly available Wall Street research analysts’ estimates. The results of this analysis are summarized in the following table:
	Low	High	Median	Mean
2021 FFO Multiple	13.3x	19.0x	16.1x	16.1x
2022 FFO Multiple	12.3x	17.4x	15.1x	14.9x
Based on its professional judgment after taking into account, among other things, such observed multiples, Lazard selected a range of 2021 FFO multiples of 14.0x to 18.0x and 2022 FFO multiples of 13.5x to 16.5x for Kimco. Lazard applied such 2021 FFO multiple range and 2022 FFO multiple range derived from the Kimco selected companies to 2021 estimated FFO as adjusted per share of Kimco common stock and 2022 estimated FFO as adjusted per share of Kimco common stock, respectively, each as set out in the Kimco Projections. This analysis resulted in a range of implied values per share of Kimco common stock of $17.64 to $22.68 for 2021 and $18.50 to $22.61 for 2022, as compared to the per share closing price of the Kimco common stock on April 13, 2021 of $19.67.
WRI Financial Analyses
Discounted Cash Flow Analysis. Lazard performed a discounted cash flow analysis of WRI by calculating, based on the WRI Projections, the estimated present value (as of December 31, 2020) of the stand-alone unlevered, after-tax free cash flows that WRI was forecasted to generate during the fiscal years ending December 31, 2021 through the fiscal year ending December 31, 2024. Lazard also calculated a range of estimated terminal values for WRI by applying a selected range of exit capitalization rates of 5.5% to 6.5% to the stand-alone cash net operating income attributable to WRI for the fiscal year ending December 31, 2025, which range of exit capitalization rates was selected based on Lazard’s professional judgment and experience, taking into account, among other things, current and historical implied capitalization rates for selected comparable companies and trends in the overall economy generally and in the industries and sectors in which WRI operates. The cash flows and range of terminal values were then discounted to present value (as of December 31, 2020) using a selected range of discount rates of 8.0% to 9.0% derived from a weighted average cost of capital calculation. Lazard then added the net value of other assets and liabilities to calculate a total enterprise value for WRI.
This analysis resulted in a range of implied per share values of $24.08 to $31.63, as compared to the implied per share Merger consideration of $30.59.
Comparable Public Companies Analysis. Lazard reviewed publicly available financial and stock market information of WRI and the following seven selected publicly traded companies that, given certain business and financial characteristics, Lazard considered generally relevant for purposes of analysis.
•	Regency Centers Corporation
•	SITE Centers Corporation

•	Retail Properties of America, Inc.
•	Retail Opportunity Investments Corporation
•	Urban Edge Properties
•	Kite Realty Group Trust
•	Kimco
For each of the WRI selected companies, Lazard calculated and compared, among other things, its 2021 and 2022 FFO multiple. Financial data of the WRI selected companies were based on publicly available Wall Street research analysts’ estimates. The results of this analysis are summarized in the following table:
	Low	High	Median	Mean
2021 FFO Multiple	13.3x	19.0x	16.0x	16.1x
2022 FFO Multiple	12.3x	17.4x	14.8x	14.8x
Based on its professional judgment after taking into account, among other things, such observed multiples, Lazard selected a range of 2021 FFO multiples of 14.0x to 18.0x and 2022 FFO multiples of 13.5x to 16.5x for WRI. Lazard applied such 2021 FFO multiple range and 2022 FFO multiple range derived from the WRI selected companies to 2021 estimated FFO per common share of WRI and 2022 estimated FFO per common share of WRI, respectively, each as set out in the WRI Projections. This analysis resulted in a range of implied values per common share of WRI of $24.22 to $31.14 for 2021 and $26.24 to $32.07 for 2022, as compared to the implied per share Merger consideration of $30.59.
Selected Precedent Transactions Analysis. Lazard analyzed certain publicly available information relating to certain acquisition transactions announced since April 13, 2011 involving publicly-traded shopping center REITs in the United States in which the implied transaction value was greater than $500 million.
While none of the target companies in the selected transactions is directly comparable to WRI and none of the selected transactions is directly comparable to the Merger, the target companies in the selected transactions are companies with certain operations that, for the purposes of analysis, may be considered similar to certain operations of WRI and, as such, for purposes of the analysis, the selected transactions may be considered similar to the Merger.
Using publicly available information, for each of the selected transactions, Lazard calculated the next twelve months FFO multiple. The selected transactions and the next twelve months FFO multiples calculated for the transactions are set forth below.
Announcement Date	Acquiror	Target	NTM FFO Multiple
11/14/2016	Regency Centers Corporation	Equity One, Inc.	21.4x
12/15/2015	DRA Advisors LLC	Inland Real Estate Corporation	10.5x
4/10/2015	Blackstone	Excel Realty Trust, Inc.	17.0x
10/31/2014	Edens Investment Trust	AmREIT, Inc.	24.4x
Based on the analysis of the relevant metrics for each of the selected transactions and its experience and professional judgment, Lazard selected a range of next twelve months FFO multiples of 17.0x to 21.0x and applied this range to WRI’s projected 2021 FFO per common share, as set out in the WRI Projections, to calculate a range of implied per share values of $29.41 to $36.33, as compared to the implied per share Merger consideration of $30.59.
General
The Kimco board of directors selected Lazard as its financial advisor in connection with the Merger based on Lazard’s reputation, qualifications and experience with the real estate industry and knowledge of Kimco’s business and affairs and the industry in which it operates. Lazard is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard has provided, currently is providing and in the future may provide certain investment banking services to Kimco, for which it has received and may receive compensation, including, in the past two years, having advised Kimco in connection with a potential transaction that was not consummated. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Kimco, WRI and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Kimco, WRI and certain of their respective affiliates.
In connection with Lazard’s services as a financial advisor to the Kimco board of directors, Kimco agreed to pay Lazard an aggregate fee of $6.0 million, $1.5 million of which was payable upon the rendering of Lazard’s opinion, and $4.5 million of which is payable contingent upon consummation of the Merger. In addition, Kimco has agreed to reimburse certain of Lazard’s expenses arising, and to indemnify Lazard against certain liabilities that may arise, out of Lazard’s engagement.
Opinion of WRI’s Financial Advisor
Pursuant to an engagement letter, WRI retained J.P. Morgan as its financial advisor in connection with the Merger.
At the meeting of the WRI board of trust managers held on April 14, 2021, J.P. Morgan rendered its oral opinion to the WRI board of trust managers that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger consideration to be paid to WRI’s common shareholders in the Merger was fair, from a financial point of view, to such shareholders. J.P. Morgan confirmed its April 14, 2021 oral opinion by delivering its written opinion, dated as of April 14, 2021 to the WRI board of trust managers that, as of such date, the Merger consideration to be paid to WRI’s common shareholders in the Merger was fair, from a financial point of view, to such shareholders.
The full text of the written opinion of J.P. Morgan, dated as of April 14, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. WRI’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the WRI board of trust managers (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, was directed only to the Merger consideration to be paid in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the Merger consideration to the holders of any other class of securities, creditors or other constituencies of WRI or as to the underlying decision by WRI to engage in the Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of WRI as to how such shareholder should vote with respect to the Merger or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
•	reviewed a draft dated April 14, 2021 of the Merger Agreement;
•	reviewed certain publicly available business and financial information concerning WRI and Kimco and the industries in which they operate;
•
compared the financial and operating performance of WRI and Kimco with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of WRI common shares and Kimco common stock and certain publicly traded securities of such other companies;

•
reviewed certain internal financial analyses and forecasts prepared by the managements of WRI and Kimco relating to their respective businesses, as well as the estimated amount and timing of cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of the managements of WRI and Kimco with respect to certain aspects of the Merger, and the past and current business operations of WRI and Kimco, the financial condition and future prospects and operations of WRI and Kimco, the effects of the Merger on the financial condition and future prospects of WRI and Kimco, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by WRI and Kimco or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with WRI, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of WRI or Kimco under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of WRI and Kimco to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the Merger Agreement, and that the definitive Merger Agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by WRI and Kimco in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to WRI with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on WRI or Kimco or on the contemplated benefits of the Merger.
The projections furnished to J.P. Morgan were prepared by the management of WRI and Kimco as discussed more fully under the section entitled “—Certain Unaudited Prospective Financial Information.” WRI and Kimco do not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the managements of WRI and Kimco, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section entitled “—Certain Unaudited Prospective Financial Information.”
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Merger consideration to be paid to the holders of WRI common shares in the Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of WRI or as to the underlying decision by WRI to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, trust managers, directors, or employees of any party to the Merger, or any class of such persons relative to the Merger consideration to be paid to the holders of WRI common shares in the Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which WRI common shares or Kimco common stock will trade at any future time.
The terms of the Merger Agreement were determined through arm’s length negotiations between WRI and Kimco, and the decision to enter into the Merger Agreement was solely that of WRI’s board of trust managers and Kimco’s board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by WRI’s board of trust managers in its evaluation of the Merger and should not be viewed as determinative of the views of WRI’s board of trust managers or management with respect to the Merger or the Merger consideration.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to WRI’s board of trust managers on April 14, 2021 and in the financial analysis presented to WRI’s board of trust managers on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to WRI’s board of trust managers and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of WRI and Kimco with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged in by WRI and Kimco. The companies selected by J.P. Morgan were as follows:
•	Regency Centers Corporation
•	Brixmor Property Group Inc.
•	SITE Centers Corp.
•	Retail Properties of America, Inc.
•	Retail Opportunity Investments Corp.
•	Urban Edge Properties
•	Kite Realty Group Trust
•	WRI
•	Kimco
These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered similar to those of WRI and Kimco. However, certain of these companies may have characteristics that are materially different from those of WRI and Kimco. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect WRI and Kimco.
Using publicly available information, J.P. Morgan calculated, for each selected company, the ratios of (i) the company’s equity value to the consensus equity research analyst estimates for the company’s funds from operations (“FFO”) for the years ending December 31, 2021 (the “P/2021E FFO”) and December 31, 2022 (the “P/2022E FFO”) and (ii) a third party research analyst estimate for the company’s cash net operating income for the next twelve months to a third party research analyst estimate for the company’s implied value of real estate (the “Implied Capitalization Rate”).

For WRI, based on the results of this analysis, J.P. Morgan selected multiple reference ranges of 12.75x – 19.00x, 12.00x – 17.50x and 7.1% – 5.3% for P/2021E FFO, P/2022E FFO and Implied Capitalization Rate, respectively. After applying such ranges to the projected FFO for WRI for the twelve month period ending December 31, 2021, the projected FFO for WRI for the year ending December 31, 2022, and the projected cash net operating income for WRI for the year ending December 31, 2021, respectively, the analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for WRI common shares:
	Implied Per Share Equity Value
	Low	High
WRI P/2021E FFO	$22.00	$32.75
WRI P/2022E FFO	$23.25	$34.00
WRI Implied Capitalization Rate	$21.25	$32.75
The ranges of implied per share equity value for WRI common shares were compared to the closing share price of WRI common shares of $27.50 on April 13, 2021, the trading day immediately preceding the date of the written opinion, dated April 14, 2021, and the implied per share consideration (based on the closing price of Kimco common stock on April 13, 2021) of $30.59.
For Kimco, based on the results of the analysis described above, J.P. Morgan selected multiple reference ranges of 12.75x – 19.00x, 12.00x – 17.50x and 7.1% – 5.3% for P/2021E FFO, P/2022E FFO and Implied Capitalization Rate, respectively. After applying such ranges to the projected FFO for Kimco for the year ending December 31, 2021, the projected FFO for Kimco for the year ending December 31, 2022, and the projected cash net operating income for Kimco for the year ending December 31, 2021, respectively, the analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for Kimco common stock:
	Implied Per Share Equity Value
	Low	High
Kimco P/2021E FFO	$16.00	$24.00
Kimco P/2022E FFO	$16.00	$23.25
Kimco Implied Capitalization Rate	$14.00	$23.00
The ranges of implied per share equity value for Kimco common stock were compared to the closing share price of Kimco common stock of $19.67 on April 13, 2021, the trading day immediately preceding the date of the written opinion, dated April 14, 2021.
Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for WRI common shares and Kimco common stock. J.P. Morgan calculated the unlevered free cash flows that WRI and Kimco are expected to generate during fiscal years 2021E through 2025E (as set forth in the section entitled “Certain Unaudited Prospective Financial Information,” which were discussed with, and approved by, WRI’s board of trust managers for use by J.P. Morgan in connection with its financial analyses). J.P. Morgan also calculated a range of terminal values for WRI and Kimco at the end of this period by applying perpetual growth rates ranging from 2.50% to 3.00%, based on guidance provided by WRI’s management, to estimates of the unlevered terminal free cash flows for each of WRI and Kimco at the end of fiscal-year 2025E, as provided in the WRI and Kimco management projections. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of December 31, 2020 using discount rates ranging from 7.00% to 7.50% for WRI, and 6.75% to 7.25% for Kimco, which ranges were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of WRI and Kimco, respectively. For each of WRI and Kimco, the present value of the unlevered free cash flow estimates and the range of terminal values were then adjusted by subtracting net debt for each company as of December 31, 2020.
Based on the foregoing, this analysis indicated the following ranges of implied per share equity value for WRI common shares and Kimco common stock, rounded to the nearest $0.25:
	Implied Per Share Equity Value
	Low	High
WRI Discounted Cash Flow	$21.75	$30.00
Kimco Discounted Cash Flow	$14.00	$21.00

The range of implied per share equity values for WRI common shares was compared to the closing share price of WRI common shares of $27.50 on April 13, 2021, the trading day immediately preceding the date of the written opinion, dated April 14, 2021, and the implied per share consideration (based on the closing price of Kimco common stock on April 13, 2021) of $30.59. The range of implied per share equity values for Kimco was compared to the closing share price of Kimco common stock of $19.67 on April 13, 2021, the trading day immediately preceding the date of the written opinion, dated April 14, 2021.
Relative Value Analysis. J.P. Morgan compared the results for WRI to the results for Kimco with respect to the public trading multiples and discounted cash flow analyses described above. J.P. Morgan compared the lowest equity value per share for WRI to the highest equity value per share for Kimco to derive the lowest exchange ratio implied by each pair of results. J.P. Morgan also compared the highest equity value per share for WRI to the lowest equity value per share for Kimco to derive the highest exchange ratio implied by each pair of results. The ranges of implied exchange ratios resulting from this analysis (adjusted to reflect cash consideration of $2.89 per share) were:
Implied Exchange Ratios
	Low	High
P/2021E FFO	0.796x	1.866x
P/2022E FFO	0.876x	1.944x
Implied Capitalization Rate	0.798x	2.133x
Discounted Cash Flow	0.898x	1.936x
The ranges of implied exchange ratios resulting from the foregoing analysis were compared to (i) the implied exchange ratio (adjusted to reflect cash consideration of $2.89 per share) of 1.251x on April 13, 2021, the trading day immediately preceding the date of the written opinion, dated April 14, 2021, and (ii) the per share stock consideration of 1.408x, as contemplated in the Merger Agreement.
Value Creation Analysis. J.P. Morgan conducted an analysis of the theoretical value creation to the existing holders of WRI common shares that compared the estimated implied equity value of WRI common shares on a standalone basis, based on the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above, to the estimated implied equity value of former WRI common shareholders’ ownership in the combined company, pro forma for the Merger.
J.P. Morgan calculated the pro forma implied equity value of WRI common shares by (1) adding the sum of (a) the implied equity value of WRI on a stand-alone basis of approximately $3.289 billion, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of WRI described above, (b) the implied equity value of Kimco on a stand-alone basis of approximately $7.425 billion, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of Kimco described above, and (c) the estimated value of synergies, as reflected in estimates WRI’s management provided to J.P. Morgan for use in connection with its analysis, in the aggregate amount of approximately $994 million, (2) subtracting the sum of (a) the cash consideration paid to the holders of WRI common shares in the aggregate amount of approximately $373 million and (b) the transaction expenses of approximately $125 million and (3) multiplying such result by the pro forma equity ownership of the combined company by the existing holders of WRI common shares of approximately 29.4%. This analysis indicated that the Merger implied pro forma equity value for such holders of approximately $3.299 billion, which, when combined with the cash consideration paid to the holders of WRI common shares, represents accretion in value of approximately $383 million, or 11.6% compared to the standalone equity value of WRI. There can be no assurance, however, that the synergies, transaction-related expenses and other impacts referred to above will not be substantially greater or less than those estimated by WRI’s management and described above.
Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of WRI or Kimco. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to WRI or Kimco. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of WRI and Kimco. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to WRI and Kimco.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise WRI with respect to the Merger and deliver an opinion to WRI’s board of trust managers with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with WRI, Kimco and the industries in which they operate.
WRI has agreed to pay J.P. Morgan an estimated fee of approximately $30.1 million, $3.0 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the Merger. In addition, WRI has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.
During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with WRI and Kimco for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on WRI’s credit facility, which closed in December 2019, joint lead arranger and bookrunner on Kimco’s credit facility, which closed in February 2020, and joint bookrunner on Kimco’s offerings of debt securities, which closed in July 2020 and August 2019. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of WRI and Kimco, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of WRI and Kimco. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of WRI or Kimco for their own accounts or for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities or other financial instruments. During the two year period preceding the date of J.P. Morgan’s opinion, the aggregate fees received by J.P. Morgan from each of WRI and Kimco was approximately $1.5 million and approximately $2.5 million, respectively.
Certain Unaudited Prospective Financial Information
Kimco and WRI do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.

However, in connection with the Merger, (i) Kimco’s management prepared certain unaudited prospective financial information with respect to Kimco for calendar years 2021 through 2025 on a standalone basis and without giving effect to the Merger, which was provided by Kimco management to Kimco’s board of directors and to Kimco’s financial advisors, Barclays and Lazard, for their use and reliance in performing their respective financial analyses in connection with their respective fairness opinions, as described in this joint proxy statement/prospectus under “—Opinion of Kimco’s Financial Advisors,” and to WRI and WRI’s financial advisor, J.P. Morgan, and approved by the WRI board of trust managers for J.P. Morgan’s use and reliance in connection its financial analyses and its fairness opinion, as described in this joint proxy statement/prospectus under “—Opinion of WRI’s Financial Advisor,” and was provided by WRI management to WRI’s board of trust managers and (ii) WRI’s management prepared certain unaudited prospective financial information with respect to WRI for calendar years 2021 through 2025 on a standalone basis and without giving effect to the Merger, which was provided by WRI management to WRI’s board of trust managers and to WRI’s financial advisor, J.P. Morgan and approved by the WRI board of trust managers, for its use and reliance in performing its financial analyses in connection with its fairness opinion, as described in this joint proxy statement/prospectus under “—Opinion of WRI’s Financial Advisor,” and to Kimco, and was provided by Kimco management to the Kimco board of directors and to Kimco’s financial advisors, Barclays and Lazard, and approved by Kimco for their use and reliance in performing their respective financial analyses in connection with their respective fairness opinions, as described in this joint proxy statement/prospectus under “—Opinion of Kimco’s Financial Advisors.” We refer to this information collectively as the “prospective financial information.” A summary of certain significant elements of this information is set forth below and is included in this joint proxy statement/prospectus solely for the purpose of providing holders of Kimco common stock and holders of WRI common shares access to certain nonpublic information made available to Kimco and its board of directors and WRI and its boards of trust managers and their respective financial advisors.
Neither Kimco, WRI nor any of their respective advisors or other representatives endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity and prepared on a reasonable basis, the prospective financial information reflects numerous estimates and assumptions made by Kimco senior management or WRI senior management, as applicable, at the time such prospective financial information was prepared or approved for use by the financial advisors and represents Kimco senior management’s or WRI senior management’s respective evaluation of Kimco’s and WRI’s expected future financial performance on a stand-alone basis, without reference to the Merger. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Kimco and WRI operate and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” and in the reports that Kimco and WRI file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Kimco and WRI and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the Merger is completed. Further, these assumptions do not include all potential actions that the senior management of Kimco or WRI could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that Kimco, Kimco’s board of directors, WRI, WRI’s board of trust managers or their respective advisors considered, or now consider, this prospective financial information to be material information to any holders of Kimco common stock or holders of WRI common shares, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and readers of this joint proxy statement/prospectus should not place undue reliance on the prospective financial information as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement or the possible financial and other effects on Kimco or WRI of the Merger, and does not attempt to predict or suggest actual future results of the combined company or give effect to the Merger, including the effect of negotiating or executing the Merger Agreement, the costs that may be incurred in connection with consummating the Merger, the potential synergies that may be achieved by the combined company as a result of the Merger, the effect on Kimco or WRI of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the prospective financial information does not take into account the effect of any possible failure of the Merger to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the Merger.
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles.
The prospective financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, Kimco's management and WRI's management. PricewaterhouseCoopers LLP (Kimco's independent registered public accounting firm) and Deloitte & Touche LLP (WRI's independent registered accounting firm) have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP and Deloitte & Touche LLP do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference into this joint proxy statement/prospectus relates to Kimco's previously issued financial statements, and the Deloitte & Touche LLP report incorporated by reference into this joint proxy statement/prospectus relates to WRI's previously issued financial statements. They do not extend to the prospective financial information and should not be read to do so.
Kimco Prospective Financial Information
The following table summarizes certain prospective financial information with respect to Kimco on a stand-alone basis (amounts may reflect rounding):
Summary of the Prospective Financial Information—Kimco Stand-Alone
($ in millions, except per share data)
	2021E	2022E	2023E	2024E	2025E
Cash NOI(1)	$808	$860	$902	$931	$963
FFO as Adjusted per share(2)	$1.26	$1.37	$1.44	$1.50	$1.55
Unlevered cash flow(3)	$532	$574	$569	$587	$620
Unlevered cash flow (excluding Alberstons dividends)(4)	$516	$557	$550	$566	$598
(1)
Cash NOI is a non-GAAP financial performance measure that represents cash income from real estate operations less property operating expenses (before interest expense and depreciation and amortization).

(2)
Funds From Operations (which we refer to as “FFO”) is a supplemental non-GAAP financial measure utilized to evaluate the operating performance of real estate companies. The National Association of Real Estate Investment Trusts (which we refer to as “NAREIT”) defines FFO as net income/(loss) available to Kimco’s common shareholders computed in accordance with GAAP, excluding (i) depreciation and amortization related to real estate, (ii) gains or losses from sales of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment directly attributable to decreases in the value of depreciable real estate held by the entity and (v) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis. Kimco has the option and has elected to, exclude gains and losses on the sale of assets and impairments of assets incidental to its main business and to exclude mark-to-market changes in value on its equity securities in calculating FFO. FFO as adjusted is a supplemental non-GAAP financial measure that Kimco believes is more reflective of its core operating performance and provides investors and analysts an additional measure to compare Kimco’s performance across reporting periods on a consistent basis by excluding items that Kimco does not believe are indicative of its core operating performance. FFO as adjusted is generally calculated by Kimco as FFO excluding certain transactional income and expenses and non-operating impairments which management believes are not reflective of the results within Kimco’s operating real estate portfolio.

(3)
Unlevered cash flow is a non-GAAP financial performance measure that adjusts Cash NOI by adding management fee and investment income, subtracting general and administrative and corporate expenses, tenant improvements, leasing commissions and recurring capital expenditures, adjusting for the impact of acquisitions, dispositions, redevelopment, development and the monetization of structured investments, and incorporating changes in working capital and other adjustments.

(4)	Represents unlevered cash flow as defined above, excluding projected dividends from the Albertsons investment.
WRI Prospective Financial Information
The following table summarizes certain prospective financial information with respect to WRI on a stand-alone basis (amounts may reflect rounding):
Summary of the Prospective Financial Information—WRI Stand-Alone
($ in millions, except per share data)
	2021E	2022E	2023E	2024E	2025E
Cash NOI(1)	$318	$349	$367	$379	$389
FFO per share(2)	$1.73	$1.94	$2.06	$2.15	$2.21
Unlevered cash flow(3)	$225	$170	$207	$217	$224
(1)
Cash NOI is a non-GAAP financial performance measure that represents cash income from real estate operations less property operating expenses (before interest expense and depreciation and amortization).

(2)
FFO is a supplemental non-GAAP financial measure utilized to evaluate the operating performance of real estate companies. NAREIT defines FFO as net income/(loss) available to WRI’s common shareholders computed in accordance with GAAP, excluding (i) depreciation and amortization related to real estate, (ii) gains or losses from sales of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment directly attributable to decreases in the value of depreciable real estate held by the entity and (v) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis.

(3)
Unlevered cash flow is a non-GAAP financial performance measure that adjusts Cash NOI by subtracting general and administrative and corporate expenses, tenant improvements, broker fees and recurring capital expenditures, adjusting for the impact of acquisitions, dispositions, redevelopment and development, and incorporating changes in working capital and other adjustments.

General
The prospective financial information was prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the Merger is completed and is not intended to represent forecasted financial information for the combined company if the Merger is completed. Furthermore, Kimco and WRI may calculate certain non-GAAP financial metrics including Cash NOI, FFO, Recurring FFO and Unlevered Cash Flow using different methodologies.
By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither Kimco nor WRI nor any of their respective advisors or other representatives has made or makes any representation to any person regarding the ultimate performance of Kimco or WRI compared to the information contained in the prospective financial information. Neither Kimco, WRI, nor, after completion of the Merger, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of Kimco, WRI or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Kimco or WRI or other person regarding Kimco’s or WRI’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered by Kimco and its board of directors, WRI and its board of trust managers and their respective financial advisors in connection with the Merger.
In light of the foregoing, and considering that the Kimco and WRI special meetings will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Kimco stockholders and WRI shareholders are cautioned not to place unwarranted reliance on such information, and are urged to review Kimco’s and WRI’s most recent SEC filings for a description of their reported financial results and the financial statements of Kimco and WRI incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.” The prospective financial information summarized in this section is not included in this joint proxy statement/prospectus in order to induce any holder of Kimco common stock to vote in favor of the Kimco Merger Proposal or any of the other proposals to be voted on at the Kimco special meeting or to induce any holder of WRI common shares to vote in favor of the WRI Merger Proposal or any of the other proposals to be voted on at the WRI special meeting.
Interests of Kimco Directors and Executive Officers in the Merger
In addition to their interests in the Merger as stockholders, the directors and executive officers of Kimco have interests in the Merger that may be different from, or in addition to, those of Kimco stockholders generally. The Kimco board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement.
The Merger Agreement provides that immediately following the effective time of the Merger, Kimco will add to its board of directors the chairman of the board of trust managers of WRI (or any other individual as may be agreed in writing by Kimco and WRI). The parties have subsequently agreed that the Kimco board of directors will remain eight members immediately following the effective time of the Merger, consisting of the existing members of the board of directors of Kimco immediately prior to the effective time. The chairman of WRI’s board of trust managers is expected to enter into a consulting agreement with Kimco at the closing of the Merger.
The current senior leadership team of Kimco is not expected to change as a result of the Merger. Pursuant to the Merger Agreement, at the effective time of the Merger, the senior leadership team of Kimco will include Mr. Milton Cooper as Executive Chairman of the Board of Directors, Mr. Conor C. Flynn as Chief Executive Officer, Mr. Ross Cooper as President and Chief Investment Officer, Mr. Glenn G. Cohen as Executive Vice President, Chief Financial Officer and Treasurer and Mr. David Jamieson as Executive Vice President and Chief Operating Officer.
Interests of WRI Trust Managers and Executive Officers in the Merger
In addition to their interests in the Merger as stockholders, the trust managers and executive officers of WRI have interests in the Merger that may be different from, or in addition to, those of WRI shareholders generally. The board of trust managers of WRI was aware of these interests and considered them, among other matters, in approving the Merger Agreement.
Treatment of Outstanding WRI Equity-Based Awards
At the effective time of the Merger, upon the terms and subject to the conditions of the Merger Agreement, each award of restricted WRI common shares that is outstanding as of immediately prior to the effective time of the Merger will become vested at the effective time of the Merger either by its terms or the terms of any of WRI’s benefit plans as a result of the occurrence of the effective time of the Merger, with any applicable performance goals deemed satisfied at the target level, and, as of the effective time of the Merger, shall be canceled and converted into the right to receive the Merger consideration with respect to each WRI common share subject to such WRI restricted share award, as described in “—Treatment of WRI Equity-Based Awards in the Merger.”
The table below sets forth, for each WRI executive officer and trust manager, the number of shares covered by outstanding WRI restricted share awards as of the closing date, which we assume to be August 31, 2021 for these purposes, excluding amounts paid in respect of the prorated incentive payments, as described below under “—Prorated Incentive Payments.” These numbers do not forecast any grants or additional issuances of equity-based awards following August 31, 2021, nor do they forecast any dividends or forfeitures of restricted share awards following August 31, 2021. Depending on when the closing date occurs, certain restricted share awards shown in the table may vest in accordance with their terms.

The table below also sets forth the value, based on the number of restricted share awards determined as described above for each executive officer and trust manager, of such restricted share awards on August 31, 2021, with such amounts calculated by multiplying the number of WRI common shares subject to such restricted share awards by $30.32, which is value of the Merger consideration based on the closing price of Kimco common stock on the NYSE on April 14, 2021, the last trading day before public announcement of the Merger.
WRI Restricted Share Awards
Name	Number of WRI Restricted Share Awards	Amount
Executive Officers
Andrew M. Alexander	371,718	$11,270,490
Stanford J. Alexander	0	$0
Johnny L. Hendrix	164,933	$5,000,769
Stephen C. Richter	164,933	$5,000,769

Non-Employee Trust Managers
Shelaghmichael C. Brown	37,647	$1,141,457
Stephen A. Lasher	27,295	$827,584
Thomas L. Ryan	27,295	$827,584
Douglas W. Schnitzer	74,636	$2,262,964
C. Park Shaper	27,295	$827,584
Marc J. Shapiro	59,904	$1,816,289
Change in Control Agreements
WRI is party to severance and change in control agreements with Messrs. A. Alexander, Hendrix and Richter, which provide severance and other separation benefits in the event such executive officer experiences a qualifying termination of employment in connection with a change in control. It is expected that the occurrence of the effective time will constitute a change in control for purposes of such agreements.
Pursuant to the applicable agreement, if Messrs. A. Alexander, Hendrix or Richter is terminated (i) by WRI for any reason other than cause following the commencement of any discussion with a third person that results in a change in control within 180 calendar days after such termination of employment, or (ii) by WRI other than for cause, by the executive for good reason (as defined in the severance and change in control agreements), or due to permanent disability or death, in each case under this prong (ii) within one year following a change in control, he will be entitled to a lump sum severance benefit in an amount equal to (1) 2.99 times his annualized base salary as of the date an event constituting a change in control first occurs or, if greater, (2) 2.99 times his highest base salary in the five fiscal years preceding the first event constituting a change in control, plus, in either case, 2.99 times his targeted bonus for the fiscal year in which the first event constituting a change in control occurs. In addition, Messrs. Hendrix and Richter are each entitled to receive an additional payment or payments to compensate for any excise tax imposed by Section 4999 of the Code or any similar state or local taxes or any penalties or interest with respect to the tax. Mr. A. Alexander is not entitled to receive such a payment, but if the payments under the agreement would be subject to such excise tax, then the payments will be reduced if and to the extent that such reduction would allow Mr. A. Alexander to receive a higher net after tax amount. In addition to the cash severance amount described above, Messrs. A. Alexander, Hendrix and Richter will also receive one year of employee benefits coverage substantially similar to what he received or was entitled to receive prior to the change in control, and one additional year of credited service for purposes of certain of WRI’s benefit plans (which will apply only with respect to any such person who is an employee of Kimco after the Effective Time, which for this purpose, is assumed to not be the case). The severance and change in control agreements also provide that all awards under WRI’s equity plans will vest “single-trigger” upon a change in control.
All payments under the severance and change in control agreements are “double-trigger” in nature as they will only be payable in the event of a qualifying termination of employment following the completion of the Merger. An estimate of the value of such payments and benefits, assuming no increase to any such named executive officer’s compensation or benefit levels August 31, 2021, is set forth below in the section entitled

“Quantification of Payments and Benefits to WRI’s Named Executive Officers.” If compensation and benefit levels are changed after such date, the actual value of the applicable named executive officer’s severance payments and benefits may be different from those provided for below.
Prorated Incentive Payments
Pursuant to the Merger Agreement, the surviving corporation will make payments following the effective time in respect of prorated target bonus and WRI restricted share award opportunities with respect to 2021 to certain individuals, including Messrs. A. Alexander, Hendrix and Richter, which amounts will be prorated based on the number of days elapsed in 2021 as of the effective time (which we refer to as the “prorated incentive payments”). If payments in respect of the gross-up or reimbursement of taxes under Section 4999 of the Code or otherwise to exceed a certain amount taking into account the prorated incentive payments, the prorated incentive payments will be reduced so that the applicable gross-up payments do not exceed such amount, which reduction may apply to Messrs. Hendrix and Richter’s prorated incentive payments. It is not currently anticipated that Messrs. Hendrix and Richter’s prorated incentive payment will be so reduced.
The maximum prorated incentive payment to which the named executive officers may be entitled (assuming that the effective time of the Merger occurs on December 31, 2021) is set forth below. The WRI trust managers are not eligible to receive a prorated incentive payment.
Name	WRI Restricted Share Award Opportunity	Target Bonus Opportunity
Executive Officers
Andrew M. Alexander	$3,500,000	$1,000,000
Stanford J. Alexander	$0	$0
Johnny L. Hendrix	$1,400,000	$440,000
Stephen C. Richter	$1,400,000	$440,000
Consulting Agreement with Mr. A. Alexander
Kimco expects to enter into a consulting agreement with Mr. A. Alexander, to be effective upon the closing of the Merger. The consulting agreement is expected to provide that Mr. A. Alexander will serve as a consultant to Kimco for the one-year period following the effective time of the Merger, subject to one-year renewals upon notice by Kimco. During the consulting period, Kimco is expected to pay Mr. A. Alexander an annual consulting fee of $150,000 and will generally reimburse Mr. A. Alexander for all reasonable expenses incurred during the consulting period. During the consulting period, Mr. A. Alexander will not be eligible to participate in Kimco’s employee benefit plans.
The consulting period is terminable by either Kimco or Mr. A. Alexander upon ten days’ prior written notice by either party or upon Mr. A. Alexander’s death or disability. Upon termination of the consulting period for any reason and notwithstanding the remaining length of the consulting period, Mr. A. Alexander is only entitled to any unpaid consulting fees through the date of termination and any reimbursable business expenses. Such payments are not subject to a release of claims requirement. Pursuant to the consulting agreement, Mr. A. Alexander is subject to a perpetual confidentiality covenant, and Mr. A. Alexander is prohibited during the consulting period from engaging in any activities that are competitive with Kimco. Mr. A. Alexander will be entitled to indemnification from Kimco as set forth in Kimco’s standard indemnification agreement with its directors and officers.
Indemnification and Insurance
Pursuant to the terms of the merger agreement, certain trust managers, directors and officers of WRI and its subsidiaries will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability and fiduciary liability insurance policies following the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 86.
Quantification of Payments and Benefits to WRI’s Named Executive Officers
The table below, along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation payable to WRI’s Chairman, President and Chief Executive Officer,

Chairman Emeritus, Executive Vice President and Chief Operating Officer and Executive Vice President and Chief Financial Officer, who are WRI’s only executive officers (each of whom we refer to as a “named executive officer”), which compensation is based on, or otherwise relates to, the Merger and which is subject to an advisory vote of WRI’s shareholders, as described below in the section entitled “WRI Proposal 2: The WRI Compensation Proposal.” This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to WRI’s named executive officers. The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of WRI’s named executive officers would receive, using the following assumptions:
•	the effective time will occur on August 31, 2021 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);
•	each of WRI’s named executive officers will experience a qualifying termination under their severance and change in control agreements at such time;
•	each named executive officer’s base salary rate and annual target bonus remain unchanged from those in place as of March 1, 2021;
•	equity awards that were outstanding as of August 31, 2021, with any applicable performance goals deemed satisfied at the target level;
•
the per share assumed merger consideration of $30.32, which was the closing price of Kimco common stock on the NYSE on April 14, 2021, the last trading day before public announcement of the Merger; and

•	the deemed termination of each named executive officer’s employment by Kimco without “cause” in connection with the completion of the Merger.
The calculations in the table do not include amounts that WRI’s named executive officers were already entitled to receive, or were vested in, as of the date of this joint proxy statement/prospectus. In addition, these amounts do not attempt to forecast any additional equity award grants, issuances, vesting events or forfeitures that may occur, or future dividends or dividend equivalents that may be accrued, prior to the completion of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Golden Parachute Compensation
Name	Cash(1)	Equity(2)	Welfare Benefits(3)	Tax Reimbursement(4)	Total
Andrew M. Alexander	$8,382,000	$7,109,760	$1,319,202	$0	$16,810,962
Stanford J. Alexander	0	0	0	0	0
Johnny L. Hendrix	4,186,767	3,144,863	447,224	2,553,726	10,332,580
Stephen C. Richter	4,186,767	3,144,501	507,182	2,748,815	10,587,265
(1)
As described above in “—Change of Control Agreements,” the cash severance payments payable to each of Messrs. A. Alexander, Hendrix and Richter under the severance and change in control agreements consist of (a) 2.99 times his annualized base salary as of the date an event constituting a change in control first occurs or, if greater, (b) 2.99 times his highest base salary in the five fiscal years preceding the first event constituting a change in control, plus, in either case, 2.99 times his targeted bonus for the fiscal year in which the first event constituting a change in control occurs.

In addition, as described above in “—Prorated Incentive Payments,” each of Messrs. A. Alexander, Hendrix and Richter will be entitled to receive a prorated incentive payment following the effective time in respect of prorated target bonus and WRI restricted share award opportunities for 2021.

The cash payments described in this column (1) include the following components:
Name	Base Salary Severance	Annual Target Bonus Severance	Prorated Incentive Payments	Total
Andrew M. Alexander	$2,392,000	$2,990,000	$3,000,000	$8,382,000
Stanford J. Alexander	0	0	0	0
Johnny L. Hendrix	1,644,500	1,315,600	1,226,667	4,186,767
Stephen C. Richter	1,644,500	1,315,600	1,226,667	4,186,767
(2)
As described above under “—Treatment of WRI Equity-Based Awards in the Merger,” the equity amounts consist of the “single-trigger” accelerated vesting of unvested WRI restricted share awards, with any applicable performance goals deemed satisfied at the target level. The amounts shown are based on the number of restricted share awards held by each named executive officer on January 31, 2021. The amounts shown do not attempt to forecast any grants or additional issuances, vesting events or forfeitures of equity-based awards following January 31, 2021, nor do they forecast any dividends or forfeitures of equity-based awards following the date of this proxy statement.

(3)
As described in the section entitled “—Change of Control Agreements,” the welfare benefits to the named executive officers consist of one year of employee benefits coverage substantially similar to what he received or was entitled to receive prior to the change in control. The amounts reflected in the column above reflect benefit rates in effect through December 31, 2020; therefore if benefits levels change between the date of this joint proxy statement/prospectus and the closing of the merger, such amounts will change.

(4)
As described in the section entitled “—Change of Control Agreements,” the change of control agreements with Messrs. Hendrix and Richter provide for payments to such named executive officers to compensate for any excise tax imposed by Section 4999 of the Code or any similar state or local taxes or any penalties or interest with respect to the tax. The amounts reflected in the column above reflect the estimated potential amount of such payments.

Voting Agreements
In connection with the execution of the Merger Agreement, Kimco and WRI entered into voting agreements with each of Andrew M. Alexander and Stanford J. Alexander. The voting agreements provide, subject to the terms and conditions thereof, for each of Messrs. A. Alexander and S. Alexander, solely in his capacity as a shareholder of WRI, to vote the WRI common shares he owns of record or beneficially in favor of the Merger Agreement and against any alternative acquisition proposal. As of the record date for the WRI special meeting, Messrs. A. Alexander and S. Alexander collectively owned of record or beneficially approximately [•]% of the WRI shares outstanding on that date.
Directors and Management Following the Merger
Initial Board Composition of Kimco following the Merger
The Merger Agreement provides that immediately following the effective time of the Merger, Kimco will add to its board of directors the chairman of the board of trust managers of WRI (or any other individual as may be agreed in writing by Kimco and WRI). The parties have subsequently agreed that the Kimco board of directors will remain eight members immediately following the effective time of the Merger, consisting of the existing members of the board of directors of Kimco immediately prior to the effective time. The chairman of WRI’s board of trust managers is expected to enter into a consulting agreement with Kimco at the closing of the Merger.
For additional information regarding the directors and executive officers of Kimco following the Merger, please refer to Kimco’s proxy statement on Schedule 14A filed on March 17, 2021 and WRI’s proxy statement on Schedule 14A filed on March 15, 2021, respectively, the relevant portions of which are incorporated into this document by reference through their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2020.
Officers of Kimco following the Merger
The current senior leadership team of Kimco is not expected to change as a result of the Merger. Pursuant to the Merger Agreement, at the effective time of the Merger, the senior leadership team of Kimco will include Mr. Milton Cooper as Executive Chairman of the Board of Directors, Mr. Conor C. Flynn as Chief Executive Officer, Mr. Ross Cooper as President and Chief Investment Officer, Mr. Glenn G. Cohen as Executive Vice President, Chief Financial Officer and Treasurer and Mr. David Jamieson as Executive Vice President and Chief Operating Officer.
Treatment of WRI Equity-Based Awards in the Merger
At the effective time of the Merger, upon the terms and subject to the conditions of the Merger Agreement, each award of restricted WRI common shares that is outstanding as of immediately prior to the effective time of the Merger will become vested at the effective time of the Merger either by its terms or the terms of any of WRI’s benefit plans as a result of the occurrence of the effective time of the Merger, with any applicable performance goals deemed satisfied at the target level, and, as of the effective time of the Merger, shall be canceled and converted into the right to receive the Merger consideration with respect to each WRI common share subject to such WRI restricted share award.
Treatment of WRI ESPP
Pursuant to the Merger Agreement, following the date of the Merger Agreement, participation in the ESPP will be limited to those employees who were participants as of immediately prior to the execution of the Merger Agreement, and participants may not increase their payroll deduction elections or rate of contributions from those in effect as of immediately prior to the execution of the Merger Agreement and may not make any separate non-payroll contributions. No new offering period will commence under the ESPP following the date the Merger Agreement was executed, and the ESPP will terminate at the effective time.
Accounting Treatment
Kimco prepares its financial statements in accordance with GAAP. The Merger will be accounted for by using the business combination accounting rules, which require the application of a screen test to evaluate if substantially all of the fair value of the assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or a business combination. In the event that the screen test is not met, the rules require a further assessment to determine whether an asset acquisition or a business combination has occurred. In addition, the rules require the identification of the acquirer, the determination of the acquisition date, the recognition and measurement, at fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquirer. After consideration of all applicable factors pursuant to the business combination accounting rules, the Merger will be treated as a business combination under GAAP with Kimco as the acquirer.
Regulatory Approvals
Kimco and WRI have each agreed to use their reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings and other documents necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement.
The parties’ respective obligations to complete the Merger are conditioned, among other matters, upon (i) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger; (ii) the absence of any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any governmental entity of competent jurisdiction which makes the consummation of the Merger illegal; and (iii) the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part, with no stop order, or proceeding seeking a stop order, in effect thereto.
There can be no assurances that any necessary regulatory approvals will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, Kimco’s and WRI’s ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. For more information, see “Risk Factors,” beginning on page 17.
Expected Timing of the Merger
Kimco and WRI are working to complete the Merger in the second half of 2021. However, the Merger is subject to various conditions, and it is possible that factors outside the control of both companies could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the respective Kimco and WRI special meetings and the completion of the Merger. Kimco and WRI hope to complete the Merger as soon as reasonably practicable following the satisfaction of all applicable conditions. For more information, see “Risk Factors—Risks Related to the Merger.”

Exchange of Shares in the Merger
At or prior to the effective time of the Merger, Kimco will appoint the exchange agent to handle the exchange of certificates formerly representing WRI common shares for the Merger consideration. After the Merger is completed, if a shareholder held certificates representing WRI common shares immediately prior to the effective time of the Merger, the exchange agent, within five business days after the effective time of the Merger, will send such stockholder a letter of transmittal and instructions for exchanging its WRI common shares for the Merger consideration of 1.408 shares of Kimco common stock and $2.89 in cash. Upon surrender of the certificates for cancellation (or affidavits of loss in lieu thereof and other customary requirements of the exchange agent) along with the executed letter of transmittal and other required documents described in the instructions, a holder of WRI common shares will receive the applicable Merger consideration, with cash paid in lieu of any fractional shares.
Holders of WRI common shares in book-entry form immediately prior to the effective time of the Merger will not need to take any action to receive the applicable Merger consideration, with cash paid in lieu of fractional shares.
If you are a Kimco stockholder, you are not required to take any action with respect to your Kimco stock certificates. Such certificates will continue to represent shares of Kimco common stock after the Merger.
Dividends
Kimco and WRI will take such actions as are necessary to ensure that the timing of any regular quarterly dividend paid by either Kimco or WRI prior to the effective time of the Merger will be coordinated so that, if either the holders of Kimco common stock or WRI common shares receive a distribution for a particular quarter prior to the effective time of the Merger, then the holders of WRI common shares and the holders of Kimco common stock, respectively, will also receive a distribution for such quarter prior to the effective time of the Merger. Additionally, Kimco and WRI will coordinate such that any such quarterly distributions will have the same record date and the same payment date, which will be consistent with Kimco’s historical record dates and payment dates unless otherwise agreed between the parties, in order to ensure that the holders of Kimco common stock and the holders of WRI common shares receive the same number of such dividends prior to the effective time of the Merger, subject to certain conditions.
If Kimco (in consultation with WRI) determines that it is necessary to declare a special distribution in accordance with the Merger Agreement in order to maintain its qualification as a REIT, Kimco must notify WRI in writing at least 10 business days prior to Kimco’s stockholders meeting, and WRI will be entitled to declare a dividend per share payable to holders of WRI common shares, in an amount per share equal to the product of (A) the special Kimco distribution declared by Kimco with respect to each share of Kimco common stock and (B) the exchange ratio.
If WRI (in consultation with Kimco) determines that it is necessary to declare a special distribution in accordance with the Merger Agreement in order to maintain its qualification as a REIT, WRI must notify Kimco in writing at least 10 business days prior to WRI’s shareholders meeting, and the Merger consideration shall be decreased by an amount equal to the special WRI distribution, which shall be effected by reducing the cash consideration by an amount equal to the per share amount of the WRI special distribution (it being understood that if the amount of the WRI special distribution exceeds the amount of the cash consideration, the stock consideration shall also be appropriately reduced to reflect the full effect of the portion of the WRI special distribution that exceeds the amount of the cash consideration).
In the event that a dividend or distribution with respect to the WRI common shares permitted under the terms of the Merger Agreement has (i) a record date prior to the effective time of the Merger and (ii) has not been paid as of the effective time of the Merger, the holders of WRI common shares shall be entitled to receive such dividend or distribution upon receipt of the Merger consideration in accordance with the procedures described under “The Merger Agreement—Exchanges of Shares in the Merger.”
Listing of Kimco Common Stock in the Merger
It is a condition to the completion of the Merger that the Kimco common stock issuable in the Merger be approved for listing on the NYSE, subject to official notice of issuance.

De-Listing and Deregistration of WRI Common Shares
Pursuant to the Merger Agreement, after the effective time of the Merger, the WRI common shares currently listed on the NYSE will cease to be quoted on the NYSE and will be deregistered under the Exchange Act.
Appraisal and Dissenters’ Rights
Under Section 3-202(c)(1) of the MGCL, holders of Kimco common stock do not have the right to receive the appraised value of their shares in connection with the Merger because Kimco common stock is listed on a national securities exchange.
Holders of WRI common shares are entitled to dissenters’ rights under Subchapter H of Chapter 10 of the TBOC, provided they satisfy the special conditions and conditions set forth therein. For a more detailed discussion of your dissenters’ rights and the requirements for perfecting your dissenters’ rights, see “Dissenters’ Rights of WRI Shareholders.” In addition, a copy of Subchapter H of Chapter 10 of the TBOC is attached as Appendix E to this proxy statement/prospectus.

THE MERGER AGREEMENT
The following section summarizes material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. You are urged to read the Merger Agreement carefully and in its entirety before making any decisions regarding the Merger Agreement and the Merger.
Explanatory Note Regarding the Merger Agreement
The summary of the Merger Agreement is included in this joint proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information about Kimco or WRI or their respective subsidiaries or businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
The representations, warranties and covenants contained in the Merger Agreement and described in this joint proxy statement/prospectus were made only for purposes of the Merger Agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the other parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures, for the purposes of allocating risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the Merger Agreement will not survive the effective time of the Merger. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or conditions of Kimco, WRI or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Kimco or WRI.
Form of the Merger
Pursuant to the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement, WRI will merge with and into Kimco, with Kimco continuing its existence.
The legacy holders of Kimco common stock and the legacy holders of WRI common shares will own approximately 71% and 29%, respectively, of the outstanding shares of Kimco common stock following the effective time of the Merger.
Merger Consideration
In connection with the Merger, upon the terms and subject to the conditions of the Merger Agreement, each WRI common shareholder will receive 1.408 newly issued shares of Kimco common stock plus $2.89 in cash for each WRI common share that such holder owns immediately prior to the effective time of the Merger, with cash paid in lieu of fractional shares. The Merger consideration is fixed and will not be adjusted to reflect stock price changes prior to the closing of the Merger.
The Merger consideration is subject to customary anti-dilution adjustments. If, at any time during the period between April 15, 2021 and the effective time of the Merger, there is a change in the number of issued and outstanding WRI common shares or shares of Kimco common stock, or securities convertible or exchangeable into WRI common shares or shares of Kimco common stock, in each case, as a result of a reclassification, stock split (including reverse stock split), stock dividend or stock distribution, recapitalization, merger, subdivision or other similar transaction, the Merger consideration shall be equitably adjusted to provide the holders of WRI common shares and Kimco common stock with the same economic effect as contemplated by the Merger Agreement prior to such event, provided that there will be no more than one such adjustment for any single action.

For more information, see “—Exchange of Shares in the Merger.”
Treatment of WRI Equity-Based Awards in the Merger
At the effective time of the Merger, upon the terms and subject to the conditions of the Merger Agreement, each award of restricted WRI common shares that is outstanding as of immediately prior to the effective time of the Merger will become vested at the effective time of the Merger either by its terms or the terms of any of WRI’s benefit plans as a result of the occurrence of the effective time of the Merger, with any applicable performance goals deemed satisfied at the target level, and, as of the effective time of the Merger, shall be canceled and converted into the right to receive the Merger consideration with respect to each WRI common share subject to such WRI restricted share award.
Closing; Effective Time of the Merger
Unless the parties otherwise agree, upon the terms and subject to the conditions of the Merger Agreement, the closing of the Merger will take place on the date that is the fifth business day after the satisfaction or permitted waiver of the conditions set forth in the Merger Agreement (other than the conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or permitted waiver of those conditions at the closing).
Unless the parties otherwise agree, pursuant to the Merger Agreement, and upon the terms and subject to the conditions of the Merger Agreement, the Merger will become effective at the time when the Articles of Merger (which we refer to as the “articles of Merger”) have been accepted for record by the Harris County Clerk and the State Department of Assessments and Taxation of the State of Maryland, with such date and time specified in the articles of Merger. After the Merger becomes effective, Kimco will continue with the name “Kimco Realty Corporation.”
Charter and Bylaws
Pursuant to the Merger Agreement, and upon the terms and subject to the conditions of the Merger Agreement, (i) the Kimco charter in effect immediately prior to the Merger will be the charter of the surviving corporation following the Merger and (ii) the bylaws of Kimco as in effect immediately prior to the Merger will be the bylaws of the surviving corporation following the Merger.
Directors and Management Following the Merger
The Merger Agreement provides that immediately following the effective time of the Merger, Kimco will add to its board of directors the chairman of the board of trust managers of WRI (or any other individual as may be agreed in writing by Kimco and WRI). The parties have subsequently agreed that the size of the Kimco board of directors will remain eight members immediately following the effective time of the Merger, consisting of the existing members of the board of directors of Kimco immediately prior to the effective time. The chairman of WRI’s board of trust managers is expected to enter into a consulting agreement with Kimco at the closing of the Merger.
The current senior leadership team of Kimco is not expected to change as a result of the Merger. At the effective time of the Merger, the senior leadership team of Kimco is expected to include Mr. Milton Cooper as Executive Chairman of the Board of Directors, Mr. Conor C. Flynn as Chief Executive Officer, Mr. Ross Cooper as President and Chief Investment Officer, Mr. Glenn G. Cohen as Executive Vice President, Chief Financial Officer and Treasurer and Mr. David Jamieson as Executive Vice President and Chief Operating Officer.
Exchange of Shares in the Merger
At or prior to the effective time of the Merger, upon the terms and subject to the conditions of the Merger Agreement, Kimco will appoint the exchange agent to handle the exchange of certificates formerly representing WRI common shares for the Merger consideration. After the Merger is completed, upon the terms and subject to the conditions of the Merger Agreement, if a shareholder held certificates representing WRI common shares immediately prior to the effective time of the Merger, the exchange agent will send them a letter of transmittal and instructions for exchanging their WRI common shares for the Merger consideration of 1.408 shares of Kimco common stock and $2.89 in cash, subject to customary anti-dilution adjustments and with cash paid in lieu of fractional shares. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a holder of WRI common shares will receive the applicable Merger consideration, with cash paid in lieu of fractional shares.
Holders of WRI common shares in book-entry form immediately prior to the effective time of the Merger will not need to take any action to receive the applicable Merger consideration, with cash paid in lieu of fractional shares.
Representations and Warranties of Kimco and WRI
The Merger Agreement contains representations and warranties made by each of Kimco and WRI to each other. These representations and warranties are subject to qualifications and limitations. Some of the significant representations and warranties of both Kimco and WRI contained in the Merger Agreement relate to, among other things:
•	organization, standing and corporate power;
•	capital structure;
•	authority relative to execution and delivery of, and performance of obligations under, the Merger Agreement;
•	SEC filings, financial statements, internal controls and absence of undisclosed liabilities;
•	accuracy of information supplied or to be supplied in this joint proxy statement/prospectus and the registration statement of which it forms a part;
•	compliance with applicable laws;
•	legal proceedings;
•	tax matters, including qualification as a REIT;
•	material contracts;
•	benefit plans;
•	employee benefits and labor matters and compliance with the Employee Retirement Income Security Act of 1974, as amended;
•	absence of certain changes;
•	board approval of the Merger and exemption from anti-takeover statutes;
•	required stockholder approval;
•	real property;
•	compliance with environmental laws;
•	intellectual property;
•	permits and licenses;
•	insurance policies;
•	inapplicability of the Investment Company Act of 1940;
•	brokers’ and finders’ fees; and
•	receipt of fairness opinions.
Definition of “Material Adverse Effect”
Many of the representations of Kimco and WRI are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would have a material adverse effect). A “material adverse effect” with regard to either Kimco or WRI, for purposes of the Merger Agreement, means any effect that (i) is materially adverse to the assets, financial condition, business or continuing results of operations of such party and its subsidiaries, taken as a whole, or (ii) prevents or materially impairs or delays the ability of such party to consummate the Merger or the other transactions contemplated by the Merger Agreement on or prior to the outside date, except that a material adverse effect will not include any effect arising out of or resulting from:
•
any changes after April 15, 2021 in general United States or global economic conditions, in financial, debt, securities, capital or credit markets, including changes in interest rates, general business, labor or regulatory conditions or social or political conditions;

•
any changes after April 15, 2021 generally affecting the industry or industries in which such party operates or any of the markets or geographical areas in which such party or any of its subsidiaries operate;

•	any changes or proposed changes after April 15, 2021 in law or the interpretation thereof or GAAP or the interpretation thereof;
•	acts of war, armed hostility or terrorism (including cyber-terrorism or cyber-attacks), riots, demonstrations, public disorders, civil disobedience or any worsening thereof;
•	force majeure events, including storms, fires, floods, earthquakes, hurricanes, tornados or other acts of God, natural disasters or calamities;
•
any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including commercially reasonably responses thereto (including the COVID-19 measures implemented by governmental entities);

•
any effect to the extent attributable to the negotiation, execution, announcement, pendency or performance of the Merger Agreement or the consummation of transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, of such party or any of its subsidiaries with customers, suppliers, lenders, partners, employees or regulators (without limiting any representation or warranty by such party in respect of the consequences resulting from the Merger Agreement or the consummation of the transactions contemplated thereby);

•
any failure to meet any internal or published projections (whether published by such party or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (it being understood and agreed that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•
any change in the price or trading volume of any publicly traded securities (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•
any reduction in the credit rating of such party or its subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•	any bankruptcy, insolvency or reorganization of any tenant under any lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any lease;
•	acts required to be taken or not taken by such party or any of its subsidiaries under the terms of the Merger Agreement or taken or not taken at the written request of the other party;
•
with respect to WRI, any transaction related litigation brought against WRI or its subsidiaries, trust managers, directors, officers or employees (except if it has resulted in a non-appealable judicial determination definitively finding a breach of duty by the WRI board of trust managers) or, with respect to either party, any litigation alleging that the disclosure contained in this joint proxy statement/prospectus (whether filed in preliminary or definitive form) violates the federal securities laws (except if it has resulted in a non-appealable judicial determination definitively finding such a violation); and

•
with respect to WRI, the identity of Kimco or any of its affiliates or any communication by Kimco or any of its affiliates regarding plans, proposals, intentions or projections with respect to WRI, any of its subsidiaries, or their employees or business.

In addition, if the events referred to in the first, second, fourth, fifth and sixth bullets above have had a disproportionate adverse impact on such party and its subsidiaries, taken as a whole, relative to other companies operating in the industry in which such party operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a material adverse effect has occurred.
Conduct of Business Pending the Merger
Under the Merger Agreement, between April 15, 2021 and the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms, unless (i) expressly contemplated or required by the Merger Agreement, (ii) as set forth in the parties’ confidential disclosure letters, (iii) as required by applicable law or the regulations, (iv) to the extent action is reasonably taken (or reasonably omitted) in response to COVID-19 or the COVID-19 measures, provided that such action (or omission) is generally consistent with such party’s actions (or omissions) prior to April 15, 2021 and discussed in advance with the other party or (v) with the other party’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed), each of Kimco and WRI have agreed that they will, and will cause their respective subsidiaries to, conduct its business in the ordinary course consistent with past practice, to use reasonable best efforts to preserve its business organization intact, to maintain its material assets and properties in their current condition (normal wear and tear excepted) and its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants and to maintain the status of such party as a REIT.
In addition, between April 15, 2021 and the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms, unless (i) expressly contemplated or permitted by the Merger Agreement, (ii) as set forth in such party’s confidential disclosure letters, (iii) as required by applicable law or the regulations or (iv) with the other party’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed), each of Kimco and WRI have agreed that they will not, and will cause their subsidiaries not to:
•
(i) in the case of Kimco, amend or waive any provision under any of the governing documents of Kimco, in a manner that would materially and adversely affect the holders of WRI common shares and (ii) in the case of WRI, amend or waive any provision under any of the governing documents of WRI or amend or waive any provision under any of the governing documents of any subsidiary of WRI in any material respect;

•	split, combine, subdivide or reclassify any shares of capital stock or other equity or voting interests of such party or any of its subsidiaries;
•	enter into any new material line of business;
•
declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of such party, or any of their respective subsidiaries, or other equity securities or ownership interests, other than (i) the declaration and payment of dividends, payable quarterly with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate, in the case of Kimco, of $0.17 per share of Kimco common stock and dividends in respect of its outstanding preferred stock pursuant to the terms of such preferred stock or, in the case of WRI, $0.23 per WRI common share with respect to the first quarterly dividend following April 15, 2021, and $0.30 per WRI common share thereafter, (ii) the declaration and payment of dividends or other distributions to such party, or to their operating partnerships, by any direct or indirect wholly owned subsidiary of such party, (iii) the declaration and payment of pro rata dividends or other distributions by such party’s operating partnership (iv) in the case of WRI, the declaration and payment of dividends or other distributions by any subsidiary of WRI in accordance with the organizational documents of such subsidiary as in effect prior to April 15, 2021 and provided to Kimco prior to April 15, 2021 and (v) in the case of Kimco, the declaration and payment of dividends or other distributions by any joint venture of Kimco as required pursuant to the organizational documents of such joint venture as in effect prior to April 15, 2021, except that either party, or any of their subsidiaries, are, subject to certain conditions, permitted to make distributions to maintain their qualification as a REIT under the Code or applicable state law and avoid the imposition of any entity level income or excise tax under the Code or applicable state law (which we refer to as a “special distribution”);
•
issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock or other equity or voting interests of such party or those of a subsidiary of such party, any voting debt, any stock appreciation rights, stock options, restricted shares or other equity-based awards or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or equity interests or voting debt, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such shares or other equity interests or voting debt, or enter into any agreement with respect to any of the foregoing, other than (i) issuances of shares of Kimco common stock or WRI common shares, as applicable, upon the exercise or settlement of equity awards in accordance with the terms of the applicable equity plan and awards, (ii) issuances by a wholly owned subsidiary of equity to its parent company or to another wholly owned subsidiary or issuances of any directors’ qualifying shares in accordance with applicable law, (iii) in the case of Kimco, grants of Kimco equity awards made in the ordinary course of business consistent with past practice or otherwise required by any Kimco benefit plan and (iv) in the case of WRI, issuances of WRI common shares to any person that tenders any convertible partnership or joint venture units pursuant to the applicable organizational documents of such entity;

•
repurchase, redeem or otherwise acquire, or permit any subsidiary to redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible into or exercisable for any shares of its capital stock or other equity interests, except for (i) acquisitions of shares of common stock tendered by holders of equity awards in accordance with the terms of the applicable equity plan and awards as in effect on April 15, 2021 in order to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto, (ii) the creation of new wholly owned subsidiaries organized to conduct or continue activities otherwise permitted by the Merger Agreement, (iii) in the case of WRI, redemptions of limited partnership units pursuant to certain of WRI’s limited partnership and joint venture agreements as set forth in the Merger Agreement, (iv) in the case of Kimco, redemptions of Kimco joint venture or operating partnership interests pursuant to the organizational documents of such entities and (v) in the case of Kimco, pursuant to repurchase plans described in the Kimco SEC documents in the ordinary course of business;

•
adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization, including any bankruptcy related action or reorganization other than transactions solely between or among wholly owned subsidiaries that would not prevent or materially impede, hinder or delay consummation of the Merger or result in any breach of any of certain tax representations of such party set forth in the Merger Agreement (without regard to any materiality or similar qualification);

•
vote to approve or otherwise consent to the taking of any action or fail to exercise any rights to veto or prevent, any action by any joint venture that would be prohibited by the Merger Agreement if such joint venture was a subsidiary;

•
change its methods of financial accounting or financial accounting policies, except as required by changes in GAAP (or any interpretation thereof) or in applicable law, by the SEC or the Financial Accounting Standards Board or any similar organization;

•
take any action, or fail to take any action, which would reasonably be expected to cause either party to fail to qualify as a REIT or any of its subsidiaries to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary (which we refer to as a “QRS”), a taxable REIT subsidiary (which we refer to as a “TRS”) or a REIT under the applicable provisions of Section 856 of the Code, as the case may be, other than any redemption or purchase of interests in any subsidiary that causes such subsidiary to dissolve or become a disregarded entity for U.S. federal income tax purposes and that is effectuated in accordance with the organizational documents of such subsidiary as in effect prior to the date of the Merger Agreement;

•
take any action, knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•
make, change or rescind any material election relating to taxes, change a material method of tax accounting, amend any material tax return, settle or compromise any material federal, state, local or foreign income tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes or surrender any right to claim any material refund of taxes, other than, in each case, as necessary or appropriate to (i) preserve such party’s qualification as a REIT under the Code, or (ii) preserve the status of any subsidiary of such party as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code; or

•	agree to, or make any commitment to, take, or authorize, any of the actions prohibited by any of the above.
In addition, subject to these same general exceptions, WRI has agreed that it shall not, and shall cause its subsidiaries not to:
•	form or enter into a material partnership or operating partnership, joint venture, strategic alliance or similar arrangement with a third party;
•
acquire, by merging or consolidating with, by purchasing an equity interest in or assets of or by forming a partnership or joint venture with, any person, or by any other manner, any real property, any material personal property, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than, (i) intercompany reorganizations or consolidations that would not (A) prevent or materially impede, hinder or delay consummation of the Merger or (B) result in any breach of any of certain tax representations of WRI set forth in the Merger Agreement (without regard to any materiality or similar qualification), or (ii) the creation of new wholly owned subsidiaries organized to conduct or continue activities otherwise permitted by the Merger Agreement;

•
sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, or agree to any option that would require a sale or other transfer of, any property or assets, or voluntarily exercise any purchase or sale rights or rights of first offer, other than (i) pledges and encumbrances on WRI real property that are not material to WRI in the ordinary course of business and that would not be material to any WRI real property and do not secure indebtedness, (ii) any assets, other than real property, in the ordinary course of business consistent with past practice, (iii) transactions solely between or among wholly owned subsidiaries of WRI and (iv) sales required by purchase rights or options existing as April 15, 2021 and disclosed to Kimco;

•
incur, create, assume, refinance or replace any indebtedness or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person (other than a wholly owned subsidiary), other than (i) incurrence of intercompany indebtedness and (ii), in the case of WRI, incurred under the WRI revolving credit facility of the WRI credit facility as in effect as of April 15, 2021 for working capital purposes in the ordinary course of business in aggregate principal amount not to exceed $40,000,000 at any time outstanding;

•
enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any WRI material contract (or any contract that, if existing as of April 15, 2021, would be a WRI material contract), other than (i) any action permitted otherwise permitted by the Merger Agreement in respect of incurrence of indebtedness and entry into or amendments of any WRI lease prior to the effective time of the Merger, (ii) any termination or renewal in accordance with the terms of any existing WRI material contract that occurs automatically without any action by WRI or any of its subsidiaries or (iii) pursuant to third-party agreements existing as of April 15, 2021 and disclosed to Kimco;

•	enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any material WRI lease (or any lease for real property that, if existing as of April 15,

2021, would be a material WRI lease), other than (i) any termination or renewal in accordance with the terms of any existing material WRI lease that occurs automatically without any action by WRI or any of its subsidiaries or (ii) terminating any material WRI lease as a result of a default by the counterparty to such material WRI lease (in accordance with the terms of such material WRI lease and subject to any applicable cure period therein);
•
make any material loans, advances or capital contributions to, or investments in, any other person, make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (i) by WRI or a wholly owned subsidiary of WRI to WRI or another wholly owned subsidiary of WRI, (ii) loans or advances required to be made under any WRI lease, or (iii) capital contributions or loans expressly required by the organizational documents of any WRI subsidiaries as in effect prior to April 15, 2021;

•	make or commit to make any capital expenditures other than pursuant to the WRI’s budgets made available to Kimco;
•
initiate or commence any suit, action, investigation or proceeding against any other person (other than in connection with any termination of any WRI lease that is not a material WRI lease as a result of a default by the counterparty to such WRI lease (in accordance with the terms of such WRI lease and subject to any applicable cure period therein)), or, other than in respect of certain stockholder litigation in connection with the Merger, waive, release, assign, settle or compromise any claim, action, litigation, arbitration or proceeding, other than waivers, releases, assignments, settlements or compromises that (i) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $500,000 individually or $2,000,000 in the aggregate, (ii) do not involve the imposition of injunctive relief against WRI or any of its subsidiaries, Kimco, the surviving corporation of the Merger or any subsidiary of Kimco following the effective time of the Merger and (iii) do not provide for any admission of any liability by WRI or any of its subsidiaries; except that this provision does not apply to any claim, suit, or proceeding with respect to taxes;

•
except as required by any WRI benefit plan in effect as of April 15, 2021, (i) increase the compensation, bonus or pension, welfare, severance or other benefits payable or provided to, or grant any cash- or equity-based awards (including WRI restricted share awards) or long-term cash awards to, any current or former directors, employees or other natural person, independent contractor or consultant of WRI or any of its subsidiaries, (ii) grant or provide any change of control, severance, bonus, retention or other similar payments or benefits to any director, employee or other individual service provider of WRI or any of its subsidiaries (including any obligation to gross up, indemnify or otherwise reimburse any such individual for any tax incurred by any such individual, including under Section 409A, 457A or 4999 of the Code), (iii) establish, adopt, enter into or materially amend any WRI benefit plan or any other plan, policy, program, agreement or arrangement that would be a WRI benefit plan if in effect on April 15, 2021, (iv) enter into any collective bargaining agreement or similar agreement, (v) hire, promote or terminate the services (other than for cause) of any independent contractor of WRI or any of its subsidiaries who is a natural person with a total annual compensation opportunity in excess of $300,000, with the incremental cost of all compensation and benefits provided to such newly hired or promoted independent contractors not to exceed $600,000 in the aggregate, (vi) hire, promote or terminate the employment (other than for cause) of any employee of WRI or any of its subsidiaries with a total annual compensation opportunity in excess of $100,000, with the incremental cost of all compensation and benefits provided to such newly hired or promoted employees not to exceed $500,000 in the aggregate, or (vii) take any action to accelerate the vesting or payment, or lapsing of restrictions, or fund or in any way secure the payment, of compensation or benefits under any WRI benefit plan;

•
enter into any contract with, or engage in any transaction with, any of its affiliates (other than its subsidiaries), directors or stockholders (or affiliates of the foregoing (other than its subsidiaries)), other than transactions with directors and officers in the ordinary course and consistent with past practice as long as such transactions are applicable for all directors or all officers, respectively, and other than as expressly permitted by the Merger Agreement in respect of compensation and benefits matters prior to the effective time of the Merger, described in the bullet point immediately above;
•
enter into, amend or modify any tax protection agreement, or take any action or fail to take any action that would give rise to a material liability with respect to any tax protection agreement to which WRI or any of its subsidiaries is a party;

•	enter into any development contract with any governmental entity, other than with respect to any permits or the application to a governmental entity for rezoning or other entitlements;
•
demolish or enter into any contract to demolish any material structures on any of the WRI properties or WRI joint venture properties, except in connection with the initial development of such properties; or

•	grant the deferral of any rent in excess of $1,000,000 in the aggregate or the abatement of any rent or other obligations of any tenant under any material WRI lease.
Notwithstanding the foregoing, the Merger Agreement does not prohibit or restrict either party, or any of their respective subsidiaries, from taking any action that in the reasonable judgment of such party’s board of directors, upon advice of counsel, is reasonably necessary to maintain their qualification as a REIT under the Code for any period or portion thereof ending on or prior to the effective time of the Merger or to avoid incurring entity level income or excise taxes under the Code (including making dividend or other distribution payments to stockholders in accordance with the Merger Agreement) or to preserve the status of any subsidiary of such party as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code.
Other Covenants and Agreements
The Merger Agreement contains certain other covenants and agreements, including covenants related to:
•	cooperation between Kimco and WRI in the preparation of this joint proxy statement/prospectus and the registration statement of which it forms a part;
•
each party’s agreement to afford the representatives of the other party access to its properties (other than for purposes of invasive testing), books, contracts, records and representatives during normal business hours;

•
each party’s agreement to use its reasonable best efforts to take all actions necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement, including using its reasonable best efforts to cooperate to obtain all governmental consents, clearances, approvals, permits or authorizations required to complete the Merger;

•
each party’s agreement to (i) use its reasonable best efforts to cooperate in all respects in connection with any investigation or other inquiry, (ii) promptly notify the other party of any communication concerning the Merger Agreement or the transactions contemplated thereby from or with any governmental entity, (iii) permit the other party to review and comment on any proposed substantive or non-ministerial communication to any governmental entity, (iv) consult with the other party in advance of any substantive or non-ministerial meeting with any governmental entity or in connection with a proceeding by a private party and (v) use its reasonable best efforts to resolve objections with respect to the transactions contemplated by the Merger Agreement;

•
each party’s agreement to use its reasonable best efforts to take such actions as the other may reasonably request to obtain any consents from any third parties (excluding any governmental entity) as may be reasonably required to consummate the Merger or the other transactions contemplated by the Merger Agreement;

•
Kimco’s agreement to use its reasonable best efforts to cause the shares of Kimco common stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance;

•
each party’s agreement to consult with the other party, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other party, prior to issuing any public communications with respect to the Merger and the other transactions contemplated by the Merger Agreement; and

•	each party’s agreement to use its reasonable best efforts to cause the Merger to qualify as a “reorganization” under the Code.
Financing
Pursuant to the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement, WRI shall, and shall cause its subsidiaries to, and shall cause its and their representatives to:
•
provide all cooperation reasonably requested by Kimco in connection with financing arrangements (including, without limitation, assumptions, guarantees, amendments, supplements, modifications, refinancings, replacements, repayments, terminations or prepayments of existing financing arrangements) as Kimco may reasonably determine necessary or advisable in connection with the completion of the Merger or the other transactions contemplated by the Merger Agreement, such cooperation shall include (i) participating in a reasonable number of meetings, presentations and due diligence sessions in connection with such financing arrangements, (ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with such financing arrangements (including relating to the preparation of pro forma financial statements), (iii) as promptly as reasonably practical, and in any event at least 20 days prior to the closing of the Merger, furnishing Kimco and any of its financing sources with (A) audited consolidated balance sheets and related audited consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the three most recently completed fiscal years of WRI ended at least 60 days prior to the closing of the Merger, in each case, prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year and (B) unaudited consolidated balance sheets and related condensed consolidated statements of operations, comprehensive income, changes in equity and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for WRI for each subsequent fiscal quarter ended at least 40 days prior to the closing of the Merger (other than the fourth fiscal quarter of any fiscal year), in each case, prepared in accordance with GAAP and reviewed by WRI’s independent public accountants, and (C) any other information regarding WRI and its subsidiaries that Kimco may reasonably request in connection with the arrangement or execution of such financing arrangements, (iv) obtain customary authorization letters, comfort letters and accountants’ consent letters as may be requested by Kimco, and (v) to the extent requested in writing at least 10 business days prior to the closing of the Merger, delivering at least three business days prior to the closing of the Merger all documentation and other information with respect to WRI and its subsidiaries that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the USA PATRIOT Act; notwithstanding the foregoing, WRI and its subsidiaries and their respective representatives shall not be required to enter into any letter, certificate, document, agreement or instrument (other than customary authorization and representation letters) that will be effective prior to the closing of the Merger and nothing in the financing cooperation provision of the Merger Agreement described in this paragraph shall require (x) such cooperation to the extent it would disrupt unreasonably the business or operations of WRI or any of its subsidiaries or require any of them to take any actions that would reasonably be expected to violate applicable law, contract or its or their organizational documents, (y) the board of directors or similar governing body of WRI or any subsidiary of WRI to adopt resolutions approving any letter, certificate, document, agreement or instrument (other than customary authorization and representation letters to the extent necessary) that will be effective prior to the closing of the Merger or (z) WRI or any of its subsidiaries to incur any liability prior to the closing of the Merger for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Kimco; provided that a failure to consummate a financing of the type described in the first sentence of this paragraph shall not, in and of itself, constitute a failure by the Company to satisfy its obligations under this paragraph;

•	use reasonable best efforts to, as soon as reasonably practicable after (and not prior to) the receipt of a written request from Kimco to do so, on the terms and conditions specified by Kimco and in compliance with all applicable terms and conditions of the applicable WRI debt agreements, seek amendment(s) to any of the WRI debt agreements or pursue any approach chosen by Kimco to the assumption, defeasance, satisfaction and discharge, constructive satisfaction and discharge, refinancing, repayment, repurchase, redemption, termination, amendment, guarantee, purchase, unwinding or other treatment of, the WRI debt agreements and the indebtedness incurred pursuant thereto, in each case, subject to the occurrence of the closing of the Merger;
•
use reasonable best efforts to provide cooperation and assistance reasonably requested by Kimco in connection with the debt transactions discussed in the previous paragraph, (including taking all corporate action reasonably necessary to authorize the execution and delivery of associated transaction documents to be entered into prior to closing of the Merger Agreement and delivering all officer’s certificates and legal opinions required to be delivered in connection therewith); provided that, the effectiveness of any such transaction documents or notices of prepayment or redemption shall be expressly conditioned on the closing of the Merger;

•
deliver all notices and take all other actions to facilitate the termination at the effective time of the Merger of all commitments in respect of each of the WRI credit facility and any other indebtedness of WRI or its subsidiaries to be paid off, discharged and terminated on the closing of the Merger as specifically requested by Kimco in writing, the repayment in full on the closing of the Merger of all obligations in respect of the indebtedness thereunder, and the release on the closing of the Merger of any liens securing such indebtedness and guarantees in connection therewith; and

•
use reasonable best efforts to deliver to Kimco (i) at least 10 business days prior to the closing of the Merger (or such shorter period as agreed by Kimco), a draft payoff letter with respect to each of the WRI credit facility and, if requested by Kimco to WRI in writing, any other indebtedness (including mortgages) of WRI or its subsidiaries to be paid off, discharged and terminated on the closing of the Merger and (ii) at least one business day prior to the closing of the Merger, an executed payoff letter with respect to each of the WRI credit facility and such other indebtedness (including mortgages) of WRI or its subsidiaries to be paid off, discharged and terminated on the closing of the Merger, in each case in form and substance customary for transactions of this type from the persons (or the applicable agent on behalf of the persons) to whom such indebtedness is owed, which payoff letters together with any related release documentation shall, among other things, (x) include the payoff amount and (y) provide that liens (and guarantees), if any, granted in connection with the WRI credit facility or any such other indebtedness of WRI to be paid off, discharged and terminated on the closing of the Merger relating to the assets, rights and properties of WRI and its subsidiaries securing or relating to such indebtedness, shall, upon the payment of the amount set forth in the applicable payoff letter at or prior to the effective time of the Merger, be released and terminated.

The Merger Agreement requires Kimco indemnify, defend and hold harmless WRI and its affiliates, and its and their respective pre-closing trust managers, directors, officers, employees, agents, representatives and professional advisors, from and against any liability, obligation or loss suffered or incurred by them in connection with any financing cooperation provided for in the Merger Agreement and any information utilized in connection therewith, subject to certain exceptions set forth in the Merger Agreement. The Merger Agreement provides that Kimco shall, promptly upon request by WRI, reimburse WRI and its subsidiaries and representatives for all reasonable, documented and invoiced out-of-pocket costs actually incurred by WRI or its subsidiaries in connection with any financing cooperation provided under the Merger Agreement (including reasonable and documented out-of-pocket auditor’s and attorneys’ fees and expenses), subject to certain exceptions set forth in the Merger Agreement.
Employee Benefits Matters
For a period of one year following the effective time of the Merger, Kimco will provide, or will cause to be provided, to each employee of WRI and its subsidiaries who continues to be employed by Kimco or its subsidiaries following the effective time of the Merger (which we refer to as “continuing employees”), for so long as such continuing employee is employed following the effective time of the Merger, (i) base salary or base wage that is no less favorable than the base salary or base wage provided by WRI and its subsidiaries to each such continuing employee immediately prior to the effective time of the Merger, (ii) target annual cash bonus opportunity and target long-term incentive compensation opportunity that are no less favorable than the target annual cash bonus opportunity and target long-term incentive compensation opportunity provided by WRI and its subsidiaries to each such continuing employee immediately prior to the effective time of the Merger, and (iii) health and welfare benefits (other than severance benefits) that are substantially similar to those health and welfare benefits that are (x) provided to each such continuing employee immediately prior to the effective time of the Merger or (y) provided to similarly situated employees of Kimco or its subsidiaries.
For purposes of any Kimco benefit plans that provide benefits to any continuing employees after the effective time of the Merger, Kimco will use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Kimco or its affiliates to be waived with respect to the continuing employees and their eligible dependents, (ii) give each continuing employee credit for the plan year in which the effective time of the Merger occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the effective time of the Merger for which payment has been made, (iii) give credit to any remaining benefit in each continuing employee’s account under WRI’s cafeteria plan and (iv) give each continuing employee service credit for such continuing employee’s employment with WRI and its subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Kimco benefit plan, as if such service had been performed with Kimco, except for benefit accrual under any defined benefit pension plan, postretirement welfare plan or any plan maintained by Kimco or any of its subsidiaries under which similarly situated employees of Kimco and its subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation, or to the extent it would result in a duplication of benefits.
Dividends
The Merger Agreement provides that Kimco and WRI will take such actions as are necessary to ensure that the timing of any regular quarterly dividend paid by either Kimco or WRI prior to the effective time of the Merger will be coordinated so that, if either the holders of Kimco common stock or WRI common shares receive a distribution for a particular quarter prior to the effective time of the Merger, then the holders of WRI common shares and the holders of Kimco common stock, respectively, will also receive a distribution for such quarter prior to the effective time of the Merger. Additionally, Kimco and WRI will coordinate such that any such quarterly distributions will have the same record date and the same payment date, which will be consistent with Kimco’s historical record dates and payment dates unless otherwise agreed between the parties, in order to ensure that the holders of Kimco common stock and the holders of WRI common shares receive the same number of such dividends prior to the effective time of the Merger, subject to certain conditions.
If Kimco (in consultation with WRI) determines that it is necessary to declare a special distribution in accordance with the Merger Agreement in order to maintain its qualification as a REIT, Kimco must notify WRI in writing at least 10 business days prior to Kimco’s stockholders meeting, and WRI will be entitled to declare a dividend per share payable to holders of WRI common shares, in an amount per share equal to the product of (A) the special Kimco distribution declared by Kimco with respect to each share of Kimco common stock and (B) the exchange ratio.
If WRI (in consultation with Kimco) determines that it is necessary to declare a special distribution in accordance with the Merger Agreement in order to maintain its qualification as a REIT, WRI must notify Kimco in writing at least 10 business days prior to WRI’s shareholders meeting, and the Merger consideration shall be decreased by an amount equal to the special WRI distribution, which shall be effected by reducing the cash consideration by an amount equal to the per share amount of the WRI special distribution (it being understood that if the amount of the WRI special distribution exceeds the amount of the cash consideration, the stock consideration shall also be appropriately reduced to reflect the full effect of the portion of the WRI special distribution that exceeds the amount of the cash consideration).
In the event that a dividend or distribution with respect to WRI common shares permitted under the terms of the Merger Agreement has (i) a record date prior to the effective time of the Merger and (ii) has not been paid as of the effective time of the Merger, the holders of WRI common shares shall be entitled to receive such dividend or distribution upon receipt of the Merger consideration in accordance with the procedures described under “The Merger Agreement—Exchanges of Shares in the Merger.”

Conditions to Completion of the Merger
The obligations of Kimco and WRI to complete the Merger are subject to certain conditions being satisfied or, where legally permissible, waived. These conditions include:
•	stockholder approval of the Kimco Merger Proposal and shareholder approval of the WRI Merger Proposal;
•	the approval of listing on the NYSE of shares of Kimco common stock to be issued in connection with the Merger, subject to official notice of issuance;
•	the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order or proceedings seeking a stop order;
•
the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger; and

•
the absence of any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any governmental entity of competent jurisdiction which makes the consummation of the Merger illegal.

In addition, the obligation of WRI to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:
•
the representations and warranties of Kimco set forth in the Merger Agreement with respect to its authorized share count as of April 15, 2021 and its capitalization as of April 13, 2021 being true and correct in all respects, except for any de minimis inaccuracies, as of April 15, 2021 and as of the closing date as though made on and as of the closing date;

•
the representations and warranties of Kimco set forth in the Merger Agreement with respect to an absence of a Kimco material adverse effect being true and correct in all respects as of April 15, 2021 and as of the closing date as though made on and as of the closing date;

•
the representations and warranties of Kimco set forth in the Merger Agreement with respect to its organization, standing and power, capital structure (other than the representations and warranties described in the first bullet point), board approval, required vote of Kimco stockholders, status as an investment company, brokers and finders and fairness opinion of Kimco’s financial advisers being true and correct in all material respects as of April 15, 2021 and as of the closing date as though made on and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date);

•
the representations and warranties of Kimco set forth in the Merger Agreement with respect to all other matters being true and correct as of April 15, 2021 and as of the closing date as though made on and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), other than, where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Kimco;

•	Kimco having performed in all material respects the obligations required to be performed by it under the Merger Agreement at or prior to the closing of the Merger;
•	the receipt of an opinion of Dentons US LLP (or other nationally recognized law firm) to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;
•
the receipt of an opinion addressed to Kimco from Kimco’s REIT counsel that, at all times since Kimco’s taxable year ended December 31, 2015 and through the closing date, Kimco has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that Kimco’s proposed method of organization and operation will enable Kimco to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

•
the receipt of an officers’ certificate signed by the chief executive officer or chief financial officer of Kimco, certifying that the conditions listed in the first five bullet points above have been satisfied.

The obligation of Kimco to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:
•
the representations and warranties of WRI set forth in the Merger Agreement with respect to its authorized share count as of April 15, 2021 and capitalization as of April 13, 2021 being true and correct in all respects, except for any de minimis inaccuracies, as of April 15, 2021 and as of the closing date as though made on and as of the closing date;

•
the representations and warranties of WRI set forth in the Merger Agreement with respect to the absence of a WRI material adverse effect being true and correct in all respects as of April 15, 2021 and as of the closing date as though made on and as of the closing date;

•
the representations and warranties of WRI set forth in the Merger Agreement with respect to its organization, standing and power, capital structure (other than the representations and warranties described in the first bullet point), board approval, required vote of WRI shareholders, status as an investment company, brokers and finders and fairness opinion of WRI’s financial adviser being true and correct in all material respects as of April 15, 2021 and as of the closing date as though made on and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date);

•
the representations and warranties of WRI set forth in the Merger Agreement with respect to all other matters being true and correct as of April 15, 2021 and as of the closing date as though made on and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), other than, where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on WRI;

•	WRI having performed in all material respects the obligations required to be performed by it under the Merger Agreement at or prior to the closing of the Merger;
•
the receipt of an opinion of Wachtell, Lipton, Rosen & Katz (or other nationally recognized law firm) to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the receipt of an opinion addressed to WRI from WRI’s REIT counsel that, at all times since WRI’s taxable year ended December 31, 2015 and through the taxable year that ends with the effective time of the Merger, WRI has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code; and

•
the receipt of an officers’ certificate signed by the chief executive officer or chief financial officer of WRI, certifying that the conditions listed in the first five bullet points above have been satisfied.

No Solicitation
Pursuant to the Merger Agreement, WRI has agreed that neither it nor any of its subsidiaries or affiliates, directors, officers and employees of it or its subsidiaries will, directly or indirectly, (i) initiate, solicit, propose, knowingly encourage any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal, or any other effort or attempt to make or implement an acquisition proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations relating to any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal, (iii) provide any nonpublic information to any person in connection with any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal, (iv) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, business combination agreement, sale or purchase agreement or share exchange agreement, option agreement or any other similar agreement related to any acquisition proposal (which we refer to as an “acquisition agreement”) or (v) propose or agree to do any of the foregoing.
For purposes of the Merger Agreement, an “acquisition proposal” means any proposal or offer from any person (other than Kimco or any of its affiliates) relating to (i) any transaction or series of transactions providing for a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving WRI or any of its subsidiaries pursuant to which, if consummated, would result in, any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of WRI (or of the surviving parent entity in such transaction), as applicable, or (ii) any transaction or series of transactions providing for the direct or indirect acquisition or purchase of assets (including equity securities of WRI or any of its subsidiaries) or businesses representing 15% or more of the consolidated net revenues, net income or total assets of WRI and its subsidiaries, taken as a whole, in each case other than the transactions contemplated by the Merger Agreement.
Notwithstanding the foregoing, upon the terms and subject to the conditions of the Merger Agreement, prior to the time the WRI Merger Proposal is approved, in response to a bona fide written acquisition proposal (that did not result from WRI’s breach of its non-solicitation obligations under the Merger Agreement in any material respect) made after April 15, 2021, subject to compliance with the other terms of this covenant and WRI first entering into a confidentiality agreement with the person who has made such acquisition proposal having confidentiality and use provisions that are no less favorable to WRI than those contained in that certain confidentiality agreement entered into between Kimco and WRI, WRI shall be permitted to (i) engage in discussions and negotiations with the person who has made such acquisition proposal and (ii) provide nonpublic information or data to such person, provided that prior to taking any such actions, the WRI board of trust managers must determine in good faith that, based on the information then available and after consultation with its outside legal counsel and its financial advisor, such acquisition proposal constitutes a superior proposal or is reasonably likely to result in a superior proposal. WRI shall provide Kimco with a copy of any nonpublic information provided to any person pursuant to the prior sentence prior to or simultaneously with furnishing such information to such person, unless such information has been previously made available to Kimco.
For purposes of the Merger Agreement, a “superior proposal” means a bona fide written acquisition proposal that the WRI board of trust managers determines in good faith (after taking into account any binding revisions to the terms of the Merger Agreement proposed by Kimco pursuant to its match rights, after consultation with its financial advisor and outside legal counsel, the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such acquisition proposal, and all other matters that the WRI board of trust managers considers appropriate) would, if consummated, result in a transaction that is more favorable to the stockholders of WRI than the transactions contemplated by the Merger Agreement, except that the references to “15% or more” in the definition of “acquisition proposal” above shall be deemed to be references to “more than 50%.”
Pursuant to the Merger Agreement, WRI has agreed to notify Kimco within 24 hours after receipt of an acquisition proposal, any request for nonpublic information relating to WRI or any of its subsidiaries that it is considering making, or has made, an acquisition proposal or any inquiry from any person seeking to have discussions or negotiations with WRI relating to a possible acquisition proposal. WRI has also agreed to notify Kimco within 24 hours if it enters into discussions or negotiations concerning any acquisition proposal or provides nonpublic information to any person in accordance with its non-solicitation obligations, and to keep Kimco reasonably informed of the material status and terms of any such discussions or negotiations on a reasonably current basis, including by providing a copy of all material documentation or material written correspondence relating thereto, including proposed agreements and any material change in its intentions.
WRI has also agreed that (i) it will and will cause its subsidiaries, and use reasonable best efforts to cause its and their representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted before April 15, 2021 with respect to any acquisition proposal, (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any acquisition proposal except to the extent a failure to do so would result in a breach of the trust managers’ respective duties under applicable law, (iii) it will promptly request that each person that has previously executed a confidentiality agreement relating to an potential or actual acquisition proposal destroy or return all non-public information provided under such confidentiality agreement and (iv) it will promptly terminate the access of any third party to any electronic datasite or data room established in connection with any such confidentiality agreement.

Stockholder Vote
Upon the terms and subject to the conditions of the Merger Agreement, Kimco has agreed to take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the effective date of the registration statement of which this joint proxy statement/prospectus forms a part for the purpose of obtaining approval of the Kimco Merger Proposal. Kimco and its board of directors will (i) use reasonable best efforts to obtain from the stockholders of Kimco the approval of the Kimco Merger Proposal and (ii) recommend to the stockholders of Kimco approval of the Kimco Merger Proposal, and Kimco shall cause the registration statement of which this joint proxy statement/prospectus forms a part to include such recommendation.
Upon the terms and subject to the conditions of the Merger Agreement, WRI has agreed to take all lawful action to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the effective date of the registration statement of which this joint proxy statement/prospectus forms a part for the purpose of obtaining the approval of the WRI Merger Proposal. Unless a change in recommendation has occurred, as described below, WRI and its board of trust managers will (i) use reasonable best efforts to obtain from the shareholders of WRI the approval of the WRI Merger Proposal and (ii) recommend to the shareholders of WRI the approval of the Merger, and WRI shall cause the registration statement of which this joint proxy statement/prospectus forms a part to include such recommendation.
The parties have agreed to cooperate and use reasonable best efforts to cause their respective stockholder meetings to be held on the same date and as soon as reasonably practicable after April 15, 2021.
Permitted Change in Recommendation
Pursuant to the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement, the WRI board of trust managers has agreed that it will not (i) withhold, withdraw, qualify or modify in any manner adverse to Kimco, or propose publicly or resolve to withhold, withdraw, qualify or modify in any manner adverse to Kimco, the recommendation of the board of trust managers in favor of the WRI Merger Proposal, (ii) fail to include the recommendation of the board of trust managers in favor of the WRI Merger Proposal in the registration statement of which this joint proxy statement/prospectus forms a part, (iii) make or publicly propose to make any recommendation in connection with a tender offer or exchange offer commenced by a third party other than a recommendation against such offer or a customary “stop, look and listen” communication or (iv) in the event an acquisition proposal has been publicly announced or publicly disclosed, fail to reaffirm the recommendation of the WRI board of trust managers in favor of the WRI Merger Proposal within five business days of Kimco’s written request (we refer to each of the foregoing events as a “change in recommendation”).
Nevertheless, prior to the approval of the WRI Merger Proposal, with respect to an acquisition proposal, the WRI board of trust managers may make a change in recommendation or may authorize WRI to terminate the Merger Agreement to enter into an acquisition agreement, in each case, if and only if:
•
a bona fide written acquisition proposal (that did not result from a breach of WRI’s non-solicitation obligations in any material respect) is made to WRI by a third party, and such acquisition proposal is not withdrawn;

•	the WRI board of trust managers determines in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal constitutes a superior proposal;
•
the WRI board of trust managers has determined in good faith (after consultation with its outside legal counsel) that failure to make a change in recommendation or terminate the Merger Agreement to enter into an acquisition agreement would be inconsistent with the duties of the members of the WRI board of trust managers under applicable law;

•
96 hours shall have elapsed since the time WRI has given written notice to Kimco advising Kimco that WRI intends to take such action and specifying in reasonable detail its reasons, including the terms and conditions of any such superior proposal that is the basis of the proposed action (with any amendment to any financial terms or any other material changes to the terms and conditions of such superior proposal requiring a new notice by WRI to Kimco but with a new notice period equal to two business days);

•
during such period, WRI has considered and, at the reasonable request of Kimco, engaged in good faith discussions with Kimco regarding, any adjustment or modification of the terms of the Merger Agreement proposed by Kimco; and

•
the WRI board of trust managers, following such period, again determines in good faith (after consultation with outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of the Merger Agreement that Kimco has committed in writing prior to the expiration of such period and that are reflected in a written definitive agreement that would be binding on Kimco if executed and delivered by WRI) that such acquisition proposal (i) be reflected in a written definitive agreement that would be binding, subject to the terms and conditions of such written definitive agreement, on the applicable person making the superior proposal, if executed and delivered by WRI and (ii) constitute a superior proposal and that the failure to make a change in recommendation or terminate the Merger Agreement to enter into an acquisition agreement would be inconsistent with the duties of the members of the WRI board of trust managers under applicable law.

In the case of termination of the Merger Agreement by WRI to enter into an acquisition agreement, WRI must pay or cause to be paid to Kimco the WRI termination fee (as described below).
The Merger Agreement does not permit Kimco and its board of directors to change its recommendation in favor of the Kimco Merger Proposal.
Fees and Expenses
Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, except (i) the WRI termination fee, as described below, and (ii) Kimco has agreed to reimburse WRI for certain expenses in connection with WRI’s cooperation with respect to financing efforts.
Termination of the Merger Agreement
Termination. The Merger Agreement may be terminated at any time prior to the effective time of the Merger as follows:
•	by mutual written consent of Kimco and WRI;
•	by either Kimco or WRI:
•
if any governmental entity of competent jurisdiction shall have issued an order, decree or ruling in each case permanently enjoining or otherwise prohibiting the consummation of the Merger, and such order, decree or ruling has become final and nonappealable, provided that the right to terminate the Merger Agreement under such circumstance is not available to any party whose failure to comply with any provision of the Merger Agreement has been the principal cause of or resulted in such order, decree or ruling;

•
if the Merger shall not have been consummated by 5:00 p.m., New York time, on January 15, 2022 (which we refer to as the “outside date”), provided that the right to terminate the Merger Agreement under such circumstance is not available to any party whose failure to comply with any provision of the Merger Agreement has been the principal cause of or resulted in the failure of the Merger to be consummated before the outside date;

•
if the other party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (other than, in the case of WRI, with respect to a material breach of its non-solicitation obligations or a change in recommendation), which breach or failure to perform or to be true (i) would result in the failure of a condition of closing to be satisfied and (ii) cannot be cured by the outside date or, if curable prior to the outside date, has not been cured by the earlier of (A) the outside date and (B) 30 days after the giving of written notice by the party seeking termination to the other party, provided that that the right to terminate the Merger Agreement under such circumstance is not available to any party that is then in material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement such that it would result in the failure of a condition of closing to be satisfied; or

•
if the approval of the WRI Merger Proposal or the Kimco Merger Proposal shall not have been obtained upon a vote taken thereon at the WRI special meeting or Kimco special meeting, respectively, or at any adjournment or postponement thereof.

•	by WRI:
•
at any time prior to obtaining approval of the WRI Merger Proposal, in order to enter into an acquisition agreement as described in “—Change in Recommendation,” above, provided that the WRI termination fee shall be paid within two business days following the termination of the Merger Agreement by WRI under such circumstances;

•	by Kimco:
•
at any time before the WRI Merger Proposal is approved, (i) upon a change in recommendation by the WRI board of trust managers or (ii) upon a willful and material breach by WRI or any trust manager of its non-solicitation obligations as described in “—No Solicitation” above (other than in the case where such willful breach is the result of an isolated action by a trust manager of WRI without knowledge of or consent by WRI prior to such action, and is not any other action by WRI, and (x) WRI takes appropriate actions to remedy such willful breach upon discovery thereof, and (y) Kimco or the Merger are not adversely affected in any material respect as a result thereof).

Effect of Termination. In the event of termination of the Merger Agreement by either party, as provided immediately above, written notice shall be given to the other party specifying the provision pursuant to which such termination is made, and the Merger Agreement shall become null and void and there shall be no liability or obligation on the part of either party or their respective trust managers or directors or representatives, except (i) that no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of the Merger Agreement, (ii) certain miscellaneous provisions of the Merger Agreement and certain provisions relating to the WRI termination fee, fees and expenses, public announcements and effects of termination shall survive such termination and (iii) the confidentiality agreements entered into between Kimco and WRI shall survive such termination.
Termination Fees.
WRI has agreed to pay a termination fee of $115,000,000 to Kimco in the following circumstances:
•
in the event that Kimco terminates the Merger Agreement before the WRI Merger Proposal is approved in connection with a change in recommendation by the WRI board of trust managers in which case the WRI termination fee is due within two business days following such termination;

•
in the event that WRI terminates the Merger Agreement before the WRI Merger Proposal is approved in order to enter into an acquisition agreement with respect to a superior proposal, in which case the WRI termination fee is due within two business days following such termination; and

•
in the event that (i) the Merger Agreement is terminated (A) by Kimco or WRI because (I) the Merger has not been consummated by the outside date or (II) the WRI Merger Proposal is not approved at the WRI special meeting or (B) by Kimco because WRI has materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement such that a condition to closing would not be satisfied (subject to a cure period) or, before the WRI Merger Proposal is approved, upon a willful and material breach by WRI of its non-solicitation obligations, (ii) in any case, prior to the date of termination, WRI has received a bona fide acquisition proposal or a bona fide acquisition proposal has been publicly disclosed and not withdrawn and (iii) within 12 months after the date of such termination, WRI consummates a transaction of a type set forth in the definition of “acquisition proposal” or enters into an acquisition agreement (provided that, for purposes of this provision, each reference to “15%” in the definitions of “acquisition proposal” and “acquisition agreement” shall be deemed to be a reference to “50%”), in which case the WRI termination fee is due within two business days following the earlier of the date such acquisition proposal is consummated or any such acquisition agreement is entered into.

Such termination fee will be the maximum amount owed by WRI in connection with any termination of the Merger Agreement, except in the case of any fraud or willful and material breach of the Merger Agreement by WRI. The amount payable to Kimco by WRI may also be reduced to the extent necessary to maintain Kimco’s qualification as a REIT under the Code. Should any amount of the fee be unpaid because of REIT requirements, WRI shall place the unpaid amount of the fee in escrow and shall not release any portion thereof to Kimco unless and until Kimco receives a reasoned opinion from counsel or other tax advisor or a ruling from the IRS providing that Kimco’s receipt of the unpaid fee will not impact its qualification as a REIT under the Code. The obligations of WRI to pay any unpaid portion of the fee shall terminate on December 31, 2026. Amounts remaining in escrow after the obligation of WRI to pay the fee terminates shall be released to WRI.
Indemnification and Insurance
The Merger Agreement provides that, for six years from and after the effective time of the Merger, Kimco will indemnify and hold harmless each present and former trust manager, director and officer of WRI and its subsidiaries and each individual who was serving at the request of WRI or its subsidiaries as a director, officer, member, trustee or fiduciary of any other corporation, partnership or joint venture, trust employee benefit plan or other enterprise, or any of their predecessors, heirs, executors, trustees, fiduciaries and administrators against any costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to such party to the fullest extent permitted by applicable law; provided such indemnified party agrees in advance to return any such funds, and that Kimco will not have any obligation to any such indemnified party, to the extent that a court of competent jurisdiction has determined in a final, nonappealable judgment such indemnified party is not ultimately entitled), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the Merger, whether asserted or claimed prior to, at or after the effective time of the Merger (including acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Merger and actions to enforce this provision), in connection with such indemnified parties serving or having served as a trust manager, director, officer, agent or other fiduciary of WRI or any of its subsidiaries or of any other person if such service was at the request or for the benefit of WRI or any of its subsidiaries, in each case to the fullest extent permitted by law and to the same extent that WRI or its subsidiaries would have been permitted to do so pursuant to the organizational documents of WRI or its subsidiaries, as applicable. Notwithstanding the above, Kimco shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Further, if any indemnified party notifies Kimco on or prior to the sixth anniversary of the effective time of the Merger of a matter in respect of which such person may seek indemnification or advancement pursuant to this provision, this provision shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.
All rights to exculpation or indemnification for acts or omissions occurring prior to the effective time of the Merger Agreement existing as of April 15, 2021 in favor of any indemnified party, as provided in WRI’s or any of its subsidiaries’ organizational documents or in any agreement previously disclosed to Kimco, in each case in effect as of April 15, 2021, will survive the Merger and will continue in full force and effect in accordance with their terms. After the effective time of the Merger, Kimco will, and will cause the surviving corporation and its subsidiaries to, fulfill and honor such obligations in accordance with their terms to the maximum extent that WRI or the applicable subsidiary would have been permitted to fulfill and honor them under applicable laws. In addition, for a period of six years following the effective time of the Merger, Kimco will, and will cause the surviving corporation and its subsidiaries to, cause the organizational documents of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the organizational documents of WRI and such subsidiaries, as applicable, as in effect on April 15, 2021, and during such six-year period, such provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the indemnified parties, except as required by applicable laws.
Prior to the effective time of the Merger, Kimco shall obtain a six-year prepaid “tail” policy or policies for the extension of the directors’ and officers’ liability coverage of WRI’s existing directors’ and officers’ liability insurance policies and fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the effective time of the Merger, with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as WRI’s existing policies with respect to such matters prior to the effective time of the Merger. In no event will the premium of such “tail” policy exceed 300% of the current annual premium paid by WRI for such purpose. If the cost of such “tail” policy would otherwise exceed the such amount, Kimco shall purchase a policy with the greatest coverage available for a premium not exceeding the 300% maximum. In lieu of the foregoing, WRI may purchase, prior to (but effective as of) the effective time of the Merger, such “tail” policy, provided that the aggregate premium for such “tail” policy shall not exceed the 300% maximum.
Amendment, Extension and Waiver of the Merger Agreement
Subject to the provisions of applicable laws, at any time prior to the effective time of the Merger, the Merger Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by the parties, or in the case of a waiver, by the party against whom the waiver is to be effective. The conditions to each of the respective parties’ obligations to consummate the Merger and the other transactions contemplated by the Merger Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No failure or delay by any party in exercising any right, power or privilege under the Merger Agreement shall operate as a waiver, nor shall any single or partial exercise preclude any other or further exercise or the exercise of any other right, power or privilege.
Governing Law
The Merger Agreement shall be governed by and construed in accordance with the laws of the State of Maryland (without giving effect to choice of law principles thereof), except that matters relating to the fiduciary duties of the WRI board of trust managers shall be subject to the laws of the State of Texas.
Voting Agreements
In connection with the execution of the Merger Agreement, Kimco and WRI entered into voting agreements with each of Andrew M. Alexander and Stanford J. Alexander. The voting agreements provide, subject to the terms and conditions thereof, for each of Messrs. A. Alexander and S. Alexander, solely in his capacity as a shareholder of WRI, to vote the WRI common shares he owns of record or beneficially in favor of the Merger Agreement and against any alternative acquisition proposal. The voting agreement contains certain other customary restrictions with respect to such shares. As of the record date for the WRI special meeting, Andrew M. Alexander and Stanford J. Alexander collectively owned of record or beneficially approximately [•]% of the WRI shares outstanding on that date. The preceding discussion is a summary of the voting agreements and is subject to, and qualified in its entirety by reference to, the complete text of the voting agreements, a form of which is attached as Annex B to this joint proxy statement/prospectus and incorporated by reference herein.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following general discussion sets forth the anticipated material United States federal income tax consequences of the Merger to U.S. holders (as defined below) of WRI common shares that exchange their WRI common shares for shares of Kimco common stock and cash in the Merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only those WRI common shareholders that hold their WRI common shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:
•	a financial institution;
•	a tax-exempt organization;
•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);
•	an insurance company;
•	a mutual fund;
•	a dealer or broker in stocks and securities, or currencies;
•	a trader in securities that elects mark-to-market treatment;
•	a holder of WRI common shares that received WRI common shares through the exercise of an employee share option, through a tax qualified retirement plan or otherwise as compensation;
•	a person that is not a U.S. holder (as defined below);
•	a person that has a functional currency other than the U.S. dollar;
•	a person that actually or constructively owns more than 5% of WRI common shares;
•	a person that holds both WRI common shares and shares of Kimco common stock;
•	a holder of WRI common shares that holds WRI common shares as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or
•	a United States expatriate or former lawful permanent resident of the United States.
In addition, the discussion does not address any estate or gift tax considerations, any alternative minimum tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax on net investment income pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the Merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of WRI or Kimco. You should consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of WRI common shares that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds WRI common shares generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding WRI common shares should consult their own tax advisors.
Tax Consequences of the Merger Generally
The parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Kimco’s obligation to complete the Merger that Kimco receive an opinion from Wachtell, Lipton, Rosen & Katz, dated the closing date of the Merger, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to WRI’s obligation to complete the Merger that WRI receive an opinion from Dentons US LLP, dated the closing date of the Merger, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by Kimco and WRI and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service. Kimco and WRI have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the Merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.
Provided the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, upon exchanging your WRI common shares for Kimco common stock and cash (other than cash received in lieu of a fractional share), you generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Kimco common stock received pursuant to the Merger over your adjusted tax basis in the WRI common shares surrendered) and (2) the amount of cash received pursuant to the Merger (excluding any cash received in lieu of a fractional share). If you acquired different blocks of WRI common shares at different times or different prices, you should consult your tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the Merger, your holding period with respect to the WRI common shares surrendered exceeds one year. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “—Possible Treatment of Cash as a Dividend” below.
The aggregate tax basis in the shares of Kimco common stock that you receive in the Merger, including any fractional share interests deemed received and redeemed as described below, will equal your aggregate adjusted tax basis in the WRI common shares you surrender, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized by you (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange. Your holding period for the shares of Kimco common stock that you receive in the Merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the WRI common shares that you surrender in the exchange.
Possible Treatment of Cash as a Dividend
In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of Kimco. For purposes of this determination, the holder is treated as if it first exchanged all of its WRI common shares solely for Kimco common stock and then Kimco immediately redeemed, which we refer to in this document as the “deemed redemption,” a portion of the Kimco common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the holder or (2) “not essentially equivalent to a dividend.”
The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of Kimco. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of Kimco that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Kimco that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase in addition to the stock actually owned by the holder.
The Internal Revenue Service has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a shareholder would be treated as capital gain.
These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.
Cash Instead of a Fractional Share
If you receive cash instead of a fractional share of Kimco common stock, you will be treated as having received the fractional share of Kimco common stock pursuant to the Merger and then as having exchanged that fractional share for cash in redemption by Kimco. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to your fractional share of Kimco common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Merger, the holding period for the shares (including the holding period of WRI common shares surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.
Backup Withholding
If you are a non-corporate holder of WRI common shares you may be subject to information reporting and backup withholding (currently at a rate of 24%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:
•
furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.
Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.
This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

THE KIMCO SPECIAL MEETING
Date, Time and Place
The Kimco special meeting will be held virtually on [•], 2021, at [•], at [•] local time.
Purpose of the Kimco Special Meeting
At the Kimco special meeting, Kimco stockholders will be asked to consider and vote upon the following matters:
•	the Kimco Merger Proposal; and
•	the Kimco Adjournment Proposal.
Recommendation of the Kimco Board of Directors
The Kimco board of directors has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of Kimco and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger.
The Kimco board of directors unanimously recommends that holders of Kimco common stock vote “FOR” the Kimco Merger Proposal and “FOR” the Kimco Adjournment Proposal.
Kimco Record Date; Stock Entitled to Vote
Only holders of record of shares of Kimco common stock at the close of business on [•], 2021, the record date for the Kimco special meeting, will be entitled to notice of, and to vote at, the Kimco special meeting or any adjournments or postponements thereof. You may cast one vote for each share of Kimco common stock that you owned on the record date.
On the record date, there were [•] shares of Kimco common stock outstanding and entitled to vote at the Kimco special meeting.
On the record date, approximately [•]% of the outstanding shares of Kimco common stock were held by Kimco directors and executive officers. Kimco currently expects that the directors and executive officers of Kimco will vote their shares in favor of the Kimco Merger Proposal and the Kimco Adjournment Proposal, although none has entered into any agreements obligating them to do so.
Quorum
Holders of a majority of the Kimco common stock issued and outstanding and entitled to vote at the Kimco special meeting must be present or represented by proxy to constitute a quorum at the Kimco special meeting. If you fail to be present or represented by proxy at the Kimco special meeting, your shares of Kimco common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.
Under Kimco’s bylaws, if a quorum is not present at the Kimco special meeting, the chair of the meeting may adjourn the Kimco special meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting.
Required Vote
The Kimco Merger Proposal requires the affirmative vote of the holders of Kimco common stock entitled to cast a majority of all the votes entitled to be cast on the Kimco Merger Proposal at the Kimco special meeting. The Kimco Adjournment Proposal requires the affirmative vote of the majority of the votes cast at the Kimco special meeting. If a quorum is not present, the chair of the Kimco special meeting may adjourn the meeting.
The approval of the Kimco Merger Proposal is a condition to the completion of the Merger.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Kimco special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Kimco special meeting. If your bank, broker, trustee or other nominee holds your shares of Kimco common stock in “street name,” such entity will vote your shares of Kimco common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Treatment of Abstentions and Broker Non-Votes
If you are a Kimco stockholder and do not vote or instruct your broker, bank or nominee on how to vote your shares of Kimco common stock, your broker may not vote your shares on the Kimco Merger Proposal or the Kimco Adjournment Proposal and your shares will not be deemed to be represented at the Kimco special meeting. This will have the same effect as a vote against the Kimco Merger Proposal, but it will have no effect on the Kimco Adjournment Proposal.
If you are a Kimco stockholder and abstain from voting, it will have the same effect as a vote against the Kimco Merger Proposal, but it will have no effect on the Kimco Adjournment Proposal.
Shares Held in Street Name
If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Kimco or by voting at the Kimco special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers, banks or nominees who hold shares of Kimco common stock on behalf of their customers may not give a proxy to Kimco to vote those shares without specific instructions from their customers.
If you are a Kimco stockholder and you do not instruct your broker, bank or nominee to vote, your broker, bank or nominee may not vote those shares, and it will have the same effect as a vote against the Kimco Merger Proposal, but it will have no effect on the Kimco Adjournment Proposal.
Voting of Proxies
A proxy card is enclosed for your use. Kimco requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting proxies by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Kimco common stock represented by it will be voted at the Kimco special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.
If a proxy is signed and returned without an indication as to how the shares of Kimco common stock represented by the proxy are to be voted with regard to a particular proposal, the Kimco common stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, Kimco’s management has no knowledge of any business that will be presented for consideration at the Kimco special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of Kimco. In accordance with the Kimco bylaws, as amended and restated (which we refer to as the “Kimco Bylaws”) and Maryland law, business transacted at the Kimco special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the Kimco special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.
Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Kimco special meeting.

Revocability of Proxies or Voting Instructions
If you are a holder of record of Kimco common stock on the record date for the Kimco special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the Kimco special meeting. You can revoke your proxy in one of three ways:
•	you can send a signed notice of revocation;
•	you can grant a new, valid proxy bearing a later date; or
•
you can attend the Kimco special meeting and vote at the Kimco special meeting which will automatically cancel any proxy previously given, or you can revoke your proxy at the Kimco special meeting, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by [•], Kimco’s proxy solicitor at [•], no later than the beginning of the Kimco special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording another vote using the telephone or Internet, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.
Solicitation of Proxies
In accordance with the Merger Agreement, the cost of proxy solicitation for the Kimco special meeting will be borne by Kimco. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Kimco, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Kimco will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Kimco has retained [•] to assist in its solicitation of proxies and has agreed to pay them a fee of $[•], plus reasonable expenses, for these services.

KIMCO PROPOSALS
KIMCO PROPOSAL 1: THE KIMCO MERGER PROPOSAL
Kimco is asking its stockholders to approve the Merger on the terms and subject to the conditions of the Merger Agreement. For a detailed discussion of the terms of the Merger Agreement, see “The Merger—The Merger Agreement.” As discussed in the section entitled “The Merger—Kimco’s Reasons for the Merger; Recommendations of the Kimco Board of Directors,” after careful consideration, the Kimco board of directors, by a unanimous vote of all directors, approved the Merger Agreement and transactions contemplated thereby, including the Merger, and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable and in the best interest of Kimco.
Approval of the Kimco Merger Proposal is a condition to the closing of the Merger. If the Kimco Merger Proposal is not approved, the Merger will not occur. For a detailed discussion of the terms and conditions of the Merger, see “The Merger—The Merger Agreement—Conditions to Completion of the Merger.”
Required Vote
Approval of the Kimco Merger Proposal requires the affirmative vote of the holders of Kimco common stock entitled to cast a majority of all the votes entitled to be cast on the Kimco Merger Proposal at the Kimco special meeting.
The Kimco board of directors unanimously recommends that Kimco stockholders vote “FOR” the approval of the Kimco Merger Proposal.
KIMCO PROPOSAL 2: THE KIMCO ADJOURNMENT PROPOSAL
Kimco stockholders are being asked to approve the adjournment of the Kimco special meeting, if necessary or appropriate, to solicit additional proxies in favor of the above proposals, if there are insufficient votes at the time of such adjournment to approve such proposals.
If, at the Kimco special meeting, the number of shares present or represented and voting in favor of the Kimco Merger Proposal is insufficient to approve the Kimco Merger Proposal, Kimco may move to adjourn the Kimco special meeting in order to enable the Kimco board of directors to solicit additional proxies for approval of the Kimco Merger Proposal.
Kimco is asking its stockholders to authorize the holder of any proxy solicited by the Kimco board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Kimco special meeting to another time and place for the purpose of soliciting additional proxies. If the Kimco stockholders approve this proposal, Kimco could adjourn the Kimco special meeting and any adjourned session of the Kimco special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Kimco stockholders who have previously voted.
Required Vote
Approval of the Kimco Adjournment Proposal requires the affirmative vote of the majority of the votes cast at the Kimco special meeting. If a quorum is not present, the chair of the Kimco special meeting may adjourn the meeting.
The Kimco board of directors unanimously recommends that Kimco stockholders vote “FOR” the Kimco Adjournment Proposal.

THE WRI SPECIAL MEETING
Date, Time and Place
The WRI special meeting will be held on [•], 2021, at 2600 Citadel Plaza Drive, Houston, Texas 77008, at [•] local time.
Purpose of the WRI Special Meeting
At the WRI special meeting, WRI shareholders will be asked to consider and vote upon the following matters:
•	the WRI Merger Proposal;
•	the WRI Compensation Proposal; and
•	the WRI Adjournment Proposal.
Recommendation of the WRI Board of Trust Managers
The WRI board of trust managers unanimously has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of WRI and its shareholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger.
The WRI board of trust managers unanimously recommends that holders of WRI common shares vote “FOR” the WRI Merger Proposal, “FOR” the WRI Compensation Proposal and “FOR” the WRI Adjournment Proposal.
WRI Record Date; Stock Entitled to Vote
Only holders of record of WRI common shares at the close of business on [•], 2021, the record date for the WRI special meeting, will be entitled to notice of, and to vote at, the WRI special meeting or any adjournments or postponements thereof. Each WRI common share is entitled to cast one vote on all matters that come before the WRI special meeting.
On the record date, there were [•] WRI common shares outstanding and entitled to vote at the WRI special meeting.
On the record date, approximately [•]% of the outstanding WRI common shares were held by WRI directors and executive officers. WRI currently expects that the directors and executive officers of WRI will vote their shares in favor of the WRI Merger Proposal, the WRI Compensation Proposal and the WRI Adjournment Proposal. In connection with the execution of the Merger Agreement, Kimco and WRI entered into voting agreements with each of Andrew M. Alexander and Stanford J. Alexander. The voting agreements provide, subject to the terms and conditions thereof, for each of Messrs. A. Alexander and S. Alexander, solely in his capacity as a shareholder of WRI, to vote the WRI common shares he owns of record or beneficially in favor of the Merger Agreement and against any alternative acquisition proposal. As of the record date for the WRI special meeting, Andrew M. Alexander and Stanford J. Alexander collectively owned of record or beneficially approximately [•]% of the WRI shares outstanding on that date.
Quorum
Shareholders who hold a majority of the WRI common shares issued and outstanding on the record date and who are entitled to vote must be present in person or represented by proxy to constitute a quorum at the WRI special meeting. If you fail to be present or represented by proxy at the WRI special meeting, your WRI common shares will not be counted towards a quorum. A holder is treated as being present at a meeting if the holder of such share is (i) present in person at the meeting, or (ii) represented at the meeting by a valid proxy, whether the instrument granting such proxy is marked as casting a vote or abstaining, is left blank or does not empower such proxy to vote with respect to some or all matters to be voted upon at the meeting. Abstentions are considered present for purposes of establishing a quorum.

If a quorum is not present, the holders of a majority of WRI common shares entitled to vote, present in person or by proxy at the WRI special meeting may adjourn the meeting.
Required Vote
The WRI Merger Proposal requires the affirmative vote of the holders of two-thirds of the outstanding WRI common shares entitled to vote on the WRI Merger Proposal. The WRI Compensation Proposal requires the affirmative vote of the majority of the WRI common shares entitled to vote, present in person or represented by proxy at the WRI special meeting. The WRI Adjournment Proposal requires the affirmative vote of the majority of the WRI common shares entitled to vote, present in person or represented by proxy, at the WRI special meeting. If a quorum is not present, the holders of a majority of WRI common shares entitled to vote, present in person or by proxy at the WRI special meeting may adjourn the meeting.
The approval of the WRI Merger Proposal is a condition to the completion of the Merger.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the WRI special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the WRI special meeting. If your bank, broker, trustee or other nominee holds your WRI common shares in “street name,” such entity will vote your WRI common shares only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Treatment of Abstentions and Broker Non-Votes
If you are a WRI shareholder and you fail to instruct your broker, bank or nominee to vote your WRI common shares, as applicable, your broker may not vote your shares on the WRI Merger Proposal, the WRI Compensation Proposal or the WRI Adjournment Proposal, and your shares will not be deemed to be represented at the WRI special meeting. This will have the same effect as a vote against the WRI Merger Proposal, but it will have no effect on the WRI Compensation Proposal or the WRI Adjournment Proposal.
If you are a WRI shareholder and abstain from voting, it will have the same effect as a vote against the WRI Merger Proposal, the WRI Compensation Proposal and the WRI Adjournment Proposal.
Shares Held in Street Name
If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to WRI or by voting in person at the WRI special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers, banks and nominees who hold WRI common shares on behalf of their customers may not give a proxy to WRI to vote those shares without specific instructions from their customers.
If you are a WRI shareholder and you do not instruct your broker, bank or nominee to vote, your broker, bank or nominee may not vote those shares, and it will have the effect as described above under “—Abstentions and Broker Non-Votes.”
Voting of Proxies
A proxy card is enclosed for your use. WRI requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the WRI common shares represented by it will be voted at the WRI special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

If a proxy is signed and returned without an indication as to how the WRI common shares represented by the proxy are to be voted with regard to a particular proposal, the WRI common shares represented by the proxy will be voted in favor of each such proposal, as applicable. As of the date hereof, the management of WRI has no knowledge of any business that will be presented for consideration at the WRI special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Shareholders of WRI. In accordance with the Second Amended and Restated Bylaws of WRI, as amended (which we refer to as the “WRI Bylaws”) and the TBOC, business transacted at the WRI special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the WRI special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.
Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the WRI special meeting in person.
Revocability of Proxies or Voting Instructions
If you are a holder of record of WRI common shares on the record date for the WRI special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the WRI special meeting. You can revoke your proxy in one of three ways:
•	you can send a signed notice of revocation;
•	you can grant a new, valid proxy bearing a later date; or
•
if you are a holder of record, you can attend the WRI special meeting and vote at the WRI special meeting, which will automatically cancel any proxy previously given, or you can revoke your proxy at the WRI special meeting, but your attendance alone will not revoke any proxy that you have previously given.

Attending the WRI special meeting without voting will not, by itself, revoke your proxy. If your WRI common shares are held by a bank, broker or nominee, you should follow the instructions provided by the bank, broker or nominee.
If you choose either of the first two methods, your notice of revocation or your new proxy must be received by [•], WRI’s proxy solicitor at [•], no later than the beginning of the WRI special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording a different vote using the telephone or Internet, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.
Solicitation of Proxies
In accordance with the Merger Agreement, the cost of proxy solicitation for the WRI special meeting will be borne by WRI. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of WRI, without additional remuneration, by personal interview, telephone, facsimile or otherwise. WRI will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. WRI has retained [•] to assist in its solicitation of proxies and has agreed to pay them a fee of $[•], plus reasonable expenses, for these services.

WRI PROPOSALS
WRI PROPOSAL 1: THE WRI MERGER PROPOSAL
WRI is asking its shareholders to approve the Merger Agreement. For a detailed discussion of the terms of the Merger Agreement, see “The Merger—The Merger Agreement.” As discussed in the section entitled “The Merger—WRI’s Reasons for the Merger; Recommendations of the WRI Board of Trust Managers,” after careful consideration, the WRI board of trust managers, by a unanimous vote of all trust managers, approved the Merger Agreement and transactions contemplated thereby, including the Merger, and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable and in the best interest of WRI and its shareholders.
Approval of the WRI Merger Proposal is a condition to the closing of the Merger. If the WRI Merger Proposal is not approved, the Merger will not occur. For a detailed discussion of the terms and conditions of the Merger, see “The Merger—The Merger Agreement—Conditions to Completion of the Merger.”
Required Vote
The WRI Merger Proposal requires the affirmative vote of the holders of two-thirds of the outstanding WRI common shares entitled to vote on the WRI Merger Proposal. For purposes of this vote, an abstention or a failure to vote will have the same effect as a vote “AGAINST” the WRI Merger Proposal.
The WRI board of trust managers unanimously recommends WRI shareholders vote “FOR” the WRI Merger Proposal.
WRI PROPOSAL 2: THE WRI COMPENSATION PROPOSAL
WRI is providing its shareholders with the opportunity to vote, on a non-binding, advisory basis, to approve the agreements or understandings between WRI’s named executive officers and WRI concerning compensation that is based on or otherwise relates to the Merger, as required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This proposal, commonly known as the “say on golden parachute” vote, gives WRI shareholders the opportunity to vote on a non-binding, advisory basis on such agreements or understandings and the related compensation that will or may be paid to its named executive officers in connection with the Merger. This non-binding, advisory proposal relates only to already existing contractual obligations of WRI that may result in a payment or benefit to WRI’s named executive officers in connection with, or following, the consummation of the Merger and does not relate to any new compensation or other arrangements that may be entered into between WRI’s named executive officers and Kimco or any of its subsidiaries following the Merger.
The compensation payments that WRI’s named executive officers may be entitled to receive in connection with the Merger are summarized in the section entitled “The Merger—Interests of WRI Trust Managers and Executive Officers in the Merger” beginning on page 62.
The WRI board of trust managers encourages you to carefully review the compensation information disclosed in this joint proxy statement/prospectus, including in the description referenced above.
The WRI board of trust managers is presenting this WRI Compensation Proposal, which gives WRI shareholders the opportunity to express their views on a non-binding, advisory basis on the “golden parachute” compensation by voting for or against (or abstaining with respect to) the following resolution:
“RESOLVED, that the shareholders of WRI approve, solely on a non-binding, advisory basis, the agreements or understandings between WRI’s named executive officers and WRI and the related compensation that will or may be paid to its named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the joint proxy statement/prospectus entitled “The Merger—Interests of WRI Trust Managers and Executive Officers in the Merger” beginning on page 62 of this joint proxy statement/prospectus.”
The vote on the WRI Compensation Proposal is a vote separate and apart from the vote on the WRI Merger Proposal and is not a condition to completion of the Merger. Accordingly, you may vote to adopt the Merger Agreement pursuant to the WRI Merger Proposal and vote not to approve the WRI Compensation Proposal and vice versa. This WRI Compensation Proposal is merely an advisory vote and will not be binding on WRI,

Kimco, the WRI board of trust managers or the Kimco board of directors regardless of whether the Merger Agreement is adopted pursuant to the WRI Merger Proposal. Further, the underlying compensation agreements and understandings are contractual in nature and not, by their terms, subject to shareholder approval. Regardless of the outcome of the advisory vote, if the Merger is completed, WRI’s named executive officers will be eligible to receive the Merger-related compensation payments and benefits, in accordance with the terms and conditions of the applicable compensation agreements and understandings relating to those payments and benefits.
Required Vote
The WRI Compensation Proposal requires the affirmative vote of the majority of the WRI common shares entitled to vote, present in person or represented by proxy, at the WRI special meeting. If you fail to submit a proxy and do not attend the WRI special meeting in person or if you do not provide your bank, broker or nominee with voting instructions on the WRI Compensation Proposal, it will have no effect on the WRI Compensation Proposal. For purposes of this vote, an abstention or a failure to vote will have the same effect as a vote “AGAINST” the WRI Compensation Proposal.
The WRI board of trust managers unanimously recommends that WRI shareholders vote “FOR” the WRI Compensation Proposal.
WRI PROPOSAL 3: THE WRI ADJOURNMENT PROPOSAL
WRI shareholders are being asked to approve the adjournment of the WRI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the WRI Merger Proposal, if there are insufficient votes at the time of such adjournment to approve such proposal.
If, at the WRI special meeting, the number of WRI common shares present or represented and voting in favor of the WRI Merger Proposal is insufficient to approve such proposal, WRI may move to adjourn the WRI special meeting to enable the WRI board of trust managers to solicit additional proxies for approval of the WRI Merger Proposal.
WRI is asking its common shareholders to authorize the holder of any proxy solicited by the WRI board of trust managers to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the WRI special meeting to another time and place for the purpose of soliciting additional proxies. If the WRI shareholders approve this proposal, WRI could adjourn the WRI special meeting and any adjourned session of the WRI special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from WRI shareholders who have previously voted.
Required Vote
The WRI Adjournment Proposal requires the affirmative vote of the majority of the WRI common shares entitled to vote, present in person or represented by proxy, at the WRI special meeting. If a quorum is not present, the holders of a majority of WRI common shares entitled to vote, present in person or by proxy at the WRI special meeting may adjourn the meeting. The WRI board of trust managers unanimously recommends that WRI shareholders vote “FOR” the WRI Adjournment Proposal.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The Merger Agreement provides that, among other things and on the terms and subject to the conditions set forth therein, at the effective time of the Merger, each WRI common share (other than certain shares as set forth in the Merger Agreement) issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive (a) $2.89 in cash (which we refer to as the “cash consideration”) and (b) 1.408 shares of common stock, par value $0.01 of Kimco (which we refer to, together with cash in lieu of fractional shares, as the “stock consideration” and together with the cash consideration, the “Merger Consideration”).
The following unaudited pro forma condensed combined financial statements as of March 31, 2021, for the year ended December 31, 2020 and for the three months ended March 31, 2021 have been prepared (i) as if the Merger occurred on March 31, 2021 for purposes of the unaudited pro forma condensed combined balance sheet, and (ii) as if the Merger occurred on January 1, 2020 for purposes of the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and three months ended March 31, 2021. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual financial position and operating results would have been had the Merger occurred on March 31, 2021 or January 1, 2020, respectively, nor do they purport to represent Kimco’s future financial position or operating results.
The fair value of assets acquired and liabilities assumed as a result of the Merger and related adjustments incorporated into the unaudited pro forma condensed combined financial statements are based on preliminary estimates and information currently available. The amount of the equity to be issued in connection with the Merger and the assignment of fair value to assets and liabilities of WRI have not been finalized and are subject to change. The amount of the equity to be issued in connection with the Merger will be based on the number of WRI shares outstanding immediately prior to the effective date of the Merger converted pursuant to the exchange ratio, and the fair value of the assets and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of WRI that exist on the effective date of the Merger.
Actual amounts recorded in connection with the Merger may change based on any increases or decreases in the fair value of the assets acquired and liabilities assumed upon the completion of the final valuation and may result in variances to the amounts presented in the unaudited pro forma condensed combined balance sheet and/or unaudited pro forma condensed combined statement of operations. Assumptions and estimates underlying the adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes. These adjustments are based on available information and assumptions that management of Kimco considered to be reasonable. The unaudited pro forma condensed combined financial statements do not purport to: (i) represent Kimco’s actual financial position had the Merger occurred on March 31, 2021; (ii) represent the results of Kimco’s operations that would have actually occurred had the Merger occurred on January 1, 2020; or (iii) project Kimco’s financial position or results of operations as of any future date or for any future period, as applicable.
During the period from January 1, 2020 to March 31, 2021, Kimco and WRI acquired and disposed of various real estate operating properties. None of the assets acquired or disposed by the respective companies during this period exceeded the significance level that requires the presentation of pro forma financial information pursuant to Regulation S-X, Article 11. As such, the following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the three months ended March 31, 2021 do not include pro forma adjustments to present the impact of these insignificant acquisitions and dispositions as if they occurred on January 1, 2020. The impact of these insignificant acquisitions and dispositions are reflected in the respective historical consolidated balance sheets as of December 31, 2020 and March 31, 2021 and the respective historical consolidated statements of operations for the year ended December 31, 2020 and three months ended March 31, 2021.
The unaudited pro forma condensed combined financial statements have been developed from, and should be read in conjunction with, the consolidated financial statements of Kimco and accompanying notes thereto included in Kimco’s Annual Report filed on Form 10-K for the year ended December 31, 2020 and Quarterly Report filed on Form 10-Q for the three months ended March 31, 2021, incorporated herein by reference, the consolidated financial statements of WRI and accompanying notes thereto included in WRI’s Annual Report filed on Form 10-K for the year ended December 31, 2020 and Quarterly Report filed on Form 10-Q for the three months ended March 31, 2021, incorporated herein by reference, and the accompanying notes to the unaudited pro forma condensed combined financial statements. In Kimco’s opinion, all transaction adjustments necessary to reflect the Merger with WRI and the issuance of Kimco’s shares have been made.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2021
(in thousands)
	Kimco Historical(1)	WRI Historical(1)	Reclassification Adjustments Note 2	Transaction Adjustments	Note 3	Kimco Pro Forma
Assets:
Real estate	$12,137,041	$4,188,362	$181,503	$1,505,721	A	$18,012,627
Accumulated depreciation and amortization	(2,727,002)	(1,166,357)	(117,533)	1,283,890	A	(2,727,002)
Total real estate, net	9,410,039	3,022,005	63,970	2,789,611		15,285,625
Real estate under development	5,672	—	72,934	—	A	78,606
Investments in and advances to real estate joint ventures	592,791	366,944	—	92,140	B	1,051,875
Other real estate investments	117,437	—	—	—		117,437
Cash and cash equivalents	253,852	52,078	—	(255,930)	C	50,000
Restricted deposits and escrows	—	12,427	(12,427)	—		—
Marketable securities	767,989	—	—	—		767,989
Accounts and notes receivable, net	200,655	67,697	—	(49,016)	D	219,336
Operating lease right-of-use assets, net	101,433	—	42,559	(7,906)	E	136,086
Unamortized lease costs, net	—	167,348	(167,348)	—		—
Other assets	249,835	204,036	312	(44,352)	F	409,831
Total assets	$11,699,703	$3,892,535	$—	$2,524,547		$18,116,785

Liabilities:
Notes payable, net	$5,045,868	$1,797,237	$(401,504)	$274,006	G	$6,715,607
Mortgages payable, net	295,613	—	326,190	6,540	G	628,343
Dividends payable	5,366	—	—	—		5,366
Operating lease liabilities	95,833	—	42,385	(8,607)	E	129,611
Accounts payable and accrued expenses	—	83,580	(83,580)	—		—
Other liabilities	510,704	216,297	116,509	124,950	A, H	968,460
Total liabilities	5,953,384	2,097,114	—	396,889		8,447,387
Redeemable noncontrolling interests	17,852	—	—	—		17,852

Commitments and Contingencies

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 7,054,000 shares; Issued and outstanding (in series) 19,580 shares; Aggregate liquidation preference $489,500	20	—	—	—		20
Common stock, $.01 par value, authorized 750,000,000 shares; Issued and outstanding 433,448,386 and 613,146,880 historical and pro forma, respectively(2)	4,334	3,876	—	(2,079)	I	6,131
Paid-in capital	5,763,868	1,761,831	—	2,051,371	I	9,577,070
Cumulative distributions in excess of net income	(104,909)	(139,064)	—	106,764	J	(137,209)
Accumulated other comprehensive loss	—	(12,008)	—	12,008	K	—
Total stockholders' equity	5,663,313	1,614,635	—	2,168,064		9,446,012
Noncontrolling interests	65,154	180,786	—	(40,406)	L	205,534
Total equity	5,728,467	1,795,421	—	2,127,658		9,651,546
Total liabilities and equity	$11,699,703	$3,892,535	$—	$2,524,547		$18,116,785
(1)	Historical financial information of Kimco and WRI is derived from their respective Quarterly Reports filed on Form 10-Q for the three months ended March 31, 2021.
(2)
Historical shares issued and outstanding represent Kimco common stock as of March 31, 2021 as filed on its Quarterly Report filed on Form 10-Q. The pro forma shares issued and outstanding represent the historical Kimco shares and the shares issued to WRI common shareholders had the Merger occurred as of March 31, 2021.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except per share data)
	Kimco Historical(1)	WRI Historical(1)	Reclassification Adjustments Note 2	Transaction Adjustments	Note 4	Kimco Pro Forma
Revenues
Revenues from rental properties, net	$1,044,888	$422,339	$6,221	$34,301	a	$1,507,749
Management and other fee income	13,005	11,578	(6,221)	—		18,362
Total revenues	1,057,893	433,917	—	34,301		1,526,111
Operating expenses
Rent	(11,270)	—	(3,203)	—		(14,473)
Real estate taxes	(157,661)	(62,564)	—	—		(220,225)
Operating and maintenance	(174,038)	(91,075)	2,605	—		(262,508)
General and administrative	(93,217)	(37,388)	804	—		(129,801)
Impairment charges	(6,624)	(24,153)	—	—		(30,777)
Depreciation and amortization	(288,955)	(149,930)	—	(36,323)	b	(475,208)
Other operating expenses	—	—	—	(32,300)	c	(32,300)
Total operating expenses	(731,765)	(365,110)	206	(68,623)		(1,165,292)
Gain on sale of properties	6,484	65,402	—	—		71,886
Operating income	332,612	134,209	206	(34,322)		432,705
Other income/(expense)
Other income, net	4,119	7,143	(206)	—		11,056
Gain on marketable securities, net	594,753	—	—	—		594,753
Gain on sale of cost method investment	190,832	—	—	—		190,832
Interest expense	(186,904)	(61,148)	—	32,888	d	(215,164)
Early extinguishment of debt charges	(7,538)	—	—	—		(7,538)
Income before income taxes, net, equity in income of joint ventures, net, and equity in income from other real estate investments, net	927,874	80,204	—	(1,434)		1,006,644
Provision for income taxes, net	(978)	(451)	—	—		(1,429)
Equity in income of joint ventures, net	47,353	39,206	—	5,744	e	92,303
Equity in income of other real estate investments, net	28,628	—	—	—		28,628
Net income	1,002,877	118,959	—	4,310		1,126,146
Net income attributable to noncontrolling interests	(2,044)	(6,810)	—	1,056	f	(7,798)
Net income attributable to the company	1,000,833	112,149	—	5,366		1,118,348
Preferred dividends	(25,416)	—	—	—		(25,416)
Net income available to the company's common shareholders	$975,417	$112,149	$—	$5,366		$1,092,932
Per common share:
Net income available to the company's common shareholders:
-Basic	$2.26	$0.88				$1.79
-Diluted	$2.25	$0.88				$1.79
Weighted average shares:
-Basic	429,950	127,291			g	609,649
-Diluted	431,633	128,169			g	611,331
(1)	Historical financial information of Kimco and WRI is derived from their respective Annual Reports filed on Form 10-K for the year ended December 31, 2020.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(in thousands, except per share data)
	Kimco Historical(1)	WRI Historical(1)	Reclassification Adjustments Note 2	Transaction Adjustments	Note 4	Kimco Pro Forma
Revenues
Revenues from rental properties, net	$278,871	$118,321	$1,456	$2,994	a	$401,642
Management and other fee income	3,437	3,050	(1,456)	—		5,031
Total revenues	282,308	121,371	—	2,994		406,673
Operating expenses
Rent	(3,035)	—	(789)	—		(3,824)
Real estate taxes	(38,936)	(16,735)	—	—		(55,671)
Operating and maintenance	(46,520)	(23,287)	609	—		(69,198)
General and administrative	(24,478)	(10,604)	254	—		(34,828)
Impairment charges	—	(325)	—	—		(325)
Depreciation and amortization	(74,876)	(38,556)	—	(8,007)	b	(121,439)
Other operating expenses	—	—	—	—		—
Total operating expenses	(187,845)	(89,507)	74	(8,007)		(285,285)
Gain on sale of properties	10,005	9,131	—	—		19,136
Operating income	104,468	40,995	74	(5,013)		140,524
Other income/(expense)
Other income, net	3,357	1,654	(74)	—		4,937
Gain on marketable securities, net	61,085	—	—	—		61,085
Interest expense	(47,716)	(16,619)	—	7,970	d	(56,365)
Income before income taxes, net, equity in income of joint ventures, net, and equity in income from other real estate investments, net	121,194	26,030	—	2,957		150,181
Provision for income taxes, net	(1,308)	(238)	—	—		(1,546)
Equity in income of joint ventures, net	17,752	4,087	—	(828)	e	21,011
Equity in income of other real estate investments, net	3,787	—	—	—		3,787
Net income	141,425	29,879	—	2,129		173,433
Net income attributable to noncontrolling interests	(3,483)	(1,842)	—	473	f	(4,852)
Net income attributable to the company	137,942	28,037	—	2,602		168,581
Preferred dividends	(6,354)	—	—	—		(6,354)
Net income available to the company's common shareholders	$131,588	$28,037	$—	$2,602		$162,227
Per common share:
Net income available to the company's common shareholders:
-Basic	$0.30	$0.22				$0.27
-Diluted	$0.30	$0.22				$0.27
Weighted average shares:
-Basic	430,524	126,518			g	610,223
-Diluted	432,264	127,671			g	611,962
(1)	Historical financial information of Kimco and WRI is derived from their respective Quarterly Reports filed on Form 10-Q for the three months ended March 31, 2021.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1. Overview
For purposes of the unaudited pro forma condensed combined financial statements, Kimco has assumed a total preliminary estimated purchase price for the Merger of approximately $4.3 billion, which consists primarily of shares of Kimco’s common stock issued in exchange for WRI common shares, plus $368.8 million of cash consideration. The total preliminary purchase price was calculated based on the closing price of Kimco’s common stock on May 14, 2021, which was $21.23 per share. At the effective time of the Merger, each WRI common share, issued and outstanding immediately prior to the effective time of the Merger (other than any shares owned directly by Kimco or WRI and in each case not held on behalf of third parties) will be converted into the right to receive 1.408 shares of newly issued shares of Kimco common stock, totaling a maximum aggregate number of shares of Kimco’s common stock of approximately 179.7 million shares of Kimco common stock based on the number of WRI common shares outstanding as of March 31, 2021, determined as follows:
WRI common shares outstanding as of March 31, 2021	127,626,771
Exchange ratio	1.408
Kimco common stock issued	179,698,494
The pro forma condensed combined financial statements have been prepared assuming the Merger is treated as a business combination and accounted for using the acquisition method of accounting under GAAP, which we refer to as acquisition accounting, with Kimco as the acquiring entity. Accordingly, under acquisition accounting, the total estimated purchase price is allocated to the acquired net tangible and identifiable intangible assets and liabilities assumed of WRI based on their respective fair values, as further described below.
During the preparation of these unaudited pro forma condensed combined financial statements, Kimco did not become aware of any material differences between accounting policies of Kimco and WRI, except for certain reclassifications necessary to conform to Kimco’s financial presentation, and accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between Kimco and WRI. To the extent identified, certain reclassifications have been reflected in the reclassification adjustments to conform WRI’s financial statement presentation to that of Kimco. However, the unaudited pro forma condensed combined financial statements may not reflect all adjustments necessary to conform the accounting policies of WRI to those of Kimco due to limitations on the availability of information as of the date of this joint proxy statement/prospectus. Upon consummation of the Merger, a more comprehensive review of the accounting policies of WRI will be performed, which may identify other differences among the accounting policies of Kimco and WRI that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements.
The pro forma adjustments represent Kimco’s management’s estimates based on information available as of the date of this joint proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. The pro forma condensed combined financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions.
The pro forma statements of operations for the year ended December 31, 2020 and for the three months ended March 31, 2021 combine the historical condensed consolidated statements of operations of Kimco and WRI, giving effect to the Merger as if it had been consummated on January 1, 2020, the beginning of the earliest period presented. The pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheet of Kimco and the historical condensed consolidated balance sheet of WRI as of March 31, 2021, giving effect to the Merger as if it had been consummated on March 31, 2021.
Completion of the Merger is subject to, among other things, approval by Kimco stockholders and WRI shareholders. As of the date of this joint proxy statement/prospectus, the Merger is expected to be completed in the second half of 2021, subject to closing conditions as set forth in the Merger Agreement.
Preliminary Estimated Purchase Price
The total preliminary estimated purchase price of approximately $4.3 billion was determined based on the number of WRI’s common shares as of March 31, 2021. For purposes of the pro forma condensed combined financial statements, such common shares are assumed to be outstanding as of the pro forma closing date of May 14, 2021. Further, no effect has been given to any other new common shares that may be issued or granted subsequent to the date of this joint proxy statement/prospectus and before the closing date of the Merger. In all cases, Kimco’s closing stock price is a determining factor in arriving at final consideration for the Merger. The stock price assumed for the total preliminary estimated purchase price is the closing price of Kimco’s common stock on May 14, 2021 ($21.23 per share), the most recent date practicable in the preparation of this joint proxy statement/prospectus.
The following table presents the changes to the value of stock consideration and the total preliminary estimated purchase price based on a 10% increase and decrease in the per share price of Kimco common stock (in thousands except share price Kimco common stock):
	Price of Kimco Common Stock	Equity Consideration Given (Kimco Shares to be Issued)	Calculated Value of WRI Consideration	Cash Consideration*	Total Value of Consideration
As of May 14, 2021	$21.23	179,698	$3,814,999	$437,941	$4,252,940
Decrease of 10%	$19.11	179,698	$3,433,499	$437,941	$3,871,440
Increase of 10%	$23.35	179,698	$4,196,499	$437,941	$4,634,440
*	Amounts include additional consideration of $69.1 million relating to reimbursements paid by Kimco to WRI at the closing of the Merger.
The actual value of consideration will fluctuate with the market price of Kimco common stock until the Merger is consummated. As a result, the final total value of consideration could differ significantly from the current estimate, which could materially impact the pro forma condensed combined financial statements.
The total preliminary estimated purchase price described above has been allocated to WRI’s tangible and intangible assets acquired and liabilities assumed for purposes of these pro forma condensed combined financial statements, based on their estimated relative fair values assuming the Merger was completed on the pro forma balance sheet date presented. The final allocation will be based upon valuations and other analysis for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro forma condensed combined financial statements. The final purchase price allocation will be determined after the Merger is consummated and after a complete and thorough analysis. As a result, the final acquisition accounting adjustments, including those resulting from conforming WRI’s accounting policies to those of Kimco’s, could differ materially from the pro forma adjustments presented herein. The estimated purchase price of WRI (as calculated in the manner described above) is allocated to the assets and liabilities to be assumed on the following preliminary basis (in thousands):
Land	$1,456,000
Building and improvements	4,419,586
Real estate under development	72,934
Investments in and advances to real estate joint ventures	459,084
Real estate assets	6,407,604
Cash, accounts receivable and other assets	265,408
Notes payable	(1,487,728)
Mortgages payable	(332,730)
Accounts payable, other liabilities, tenant security deposits and prepaid rent	(298,934)
Intangible liabilities	(160,300)
Noncontrolling interests	(140,380)
Total preliminary estimated purchase price	$4,252,940

Note 2. Reclassification Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Operations
The reclassification adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021 to conform with Kimco's historical presentation are as follows:
•	Reclassification of $72.9 million from Real estate to Real estate under development
•	Reclassification of $12.4 million from Restricted deposits and escrows to Other assets
•
Reclassification of $167.3 million from Unamortized lease costs, net to (i) Other assets of $40.9 million, (ii) Real Estate of $232.4 million and (iii) Accumulated depreciation and amortization of ($106.0) million

•	Reclassification of $10.5 million from Other assets to (i) Real Estate of $22.0 million and (ii) Accumulated depreciation and amortization of ($11.5) million
•	Reclassification of $42.6 million from Other assets to Operating lease right-of-use assets, net
•	Reclassification of $401.5 million from Notes payable, net to (i) Mortgages payable, net of $326.2 million and (ii) Other liabilities of $75.3 million
•	Reclassification of $83.6 million from Accounts payable and accrued expenses to Other liabilities
•	Reclassification of $42.4 million from Other liabilities to Operating lease liabilities
The reclassification adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2020 to conform with Kimco’s historical presentation are as follows:
•	Reclassification of $6.2 million from Management and other fee income to Revenues from rental properties, net
•	Reclassification of $3.2 million from Operating and maintenance expense to Rent expense
•	Reclassification of $0.8 million from General and administrative expense to $0.6 million in Operating and maintenance expense and $0.2 million to Other income, net
The reclassification adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended March 31, 2021 to conform with Kimco’s historical presentation are as follows:
•	Reclassification of $1.5 million from Management and other fee income to Revenues from rental properties, net
•	Reclassification of $0.8 million from Operating and maintenance expense to Rent expense
•	Reclassification of $0.3 million from General and administrative expense to $0.2 million in Operating and maintenance expense and $0.1 million to Other income, net
Note 3. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
The unaudited pro forma condensed combined balance sheet as of March 31, 2021 reflects the following adjustments:
A. Tangible and Intangible Real Estate Assets and Liabilities
The real estate assets acquired and liabilities assumed in connection with the Merger are reflected in the unaudited pro forma condensed combined balance sheet of Kimco at a preliminary fair market value. The preliminary fair market value is based, in part, on a valuation prepared by Kimco with assistance of a third-party valuation advisor. The acquired assets and assumed liabilities for an acquired operating property generally include, but are not limited to: land, buildings and improvements, identified tangible and intangible assets and liabilities associated with in-place leases, including tenant improvements, value of above-market and below-market leases, and value of acquired in-place leases.

The adjustments reflected in the unaudited pro forma condensed combined balance sheet for real estate assets, intangible assets and intangible liabilities represent the differences between the preliminary fair market value of condensed combined properties acquired by Kimco in connection with the Merger, and WRI historical balances after reclassification adjustments (“WRI Historical Adjusted”), which are presented as follows (in thousands):
	WRI Consolidated Properties as of March 31, 2021
	Fair Market Value	WRI Historical Adjusted	Adjustments as a Result of the Merger
Real estate:
Land	$1,456,000	$994,380	$461,620
Building and improvements	3,781,623	3,121,048	660,575
Intangible assets	637,963	254,437	383,526
Total real estate	$5,875,586	$4,369,865	$1,505,721
Other liabilities:
Intangible liabilities	$160,300	$92,099	$68,201
Fair value is based on estimated cash flow projections that utilize available market information and discount and/or capitalization rates as appropriate. Kimco’s methodology includes estimating an “as-if vacant” fair value of the physical property, which includes land, building and improvements. The fair value of buildings, tenant improvements, and leasing costs are based upon current market replacement costs and other relevant market rate information.
The value of in-place leases is estimated based on the value associated with the costs avoided in originating leases compared to the acquired in-place leases as well as the value associated with lost rental and recovery revenue during an assumed lease-up period. The value of in-place leases is recorded to amortization expense over the remaining expected term of the respective leases.
Above-market and below-market in-place lease values for acquired properties are recorded based on the present value of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for comparable in-place leases, measured over a period equal to the remaining non-cancelable term of the lease, including below-market renewal options, if applicable. The value of above-market leases is amortized as a reduction of minimum rent over the remaining terms of the respective leases and the value of below-market leases is accreted to minimum rent over the remaining terms of the respective leases, including below-market renewal options, if applicable.
The allocation of the purchase price has been performed on a preliminary basis and will be finalized subsequent to the closing of the Merger. Based on management’s preliminary estimate of fair value of the identifiable assets and liabilities, no goodwill or bargain purchase option is recorded as a result of this transaction. As more information is available and the purchase price allocation is finalized, this may change.
WRI’s Historical Adjusted accumulated depreciation is eliminated since the assets are presented at estimated fair value.
B. Investment in and Advances to Real Estate Joint Ventures
Represents the difference between the preliminary fair market value of WRI’s real estate joint ventures, acquired by Kimco in connection with the Merger, and WRI’s historical value as of March 31, 2021 (for more information, see Note 3 A on preliminary fair market values of properties acquired in the Merger). Additionally, an adjustment to reflect the mortgages payable held by the joint ventures at March 31, 2021 has been included.
C. Cash and Cash Equivalents
The adjustment to cash represents the cash consideration paid at the effective time of the Merger (as discussed further in Note 1) in addition to additional borrowings under Kimco’s unsecured revolving credit facility to reimburse WRI for additional costs paid at or prior to closing of the Merger.

The pro forma adjustments to cash and cash equivalents are presented as follows (in thousands):
As of March 31, 2021
Cash consideration paid at closing	$(437,941)
Additional borrowing under Kimco’s revolving credit facility	182,011
Pro forma adjustments to cash and cash equivalents	$(255,930)
D. Accounts and Notes Receivable
Straight-lining of rent pursuant to the underlying leases associated with the real estate acquired in connection with the Merger will commence at the effective time of the Merger; therefore the balance of straight-line rent receivables included on WRI’s historical balance sheet has been eliminated.
E. Operating Lease Right-of-Use Assets and Liabilities
The adjustments to operating lease right-of-use assets and liabilities represent the differences between the estimated fair value of lessee lease right-of-use assets and liabilities related to ground leases and administrative office leases acquired by Kimco in connection with the Merger, and WRI’s Historical Adjusted balances, which are presented as follows (in thousands):
As of March 31, 2021
Operating lease right-of-use assets, net
Operating lease right-of-use assets acquired	$34,653
Elimination of WRI Historical Adjusted operating lease right-of-use assets, net	(42,559)
Proforma adjustment to operating lease right-of-use assets, net	$(7,906)
Operating lease liabilities
Operating lease liabilities acquired	$33,778
Elimination of WRI Historical Adjusted operating lease liabilities	(42,385)
Proforma adjustment to operating lease liabilities	$(8,607)
The fair value of right-of-use assets and lease liabilities acquired were estimated based on the present value of lease payments over the remaining lease term and discounted using Kimco’s incremental borrowing rate on a lease by lease basis.
F. Other Assets
Deferred leasing costs, net, represent direct salaries, third-party fees and other costs incurred by WRI to originate a lease which were capitalized and amortized against the respective leases using the straight-line method over the term of the related lease. The net carrying value of WRI’s Historical Adjusted deferred leasing costs has been eliminated. As part of the purchase price allocation described above, Kimco took into consideration deferred leasing costs when calculating the fair value for in-place leases in the unaudited pro forma condensed combined balance sheet (for more information, see Note 3 A on preliminary fair market values of properties acquired in the Merger).
The pro forma adjustments to other assets are presented as follows (in thousands):
As of March 31, 2021
Elimination of WRI Historical Adjusted tax increment revenue bonds	$(14,758)
Fair value tax increment revenue bonds	19,000
Elimination of WRI Historical Adjusted deferred leasing costs	(40,970)
Elimination of WRI Historical Adjusted other assets	(7,624)
Pro forma adjustments to other assets	$(44,352)

G. Notes and Mortgages Payable
Kimco anticipates it will borrow funds from its unsecured revolving credit facility to fund a portion of the cash consideration to WRI shareholders as part of the purchase price.
Kimco will assume WRI’s unsecured notes and mortgages payable and as a result have been adjusted to reflect the estimated fair value at March 31, 2021. WRI’s unsecured revolving credit facility had no balance outstanding as of March 31, 2021. The WRI Historical Adjusted unamortized debt issuance costs related to the unsecured revolving credit facility have been eliminated.
Since the unsecured notes and mortgages payable assumed in the Merger are presented at fair value, the WRI Historical Adjusted unamortized debt issuance costs and fair value of debt adjustments have been eliminated.
The pro forma adjustments to notes and mortgages payables are presented as follows (in thousands):
As of March 31, 2021
Notes payable, net:
Additional borrowing under Kimco’s revolving credit facility	$182,011
Fair value of debt adjustments for debt assumed	85,678
Elimination of WRI Historical Adjusted deferred financing costs and debt premium	6,317
Proforma adjustment to notes payable	$274,006
Mortgages payable, net:
Fair value of debt adjustments for debt assumed	$10,819
Elimination of WRI Historical Adjusted deferred financing costs and fair value of debt adjustments	(4,279)
Proforma adjustment to mortgages payable	$6,540
H. Other Liabilities
Non-recurring transaction costs include those costs to be paid by Kimco or WRI directly attributable to the Merger. These transaction costs, consisting primarily of fees for investment bankers, legal, accounting, tax and other professional services, are estimated to be approximately $32.3 million and will impact the results of operations and be recognized when incurred. These amounts are based on reliable, documented evidence such as invoices for costs incurred to date and estimates from third parties for additional costs expected to be incurred with the Merger. These non-recurring costs are related to the Merger and reflected as other operating expenses in the unaudited pro forma condensed combined statements of operations.
For intangible liabilities, see Note 3 A on preliminary fair market values of properties acquired in the Merger.
The following represents the pro forma adjustments to other liabilities (in thousands):
As of March 31, 2021
Non-recurring transaction costs	$32,300
Fair value of intangible liabilities acquired	160,300
Elimination of WRI Historical Adjusted intangible liabilities, net	(56,426)
Elimination of WRI Historical Adjusted other liabilities	(11,224)
Pro forma adjustments to other liabilities	$124,950

I. Common Stock and Paid-in Capital
Represents the issuance of shares of Kimco common stock in the Merger with a par value of $0.01 per share at a price of $21.23 per share as of May 14, 2021, the most recent date practicable in the preparation of this joint proxy statement/prospectus, at a conversion ratio of 1.408 to 1.0, to holders of WRI common shares at the effective time of the Merger.
As of March 31, 2021
Outstanding WRI common shares – historical basis	127,626,771
Exchange Ratio	1.408
Shares of Kimco common stock to be issued – pro forma basis	179,698,494
Kimco par value per share	$0.01
Par value of Kimco common stock to be issued – pro forma basis	$1,796,985
Par value of WRI common shares – historical basis eliminated	$3,875,858
Pro forma adjustment to common stock	$(2,078,873)
Share of Kimco common stock to be issued – pro forma basis	179,698,494
Paid-in capital $21.23 per share (less $0.01 par value per share)	$21.22
Paid-in capital Kimco stock to be issued – pro forma basis	$3,813,202,043
WRI paid-in capital – historical basis eliminated	$1,761,830,656
Pro forma adjustment to paid-in capital	$2,051,371,387
These amounts will be adjusted at the effective time of the Merger to reflect the number of WRI shares then issued and outstanding and the then per share market value of Kimco’s common stock.
J. Cumulative Distributions in Excess of Cumulative Net Income
Represents the elimination of WRI’s cumulative distributions in excess of net income of $139.1 million as of March 31, 2021. In addition, an adjustment of $32.3 million to increase distributions in excess of cumulative net income for non-recurring transaction costs directly attributable to the Merger that have not yet been expensed in the historical statements of operations or accrued in the historical balance sheets used as the starting point for the pro forma condensed combined financial statements (for more information, see Note 3 H).
K. Accumulated Other Comprehensive Income
Accumulated other comprehensive income (which we refer to as “AOCI”) included in WRI’s historical balance sheet primarily represents the defined benefit pension plan actuarial loss. Kimco will record the projected benefit obligation at fair value as part of the purchase price allocation and as such WRI’s historical balances in AOCI are eliminated.
L. Noncontrolling Interests
Represents the difference between the preliminary fair market value of the noncontrolling interest share of the consolidated real estate joint ventures and corresponding debt acquired by Kimco in connection with the Merger as compared to WRI’s historical value as of March 31, 2021 (for more information, see Note 3 A on preliminary fair market values of properties acquired in the Merger). The noncontrolling interest was calculated using the fair value of the real estate held by the joint venture, offset by the fair value of the debt on the property which is then multiplied by the partners’ noncontrolling share. The fair value of debt was estimated based upon contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities.
Note 4. Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2020 and three months ended March 31, 2021
The historical amounts include Kimco’s and WRI’s actual operating results for the periods presented, as filed with the SEC on their respective Forms 10-K and Forms 10-Q, which are incorporated in this joint proxy statement/prospectus by reference. The pro forma adjustments to historical amounts, including rental property revenue, rental property operating expenses, general and administrative expenses, interest expense and depreciation and amortization, are presented in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and three months ended March 31, 2021 assuming the Merger occurred on January 1, 2020. The following are the explanations for the adjustments to revenues, costs and expenses, and equity in income of investments in real estate joint ventures included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and three months ended March 31, 2021:
Merger Adjustments
a. Revenues from Rental Properties
The historical revenues from rental properties, net for Kimco and WRI represents contractual, straight-line rents and amortization of above-market and below-market rents associated with the leases in effect during the periods presented. The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to adjust contractual rental property revenue to a straight-line basis and to amortize above-market and below-market rents in accordance with Accounting Standards Codification 805-10, Business Combinations, as if the Merger had occurred on January 1, 2020. For purposes of the unaudited pro forma condensed combined statements of operations, the estimated above-market and below-market rents are amortized or accreted to revenue over the remaining terms of the respective leases, which generally range from six to eight years.
The following tables summarize the adjustments made to minimum rent for the real estate properties acquired as part of the Merger for the year ended December 31, 2020 and three months ended March 31, 2021 (in thousands):
Year Ended December 31, 2020
Pro forma straight-line rent	$15,246
Pro forma above-market and below-market leases amortization, net	16,221
Elimination of WRI’s historical straight-line rent	10,599
Elimination of WRI’s historical above-market and below-market leases amortization, net	(7,765)
Adjustment to revenues from rental properties	$34,301
Three Months Ended March 31, 2021
Pro forma straight-line rent	$2,214
Pro forma above-market and below-market leases amortization, net	4,055
Elimination of WRI’s historical straight-line rent	(2,025)
Elimination of WRI’s historical above-market and below-market leases amortization, net	(1,250)
Adjustment to revenues from rental properties	$2,994
b. Depreciation and Amortization Expense
Depreciation and amortization is calculated, for purposes of the unaudited pro forma condensed combined statements of operations, based on estimated useful lives for building and site improvements, and the remaining contractual, in-place lease term for intangible lease assets and liabilities. Kimco uses the straight-line method for all depreciation and amortization. The useful life of a particular building depends upon a number of factors including the condition of the building upon acquisition. For purposes of the unaudited pro forma condensed combined statements of operations, the useful life for buildings is 50 years; the useful life for site improvements is 45 years; and the general range of remaining contractual, in-place lease terms is six to eight years. As Kimco would have commenced depreciation and amortization on January 1, 2020, the depreciation and amortization expense included in the WRI’s historical financial statements has been reversed so that the unaudited pro forma condensed combined statements of operations reflect the depreciation and amortization that Kimco would have recorded.

The following tables summarize pro forma depreciation and amortization by asset category for the properties acquired in the Merger that would have been recorded for the year ended December 31, 2020 and three months ended March 31, 2021 less the reversal of depreciation and amortization included in WRI’s historical financial statements (in thousands):
Year Ended December 31, 2020
Pro forma depreciation expense for building and improvements	$(98,932)
Pro forma amortization expense of in-place leases	(87,321)
Elimination of WRI historical depreciation and amortization	149,930
Adjustment to depreciation and amortization expense	$(36,323)
Three Months Ended March 31, 2021
Pro forma depreciation expense for building and improvements	$(24,733)
Pro forma amortization expense of in-place leases	(21,830)
Elimination of WRI historical depreciation and amortization	38,556
Adjustment to depreciation and amortization expense	$(8,007)
c. Other Operating Expenses
Represents Merger-related transaction costs, which are considered non-recurring in nature and directly related to the Merger.
d. Interest Expense
The adjustments to interest expense related to the Merger represent (i) amortization of above-market debt values created by marking the assumed WRI’s debt to fair market value, (ii) elimination of WRI’s historic amortization of above-market debt fair market value and (iii) elimination of WRI’s historic amortization of deferred financing costs and premium/discount on notes payable (for more information, see Note 3 G above).
For purposes of pro forma adjustments, Kimco’s unsecured line of credit bears interest at London Interbank Offered Rate (which we refer to as “LIBOR”) plus a spread of 76.5 basis points (0.88% as of March 31, 2021). An increase (decrease) of 0.1% in LIBOR would increase (decrease) annual pro forma interest expense by $0.3 million.
The following tables summarize the adjustments to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and three months ended March 31, 2021 (in thousands):
Year Ended December 31, 2020
Pro forma interest expense for additional borrowings under Kimco’s revolving credit facility	$(78)
Pro forma amortization of above-market debt	31,104
Elimination of WRI historical interest rate swap expense	(890)
Elimination of WRI historical amortization of deferred financing costs, premium/discount on notes payable, net and above-market debt fair market value	2,752
Adjustment to interest expense	$32,888
Three Months Ended March 31, 2021
Pro forma interest expense for additional borrowings under Kimco’s revolving credit facility	$(199)
Pro forma amortization of above-market debt	7,776
Elimination of WRI historical interest rate swap expense	(219)
Elimination of WRI historical amortization of deferred financing costs, premium/discount on notes payable, net and above-market debt fair market value	612
Adjustment to interest expense	$7,970

e. Equity in Income of Investments in Real Estate Joint Ventures
Represents the additional depreciation and amortization expense recognized for basis differences arising between the fair value of underlying assets versus carryover basis. Also includes adjustments to contractual rental property revenue to a straight-line basis and to amortize above and below-market rents.
f. Net Income Attributable to Noncontrolling Interests
Represents noncontrolling interests share of pro forma adjustments to net income.
g. Weighted-Average Shares
The unaudited pro forma adjustment to shares outstanding used in the calculation of basic and diluted earnings per share are based on the combined basic and diluted weighted average shares, after giving effect to the exchange ratio, as follows (for more information, see note I above):
Year Ended December 31, 2020
Kimco weighted-average common shares outstanding - historical basis	429,950,422
Shares of Kimco common stock issued to WRI shareholders – pro forma basis	179,698,494
Weighted-average shares of Kimco common stock - basic	609,648,916
Incremental shares of Kimco common stock to be issued for equity awards and assumed conversion of convertible units	1,682,327
Weighted-average shares of Kimco common stock - diluted	611,331,243
Three Months Ended March 31, 2021
Kimco weighted-average common shares outstanding - historical basis	430,524,121
Shares of Kimco common stock issued to WRI shareholders – pro forma basis	179,698,494
Weighted-average shares of Kimco common stock - basic	610,222,615
Incremental shares of Kimco common stock to be issued for equity awards and assumed conversion of convertible units	1,739,455
Weighted-average shares of Kimco common stock - diluted	611,962,070

DESCRIPTION OF CAPITAL STOCK
As a result of the Merger, WRI shareholders will receive shares of Kimco common stock in the Merger and will become Kimco stockholders. The following summary of the terms of Kimco capital stock is not complete and is qualified by reference to the Kimco charter and bylaws. You should read these documents for complete information on Kimco capital stock. The Kimco charter and bylaws are incorporated by reference into this joint proxy statement/prospectus. Kimco files instruments that define the rights of holders of its capital stock as exhibits to its annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. Also, from time to time Kimco might file an amendment to these documents or a new instrument that defines the rights of holders of its capital stock as an exhibit to a Current Report on Form 8-K filed with the SEC. For more information, see “Where You Can Find More Information.”
Shares Authorized
Kimco is currently authorized under the Kimco charter to issue an aggregate of 750,000,000 shares of capital stock and 384,046,000 shares of excess stock, par value $0.01 per share.
Shares Outstanding
As of [•], 2021, the record date, there were:
•	[•] outstanding shares of Kimco common stock;
•	no outstanding shares of Kimco excess stock; and
•	19,580 shares of Kimco preferred stock.
All outstanding shares of Kimco common stock and Kimco preferred stock are fully paid and non-assessable.
Kimco Common Stock
Preemptive Rights
Shares of Kimco common stock have no preemptive rights.
Dividend Rights
Holders of Kimco common stock will be entitled to receive dividends when, as and if authorized by the board of directors and declared by Kimco, out of assets legally available therefor. Payment and declaration of dividends on the common stock and purchases of shares thereof by Kimco will be subject to certain restrictions if Kimco fails to pay dividends on Kimco preferred stock.
Under Maryland law, a distribution (whether by dividend, redemption or other acquisition of shares) to holders of shares of common stock may be made only if, after giving effect to the distribution, (a) Kimco is able to pay its indebtedness as it becomes due in the usual course of business and (b) subject to certain exceptions, Kimco’s total assets are greater than the sum of its total liabilities plus the amount necessary to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to the holders of common stock, unless the terms of the stock held by such holders with preferred rights provide otherwise. Kimco has complied with these requirements in all of our prior distributions to holders of common stock.
Voting Rights
Holders of Kimco common stock are entitled to one vote per share on each matter submitted for their vote at any meeting of Kimco stockholders for each share of Kimco common stock held as of the record date for the meeting. Holders of Kimco common stock are not permitted to cumulate their votes for the election of directors. The Kimco board of directors is not classified.
Currently, the affirmative vote of the holders of a majority of all the votes entitled to be cast is required to approve certain extraordinary actions, including any merger or consolidation of Kimco, any sale, lease, exchange or other disposition of all or substantially all of the assets of Kimco, the adoption of any plan or proposal for the liquidation or dissolution of Kimco, any reclassification of the securities of Kimco or any recapitalization or reorganization of Kimco.

Liquidation Preference
Upon Kimco’s liquidation, dissolution or winding up, holders of common stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of Kimco’s debts and other liabilities and the preferential amounts owing with respect to any of Kimco’s outstanding preferred stock.
Sinking Fund
Shares of Kimco common stock do not have the benefit of any retirement or sinking fund.
Listing
Shares of Kimco common stock are traded on the NYSE under the symbol “KIM.” Following completion of the Merger, the shares of Kimco common stock will be traded on the NYSE under the symbol “KIM.”
Ownership Limitation
For Kimco to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), not more than 50% in value of Kimco’s outstanding stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Kimco’s stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, rent from related party tenants (generally, a tenant of a REIT owned, actually or constructively, 10% or more by the REIT, or a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code.
Subject to the exceptions specified in the Kimco charter, no holder may beneficially own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 9.8% in value of the outstanding shares of Kimco common stock. The constructive ownership rules under the Code are complex and may cause common stock owned actually or constructively by a group of related individuals or entities or both to be deemed constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of Kimco common stock (or the acquisition of an interest in an entity which owns, actually or constructively, Kimco common stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of Kimco common stock, and thus subject such common stock to the ownership limit.
The Kimco board of directors may waive the ownership limit with respect to a particular stockholder if evidence satisfactory to the Kimco board of directors and Kimco’s tax counsel is presented that such ownership will not then or in the future jeopardize Kimco’s status as a REIT. As a condition of any waiver, the Kimco board of directors may require a ruling from the Internal Revenue Service, opinion of counsel satisfactory to it or an undertaking, or both from the applicant with respect to preserving Kimco’s REIT status. The foregoing restrictions on transferability and ownership will not apply if the Kimco board of directors determines that it is no longer in Kimco’s best interests to attempt to qualify, or to continue to qualify, as a REIT. If shares of common stock in excess of the ownership limit, or shares which would otherwise cause the REIT to be beneficially owned by fewer than 100 persons or which would otherwise cause Kimco to be “closely held” within the meaning of the Code or would otherwise result in Kimco’s failure to qualify as a REIT, are issued or transferred to any person, that issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares transferred in excess of the ownership limit, or shares which would otherwise cause Kimco to be “closely held” within the meaning of the Code or would otherwise result in Kimco’s failure to qualify as a REIT, will automatically be exchanged for shares of a separate class of stock, which we refer to as excess stock, that will be transferred by operation of law to Kimco as trustee for the exclusive benefit of the person or persons to whom the shares are ultimately transferred, until that time as the intended transferee retransfers the shares. While these shares are held in trust, they will not be entitled to vote or to share in any dividends or other distributions (except upon liquidation). The shares may be retransferred by the intended transferee to any person who may hold those shares at a price not to exceed either:
(1)	the price paid by the intended transferee; or
(2)
if the intended transferee did not give value for such shares (through a gift, devise or otherwise), a price per share equal to the market value of the shares on the date of the purported transfer to the intended transferee, at which point the shares will automatically be exchanged for an equal number of shares of ordinary common stock.
In addition, such shares of excess stock held in trust are purchasable by Kimco, or Kimco’s designee, for a 90-day period at a price equal to the lesser of the price paid for the stock by the intended transferee and the market price for the stock on the date Kimco determines to purchase the stock. This period commences on the date of the violative transfer if the intended transferee gives Kimco notice of the transfer, or the date the Kimco board of directors determines that a violative transfer has occurred if no notice is provided.
All certificates representing shares of Kimco common stock will bear a legend referring to the restrictions described above.
All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 0.5% and 5%, as provided in the Income Tax Regulations promulgated under the Code) of the outstanding shares of common stock must give written notice to Kimco containing the information specified in Kimco’s charter within 30 days after the close of each year. In addition, each common stockholder shall upon demand be required to disclose to Kimco such information with respect to the actual and constructive ownership of shares as the Kimco board of directors deems necessary to comply with the provisions of the Code applicable to a REIT.
The registrar and transfer agent for Kimco’s common stock is EQ Shareowner Services.
Kimco Preferred Stock
Kimco is authorized to issue 6,019,240 shares of preferred stock, par value $1.00 per share, 2,400 shares of 6.000% Class I Cumulative Redeemable Preferred Stock, par value $1.00 per share, 1,050 shares of 5.625% Class K Cumulative Redeemable Preferred Stock, par value $1.00 per share, 10,350 shares of 5.125% Class L Cumulative Redeemable Preferred Stock, par value $1.00 per share, and 10,580 shares of 5.25% Class M Cumulative Redeemable Preferred Stock, par value $1.00 per share. Kimco is also authorized to issue 700,000 shares of Class F Excess Preferred Stock, par value $1.00 per share, 184,000 shares of Class G Excess Preferred Stock, par value $1.00 per share, 70,000 shares of Class H Excess Preferred Stock, par value $1.00 per share, 18,400 shares of Class I Excess Preferred Stock, par value $1.00 per share, 9,000 shares of Class J Excess Preferred Stock, par value $1.00 per share, 8,050 shares of Class K Excess Preferred Stock, par value $1.00 per share, 10,350 shares of Class L Excess Preferred Stock, par value $1.00 per share, and 10,580 shares of Class M Excess Preferred Stock, par value $1.00 per share, which are reserved for issuance upon conversion of certain corresponding outstanding shares of preferred stock, as the case may be, as necessary to preserve Kimco’s status as a REIT. At February 11, 2021, 9,000 shares of Class L Cumulative Redeemable Preferred Stock, represented by 9,000,000 depositary shares, were outstanding, 10,580 shares of Class M Cumulative Redeemable Preferred Stock, represented by 10,580,000 depositary shares, were outstanding and no other shares of preferred stock were outstanding.
Under Kimco’s charter, the Kimco board of directors may from time to time establish and issue one or more classes or series of preferred stock and fix the designations, powers, preferences and rights of the shares of such classes or series and the qualifications, limitations or restrictions thereon, including, but not limited to, the fixing of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) and the liquidation preferences.
The statements describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of Kimco’s charter (including the applicable articles supplementary) and bylaws.
Kimco Depositary Shares
General
Kimco may issue depositary shares, each of which will represent a fractional interest of a share of a particular class or series of Kimco preferred stock, as specified in the applicable prospectus supplement. Shares of a class or series of preferred stock represented by depositary shares will be deposited under a separate deposit agreement among Kimco, the depositary named therein and the holders from time to time of the depositary receipts issued by the preferred stock depositary which will evidence the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the class or series of preferred stock represented by those depositary shares (including dividend, voting, conversion, redemption and liquidation rights).
The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of a class or series of preferred stock by Kimco to the preferred stock depositary, Kimco will cause the preferred stock depositary to issue, on Kimco’s behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from Kimco upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.
Dividends and Other Distributions
The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of those depositary receipts owned by those holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.
In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make that distribution, in which case the preferred stock depositary may, with Kimco’s approval, sell that property and distribute the net proceeds from that sale to those holders.
No distribution will be made in respect of any depositary share to the extent that it represents any class or series of preferred stock converted into excess preferred stock or otherwise converted or exchanged.
Withdrawal of Preferred Stock
Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted into excess preferred stock or otherwise), the holders thereof will be entitled to delivery at that office, to or upon that holder’s order, of the number of whole or fractional shares of the class or series of preferred stock and any money or other property represented by the depositary shares evidenced by those depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related class or series of preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of those shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.
Redemption
Whenever Kimco redeems shares of a class or series of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of the class or series of preferred stock so redeemed, provided Kimco shall have paid in full to the preferred stock depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to that class or series of preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in the issuance of any excess preferred stock.

From and after the date fixed for redemption, all dividends in respect of the shares of a class or series of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon their redemption and any money or other property to which the holders of those depositary receipts were entitled upon their redemption and surrender thereof to the preferred stock depositary.
Voting
Upon receipt of notice of any meeting at which the holders of a class or series of preferred stock deposited with the preferred stock depositary are entitled to vote, the preferred stock depositary will mail the information contained in that notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent that class or series of preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for that class or series of preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by that holder’s depositary shares. The preferred stock depositary will vote the amount of that class or series of preferred stock represented by those depositary shares in accordance with those instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of that class or series of preferred stock represented by those depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing those depositary shares. The preferred stock depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote made, as long as that action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.
Liquidation Preference
In the event of Kimco’s liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by that depositary receipt, as set forth in the applicable prospectus supplement.
Conversion
The depositary shares, as such, are not generally convertible into our common stock or any of Kimco’s other securities or property, except in connection with certain conversions in connection with the preservation of Kimco’s status as a REIT. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred stock depositary with written instructions to the preferred stock depositary to instruct Kimco to cause conversion of a class or series of preferred stock represented by the depositary shares evidenced by those depositary receipts into whole shares of Kimco common stock, other shares of a class or series of preferred stock (including excess preferred stock) or other shares of stock, and we have agreed that upon receipt of those instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect that conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if that conversion would result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.
Amendment and Termination of the Deposit Agreement
The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between Kimco and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related class or series of preferred stock will not be effective unless that amendment has been approved by the existing holders of at least two-thirds of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related class or series of preferred stock and all money and other property, if any, represented hereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any of those types of amendments becomes effective shall be deemed, by continuing to hold that depositary receipt, to consent and agree to that amendment and to be bound by the deposit agreement as amended thereby.
We may terminate the deposit agreement upon not less than 30 days’ prior written notice to the preferred stock depositary if:
•	such termination is necessary to preserve Kimco’s status as a REIT; or
•
a majority of each class or series of preferred stock subject to that deposit agreement consents to that termination, whereupon the preferred stock depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by that holder, that number of whole or fractional shares of each class or series of preferred stock as are represented by the depositary shares evidenced by those depositary receipts together with any other property held by the preferred stock depositary with respect to those depositary receipts.

Kimco has agreed that if the deposit agreement is terminated to preserve Kimco’s status as a REIT, then Kimco will use its best efforts to list each class or series of preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if:
•	all outstanding depositary shares issued thereunder shall have been redeemed;
•
there shall have been a final distribution in respect of each class or series of preferred stock subject to that deposit agreement in connection with Kimco’s liquidation, dissolution or winding up and that distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing that class or series of preferred stock; or

•	each share of preferred stock subject to that deposit agreement shall have been converted into Kimco stock not so represented by depositary shares.
Charges of Preferred Stock Depositary
Kimco will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, Kimco will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by those holders to be performed which are outside of those expressly provided for in the deposit agreement.
Resignation and Removal of Preferred Stock Depositary
The preferred stock depositary may resign at any time by delivering notice to Kimco of its election to do so, and Kimco may at any time remove the preferred stock depositary, that resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Miscellaneous
The preferred stock depositary will forward to holders of depositary receipts any reports and communications from Kimco which are received by it with respect to the related preferred stock.
Neither Kimco nor the preferred stock depositary will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. Kimco’s obligations and those of the preferred stock depositary under the deposit agreement will be limited to performing Kimco’s respective duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of preferred stock represented by the depositary shares), gross negligence or willful misconduct, and neither Kimco nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of a class or series of preferred stock represented thereby unless satisfactory indemnity is furnished. Kimco and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of a class or series of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give that information, and on documents believed in good faith to be genuine and signed by a proper party.
In the event the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and Kimco, on the other hand, the preferred stock depositary shall be entitled to act on those claims, requests or instructions received from Kimco.
Antitakeover Provisions in the Kimco Charter and Bylaws
Certain provisions of the Kimco charter and bylaws could make it less likely that Kimco’s management would be changed or someone would acquire voting control of Kimco without the consent of its board of directors. These provisions could delay, deter or prevent tender offers or takeover attempts that Kimco stockholders might believe are in their best interests, including tender offers or takeover attempts that could allow Kimco stockholders to receive premiums over the market price of their common stock.
Restrictions on Ownership and Transfer
For Kimco to maintain its qualification as a REIT, not more than 50% of its outstanding stock may be owned, actually or constructively, by five or fewer individuals during the last half of any taxable year. Furthermore, the stock must be held by a minimum of 100 persons for at least 335 days of a 12-month taxable year (or a proportionate part of a short tax year). In addition, if Kimco actually or constructively owns 10% or more of one of the customers of Kimco (or a customer of any partnership in which the company is a partner), then the rent received by Kimco (either directly or through any such partnership) from that customer will not be qualifying income for purposes of the REIT gross income tests of the Code.
To help Kimco maintain its qualification as a REIT, among other purposes, Kimco prohibits the ownership by any single person, of more than the ownership limit of 9.8% (by value) of the issued and outstanding shares of each of Kimco common stock and Kimco preferred stock (unless such limitations are waived by the board of directors). The Kimco charter provides that shares acquired or held in violation of this ownership limit will be transferred to a trust for the benefit of the prior owner of such transferred shares. The Kimco charter further provides that any person who acquires shares in violation of the ownership limit will not be entitled to any dividends on the shares or entitled to vote the shares and such shares shall be deemed offered for sale to Kimco or its designee at the lesser of the price at which they were transferred in violation of the ownership limit or the market price on the date Kimco chooses to accept such offer. A transfer of shares in violation of the above limits may be void under certain circumstances. The ownership limit may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect Kimco’s stockholders’ ability to realize a premium over the then-prevailing market price for the shares of Kimco common stock in connection with such transaction.
Preferred Stock
At any time, without stockholder approval, the Kimco board of directors may issue one or more new classes or series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of Kimco through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring Kimco’s management could stop a takeover by preventing the person trying to take control of Kimco from acquiring enough voting shares to take control.
Stockholders’ Rights Plan
Although Kimco does not have a stockholders’ rights plan as of the date of this filing, under Maryland law, the Kimco board of directors may adopt a rights plan without stockholder approval. If adopted, a rights plan could operate to cause substantial dilution to a person or group that attempts to acquire Kimco on terms not approved by the Kimco board of directors.

COMPARISON OF RIGHTS OF KIMCO STOCKHOLDERS AND WRI SHAREHOLDERS
If the Merger is consummated, common shareholders of WRI will become common stockholders of Kimco. The rights of WRI shareholders are currently governed by the TBOC and the WRI Declaration of Trust, as amended and supplemented (which we refer to as the “WRI Declaration of Trust”) and WRI Bylaws. Upon consummation of the Merger, the rights of legacy WRI common shareholders who receive shares of Kimco common stock will be governed by the MGCL and the Kimco charter (which we refer to as the “Kimco Articles”) and Kimco Bylaws, rather than the TBOC and the WRI Declaration of Trust and the WRI Bylaws.
The following is a summary of the material differences between the rights of Kimco stockholders and WRI shareholders, but does not purport to be a complete description of those differences or a complete description of the terms of the Kimco common stock subject to issuance in connection with the Merger. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the MGCL, (ii) the TBOC, (iii) the Kimco Articles, (iv) the WRI Declaration of Trust, (v) the Kimco Bylaws and (vi) the WRI Bylaws.
This section does not include a complete description of all differences between the rights of Kimco common stockholders and WRI common shareholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland and Texas law, as well as the governing corporate instruments of each of Kimco and WRI, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”
	Rights of Kimco Stockholders	Rights of WRI Shareholders
Corporate Governance
Kimco is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.

The rights of Kimco stockholders are governed by the MGCL, the Kimco Articles and the Kimco Bylaws.

WRI is a Texas real estate investment trust that has elected to be taxed as a REIT for U.S. federal income tax purposes.

The rights of WRI shareholders are governed by the TBOC, the WRI Declaration of Trust and the WRI Bylaws.

Authorized Capital Stock or Shares of Beneficial Interest
Kimco is authorized to issue (a) 750,000,000 shares of common stock, $0.01 par value per share, (b) 384,046,000 shares of excess stock, $0.01 par value per share, (c) 6,019,240 shares of preferred stock, $1.00 par value per share, (d) 700,000 shares of Class F excess preferred stock, $1.00 par value per share, (e) 184,000 shares of Class G excess preferred stock, $1.00 par value per share, (f) 70,000 shares of Class H excess preferred stock, $1.00 par value per share, (g) 2,400 shares of 6.000% Class I cumulative redeemable preferred stock, $1.00 par value per share, (h) 18,400 shares of Class I excess preferred stock, $1.00 par value per share, (i) 1,050 shares of 5.625% Class K cumulative redeemable preferred stock, $1.00 par value per share, (j) 8,050 shares of Class K excess preferred stock, $1.00 par value per share, (k) 10,350 shares of

WRI is authorized to issue 275,000,000 common shares, $0.03 par value per share, and 10,000,000 preferred shares, $0.03 par value per share.

As of the record date for the WRI special meeting, there were issued and outstanding [•] WRI common shares and no WRI preferred shares.

Preferred Stock. The WRI board of trust managers is authorized to issue one or more series of preferred shares. The preferred shares of each series shall have such designations, preferences, conversion, exchange or other rights, participations, voting powers, options, restrictions, limitations, special rights or relations, limitations as to dividends, qualifications, or terms or conditions of redemption as set by the board of trust managers.

	Rights of Kimco Stockholders	Rights of WRI Shareholders

5.125% Class L cumulative redeemable preferred stock, $1.00 par value per share (the “Kimco Class L preferred stock”), (l) 10,350 shares of Class L excess preferred stock, $1.00 par value per share, (m) 10,580 shares of 5.25% Class M cumulative redeemable preferred stock, $1.00 par value per share (the “Kimco Class M preferred stock”), and (n) 10,850 shares of Class M excess preferred stock, $1.00 par value per share.

As of the record date for the Kimco special meeting, there were issued and outstanding [•] shares of Kimco common stock and no shares of Kimco excess stock.

Preferred Stock. The Kimco board of directors is authorized, without stockholder action, to establish and issue one or more classes or series of preferred stock and fix the designations, powers, preferences and rights of the shares of such classes or series and the qualifications, limitations or restrictions thereon, including, but not limited to, the fixing of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) and the liquidation preferences.

As of the record date for the Kimco special meeting, there were issued and outstanding 9,000 shares of Kimco Class L preferred stock, represented by 9,000,000 depositary shares, and 10,580 shares of Kimco Class M preferred stock, represented by 10,580,000 depositary shares.
As of the record date for the WRI special meeting, there were no issued and outstanding WRI preferred shares.

Voting Rights
Each holder of Kimco common stock is entitled to one vote per share on each matter submitted for their vote at any meeting of Kimco stockholders for each share of Kimco common stock held as of the record date for the meeting. If a quorum exists, action on a matter is approved if the action receives the approving vote of a majority of the votes cast in person or by proxy, unless the matter being approved is one upon which

Each holder of WRI common shares is entitled to one vote per share on each matter at all shareholder meetings. If a quorum exists, the affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to, that matter at a meeting shall be the act of the shareholders, except where a higher threshold is required by law or by the WRI Declaration of Trust.

	Rights of Kimco Stockholders	Rights of WRI Shareholders

by express provision of law, the Kimco Articles or the Kimco Bylaws require a different vote.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. The Kimco Articles provide for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on such matters. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation.

Under Texas law, a Texas real estate investment trust, subject to its declaration of trust and bylaws, generally cannot dissolve, amend its charter, merge, convert, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote on the matter. The WRI Declaration of Trust does not provide for a lower voting threshold for such matters.

Cumulative Voting	Holders of Kimco common stock and Kimco preferred stock do not have the right to cumulate their votes with respect to the election of directors.	Holders of WRI common shares do not have the right to cumulate their votes with respect to the election of directors.

Size of the Board of Directors
The number of directors, which must be not less than three nor more than 15, may be changed by majority vote of the entire Kimco board of directors. Currently, the Kimco board of directors consists of eight directors.
The WRI Bylaws provide that the number of trust managers will be set at no less than three trust managers. Currently, the WRI board of trust managers consists of eight trust managers.

Classified Board / Term of Directors	The Kimco board of directors is not classified. The directors of Kimco hold office for a term of one year and serve until their successors are elected and qualified.	The WRI board of trust managers is not classified. The trust managers of WRI hold office for a term of one year and serve until their successors are elected and qualified.

Removal of Directors	The MGCL provides that stockholders may remove directors with or without cause unless the corporation’s charter provides that directors may be removed only for cause. However, if a director is
Under Section 21.409 of the TBOC, the shareholders of a corporation may remove a director or the entire board of directors of the corporation, with or without cause, at a meeting called for that purpose, by a

	Rights of Kimco Stockholders	Rights of WRI Shareholders

elected by a particular voting group, that director may be removed by the requisite vote of that voting group.

Pursuant to the MGCL and the Kimco Bylaws, Kimco directors may be removed, either with or without cause, from the board of directors at any meeting of stockholders by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of directors.

vote of the holders of a majority of the shares entitled to vote at an election of the director or directors, except as otherwise provided by the certificate of formation or bylaws of the corporation.

The WRI Bylaws provide that a trust manager may be removed at any time with or without cause by the vote of holders of shares representing two-thirds of the total votes authorized to be cast by shares then outstanding and entitled to vote thereon.

Election of Directors
The Kimco Bylaws provide that, in the case of a non-contested election, directors must receive a majority of the votes cast in person or by proxy at any meeting at which a quorum is present. In the case of a contested election, directors must receive a plurality of the votes cast in person or by proxy. For this purpose, if plurality voting is applicable to the election of directors at any meeting, the nominees who receive the highest number of votes cast “for,” without regard to votes cast “against,” shall be elected as directors up to the total number of directors to be elected at that meeting. If an incumbent director fails to receive the required vote for re-election, he or she must offer to resign from the Kimco board of directors. The Kimco board of directors will determine whether to accept the offered resignation after considering the recommendation of the Nominating and Corporate Governance Committee.

Pursuant to the WRI Bylaws, trust managers who have not been previously elected as trust managers by the shareholders will be elected by the affirmative vote of the holders of two-thirds of the outstanding shares of the trust. Trust managers who have been previously elected as trust managers will be re-elected at the annual meeting of the shareholders by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at such meeting; provided that any trust manager that has been previously elected as a trust manager who is not re-elected by such majority vote at a subsequent annual meeting shall nevertheless remain in office until his or her successor is elected and qualified.

Filling Vacancies of Directors	Any vacancies on the Kimco board of directors can be filled by a majority of the remaining Kimco board of directors, even if the remaining directors do not constitute a quorum.
Any vacancies on the WRI board of trust managers may be filled by successor trust managers either appointed by a majority of the remaining trust managers or elected by the vote of the holders of at least two-thirds of the outstanding shares at an annual or special meeting of the shareholders. A trust manager elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office; provided that the board of trust managers may not fill more than two such trust manager positions during the period between any two successive annual meetings of shareholders.

	Rights of Kimco Stockholders	Rights of WRI Shareholders
Charter Amendments
The MGCL provides that the affirmative vote of two-thirds of all outstanding stock entitled to vote or of each class if more than one class is entitled to vote is required to amend a corporation’s charter. However, the MGCL permits a corporation to reduce the voting requirement in its charter to allow for the approval of an amendment to the charter by no less than a majority of the shares outstanding and entitled to be cast.

The Kimco Articles provide for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on such matters.

The WRI Declaration of Trust provides for amendment from time to time by the affirmative vote of the holders of at least two-thirds of the outstanding shares, except that (i) Article Six relating to the duration of the of the trust, (ii) Article Eleven relating to the prohibition against engaging in non-real estate investment trust businesses, (iii) Article Thirteen relating to the approval of business combinations and (iv) Article Eighteen relating to share ownership requirements may not be amended or repealed, and provisions inconsistent with those Articles may not be adopted, except by the affirmative vote of the holders of at least 80% of the outstanding shares.

Bylaw Amendments
The Kimco board of directors or the Kimco stockholders may adopt, alter or repeal any of the Kimco Bylaws and make new bylaws by the vote of a majority of directors present at a meeting at which a quorum is present or the votes of a majority of the votes cast at a stockholder meeting at which a quorum is present.

The WRI Bylaws provide for amendment (i) with respect to all Bylaw provisions, by the affirmative vote of a majority of the trust managers, or (ii) (a) with respect to certain named Bylaws and the amendment thresholds, by the affirmative vote of two-thirds of the trust’s outstanding shares, or (b) with respect to all other Bylaws, by the affirmative vote of the holders of a majority of the trust’s outstanding shares.

Vote on Merger, Consolidations or Sales of Substantially all Assets
The MGCL provides that a merger shall be approved by the stockholders of a corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the merger. However, the MGCL permits a corporation in its charter to reduce the voting requirement to allow for the approval of a merger, consolidation or sale of substantially all of the corporation’s assets by the affirmative vote of no less than a majority of the shares outstanding and entitled to be cast. Kimco generally may not merge with or into or consolidate with another company, sell all or substantially all of its assets or engage in a statutory share exchange or convert unless such a transaction is declared advisable by the Kimco board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled be cast on the matter.

The TBOC provides that a merger shall be approved by the affirmative vote of two-thirds of all the outstanding shares entitled to vote on the merger. However, the TBOC permits a real estate investment trust in its charter to reduce the voting requirement to allow for the approval of a merger, consolidation or sale of substantially all of the entity’s assets by a lower standard. The WRI Declaration of Trust does not provide for a lower voting threshold for such matters.

	Rights of Kimco Stockholders	Rights of WRI Shareholders
Ownership Limitations
For Kimco to qualify as a REIT, not more than 50% in value of Kimco’s outstanding stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Kimco’s stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, rent from related party tenants (generally, a tenant of a REIT owned, actually or constructively, 10% or more by the REIT, or a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code.

Subject to the exceptions specified in the Kimco Articles, no holder may beneficially own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 9.8% in value of the outstanding shares of Kimco common stock. The constructive ownership rules under the Code are complex and may cause common stock owned actually or constructively by a group of related individuals or entities or both to be deemed constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of Kimco common stock (or the acquisition of an interest in an entity which owns, actually or constructively, Kimco common stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of Kimco common stock, and thus subject such common stock to the ownership limit.

For WRI to qualify as a REIT, not more than 50% in value of WRI’s outstanding shares may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. WRI’s shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, rent from related party tenants (generally, a tenant of a REIT owned, actually or constructively, 10% or more by the REIT, or a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code.

Subject to the exceptions specified in the WRI Declaration of Trust, no holder may beneficially own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 9.8% in value of the outstanding WRI shares. The constructive ownership rules under the Code are complex and may cause common shares owned actually or constructively by a group of related individuals or entities or both to be deemed constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of WRI shares (or the acquisition of an interest in an entity which owns, actually or constructively, WRI shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of WRI shares, and thus subject such shares to the ownership limit.

Special Meetings of the Stockholders
A special meeting of Kimco stockholders may be called at any time by the chairman of the Kimco board of directors, the Kimco president, the chief executive officer, the Kimco board of directors or upon written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on the matter to be voted on at the proposed special meeting.

The WRI Bylaws provide that special meetings of shareholders may be called by the WRI board of trust managers, any officer of the trust or the holders of at least 10 % of all the shares entitled to vote at the proposed special meeting.

	Rights of Kimco Stockholders	Rights of WRI Shareholders
Advance Notice Provisions for Stockholder Nominations and Stockholder Business Proposals
The Kimco Bylaws provide that, with respect to an annual meeting of stockholders, the proposal of business to be considered by stockholders at the annual meeting may be made only:

 • pursuant to the notice of such meeting;

 • by or at the direction of the Kimco board of directors; or

 • upon timely proper notice by a stockholder who is a stockholder at the time of giving of notice and at the meeting, and is entitled to vote at the meeting.

In general, notice of stockholder business for an annual meeting must be delivered not earlier than 150 days nor later than 120 days prior to the first anniversary of the preceding year’s annual meeting, unless the annual meeting is advance more than 30 days or delayed more than 30 days from the anniversary date, in which case notice must be delivered not earlier than 150 days prior to the date of such annual meeting and not later than the later of 120 days prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

The WRI Bylaws provide that, with respect to an annual meeting of shareholders, the proposal of business to be considered by shareholders at the annual meeting may be made only:

 • pursuant to the notice of such meeting;

 • by or at the direction of the
   WRI board of trust managers; or

 • upon timely proper notice by a shareholder who is a shareholder at the time of giving of notice and entitled to vote at the meeting.

In general, notice of shareholder business for an annual meeting must be delivered not earlier than 90 days nor later than 60 days prior to the first anniversary of the preceding year’s annual meeting, unless less than 30 days’ notice or prior public disclosure of the date of the meeting is given, in which case notice must be delivered not later than the tenth day following the day on which public announcement of the date of such meeting is first made.

Notice of Stockholder Meetings
Not less than 10 days nor more than 90 days before each meeting of stockholders, a notice, either in writing or by electronic transmission, shall be given to each stockholder entitled to vote at or to notice of such meeting unless such stockholder waives notice before or after the meeting.

Not less than 10 days nor more than 60 days before each meeting of shareholders, a notice, either in writing or by electronic transmission, shall be given to each stockholder entitled to vote at or to notice of such meeting unless such stockholder waives notice before or after the meeting.

State Anti-Takeover Statutes
Business Combinations. Under the MGCL, certain “business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation’s

Fundamental Business Transactions. Under the TBOC, certain “fundamental business transactions” (which include a merger, conversion, exchange and sale of all or substantially all of the real estate investment trust’s assets) must be submitted to the trust’s shareholders and approved by the affirmative vote of the holders of at least two-thirds of the

	Rights of Kimco Stockholders	Rights of WRI Shareholders

outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned 10% or more of the voting power of the corporation’s then-outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder of if the business combination satisfies certain minimum price, form of consideration and procedural requirements. To date, Kimco has not opted out of the business combinations provisions of the MGCL.
outstanding shares entitled to vote on a fundamental business transaction. To date, WRI has not opted out of the fundamental business transactions provisions of the TBOC.

Liability and Indemnification of Officers and Directors
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established as being material to the cause of action. The Kimco Articles contain such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which the Kimco Articles do not) to indemnify a director or officer who has been

The TBOC permits a real estate investment trust to include in its charter a provision limiting the liability of its trust managers, officers and stockholders for money damages, except for liability resulting from bad faith and action that was known to be against the best interests of the trust. The WRI Declaration of Trust contains such a provision that eliminates such liability to the maximum extent permitted by the TBOC.

The TBOC requires a real estate investment trust to indemnify a governing person, former governing person, or delegate against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the

Rights of Kimco Stockholders	Rights of WRI Shareholders

successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

 • the act or omission of the
director or officer was material to the matter giving rise to the proceeding and (1)  was committed in bad faith or (2) was the result of active and deliberate dishonesty;

 • the director or officer actually received an improper personal benefit in money, property or services; or

 • in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by the director person is or was a governing person or delegate if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding. The TBOC permits a corporation to indemnify its present and former governing persons, among others, against judgments and expenses that are reasonably and actually incurred by the person in connection with a proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

 • the act or omission of the governing person (1) was committed in bad faith or (2) was not reasonably believed to be in the enterprise’s best interests;

 • the governing person actually received an improper personal benefit in money, property or services; or

 • in the case of any criminal proceeding, the governing person had reasonable cause to believe that the act or omission was unlawful.

However, under the TBOC, a Texas real estate investment trust may not indemnify a governing person for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the TBOC permits a corporation to advance reasonable expenses to a governing person upon the corporation’s receipt of a written affirmation by the governing person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by the governing person or on the governing person’s behalf to repay the amount paid or reimbursed by the corporation if it is

	Rights of Kimco Stockholders	Rights of WRI Shareholders
	or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.	ultimately determined that the director did not meet the standard of conduct.

Stockholder Rights Plan	Kimco does not have a stockholder rights plan in effect.	WRI does not have a shareholder rights plan in effect.

Dissenters’ Rights
The MGCL provides that a stockholder of a corporation is generally entitled to receive payment of the fair value of its stock if the stockholder dissents from transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation.

However, dissenters’ rights generally are not available to holders of shares, such as shares of Kimco common stock, that are registered on a national securities exchange or quoted on a national market security system.

Under the TBOC, a shareholder of a corporation is entitled to (a) dissent from a fundamental business transaction and (b) subject to compliance with the procedures set forth in the TBOC, obtain the fair value of the shareholder's ownership interest through an appraisal. The TBOC further provides that there is no right of dissent in favor of the holders of shares listed on a national securities exchange under certain circumstances depending on the consideration to be received pursuant to the terms of the plan of merger, conversion or exchange. The procedures for exercising dissenters’ rights in Texas are more fully described in the section titled “Dissenters’ Rights of WRI Shareholders.”

REIT Qualification
The Kimco Articles permit the Kimco board of directors to determine that it is no longer in the best interests of the corporation to continue to qualify as a REIT and to revoke or otherwise terminate the corporation’s REIT qualification.
The WRI Declaration of Trust does not provide any express enabling language should WRI choose to no longer qualify as a REIT.

DISSENTERS’ RIGHTS OF WRI SHAREHOLDERS
If you hold one or more WRI common shares, you are entitled to dissenters’ rights under Texas law and have the right to dissent from the Merger and have the appraised fair value of your WRI common shares as of the date immediately prior to the effective date of the Merger paid to you in cash. The appraised fair value of any particular number of WRI common shares may be more or less than the value of the Merger consideration that a holder of that particular number of WRI common shares would be issued in the Merger in exchange for that particular number of WRI common shares. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the TBOC, which are attached to this proxy statement/prospectus as Annex F and which qualify in all respects the following discussion of those provisions, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully.
How to Exercise and Perfect Your Right to Dissent
To be eligible to exercise your right to dissent to the Merger:
•
you must, prior to the WRI special meeting, provide WRI with a written objection to the Merger that states that your right to dissent will be exercised if the WRI Merger Proposal is approved and adopted and the Merger is completed and that provides an address to which a notice of effectiveness of the Merger should be delivered or mailed to you if the Merger is completed;

•	you must vote your WRI common shares against approval of the WRI Merger Proposal at the WRI special meeting or by proxy;
•
you must, not later than the 20th day after Kimco (which will be the ultimate the successor to WRI) sends you notice that the Merger was completed, deliver to Kimco a written demand for payment of the fair value of the WRI common shares, which demand states that you own WRI common shares and the number of WRI common shares that you own, your estimate of the fair value of such WRI common shares and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

•	you must, not later than the 20th day after you make your demand for payment to Kimco as described above, submit your certificates representing your WRI common shares to Kimco.
If you intend to exercise your right to dissent from the Merger, prior to the special meeting you must send the notice of objection to WRI, addressed to:
Weingarten Realty Investors
2600 Citadel Plaza, Suite 125
Houston, Texas 77008
(713) 866-6000
Attention: Joe D. Shafer
If you fail (i) to send the written objection to the Merger in the proper form prior to the WRI special meeting, (ii) to vote your WRI common shares at the WRI special meeting against the approval of the WRI Merger Proposal or (iii) to submit your demand for payment in the proper form on a timely basis, you will lose your right to dissent from the Merger. If you fail to submit to Kimco on a timely basis the certificates representing the WRI common shares that you hold after you have submitted the demand for payment as described above, Kimco will have the option to terminate your right of dissent as to your WRI common shares. In any instance of a termination or loss of your right of dissent, you will instead receive the Merger consideration. If you comply with items (i) and (ii) above and the Merger is completed, Kimco will send you a written notice advising you that the Merger has been completed. Kimco must deliver this notice to you within ten days after the Merger is completed.
Your Demand for Payment
If the Merger is completed, and you have provided your written objection to the Merger to WRI in a timely manner and in proper form and you have voted against the WRI Merger Proposal at the WRI special meeting as described above and you desire to receive the fair value of your WRI common shares in cash, you must, within

20 days of the date on which Kimco sends to you the notice of the effectiveness of the Merger, give Kimco a written demand for payment of the fair value of your WRI common shares. The fair value of your WRI common shares will be the value of the shares on the day immediately preceding the Merger, excluding any appreciation or depreciation in anticipation of the Merger. After the Merger is completed, your written demand and any notice sent to Kimco must be addressed to:
Kimco Realty Corporation
500 North Broadway, Suite 201
Jericho, New York 11753
(516) 869-9000
Attention: Bruce Rubenstein
Your written demand must include a demand for payment for your WRI common shares for which rights of dissent and appraisal are sought and must state the number of shares and class of WRI common shares that you own and your estimate of the fair value of your WRI common shares and an address to which a notice relating to the dissent and appraisal procedures may be sent. This written demand must be delivered to Kimco within 20 days of the date on which Kimco sends to you the notice of the effectiveness of the Merger. If your written demand for payment in proper form is not received by Kimco within that 20-day period, you will be bound by the Merger and you will not be entitled to receive a cash payment representing the fair value of your WRI common shares. Instead, you will receive shares of Kimco common stock and cash as the Merger consideration set forth in the Merger Agreement.
Delivery of Share Certificates
If you have satisfied the requirements for the exercise of your right to dissent described above, including the delivery of the written demand for payment to Kimco as described above, you must, not later than the 20th day after you make your written demand for payment to Kimco, submit to Kimco your certificate or certificates representing the WRI common shares that you own. You may submit those certificates with your demand for payment if you prefer. In accordance with the provisions of the TBOC, Kimco will note on each such certificate that you have demanded payment of the fair value of the WRI common shares that were represented by such certificate under the provisions of the TBOC relating to the rights of dissenting owners. After making those notations on those certificates, Kimco will return each such certificate to you at your request. If you fail to submit all of the certificates representing the WRI common shares for which you have exercised the right of dissent in a timely fashion, Kimco will have the right to terminate your rights of dissent and appraisal with respect to all of your WRI common shares unless a court, for good cause shown, directs Kimco not to terminate those rights.
Kimco’s Actions Upon Receipt of Your Demand for Payment
Within 20 days after Kimco receives your written demand for payment and your estimate of the fair value of your WRI common shares submitted as described above, Kimco must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.
If Kimco accepts your estimate, Kimco will notify you that it will pay the amount of your estimated fair value within 90 days after the effective date of the Merger. Kimco will make this payment to you only if you have surrendered the share certificates representing your WRI common shares, duly endorsed for transfer, to Kimco.
If Kimco does not accept your estimate, Kimco will notify you of this fact and will make an offer of an alternative estimate of the fair value of your WRI common shares that Kimco is willing to pay you within 120 days after the effective date of the Merger, which you may accept within 90 days after the effective date of the Merger or decline.
Payment of the Fair Value of Your WRI Common Shares upon Agreement of an Estimate
If you and Kimco have reached an agreement on the fair value of your WRI common shares within 90 days after the effective date of the Merger, Kimco must pay you the agreed amount within 120 days after the effective date of the Merger, provided that you have surrendered the share certificates representing your WRI common shares, duly endorsed for transfer, to Kimco.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled
If you and Kimco have not reached an agreement as to the fair market value of your WRI common shares within 90 days after the effective date of the Merger, you or Kimco may, within 60 days after the expiration of the 90-day period, commence proceedings in Texas, asking the court to determine the fair value of your WRI common shares. The court will determine if you have complied with the provisions of the TBOC regarding their right of dissent and if you have become entitled to receive payment for your WRI common shares. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares in the manner prescribed by the TBOC. The appraisers will determine the fair value of your shares and will report this value to the court. Once the appraisers' report is filed with the court, you will receive a notice from the court indicating that the report has been filed. You will be responsible for obtaining a copy of the report from the court. If you or Kimco objects to the report or any part of it, the court will hold a hearing to determine the fair value of your WRI common shares. Both you and Kimco may address the court about the report. The court will determine the fair value of your shares and direct Kimco to pay that amount, plus interest, which will begin to accrue 91 days after the Merger is completed. The court may require you to share in the court costs relating to the matter to the extent the court deems it fair and equitable that you do so.
Rights as a Stockholder
If you have made a written demand on Kimco for payment of the fair value of your WRI common shares, you will not thereafter be entitled to vote or exercise any other rights as a stockholder of Kimco, but will only have the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the Merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your WRI common shares or money damages with respect to the Merger.
Withdrawal of Demand
If you have made a written demand on Kimco for payment of the fair value of your WRI common shares, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters' rights, you will be bound by the Merger and you will have the same rights to receive of the Merger consideration with respect to your WRI common shares as you would have had if you had not made a demand for payment as to those shares, as well as to participate to the appropriate extent in any dividends or distributions on the shares of Kimco common stock that may have been paid to Kimco stockholders after the effective date of the Merger. Such rights will, however, be subject to any change in or adjustment to those shares made because of an action taken after the date of your demand for payment.
Beneficial Owners
Persons who beneficially own WRI common shares that are held of record in the name of another person, such as a broker, bank, trustee or other nominee, and who wish to have the right of dissent exercised as to those shares, must act promptly to cause the record holder of those shares to take the actions required under Texas law to exercise the dissenter's rights with respect to those shares. Only the persons in whose names WRI common shares are registered on the share transfer records of WRI may exercise the right of dissent and appraisal discussed above.
U.S. Federal Income Tax Consequences
See “The Merger—Material U.S. Federal Income Tax Consequences” for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the Merger.
You should remember that if you return a signed proxy card, but fail to provide instructions as to how your WRI common shares are to be voted, you will be considered to have voted in favor of the WRI Merger Proposal and you will not be able to assert dissenters' rights. You should also remember that if you otherwise vote at the WRI special meeting in favor of the WRI Merger Proposal, you will not be able to assert dissenters' rights.

LEGAL MATTERS
The validity of the shares of Kimco common stock offered by this joint proxy statement/prospectus will be passed on by Venable LLP. Certain U.S. federal income tax consequences relating to the Merger will also be passed upon for Kimco by Wachtell, Lipton, Rosen & Katz and for WRI by Dentons US LLP.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to Kimco’s Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
The financial statements as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, and the related financial statement schedules, of Weingarten Realty Investors incorporated in this Registration Statement by reference from Weingarten Realty Investors’ Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Weingarten Realty Investors' internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS
Kimco
Kimco held its 2021 annual meeting of stockholders on April 27, 2021. Shareholder proposals intended to be presented for possible inclusion in Kimco’s proxy materials for Kimco’s 2022 annual meeting of stockholders (the “Kimco 2022 Meeting”) must be received by Kimco at its principal offices not later than November 17, 2021 and must follow the procedures in Rule 14a-8 under the Securities Act of 1934, as amended.
Any shareholder submitting a proposal intended to be brought before the Kimco 2022 Meeting who has not sought inclusion of the proposal in Kimco’s proxy materials must provide written notice of such proposal to the Secretary of Kimco at Kimco’s principal executive offices in accordance with the Kimco Bylaws. The Kimco Bylaws require that Kimco be given advance written notice of nominations for election to the Kimco board of directors and other matters that stockholders wish to present for action at an annual meeting of Kimco stockholders (other than matters included in Kimco’s proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). The Kimco Secretary must receive such notice at the address set forth below not later than 5:00 p.m., Eastern Time, on November 17, 2021, and no earlier than October 18, 2021, for matters to be presented at the Kimco 2022 Meeting. However, in the event that the date of the Kimco 2022 Meeting is held before March 28, 2022, or after May 27, 2022, for notice by the stockholder to be timely it must be received not earlier than the 150th day prior to the date of the Kimco 2022 Meeting and not later than 5:00 p.m., Eastern Time, on the later of (a) the 120th day prior to the date of the Kimco 2022 Meeting or (b) the tenth day following the day on which public announcement of the date of the Kimco 2022 Meeting is first made. The Kimco Bylaws require that notices of shareholder proposals contain certain information about any proposal and the proposing stockholder. A copy of the relevant bylaw provision may be obtained on www.sec.gov or by contacting the Secretary, Kimco Realty Corporation, 500 North Broadway, Suite 201, Jericho, New York 11753, (516) 869-9000.
WRI
WRI held its 2021 annual meeting of shareholders on April 26, 2021. WRI will not hold an annual meeting of stockholders in 2022 if the Merger is completed because WRI will have been merged out of existence. However, if the Merger Agreement is terminated for any reason, WRI expects to hold an annual meeting of shareholders in 2022. A date has not been set for WRI’s 2022 annual meeting.
In addition, the WRI Bylaws require that WRI be given advance written notice of nominations for election to the WRI board of trust managers and other matters that shareholders wish to present for action at an annual meeting of WRI shareholders (other than matters included in WRI’s proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). WRI’s corporate secretary must receive such notice at the address set forth above not earlier than the 90th day prior to and not later than 60th day prior to the date of WRI’s 2022 annual meeting. In the event that less than thirty days’ notice or prior public disclosure of the date of WRI’s 2022 annual meeting is given or made to WRI shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of WRI’s 2022 annual meeting was mailed or such public disclosure was made.

OTHER MATTERS
As of the date of this joint proxy statement/prospectus, neither the Kimco board of directors nor the WRI board of trust managers knows of any matters that will be presented for consideration at either the Kimco special meeting or the WRI special meeting other than as described in this joint proxy statement/prospectus. In accordance with the Kimco Bylaws, the WRI Bylaws, Maryland law and Texas law, business transacted at the Kimco special meeting and the WRI special meeting will be limited to those matters set forth in the respective accompanying notices of the special meetings. Nonetheless, if any other matter is properly presented at the Kimco special meeting or the WRI special meeting, or any adjournments or postponements of the special meetings, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matters. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.
WHERE YOU CAN FIND MORE INFORMATION
Kimco and WRI file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Kimco and WRI, who file electronically with the SEC. The address of that site is www.sec.gov.
Investors may also consult the website of Kimco or WRI for more information concerning the Merger. The website of Kimco is www.kimcorealty.com. The website of WRI is www.weingarten.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.
Kimco has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Kimco common stock to be issued to WRI shareholders in connection with the Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Kimco common stock. The rules and regulations of the SEC allow Kimco and WRI to omit certain information included in the registration statement from this joint proxy statement/prospectus.
In addition, the SEC allows Kimco and WRI to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.
This joint proxy statement/prospectus incorporates by reference the documents listed below that Kimco has previously filed with the SEC (File No. 001-10899); provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents may contain important information about Kimco, its financial condition or other matters:
•	Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 23, 2021;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on April 30, 2021;
•	Definitive Proxy Statement on Schedule 14A, filed on March 17, 2021;
•
Current Reports on Form 8-K filed on January 12, 2021, February 5, 2021, February 23, 2021, April 15, 2021 and April 28, 2021 (other than documents or portions of those documents deemed to be furnished but not filed);

•
The description of the Class L Preferred Stock and Depositary Shares contained in our Registration Statement on Form 8-A12B (File No. 001-10899), filed on August 8, 2017, including any subsequently filed amendments and reports filed for the purpose of updating the description; and

•
The description of the Class M Preferred Stock and Depositary Shares contained in our Registration Statement on Form 8-A12B (File No. 001-10899), filed on December 12, 2017, including any subsequently filed amendments and reports filed for the purpose of updating the description.

In addition, Kimco incorporates by reference into this joint proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Kimco special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above or from Kimco by requesting them in writing or by telephone at the following address:
Kimco Realty Corporation
500 North Broadway, Suite 201
Jericho, New York 11753
Attention: Bruce Rubenstein, Corporate Secretary
Telephone: (516) 869-9000
These documents are available from Kimco without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
This joint proxy statement/prospectus also incorporates by reference the documents listed below that WRI has previously filed with the SEC (File No. 001-9876); provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents contain important information about WRI, its financial condition or other matters:
•	Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 26, 2021;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on May 5, 2021;
•	Definitive Proxy Statement on Schedule 14A, filed on March 15, 2021;
•	Current Reports on Form 8-K filed on April 15, 2021 and April 27, 2021 (other than documents or portions of those documents deemed to be furnished but not filed); and
•
the description of WRI’s common shares of beneficial interest contained in WRI’s registration statement on Form 8-A, filed under Section 12 of the Exchange Act on March 17, 1988, including any subsequently filed amendments and reports updating such description.

In addition, WRI incorporates by reference into this joint proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the WRI special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of these documents from the SEC, through the website of the SEC at the address described above, or WRI will provide you with copies of these documents, without charge, upon written or oral request to:
Weingarten Realty Investors
2600 Citadel Plaza Drive, Suite 125
Houston, Texas 77008
(713) 866-6000
If you are a stockholder of Kimco or a shareholder of WRI and would like to request documents, please do so by [•], 2021 to receive them before the Kimco special meeting and the WRI special meeting. If you request any documents from Kimco or WRI, Kimco or WRI will mail them to you by first class mail, or by another equally prompt means, within one business day after Kimco or WRI receives your request.
This document is a prospectus of Kimco and is a joint proxy statement of Kimco and WRI for the Kimco special meeting and the WRI special meeting. Neither Kimco nor WRI has authorized anyone to give any information or make any representation about the Merger or Kimco or WRI that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Kimco or WRI has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus reads only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A
AGREEMENT AND PLAN OF MERGER

by and between

KIMCO REALTY CORPORATION

and

WEINGARTEN REALTY INVESTORS

Dated as of April 15, 2021

A-i

A-ii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of April 15, 2021 (this “Agreement”), is by and between Kimco Realty Corporation, a Maryland corporation (“Parent”), and Weingarten Realty Investors, a Texas real estate investment trust (the “Company”). Parent and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, the Parties wish to effect a business combination through the merger of the Company with and into Parent, with Parent being the surviving corporation of the Merger, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law, as it may be amended from time to time (the “MGCL”), and the Texas Business Organizations Code, as it may be amended from time to time (the “TBOC”);
WHEREAS, each of the Board of Directors of Parent and the Board of Trust Managers of the Company has unanimously approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and declared them to be advisable and in the best interests of Parent and the Company, respectively, and with respect to the Board of Trust Managers of the Company, the Company’s shareholders, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent’s willingness to enter into this Agreement, Andrew M. Alexander and Stanford J. Alexander have entered into a voting agreement pursuant to which, among other things, such shareholders have agreed to vote their respective Company Common Shares (as defined below) in favor of the Merger;
WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) this Agreement is intended to be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
MERGER
Section 1.1 Merger.
(a) Merger. Upon the terms and subject to satisfaction or permitted waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the TBOC, at the Effective Time, the Company shall be merged with and into Parent (the “Merger”). As a result of the Merger, the separate existence of the Company shall cease, and Parent shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger will have the effects provided in this Agreement and as specified in the MGCL and the TBOC.
(b) Effective Time. The Parties shall cause the Merger to be consummated by filing as soon as practicable on the Closing Date a plan of merger with the County Clerk of the County of Harris County, Texas (the “Harris County Clerk”) and articles of merger (as applicable, the “Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”), in such form as required by, and executed in accordance with the relevant provisions of, the TBOC and the MGCL, as applicable. The Merger shall become effective at the time when the Articles of Merger have been accepted for record by the Harris County Clerk and the SDAT, with such date and time specified in the Articles of Merger, or on such other date and time (not to exceed 30 days after the Articles of Merger are accepted for record by the SDAT) as shall be agreed by the Parties and specified in the Articles of Merger (the date and time the Merger becomes effective, the “Effective Time”).
Section 1.2  Closing. The closing of the Merger (the “Closing”) will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 8:30 a.m., New York time, on the fifth Business Day after the satisfaction or permitted waiver of the last of the conditions set forth in Article VI (other than the conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or permitted waiver of those conditions at the Closing), unless another date, time or place is agreed to in writing by the Parties (the date on which the Closing occurs, the “Closing Date”).
Section 1.3  Charter and Bylaws of the Surviving Corporation. The charter of Parent as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation. The bylaws of Parent as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.
Section 1.4 Directors of the Surviving Corporation. Subject to Section 5.9, from and after the Effective Time, the directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation. Prior to the Closing, the Board of Directors of Parent shall adopt resolutions to give effect to this Section 1.4.
Section 1.5 Tax Consequences. It is intended that, for U.S. federal income tax purposes (and applicable state and local tax purposes), the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code.
ARTICLE II
TREATMENT OF SECURITIES
Section 2.1 Treatment of Securities.
(a) Treatment of Company Common Shares. At the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock of Parent or the Company, each common share of beneficial interest, par value $0.03 per share, of the Company (the “Company Common Shares”) issued and outstanding immediately prior to the Effective Time (including Company Restricted Share Awards but excluding (x) Company Common Shares owned directly by the Company or Parent (such excluded shares, the “Excluded Shares”) and (y) Dissenting Shares (all such outstanding shares, including Company Restricted Share Awards but excluding Excluded Shares and Dissenting Shares, the “Eligible Shares”), shall be automatically converted into the right to receive the following consideration on a per share basis, without interest: (i) $2.89 in cash (the “Cash Consideration”) and (ii) 1.408 shares (the “Exchange Ratio”) of Parent Common Stock (and cash in lieu of fractional shares, if any, pursuant to Section 2.2(e)) (including such cash in lieu of fractional shares, the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”).
(b) Effect of Conversion on Company Common Shares. In addition to the effects described in Section 2.1(a) above, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock of Parent or the Company, as of the Effective Time, all of the Eligible Shares shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each evidence of shares in book-entry form previously evidencing any of the Eligible Shares immediately prior to the Effective Time (the “Company Book-Entry Shares”) and each certificate previously representing any Eligible Shares immediately prior to the Effective Time (the “Company Certificates”) shall thereafter represent only the right to receive the Merger Consideration, including cash in lieu of any fractional shares payable pursuant to Section 2.2(e), and the right, if any, to receive any dividends or other distributions pursuant to Section 2.2(c) or Section 5.11(d).
(c) Cancellation of Excluded Shares. At the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock of Parent or the Company, each Excluded Share issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist.
(d) Treatment of Dissenting Shares. Anything in this Agreement to the contrary notwithstanding, any Company Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder of record who has complied with the applicable provisions of Subchapter H, Chapter 10 of the TBOC prior to the Effective Time (“Dissenting Shareholder Statute” and any such shares meeting the requirement of this sentence, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead at the Effective Time shall be converted into the right to receive payment of such amounts as are payable in accordance with the Dissenting Shareholder Statute (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the payment of such amounts as are payable in accordance with the Dissenting Shareholder Statute); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair market value of such Dissenting Shares under the Dissenting Shareholder Statute, then the right of such holder to any such payments shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration. The Company shall give prompt written notice to Parent of any written demands, notices or instruments received by the Company pursuant to the Dissenting Shareholder Statute and/or relating to the Dissenting Shareholder Statute or any alleged dissenter’s or similar rights, and any withdrawals of such demands, and Parent shall have the opportunity, at Parent’s expense, to participate in and direct all negotiations and proceedings with respect to such demands, provided that Parent shall consult with the Company with respect to such negotiations and proceedings. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.
(e) Parent Capital Stock. At the Effective Time, each share of capital stock of Parent issued and outstanding immediately prior to the Effective Time shall remain outstanding as a share of capital stock of the Surviving Corporation and shall not be affected by the Merger.
Section 2.2 Exchange of Certificates.
(a) Exchange Agent. At or prior to the Effective Time, Parent shall deposit or shall cause to be deposited with an exchange agent selected by Parent and reasonably acceptable to the Company (it being agreed and understood that Equiniti Trust Company is reasonably acceptable to the Company to serve as the exchange agent) (the “Exchange Agent”), for the benefit of the holders of Eligible Shares, (i) an aggregate number of shares of Parent Common Stock to be issued in uncertificated or book-entry form comprising the aggregate number of shares of Parent Common Stock required to be issued pursuant to Section 2.1(a), and (ii) an aggregate amount of cash comprising the aggregate Cash Consideration and approximately the amount required to be delivered pursuant to Section 2.2(e), in each case for the sole benefit of the holders of Eligible Shares. In addition, in the event that the Exchange Fund shall be insufficient to pay the Cash Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(e) or any dividends or distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 2.2(c), Parent shall promptly deposit with the Exchange Agent an amount equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of the Merger Consideration, including payment of the cash in lieu of any fractional shares payment pursuant to Section 2.2(e) and any amounts payable in respect of dividends or other distributions pursuant to Section 2.2(c), out of the Exchange Fund in accordance with this Agreement. Such Merger Consideration, including cash in lieu of any fractional shares payable pursuant to Section 2.2(e), and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.2(a) are referred to collectively in this Agreement as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than for the purpose provided for in this Agreement.
(b) Exchange Procedures.
(i) Promptly after the Effective Time (and in any event within five Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of Eligible Shares notice advising such holders of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Company Certificates or the Company Book-Entry Shares shall pass, only upon delivery of the Company Certificates (or affidavits of loss in lieu of the Company Certificates, as provided in Section 2.7) or transfer of the Company Book-Entry Shares to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to the Company Book-Entry Shares) (the “Letter of Transmittal”), and (B) instructions for surrendering the Company Certificates (or affidavits of loss in lieu of the Company Certificates, as provided in Section 2.7) or transferring the Company Book-Entry Shares to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of fractional shares, if any, and any dividends or other distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement. With respect to holders of the Company Book-Entry Shares, the Parties shall cooperate to establish procedures with the Exchange Agent to allow the Exchange Agent to promptly transmit, following the Effective Time, to such holders or their nominees, upon surrender of Eligible Shares, the Merger Consideration, including cash in lieu of fractional shares, if any, and any dividends or other distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement.
(ii) Upon surrender to the Exchange Agent of Eligible Shares that are represented by the Company Certificates, by physical surrender of such Company Certificates (or affidavit of loss in lieu of a Company Certificate, as provided in Section 2.7) or that are Company Book-Entry Shares, by book-receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of Company Book-Entry Shares, in accordance with the terms of the Letter of Transmittal and accompanying instructions or, with respect to Company Book-Entry Shares, in accordance with customary procedures and such other procedures as agreed by Parent and the Exchange Agent, the holder of such Company Certificate or Company Book-Entry Share shall be entitled to receive in exchange therefor (A) that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to Section 2.1(a) and (B) an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholdings as provided in Section 2.2(h)) of (1) the Cash Consideration that such holder is entitled to receive pursuant to Section 2.1(a), plus (2) any cash in lieu of fractional shares payable pursuant to Section 2.2(e) plus (3) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 2.2(c) or Section 5.11(d).
(iii) No interest will be paid or accrued on any amount payable upon due surrender of Eligible Shares, and any Company Certificate or ledger entry relating to Company Book-Entry Shares formerly representing Company Common Shares that have been so surrendered shall be canceled by the Exchange Agent.
(iv) In the event of a transfer of ownership of certificated Eligible Shares that is not registered in the transfer records of the Company, the proper number of shares of Parent Common Stock, together with an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholdings as provided in Section 2.2(h)) or cash to be paid upon due surrender of the Company Certificate and any dividends or other distributions in respect thereof, may be issued or paid to such a transferee if the Company Certificate formerly representing such Eligible Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or similar Taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to the Exchange Agent and Parent. Payment of the Merger Consideration with respect to Company Book-Entry Shares shall only be made to the Person in whose name such Company Book-Entry Shares are registered in the stock transfer books of the Company. Until surrendered as contemplated by this Section 2.2(b), each Company Certificate and Company Book-Entry Share shall be deemed at any time at or after the Effective Time to represent only the right to receive the Merger Consideration in accordance with this Article II, including any amount payable in lieu of fractional shares in accordance with Section 2.2(e), and any dividends or other distributions in accordance with Section 2.2(c) or Section 5.11(d), in each case without interest.
(c) Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock to be issued in connection with the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of Parent Common Stock shall be paid to any holder of any unsurrendered Eligible Share until the Company Certificate (or affidavit of loss in lieu of the Company Certificate as provided in Section 2.7) or the Company Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Eligible Shares in accordance with this Article II, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.
(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Common Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Company Certificates or Company Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Company Certificates or Company Book-Entry Shares are presented to the Parent for any reason, they shall be canceled and exchanged as provided in this Agreement.
(e)  No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued upon the conversion of Eligible Shares pursuant to this Agreement. Any holder of Eligible Shares otherwise entitled to receive a fractional share of Parent Common Stock but for this Section 2.2(e) shall be entitled to receive, upon surrender of the applicable Eligible Shares, a cash payment, without interest, in lieu of any such fractional share, equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all Eligible Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) the VWAP of Parent Common Shares. No holder of Eligible Shares shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Parent Common Stock described in this Section 2.2(e) to any dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock. The payment of cash in lieu of fractional shares of Parent Common Stock is not separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.
(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Eligible Shares for nine months after the Effective Time shall be delivered to the Surviving Corporation, upon the Surviving Corporation’s demand, and any former shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for delivery of any Merger Consideration and any payment of cash and any dividends and other distributions in respect thereof payable or issuable pursuant to Section 2.1(a), Section 2.2(c), Section 2.2(e) and Section 5.11(d), in each case, without any interest thereon.
(g) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund that remains undistributed to the holders of Eligible Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(h) Withholding. Each of Parent, the Company, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax Law. To the extent that amounts are so deducted or withheld by Parent, the Company, the Exchange Agent or the Surviving Corporation and paid over to the applicable Governmental Entity in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.3 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of any Party, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper, in the sole discretion of the Surviving Corporation, to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company and otherwise to carry out the purposes of this Agreement.
Section 2.4 Treatment of Company Equity Awards.
(a) Restricted Share Awards. Each award of restricted Company Common Shares that is outstanding as of immediately prior to the Effective Time will become vested at the Effective Time either by its terms or the terms of any Company Benefit Plan as a result of the occurrence of the Effective Time (each, a “Company Restricted Share Award”), with any applicable performance goals deemed satisfied at the target level, and as of the Effective Time, shall be canceled and converted into the right to receive the Merger Consideration with respect to each Company Common Share subject to the Company Restricted Share Award as of no later than the first regular payroll date of the Company or the Surviving Corporation that occurs at least ten (10) Business Days following the Closing Date (or any later date required by Section 409A of the Code).
(b) Company ESPP. As soon as practicable following the date of this Agreement, the Board of Trust Managers of the Company (or, if appropriate, any committee administering the Company ESPP) shall adopt such resolutions or take such other actions as may be required so that (i) participation in the Company ESPP shall be limited to those employees who are participants as of immediately prior to the execution of this Agreement, (ii) participants may not increase their payroll deduction elections or rate of contributions from those in effect as of immediately prior to the execution of this Agreement or make any separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, (iii) no offering period shall be commenced after the date of this Agreement, and (iv) the Company ESPP shall terminate effective as of the Effective Time (and, if the Effective Time occurs in the middle of a purchase period, all payroll deductions or contributions to the Company ESPP in respect of such purchase period shall be returned to the participants and not used to purchase Company Common Shares).
(c) Company Actions. Except as set forth in Section 2.4(c) of the Company Disclosure Letter, prior to the Effective Time, the Company shall take all such actions as are necessary or appropriate to provide for the treatment of the Company Restricted Share Awards and the Company ESPP as contemplated by this Section 2.4.
Section 2.5 Effect on Operating Partnership Units.
(a) At the Effective Time and without any further action on the part of Parent, the Company, the Raleigh Limited Partnership or the holders of Raleigh Limited Partnership Units, the Conversion Factor (as defined in the Raleigh Limited Partnership Agreement) shall equal (i) the number of Company Common Shares subject to such Raleigh Limited Partnership Unit as of immediately prior to the Effective Time multiplied by (ii) the Unit Exchange Ratio.
(b) At the Effective Time and without any further action on the part of Parent, the Company, the Madison Village Limited Partnership or the holders of Madison Village Limited Partnership Units, the Equity Adjustment (as defined in the Madison Village Limited Partnership Agreement) for the outstanding Madison Village Limited Partnership Units shall equal (i) the number of Company Common Shares subject to such Madison Village Limited Partnership Unit as of immediately prior to the Effective Time multiplied by (ii) the Unit Exchange Ratio.
(c) At the Effective Time and without any further action on the part of Parent, the Company, the Las Tiendas Joint Venture or the holders of Las Tiendas Units, the Equity Adjustment (as defined in the Las Tiendas Agreement) for the outstanding Las Tiendas Units shall equal (i) the number of Company Common Shares subject to such Las Tiendas Unit as of immediately prior to the Effective Time multiplied by (ii) the Unit Exchange Ratio.
Section 2.6 Adjustments to Prevent Dilution. If, at any time during the period between the date of this Agreement and the Effective Time, there is a change in the number of issued and outstanding Company Common Shares or shares of Parent Common Stock, or securities convertible or exchangeable into Company Common Shares or shares of Parent Common Stock, in each case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution, recapitalization, merger, subdivision or other similar transaction, the Merger Consideration shall be equitably adjusted to provide the holders of Eligible Shares and Parent with the same economic effect as contemplated by this Agreement prior to such event (provided that there shall not be more than one such adjustment for any single action, including if the Merger Consideration has been adjusted pursuant to its definition).
Section 2.7 Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if requested by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(f), the Surviving Corporation) shall deliver, in exchange for such lost, stolen or destroyed Company Certificate, the shares of Parent Common Stock into which the Company Common Shares represented by such Company Certificate were converted pursuant to Section 2.1(a), any cash in lieu of fractional shares and any dividends and other distributions deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.1 Representations and Warranties of the Company. Except (x) as set forth in the applicable section or subsection of the disclosure letter delivered to Parent by the Company immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any matter disclosed pursuant to any section or subsection of the Company Disclosure Letter shall be deemed to be disclosed for all purposes of this Article III as long as the relevance of such disclosure to the other Sections or sub-Sections of this Article III is reasonably apparent on the face of such disclosure) or (y) as disclosed in the Company SEC Documents filed with the SEC since December 31, 2018 and publicly available prior to the date hereof (other than disclosures in any “risk factors” or “forward looking statements” sections of such reports or any other disclosures in such reports that are non-specific, predictive, forward-looking or primarily cautionary in nature), the Company hereby represents and warrants to Parent as follows:
(a) Organization, Standing and Power.
(i) The Company is duly organized, validly existing and in good standing (to the extent the applicable jurisdiction recognizes the concept of good standing for the Company) under the laws of the State of Texas and has requisite real estate investment trust power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except for such failures to have such power and authority that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each Subsidiary of the Company is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has requisite corporate, partnership or limited liability company (as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or in good standing (with respect to jurisdictions that recognize the concept of good standing), or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has prior to the date of this Agreement made available to Parent true and complete copies of the articles of incorporation, certificates of formation, bylaws, limited liability company agreements, certificates of partnership, partnership agreement or other organizational documents (“Organizational Documents”), as applicable, of the Company and its Significant Subsidiaries, in each case as in effect as of the date hereof. The Company is not in default or violation in any material respect of any term, condition or provision of the Company’s Organizational Documents.
(ii) Section 3.1(a)(ii) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, together with the jurisdiction of organization or incorporation, as the case may be, of each such Subsidiary and, to the extent any Subsidiary of the Company is not wholly owned directly or indirectly by the Company, the ownership interests that the Company directly or indirectly holds in such Subsidiary. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, none of the Subsidiaries of the Company is in default or violation of any term, condition or provision of the Organizational Documents of any of such Subsidiaries.
(iii) Section 3.1(a)(iii) of the Company Disclosure Letter sets forth a true and complete list of the ownership interests of the Company or any Subsidiaries of the Company in any joint venture, partnership, strategic alliance or similar arrangement with a third party (in each case to the extent not a Subsidiary of the Company) (each, a “Company Joint Venture”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, neither the Company nor any of its Subsidiaries is in default or violation of any term, condition or provision of the Organizational Documents of any of the Company Joint Ventures. Other than the Subsidiaries of the Company set forth in Section 3.1(a)(ii) of the Company Disclosure Letter and the Company Joint Ventures set forth in Section 3.1(a)(iii) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company owns any equity or other voting interest in any other Person (except for publicly traded securities held for investment that do not exceed 5% of the outstanding securities of any Person).
(iv) Section 3.1(a)(iv) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company that is a REIT, a “qualified REIT subsidiary” within in the meaning of Section 856(i)(2) of the Code (a “QRS”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (a “TRS”).
(v) All issued and outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that are owned by the Company or any of its Subsidiaries are owned, directly or indirectly, by the Company free and clear of all Liens other than Permitted Liens and transfer restrictions imposed by any applicable Law or the Organizational Documents of any Subsidiary.
(b) Capital Structure.
(i) As of the date hereof, the authorized capital shares of the Company consist of 275,000,000 Company Common Shares and 10,000,000 preferred shares, par value $.03 per share (the “Company Preferred Shares). As of the close of business on April 13, 2021 (the “Company Capitalization Date”), (A) 127,626,771 Company Common Shares were issued and outstanding (including 1,039,633 Company Common Shares underlying Company Restricted Share Awards and 1,575,896 Company Common Shares held in trust in respect of awards under the Company Deferred Compensation Plan), (B) no options to purchase Company Common Shares were issued or outstanding, (C) 299,333 Company Common Shares were reserved for issuance under the Company Equity Plan, (D) no Company Common Shares were reserved for issuance under the Company ESPP, (E) 1,199,086 Company Common Shares were reserved for issuance upon conversion of the Raleigh Limited Partnership Units, 115,313 Company Common Shares were reserved for issuance upon conversion of the Madison Village Limited Partnership Units and 94,780 Company Common Shares were reserved for issuance upon conversion of the Las Tiendas Units and (F) no Company Preferred Shares were issued and outstanding. All the outstanding Company Common Shares are, and all Company Common Shares that may be issued prior to the Effective Time shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.
(ii) Section 3.1(b)(ii) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (A) each Company Restricted Share Award, (B) the name of each Company Restricted Share Award holder, (C) the number of Company Common Shares underlying each Company Restricted Share Award, (D) the date on which each Company Restricted Share Award was granted, and (E) the vesting schedule applicable to each Company Restricted Share Award.
(iii) Except (x) as set forth in Section 3.1(b)(i) and Section 3.1(b)(ii), or (y) upon conversion of Raleigh Limited Partnership Units pursuant to the Raleigh Limited Partnership agreement, Madison

Village Limited Partnership Units pursuant to the Madison Village Limited Partnership Agreement or Las Tiendas Units pursuant to the Las Tiendas Joint Venture Agreement, as of the date hereof, (A) the Company does not have any shares of capital stock or other equity or voting interests issued or outstanding, (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity or voting interests to which the Company or any of its Subsidiaries is a party or otherwise bound obligating the Company or any of its Subsidiaries to: (1) issue, transfer or sell any shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Subsidiary of the Company); (2) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (3) redeem or otherwise acquire any such shares of capital stock or other equity or voting interests; or (4) provide a material amount of funds to, or make a material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company that is not wholly owned by the Company.
(iv) No bonds, debentures, notes or other Indebtedness having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote (“Voting Debt”) of the Company or any of its Subsidiaries are issued or outstanding.
(v) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital shares or other equity or voting interest of the Company or any of its Subsidiaries, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest.
(c) Authority; No Violation.
(i) The Company has all requisite real estate investment trust power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Company Required Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Trust Managers of the Company and all other necessary real estate investment trust action on the part of the Company, other than the receipt of the Company Required Vote and the filing of the Articles of Merger with the Harris County Clerk and the SDAT, as applicable, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes, subject to the execution and delivery by Parent, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity (the “Bankruptcy and Equitable Exceptions”).
(ii) The execution and delivery by the Company of this Agreement does not, and, except as described in Section 3.1(c)(ii) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by the Company will not (A) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, permit, concession, franchise or right binding upon the Company or any Subsidiary of the Company or to which any of their respective properties or assets are bound or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary of the Company, other than Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of the Company, any Subsidiary of the Company or any Company Joint Venture or (C) conflict with or result in any violation of any Laws applicable to the Company or any Subsidiary of the Company or

any of their respective properties or assets, other than in the case of clauses (A) and (B) (with respect to Company Joint Ventures and Subsidiaries of the Company that are not Significant Subsidiaries), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(iii) Except for (A) the applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), (B) required filings or approvals under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the U.S. Securities Act of 1933, as amended (the “Securities Act”), (C) any filings or approvals required under the rules and regulations of the New York Stock Exchange (“NYSE”), (D) as may be required in connection with federal, state or local transfer Taxes, and (E) the filing of the Articles of Merger with the Harris County Clerk pursuant to the TBOC and the SDAT pursuant to the MGCL, as applicable, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, local or foreign governmental or quasi-governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(d) SEC Documents; Financial Statements; No Undisclosed Liabilities.
(i) The Company has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2018, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Company SEC Documents”). As of their respective dates and after giving effect to any amendments or supplements thereto, the Company SEC Documents at the time filed complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, each as in effect on the date such Company SEC Document was filed, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company, none of the Company SEC Documents is as of the date of this Agreement the subject of ongoing SEC review. As of the date hereof, the Company has not received any comments from the SEC with respect to any of the Company SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting the Company that have not been adequately addressed. None of the Company’s Subsidiaries is, or at any time since December 31, 2018 has been, subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.
(ii) The consolidated financial statements of the Company and its Subsidiaries included or incorporated by reference into the Company SEC Documents, including notes and related schedules, complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the notes thereto) and fairly present, or, in the case of consolidated balance sheets included in or incorporated by reference into the Company SEC Documents filed after the date of this Agreement, will fairly present, in each case in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and each of the consolidated statements of operations, comprehensive income (loss), equity, and cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) fairly presents, in each case in all material respects, the results of operations, retained earnings (loss), and changes in financial position for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and to normal year-end audit adjustments), in each case in accordance with GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) consistently applied during the periods involved, except as may be noted therein or in the notes thereto.
(iii) The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are effective to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed as of the date hereof, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Trust Managers of the Company (1) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to materially affect the Company’s ability to record, process, summarize, and report financial information and (2) any fraud, whether or not material, that involves management or other employees of the Company or any Subsidiary who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date of this Agreement. As used in this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board as in effect on the date of this Agreement.
(iv) There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise, of the type that would be required to be disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto) prepared in accordance with GAAP, other than: (A) liabilities for obligations reflected or reserved against in the Company’s most recent balance sheet or disclosed in the notes thereto contained in the Company SEC Documents filed with the SEC prior to the date of this Agreement; (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet; (C) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; or (D) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(v) Neither the Company nor any Subsidiary of the Company is a party to, nor does it have any legally binding commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiary of the Company in the Company’s or such Subsidiary’s audited financial statements or other Company SEC Documents.
(e) Information Supplied. None of the information with respect to the Company and its Subsidiaries that the Company supplies for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date it is first mailed or made available to the Company’s shareholders and Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in any case, no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent. The Form S-4 and the Joint Proxy Statement/Prospectus will comply, with respect to information regarding the Company and its Subsidiaries, as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus, as applicable.
(f) Compliance with Laws. The Company and each of its Subsidiaries are, and since December 31, 2018 have been, in compliance with all Laws applicable to any of them or their respective operations, except to the extent that failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written notice since December 31, 2018 from a Governmental Entity asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved prior to the date of this Agreement as required thereby or otherwise to the satisfaction of the Governmental Entity sending such notice, except for such failures as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(g) Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date of this Agreement, (i) there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets and (ii) there is no judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or any of their respective properties or assets which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As of the date of this Agreement, there is no pending material suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) that was initiated or commenced by the Company or any of its Subsidiaries against any other Person.
(h) Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:
(i) The Company and each of its Subsidiaries have (A) duly and timely filed (or caused to be timely filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (taking into account any extensions of time within which to file), and such Tax Returns are true, correct and complete, (B) duly and timely paid in full (or caused to be timely paid in full on their behalf), or made adequate provision for in accordance with GAAP, all Taxes required to be paid by them (and adequate reserves or accruals for Taxes have been provided for in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith), and (C) complied with all applicable Laws relating to the payment, withholding and collection of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely collected and withheld and, in each case, have paid over to the appropriate governmental authorities any and all amounts required to be so collected or withheld and paid over on or prior to the due date thereof under all applicable Laws;
(ii) In the past five years, neither the Company nor any of its Subsidiaries has received a written claim by any authority in a jurisdiction where any of them does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction;

(iii) There are no ongoing disputes, audits, examinations, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any Taxes or Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any pending litigation or administrative proceeding relating to Taxes;
(iv) No deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the Company’s knowledge, threatened, by any governmental authority, which deficiency has not yet been paid, settled, or otherwise provided for;
(v) Neither the Company nor any of its Subsidiaries has received a private letter ruling from the IRS or similar written ruling of another taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes (other than any such agreement that has been fully performed prior to the date of this Agreement);
(vi) Neither the Company nor any of its Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that remains in effect;
(vii) Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled except as set forth on Section 3.1(h)(vii) of the Company Disclosure Letter;
(viii) During the period commencing as of January 1, 2015, through the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);
(ix) Since January 1, 2015, (A) neither the Company nor any of its Subsidiaries have incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or Section 337(d) of the Code or the Treasury Regulations thereunder; and (B) neither the Company nor any of its Subsidiaries have incurred any liability for any other Taxes other than (x) in the ordinary course of business consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. Since January 1, 2015, neither the Company nor any of its Subsidiaries (other than a TRS or any subsidiary of a TRS) has engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code. Since January 1, 2015, neither the Company nor any of its Subsidiaries has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code;
(x) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements entered into in the ordinary course of business and Tax Protection Agreements listed in Section 3.1(h)(xvii) of the Company Disclosure Letter;
(xi) Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other affiliated, consolidated, combined or similar group for tax purposes (other than a group the common parent of which was the Company or a Subsidiary of the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor;
(xii) The Company (A) for all taxable years commencing with its taxable year ended December 31, 1985, through and including its taxable year ended December 31 immediately prior to the Effective Time, has elected and has been subject to U.S. federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes for all such taxable years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for U.S. federal Tax purposes and will continue to operate (including with regard to the

REIT distribution requirements in the taxable year that includes and/or ends on the Closing Date) through the Effective Time in such a manner so as to so qualify for the taxable year that will end with the consummation of the Merger and (C) has not taken or omitted to take any action that could reasonably be expected to result in the Company’s failure to qualify as a REIT, and no challenge to the Company’s status as a REIT by the IRS or any other tax authority is pending or, to the knowledge of the Company, threatened;
(xiii) Section 3.1(h)(xiii) of the Company Disclosure Letter sets forth each Subsidiary of the Company and its classification for U.S. federal income tax purposes. Each Subsidiary of the Company has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (A) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a QRS, (C) a TRS or (D) a REIT. Each entity that is listed in Section 3.1(a)(iii) of the Company Disclosure Letter (I) as a partnership, joint venture or limited liability company has, since the later of the date of its formation and the date on which the Company acquired an interest in such entity, been treated for U.S. federal income tax purposes as a partnership or disregarded entity, and not as a corporation or an association taxable as a corporation, and (II) as a corporation has, since the later of the date of its formation or the date on which the Company acquired an interest in such entity, been treated for U.S. federal income tax purposes as a REIT, a QRS or a TRS;
(xiv) Neither the Company nor any of its Subsidiaries holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code or the Treasury Regulations thereunder);
(xv) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);
(xvi) Neither the Company nor any of its Subsidiaries (other than any Subsidiary that is a TRS) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code;
(xvii) Section 3.1(h)(xvii) of the Company Disclosure Letter sets forth all Tax Protection Agreements currently in force to which the Company or any of its Subsidiaries is a party;
(xviii) There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries, except Permitted Liens;
(xix) The Company has not taken or agreed to take any action and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and
(xx) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code in the two years prior to the date of this Agreement.
(i) Material Contracts. Except for contracts filed as exhibits to a Company SEC Document filed prior to the date hereof, (i) Section 3.1(i) of the Company Disclosure Letter sets forth a true, complete and correct list of all Company Material Contracts as of the date of this Agreement and (ii) a true, complete and correct copy (in all material respects) of each Company Material Contract, as of the date of this Agreement, has been made available by the Company to Parent prior to the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company Material Contracts is a valid and binding obligation of the Company or the Subsidiary of the Company that is a party thereto, and, to the knowledge of the Company, the other parties thereto, enforceable against the Company and its Subsidiaries and, to the knowledge of the Company, the other parties thereto in accordance with its terms (subject to the applicable Bankruptcy and Equitable Exceptions). Except as set forth on Section 3.1(i) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is, and to the knowledge of the Company no other party is, in breach, default or violation (and no event has occurred or not occurred through the Company’s or any Subsidiary of the Company’s action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Company Material Contract to which the Company or any Subsidiary of the Company is a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No representation or warranty is made pursuant to this Section 3.1(i) with respect to any Material Company Leases.
(j) Benefit Plans.
(i) Section 3.1(j)(i) of the Company Disclosure Letter contains a true, complete and correct list of each Benefit Plan sponsored, maintained or contributed by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, or with respect to which the Company or its Subsidiaries otherwise has any liability (the “Company Benefit Plans”). No Company Benefit Plan is established or maintained outside of the United States or for the benefit of current or former employees of the Company or any of its Subsidiaries residing outside of the United States.
(ii) The Company has delivered or made available to Parent prior to the date of this Agreement a true, correct and complete copy of each Company Benefit Plan currently in effect and, with respect thereto, if applicable, (A) all amendments, the current trust (or other funding vehicle) agreements, and the most recent summary plan descriptions, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the Department of Labor and the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (C) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan and (D) any notice to or from the IRS or any office or representative of the Department of Labor relating to any unresolved compliance issues in respect of such Company Benefit Plan.
(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (A) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including, but not limited to, ERISA and the Code and in each case the regulations thereunder, (B) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualifications from the IRS or is entitled to rely on an advisory or opinion letter as to its qualifications issued with respect to an IRS approved master and prototype or volume submitter plan, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (C) neither the Company nor any of its Subsidiaries has engaged in a transaction that has resulted in, or would reasonably be expected to result in, the assessment of a civil penalty upon the Company or any of its Subsidiaries pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code that has not been satisfied in full, (D) there does not now exist, nor, to the knowledge of the Company, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates, (E) all payments required to be made by or with respect to each Company Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been timely made or paid by the Company or its Subsidiaries in accordance with the provisions of each of the Company Benefit Plans and applicable Law or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of the Company in accordance with GAAP and (F) there are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan or any trusts related thereto (other than routine claims for benefits).
(iv) Except as set forth on Section 3.1(j)(iv) of the Company Disclosure Letter, none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates maintains, contributes to, or participates in, or has ever during the past six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (A) a plan subject to Title IV or

Section 302 of ERISA or Section 412 or Section 430 of the Code, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides for post-employment or post-retirement medical or welfare benefits for retired or former employees or beneficiaries or dependents thereof, except pursuant to Section 4980B of the Code or other applicable Law.
(v) With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 430 of the Code (each, a “Company Title IV Plan”): (A) there does not exist any failure to meet the “minimum funding standard” of Section 412 of the Code or 302 of ERISA (whether or not waived), (B) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (C) the present value of accrued benefits under such Company Title IV Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Title IV Plan’s actuary with respect to such Company Title IV Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Company Title IV Plan allocable to such accrued benefits, (D) no reportable event within the meaning of Section 4043(c) of ERISA has occurred, (E) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (F) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its ERISA Affiliates, and (G) the PBGC has not instituted proceedings to terminate any such Company Title IV Plan and, to the knowledge of the Company, no circumstances exist which could serve as a basis for the institution of such proceedings.
(vi) Except as set forth on Section 3.1(j)(vi) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director, employee or other service provider of the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable or trigger any other obligation under any Company Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such benefits or (D) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.
(vii) Except as set forth on Section 3.1(j)(vii) of the Company Disclosure Letter, no Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise. True, correct and complete copies of Section 280G calculations with respect to any disqualified individual in connection with the transactions contemplated by this Agreement are included in Section 3.1(j)(vii) of the Company Disclosure Letter.
(k) Employment and Labor Matters.
(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (A) there are no pending or, to the knowledge of the Company, threatened in writing strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (the “Company Employees”), (B) there is no union organizing effort pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (C) there is no unfair labor practice, labor dispute (other than routine grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened in writing, with respect to the Company Employees, (D) there is no slowdown or work stoppage in effect or, to the knowledge of the Company, threatened in writing with respect to the Company Employees, nor has the Company or any of its Subsidiaries experienced any events described in clauses (A), (B), (C) or (D) within the past three years.

(ii) Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance with all applicable Laws relating to (A) employment and employment practices, (B) terms and conditions of employment and wages and hours, (C) unfair labor practices and (D) labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination or harassment, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security.
(l) Absence of Certain Changes.
(i) From December 31, 2020 through the date of this Agreement, (A) the Company and its Subsidiaries have, except in connection with matters relating to this Agreement and the Company’s review of strategic alternatives or the conclusion thereof, conducted their respective businesses in the ordinary course in all material respects and (B) neither the Company nor any of its Subsidiaries has taken any action other than the execution and delivery of this Agreement that, if taken after the date hereof, would constitute a breach of or require the consent of Parent under Section 4.1(b) (other than Section 4.1(b)(i), Section 4.1(b)(ii), Section 4.1(b)(iv), Section 4.1(b)(v), Section 4.1(b)(vi), Section 4.1(b)(xiii), Section 4.1(b)(xiv), Section 4.1(b)(xxi) or Section 4.1(b)(xxvii) (to the extent related to the foregoing)).
(ii) Since December 31, 2020, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(m) Board Approval. The Board of Trust Managers of the Company, by resolutions duly adopted by unanimous vote, has (A) (i) approved and adopted this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable and in the best interests of the Company and its shareholders, and (ii) subject to Section 5.4, resolved to recommend that the shareholders of the Company vote in favor of approval of the Merger, and directed that the Merger be submitted for consideration by the Company shareholders at the Company Shareholders Meeting (collectively, the “Company Recommendation”) and (B) taken all appropriate and necessary actions to render any and all limitations on mergers, business combinations and ownership of Company Common Shares as set forth in the Company’s Organizational Documents or in any state takeover statute to be inapplicable to the transactions contemplated by this Agreement, including the Merger.
(n) Vote Required. The affirmative vote of the holders of at least two-thirds of the outstanding Company Common Shares entitled to vote on the Merger (the “Company Required Vote”) is the only vote of the holders of any class or series of capital shares of the Company necessary to approve the Merger, and no other vote of the holders of any class or series of capital shares of the Company is necessary in order to approve this Agreement or the transactions contemplated hereby.
(o) Properties.
(i) Section 3.1(o)(i) of the Company Disclosure Letter sets forth in all material respects a true, correct and complete list of (A) the address of each real property owned or leased (for the avoidance of doubt, as lessor or lessee) by the Company or any of its Subsidiaries, name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased (all such real property interests, together with all right, title and interest of the Company and any of its Subsidiaries in and to (1) all buildings, structures and other improvements and fixtures located on or under such real property and (2) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”) and (B) the address of each real property owned or leased by any of the Company Joint Ventures, name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased (all such real property interests, together with all right, title and interest of the Company Joint Ventures in and to (1) all buildings, structures and other improvements and fixtures located on or under such real property and (2) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property, are individually referred to herein as a “Company Joint Venture Property” and collectively referred to herein as the “Company Joint Venture Properties”). Section 3.1(o)(i) of the Company Disclosure Letter sets forth in all material respects a true, correct and complete list of the address of each facility and real property which, as of the date of this Agreement, is under contract by the Company, a Subsidiary of the Company or any Company Joint Venture for purchase or which is required under a written agreement to be leased or subleased as tenant or subtenant by the Company, a Subsidiary of the Company or any Company Joint Venture after the date of this Agreement. Except as set forth on Section 3.1(o)(i) of the Company Disclosure Letter, there are no real properties that the Company or any of its Subsidiaries is obligated to buy, lease or sublease at some future date. None of the Company, any of its Subsidiaries or any of the Company Joint Ventures owns or leases any real property which is not set forth on Section 3.1(o)(i) of the Company Disclosure Letter.
(ii) The Company or a Subsidiary of the Company owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Company Properties, in each case free and clear of Liens (except for Permitted Liens) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, a Company Joint Venture owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Company Joint Venture Properties, in each case free and clear of Liens (except for Permitted Liens) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(iii) Since December 31, 2018, (A) neither the Company nor any of its Subsidiaries has received (1) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that have not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (2) written notice of any uncured violation of any Laws affecting any of the Company Properties which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company nor any Subsidiary of the Company has received written notice to the effect that there are any condemnation proceedings pending or threatened in writing with respect to any material portion of any of the Company Properties.
(iv) No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither the Company nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(v) True and complete copies (in all material respects) of all leases (the “Company Leases”) affecting the interest of the Company or any of its Subsidiaries in the Company Properties (for the avoidance of doubt, as lessor or lessee) that are, individually, in excess of 20,000 square feet, in each case in effect as of the date of this Agreement (the “Material Company Leases”), have been made available by the Company to Parent. Except set forth in Section 3.1(o)(v) of the Company Disclosure Letter and as would not reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect on the Company, (A) neither the Company nor any of its Subsidiaries is and, to the knowledge of the Company, as of the date of this Agreement, no other party is in breach or violation of, or default under, any Material Company Lease, (B) no event has occurred which would result in a breach or violation of, or a default under, any Material Company Lease by the Company or any of its Subsidiaries, or, to the knowledge of the Company, as of the date of this Agreement, any other party thereto in each case, with or without notice or lapse of time or both, and as of the date of this Agreement, no tenant under a Material Company Lease is in monetary default under such Material Company Lease, and (C) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Subsidiary of the Company and, to the knowledge of the Company, as of the date of this Agreement with respect to the other parties thereto, subject to the applicable Bankruptcy and Equitable Exceptions.
(vi) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date of this Agreement, no purchase option has been exercised under any Material Company Lease for which the purchase has not closed prior to the date of this Agreement.
(vii) There are no written contracts for sale or ground lease, or letters of intent to sell or ground lease, any Company Property or any material portion thereof, which, in each case, is in favor of any party other than the Company or a Subsidiary of the Company (a “Company Third Party”) and has been entered into prior to the date of this Agreement and not consummated or terminated prior to the date of this Agreement (“Company Third Party Agreements”), except for those listed on Section 3.1(o)(vii) of the Company Disclosure Letter.
(viii) Except pursuant to any Company Lease, neither the Company nor any of its Subsidiaries is a party to any Company Material Contract (A) pursuant to which the Company or any of its Subsidiaries manages, or manages the development of, any material real property for any Company Third Party or (B) relating to the use or occupancy of the Company Properties.
(ix) The Company or its Subsidiaries, as applicable, are in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property that is owned in fee or ground leased (each, a “Company Title Insurance Policy”). Since December 31, 2018, no written claim has been made against any Company Title Insurance Policy, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(x) The Company and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(xi) Neither the Company nor any of its Subsidiaries has (A) received written notice of any structural defects relating to any Company Properties which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (B) received written notice of any physical damage to any Company Properties which has had or would reasonably be expected have, individually or in the aggregate, a Material Adverse Effect on the Company.
(xii) No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties that is necessary for any pending construction of any buildings (and any improvement thereon) on any of the Company Properties, including parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties, has failed to be obtained or is not in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license and, to the knowledge of the Company, no event has occurred or circumstances exist that has given rise to, or serves as a basis for the Company or its Subsidiaries not obtaining, any certificates, variances, permits or licenses reasonably necessary for the operation of such buildings once constructed, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(p) Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:
(i) (A) The Company, each of its Subsidiaries, each of the Company Properties and, to the knowledge of the Company, each Company Joint Venture Property is, and since December 31, 2018 has been, in compliance with all applicable Environmental Laws; (B) there is no litigation, investigation, request for information or other proceeding pending or, to the knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries or, to the knowledge of the Company, any Company Joint Venture under any applicable Environmental Laws; and (C) none of the Company, its Subsidiaries or, to the knowledge of the Company, the Company Joint Ventures has any received written notice of violation or potential liability, or any investigation, under any applicable Environmental Laws that remains unresolved, and no judicial or administrative order has been issued against the Company, any of its Subsidiaries or, to the knowledge of the Company, any Company Joint Venture that remains unresolved.
(ii) Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, the Company Joint Ventures have used, generated, stored, treated or handled any Hazardous Materials, including on the Company Properties and Company Joint Venture Properties, in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any Company Properties or Company Joint Venture Properties in violation of applicable Environmental Laws. Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, the Company Joint Ventures has caused a release of Hazardous Materials, including on any Company Property or, to the knowledge of the Company, any Company Joint Venture Property, and, to the knowledge of the Company, no other Person has caused a release or threatened release of Hazardous Materials on any Company Property or Company Joint Venture Property (and to the knowledge of the Company, no Company Properties or Company Joint Venture Properties are contaminated by any Hazardous Materials), in each case that would reasonably be expected to result in liability under any Environmental Laws.
(iii) To the knowledge of the Company, all Hazardous Material which has been removed from any Company Properties or Company Joint Venture Properties and any properties formerly owned, leased or operated by the Company or the Company Joint Ventures was handled, transported and disposed of at the time of removal in compliance with, and in a manner that would not give rise to liability under, applicable Environmental Laws.
(q) Intellectual Property. Except as set forth in Section 3.1(q) of the Company Disclosure Letter and as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (A) the Company and its Subsidiaries own or have a valid license or other right to use all trademarks, service marks, trade names, copyrights and other intellectual property rights (including any registrations or applications for registration of any of the foregoing) (collectively, the “Company Intellectual Property”) necessary to carry on their business substantially as currently conducted, (B) neither the Company nor any such Subsidiary has received any written notice of infringement of or conflict with, and to the knowledge of the Company, there are no infringements of or conflicts with, the rights of others with respect to the conduct of the business of the Company and its Subsidiaries as it is currently conducted and planned to be conducted, (C) to the knowledge of the Company, no Person is infringing on or conflicting with any rights of the Company Intellectual Property, (D) the Company and its Subsidiaries have taken reasonable measures to protect the confidential nature of the trade secrets and confidential information that they own or use and (E) the computers, software, hardware and all other information technology equipment owned, leased or licensed by the Company and its Subsidiaries and used in their businesses operate and perform as required by the Company or its Subsidiaries in connection with their business and have not suffered any material malfunction or disruption since December 31, 2018.

(r) Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the permits, licenses, approvals, variances, exemptions, orders, franchises, certifications and authorizations from Governmental Entities and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy (collectively, “Permits”) held by the Company and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by the Company and its Subsidiaries and for the operation of the Company Properties, (ii) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities and (iii) neither the Company nor any of its Subsidiaries has received any written claim or notice indicating that the Company or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, and to the knowledge of the Company no such noncompliance exists.
(s) Insurance. The Company and its Subsidiaries have obtained and maintained in full force and effect insurance policies (the “Company Insurance Policies”) providing for coverage in such amounts, on such terms and covering such risks as the Company believes is reasonable and customary for the business of the Company and its Subsidiaries. The Company or the applicable Subsidiary of the Company has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. All such policies are in full force and effect and neither the Company nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor as of the date hereof has the Company or any of its Subsidiaries received any written notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in the Company’s industry. Section 3.1(s) of the Company Disclosure Letter sets forth a list of all claims made during the period commencing on December 31, 2018 and ending on the date hereof by the Company or any Subsidiary of the Company pursuant to the Company Insurance Policies with a value that could exceed $2,000,000.
(t) Investment Company Act of 1940. Neither the Company nor any Subsidiary of the Company is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
(u) Brokers or Finders. Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed J.P. Morgan Securities LLC as its financial advisor pursuant to arrangements that have been disclosed to Parent prior to the date hereof. No Affiliate of the Company (other than as provided in the immediately preceding sentence) has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement that would be the responsibility or liability of the Company or any of its Subsidiaries.
(v) Opinion of Company Financial Advisor. The Board of Trust Managers of the Company has received from the financial advisor of the Company, J.P. Morgan Securities LLC, an opinion to the effect that, as of the date of such opinion and based upon and subject to the procedures, qualifications, considerations, assumptions and limitations set forth therein, the Merger Consideration to be paid to the holders of Company Common Shares in the Merger is fair, from a financial point of view, to the holders of Company Common Shares. Within three Business Days after the date of this Agreement, an executed copy of such opinion will be made available to Parent by the Company solely for informational purposes. It is agreed and understood that such opinion is for the benefit of the Board of Trust Managers of the Company and may not be relied upon by Parent or any director, officer or employee of Parent for any purpose.
(w) No Additional Representations. Except for the representations and warranties contained in Section 3.2, the Company acknowledges that none of Parent nor any Subsidiary or Representative of Parent makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this

Agreement, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Subsidiaries and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.
Section 3.2 Representations and Warranties of Parent. Except (x) as set forth in the applicable section or subsection of the disclosure letter delivered to the Company by Parent immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any matter disclosed pursuant to any section or subsection of the Parent Disclosure Letter shall be deemed to be disclosed for all purposes of this Article III as long as the relevance of such disclosure to the other Sections or sub-Sections of this Article III is reasonably apparent on the face of such disclosure) or (y) as disclosed in the Parent SEC Documents filed with the SEC since December 31, 2018 and publicly available prior to the date hereof (other than disclosures in any “risk factors” or “forward looking statements” sections of such reports or any other disclosures in such reports that are non-specific, predictive, forward-looking or primarily cautionary in nature), Parent hereby represents and warrants to the Company as follows:
(a) Organization, Standing and Power.
(i) Parent is duly organized, validly existing and in good standing (to the extent the applicable jurisdiction recognizes the concept of good standing for the Company) under the laws of the State of Maryland and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except for such failures to have such power and authority that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Each Subsidiary of Parent is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has requisite corporate, partnership or limited liability company (as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or in good standing (with respect to jurisdictions that recognize the concept of good standing), or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has previously made available to the Company true and complete copies of the Organizational Documents of Parent and its Significant Subsidiaries, in each case as in effect as of the date hereof. The Company is not in default or violation in any material respect of any term, condition or provision of the Parent’s Organizational Documents.
(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, to the knowledge of the Company, none of the Subsidiaries of Parent is in default or violation of any term, condition or provision of the Organizational Documents of any of such Subsidiaries.
(iii) Section 3.2(a)(iii) of the Parent Disclosure Letter sets forth a true and complete list of the ownership interests of Parent or any Subsidiaries of Parent in any joint venture, partnership, strategic alliance or similar arrangement with a third party (in each case to the extent not a Subsidiary of Parent) (each, a “Parent Joint Venture”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect Parent, to the knowledge of Parent, neither Parent nor any of its Subsidiaries is in default or violation of any term, condition or provision of the Organizational Documents of any of the Parent Joint Ventures. Other than the Subsidiaries of the Company set forth in Section 3.2(a)(iii) of the Parent Disclosure Letter and the Parent Joint Ventures set forth in Section 3.2(a)(iii) of the Parent Disclosure Letter, neither Parent nor any Subsidiary of Parent owns any equity or other voting interest in any other Person (except for publicly traded securities held for investment that do not exceed 5% of the outstanding securities of any Person).

(iv) Section 3.2(a)(iv) of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent that is a REIT, a QRS or a TRS.
(v) All issued and outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent that are owned by Parent or any of its Subsidiaries are owned, directly or indirectly, by Parent free and clear of all Liens other than Permitted Liens and transfer restrictions imposed by any applicable Law or the Organizational Documents of any Subsidiary.
(b) Capital Structure.
(i) As of the date hereof, the authorized capital stock of Parent consists of 750,000,000 shares of Parent Common Stock, 384,046,000 shares of Excess Stock, par value $0.01 per share, of Parent, and 7,054,000 shares of Preferred Stock, par value $1.00 per share, of Parent (“Parent Preferred Stock”). As of the close of business on April 13, 2021 (the “Parent Capitalization Date”), (A) 433,448,386 shares of Parent Common Stock were issued and outstanding (including 2,729,766 shares of Parent Common Stock underlying Parent Restricted Stock Awards), (B) 9,000 shares of 5.125% Class L Cumulative Redeemable Preferred Stock issued and outstanding, (C) 10,580 shares of 5.25% Class M Cumulative Redeemable Preferred Stock issued and outstanding, (D) options to purchase 815,755 shares of Parent Common Stock granted under the Parent Equity Plans (each, a “Parent Stock Option”) were outstanding (including 2,250 shares of Parent Common Stock pursuant to Parent Stock Options that have been exercised but not yet settled), (E) Parent RSU Awards relating to 1,459,180 shares of Parent Common Stock were outstanding (assuming, in the case of performance-based Parent RSU Awards, the achievement of maximum performance) and (F) 60,743 shares of Parent Common Stock were reserved for issuance upon conversion of partnership units. All the outstanding shares of Parent Common Stock and Parent Preferred Stock are, and all shares of Parent Common Stock that may be issued prior to the Effective Time or in connection with the Merger pursuant to Section 2.1(a) shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.
(ii) Except as set forth in Section 3.2(b)(i), as of the date hereof, (A) Parent does not have any shares of capital stock or other equity or voting interests issued or outstanding other than shares of Parent Common Stock that have become outstanding after the Parent Capitalization Date as a result of the exercise of Parent Stock Options outstanding as of the Parent Capitalization Date and the settlement of Parent RSU Awards outstanding as of the Parent Capitalization Date and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity or voting interests to which Parent or any of its Subsidiaries is a party or otherwise bound obligating Parent or any of its Subsidiaries to: (1) issue, transfer or sell any shares of capital stock or other equity or voting interests of Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Parent or a wholly owned Subsidiary of Parent); (2) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (3) redeem or otherwise acquire any such shares of capital stock or other equity or voting interests; or (4) provide a material amount of funds to, or make a material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Parent that is not wholly owned by Parent.
(iii) No Voting Debt of Parent or any of its Subsidiaries is issued or outstanding.
(iv) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity or voting interest of Parent or any of its Subsidiaries, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest.
(c) Authority; No Violation.
(i) Parent has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Parent Required Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the performance by Parent of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and all other necessary corporate action on the part of Parent, other than the receipt of the Parent Required Vote and the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the Harris County Clerk and the SDAT, as applicable, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes, subject to the execution and delivery by the Company, a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by applicable Bankruptcy and Equitable Exceptions.
(ii) The execution and delivery by Parent of this Agreement does not, and, except as described in Section 3.2(c)(ii) of the Parent Disclosure Letter, the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Parent will not (A) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, permit, concession, franchise or right binding upon Parent or any Subsidiary of Parent or to which any of their respective properties or assets are bound or result in the creation of any Lien upon any of the properties or assets of Parent or any Subsidiary of Parent, other than Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of Parent or any Subsidiary of Parent or (C) conflict with or result in any violation of any Laws applicable to Parent or any Subsidiary of Parent or any of their respective properties or assets, other than in the case of clauses (A) and (B) (with respect to Parent Joint Ventures and Subsidiaries of Parent that are not Significant Subsidiaries) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(iii) Except for (A) the applicable requirements, if any, of Blue Sky Laws, (B) required filings or approvals under the Exchange Act and the Securities Act, (C) any filings or approvals required under the rules and regulations of the NYSE, (D) as may be required in connection with federal, state or local transfer Taxes, and (E) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the Harris County Clerk pursuant to the TBOC and the SDAT pursuant to the MGCL, as applicable, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(d) SEC Documents; Financial Statements; No Undisclosed Liabilities.
(i) Parent has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2018, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Parent SEC Documents”). As of their respective dates and after giving effect to any amendments or supplements thereto, the Parent SEC Documents at the time filed complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, each as in effect on the date such Parent SEC Document was filed, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Parent, none of the Parent SEC Documents is as of the date of this Agreement the subject of ongoing SEC review. As of the date hereof, Parent has not received any comments from the SEC with respect to any of the Parent SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Parent that have not been adequately addressed. None of the Company’s Subsidiaries is, or at any time since December 31, 2018 has been, subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.
(ii) The consolidated financial statements of Parent and its Subsidiaries included or incorporated by reference into the Parent SEC Documents, including notes and related schedules, complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the notes thereto) and fairly present, or, in the case of consolidated balance sheets included in or incorporated by reference into the Parent SEC Documents filed after the date of this Agreement, will fairly present, in each case in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and each of the consolidated statements of operations, comprehensive income (loss), equity, and cash flows included in or incorporated by reference into the Parent SEC Documents (including any related notes and schedules) fairly presents, in each case in all material respects, the results of operations, retained earnings (loss), and changes in financial position for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and to normal year-end audit adjustments), in each case in accordance with GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) consistently applied during the periods involved, except as may be noted therein or in the notes thereto.
(iii) Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are effective to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Parent maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has disclosed as of the date hereof, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent (1) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to materially affect Parent’s ability to record, process, summarize, and report financial information and (2) any fraud, whether or not material, that involves management or other employees of Parent or any Subsidiary who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date of this Agreement.
(iv) There are no liabilities or obligations of Parent or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise, of the type that would be required to be disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto) prepared in accordance with GAAP, other than: (A) liabilities for obligations reflected or reserved against in Parent’s most recent balance sheet or disclosed in the notes thereto contained in the Parent SEC Documents filed with the SEC prior to the date of this Agreement; (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet; (C) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; or (D) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(v) Neither Parent nor any Subsidiary of Parent is a party to, nor does it have any legally binding commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Subsidiary of Parent in Parent’s or such Subsidiary’s audited financial statements or other Company SEC Documents.
(e) Information Supplied. None of the information with respect to Parent and its Subsidiaries that Parent supplies for inclusion or incorporation by reference in (i) the Form S 4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date it is first mailed or made available to the Company’s shareholders and Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in any case, no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company. The Form S-4 and the Joint Proxy Statement/Prospectus will comply, with respect to information regarding Parent and its Subsidiaries, as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus, as applicable.
(f) Compliance with Laws. Parent and each of its Subsidiaries are, and since December 31, 2018 have been, in compliance with all Laws applicable to any of them or their respective operations, except to the extent that failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received any written notice since December 31, 2018 from a Governmental Entity asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved prior to the date of this Agreement as required thereby or otherwise to the satisfaction of the Governmental Entity sending such notice, except for such failures as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(g) Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, as of the date of this Agreement, (i) there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Parent, threatened, against or affecting Parent or any of its Subsidiaries or any of their respective properties or assets and (ii) there is no judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries or any of their respective properties or assets which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. As of the date of this Agreement, there is no pending material suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) that was initiated or commenced by Parent or any of its Subsidiaries against any other Person.
(h) Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent:
(i) Parent and each of its Subsidiaries have (A) duly and timely filed (or caused to be timely filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (taking into account any extensions of time within which to file), and such Tax Returns are true, correct and complete, (B) duly and timely paid in full (or caused to be timely paid in full on their behalf), or made adequate provision for in accordance with GAAP, all Taxes required to be paid by them (and adequate reserves or accruals for Taxes have been provided for in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith), and (C) complied with all applicable Laws relating to the payment, withholding and collection of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely collected and withheld and, in each case, have paid over to the appropriate governmental authorities any and all amounts required to be so collected or withheld and paid over on or prior to the due date thereof under all applicable Laws;
(ii) In the past five years, neither Parent nor any of its Subsidiaries has received a written claim by any authority in a jurisdiction where any of them does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction;
(iii) There are no ongoing disputes, audits, examinations, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any Taxes or Tax Returns of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries is a party to any pending litigation or administrative proceeding relating to Taxes;
(iv) No deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to Parent’s knowledge, threatened, by any governmental authority, which deficiency has not yet been paid, settled, or otherwise provided for;
(v) Neither Parent nor any of its Subsidiaries has received a private letter ruling from the IRS or similar written ruling of another taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes (other than any such agreement that has been fully performed prior to the date of this Agreement);
(vi) Neither Parent nor any of its Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that remains in effect;
(vii) Neither Parent nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled;
(viii) During the period commencing as of January 1, 2015, through the date of this Agreement, neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);
(ix) Since January 1, 2015, (A) neither Parent nor any of its Subsidiaries have incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or Section 337(d) of the Code or the Treasury Regulations thereunder; and (B) neither Parent nor any of its Subsidiaries have incurred any liability for any other Taxes other than (x) in the ordinary course of business consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. Since January 1, 2015, neither Parent nor any of its Subsidiaries (other than a TRS or any subsidiary of a TRS) has engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code. Since January 1, 2015, neither Parent nor any of its Subsidiaries has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code;
(x) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements entered into in the ordinary course of business and Tax Protection Agreements listed in Section 3.2(h)(xvii) of the Parent Disclosure Letter;
(xi) Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other affiliated, consolidated, combined or similar group for tax purposes (other than a group the common parent of which was Parent or a Subsidiary of the Company) or (B) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor;

(xii) Parent (A) for all taxable years commencing with its taxable year ended December 31, 1992, through and including its taxable year ended December 31 immediately prior to the Effective Time, has elected and has been subject to U.S. federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes for all such taxable years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for U.S. federal Tax purposes and will continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes the Closing Date) through the Effective Time in such a manner so as to so qualify for the taxable year that includes the Closing Date and (C) has not taken or omitted to take any action that could reasonably be expected to result in Parent’s failure to qualify as a REIT, and no challenge to the Parent’s status as a REIT by the IRS or any other tax authority is pending or, to the knowledge of Parent, threatened;
(xiii) Each Subsidiary of Parent has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (A) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a QRS, (C) a TRS or (D) a REIT;
(xiv) Neither Parent nor any of its Subsidiaries holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code or the Treasury Regulations thereunder);
(xv) Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);
(xvi) Neither Parent nor any of its Subsidiaries (other than any Subsidiary that is a TRS) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code;
(xvii) Section 3.2(h)(xvii) of the Parent Disclosure Letter sets forth all Tax Protection Agreements currently in force to which Parent or any of its Subsidiaries is a party;
(xviii) There are no Tax Liens upon any property or assets of Parent or any of its Subsidiaries, except Permitted Liens;
(xix) Parent has not taken or agreed to take any action and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and
(xx) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code in the two years prior to the date of this Agreement.
(i) Material Contracts. Except for contracts filed as exhibits to a Parent SEC Document filed prior to the date hereof, (i) Section 3.2(i) of the Parent Disclosure Letter sets forth a true, complete and correct list of all Parent Material Contracts as of the date of this Agreement and (ii) a true, complete and correct copy (in all material respects) of each Parent Material Contract, as of the date of this Agreement, has been made available by Parent to the Company prior to the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, each of the Parent Material Contracts is a valid and binding obligation of Parent or the Subsidiary of Parent that is a party thereto, and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and its Subsidiaries and, to the knowledge of Parent, the other parties thereto in accordance with its terms (subject to the applicable Bankruptcy and Equitable Exceptions). None of Parent or any of its Subsidiaries is, and to the knowledge of Parent no other party is, in breach, default or violation (and no event has occurred or not occurred through Parent’s or any Subsidiary of Parent’s action or inaction or, to the knowledge of Parent, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Parent Material Contract to which the Company or any Subsidiary of Parent is a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(j) Benefit Plans.
(i) Section 3.2(j)(i) of the Parent Disclosure Letter contains a true, complete and correct list of each Benefit Plan sponsored, maintained or contributed by Parent or any of its Subsidiaries, or which Parent or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, or with respect to which Parent or its Subsidiaries otherwise has any liability (the “Parent Benefit Plans”). No Parent Benefit Plan is established or maintained outside of the United States or for the benefit of current or former employees of Parent or any of its Subsidiaries residing outside of the United States.
(ii) Parent has delivered or made available to the Company prior to the date of this Agreement a true, correct and complete copy of each Parent Benefit Plan currently in effect and, with respect thereto, if applicable, (A) all amendments, the current trust (or other funding vehicle) agreements, and the most recent summary plan descriptions, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the Department of Labor and the most recent actuarial report or other financial statement relating to such Parent Benefit Plan, (C) the most recent determination letter from the IRS (if applicable) for such Parent Benefit Plan and (D) any notice to or from the IRS or any office or representative of the Department of Labor relating to any unresolved compliance issues in respect of such Parent Benefit Plan.
(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (A) each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including, but not limited to, ERISA and the Code and in each case the regulations thereunder, (B) each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualifications from the IRS or is entitled to rely on an advisory or opinion letter as to its qualifications issued with respect to an IRS approved master and prototype or volume submitter plan, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (C) neither Parent nor any of its Subsidiaries has engaged in a transaction that has resulted in, or would reasonably be expected to result in, the assessment of a civil penalty upon Parent or any of its Subsidiaries pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code that has not been satisfied in full, (D) there does not now exist, nor, to the knowledge of Parent, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates, (E) all payments required to be made by or with respect to each Parent Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been timely made or paid by Parent or its Subsidiaries in accordance with the provisions of each of the Parent Benefit Plans and applicable Law or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of Parent in accordance with GAAP and (F) there are no pending or, to the knowledge of Parent, threatened claims by or on behalf of any Parent Benefit Plan, by any employee or beneficiary covered under any Parent Benefit Plan or otherwise involving any Parent Benefit Plan or any trusts related thereto (other than routine claims for benefits).
(iv) None of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates maintains, contributes to, or participates in, or has ever during the past six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (A) a plan subject to Title IV or Section 302 of ERISA or Section 412 or Section 430 of the Code, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides for post-employment or post-retirement medical or welfare benefits for retired or former employees or beneficiaries or dependents thereof, except pursuant to Section 4980B of the Code or other applicable Law.

(v) With respect to each Parent Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 430 of the Code (each, a “Parent Title IV Plan”): (A) there does not exist any failure to meet the “minimum funding standard” of Section 412 of the Code or 302 of ERISA (whether or not waived), (B) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (C) the present value of accrued benefits under such Parent Title IV Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Title IV Plan’s actuary with respect to such Parent Title IV Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Parent Title IV Plan allocable to such accrued benefits, (D) no reportable event within the meaning of Section 4043(c) of ERISA has occurred, (E) all premiums to the PBGC have been timely paid in full, (F) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Parent or any of its ERISA Affiliates, and (G) the PBGC has not instituted proceedings to terminate any such Parent Title IV Plan and, to the knowledge of Parent, no circumstances exist which could serve as a basis for the institution of such proceedings.
(vi) Except as set forth on Section 3.2(j)(vi) of the Parent Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) increase any benefits otherwise payable or trigger any other obligation under any Parent Benefit Plan, (B) result in any acceleration of the time of payment, funding or vesting of any such benefits or (C) result in any limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Benefit Plan or related trust.
(vii) No Parent Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise.
(k) Employment and Labor Matters.
(i) Neither Parent nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of Parent or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (A) there are no pending or, to the knowledge of Parent, threatened in writing strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries (the “Parent Employees”), (B) there is no union organizing effort pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, (C) there is no unfair labor practice, labor dispute (other than routine grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened in writing, with respect to the Parent Employees, (D) there is no slowdown or work stoppage in effect or, to the knowledge of Parent, threatened in writing with respect to the Parent Employees, nor has the Company or any of its Subsidiaries experienced any events described in clauses (A), (B), (C) or (D) within the past three years.
(ii) Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries are in compliance with all applicable Laws relating to (A) employment and employment practices, (B) terms and conditions of employment and wages and hours, (C) unfair labor practices and (D) labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination or harassment, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security.
(l) Absence of Certain Changes.
(i) From December 31, 2020 through the date of this Agreement, (A) Parent and its Subsidiaries have, except in connection with matters relating to this Agreement and Parent’s review of strategic alternatives or the conclusion thereof, conducted their respective businesses in the ordinary course in all material respects and (B) neither the Company nor any of its Subsidiaries has taken any action other than the execution and delivery of this Agreement that, if taken after the date hereof, would constitute a breach of or require the consent of the Company under Section 4.2(b) (other than Section 4.2(b)(i), Section 4.2(b)(ii), Section 4.2(b)(iv), Section 4.2(b)(v), Section 4.2(b)(vi) or Section 4.2(b)(xiii) (to the extent related to the foregoing)).
(ii) Since December 31, 2020, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(m) Board Approval. The Board of Directors of Parent, by resolutions duly adopted by unanimous vote, has (i) approved and adopted this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable and in the best interests of Parent, (ii) resolved to recommend that the common stockholders of Parent approve the Merger and directed that the Merger be submitted for consideration by such holders of Parent Common Stock at the Parent Stockholders Meeting, and (iii) taken all appropriate and necessary actions to render any and all limitations on mergers, business combinations and ownership of shares of Parent Common Stock as set forth in Parent’s Organizational Documents or in any state takeover statute to be inapplicable to the transactions contemplated by this Agreement.
(n) Vote Required. The affirmative vote of the holders of shares of Parent Common stock entitled to cast a majority of all the votes entitled to be cast on the Merger (the “Parent Required Vote”) is the only vote of the holders of any class or series of capital stock of Parent necessary to approve the Merger, and no other vote of the holders of any class or series of capital stock of Parent is necessary in order to approve this Agreement or the transactions contemplated hereby.
(o) Properties.
(i) Section 3.2(o)(i) of the Parent Disclosure Letter sets forth in all material respects a true, correct and complete list of (A) the address of each real property owned or leased (for the avoidance of doubt, as lessor or lessee) by Parent or any of its Subsidiaries, name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased (all such real property interests, together with all right, title and interest of Parent and any of its Subsidiaries in and to (1) all buildings, structures and other improvements and fixtures located on or under such real property and (2) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property, are individually referred to herein as a “Parent Property” and collectively referred to herein as the “Parent Properties”) and (B) the address of each real property owned or leased by any of the Parent Joint Ventures, name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased (all such real property interests, together with all right, title and interest of the Parent Joint Ventures in and to (1) all buildings, structures and other improvements and fixtures located on or under such real property and (2) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property, are individually referred to herein as a “Parent Joint Venture Property” and collectively referred to herein as the “Parent Joint Venture Properties”). Section 3.2(o)(i) of the Parent Disclosure Letter sets forth in all material respects a true, correct and complete list of the address of each facility and real property which, as of the date of this Agreement, is under contract by Parent, a Subsidiary of Parent or any Parent Joint Venture for purchase or which is required under a written agreement to be leased or subleased as tenant or subtenant by Parent, a Subsidiary of Parent or any Parent Joint Venture after the date of this Agreement. Except as set forth on Section 3.2(o)(i) of the Parent Disclosure Letter, there are no real properties that Parent or any of its Subsidiaries is obligated to buy, lease or sublease at some future date. None of Parent, any of its Subsidiaries or any of the Parent Joint Ventures owns or leases any real property which is not set forth on Section 3.2(o)(i) of the Parent Disclosure Letter.
(ii) Parent or a Subsidiary of Parent owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Parent Properties, in each case free and clear of Liens (except for Permitted Liens) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To the knowledge of Parent, a Parent Joint Venture owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Parent Joint Venture Properties, in each case free and clear of Liens (except for Permitted Liens) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(iii) Since December 31, 2018, (A) neither Parent nor any of its Subsidiaries has received (1) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that have not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, or (2) written notice of any uncured violation of any Laws affecting any of the Parent Properties which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, none of Parent nor any Subsidiary of Parent has received written notice to the effect that there are any condemnation proceedings pending or threatened in writing with respect to any material portion of any of the Parent Properties.
(iv) No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Parent Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties has failed to be obtained or is not in full force and effect, and neither Parent nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(v) True and complete copies (in all material respects) of all leases (the “Parent Leases”) affecting the interest of Parent or any of its Subsidiaries in the Parent Properties (for the avoidance of doubt, as lessor or lessee) that are, individually, in excess of 20,000 square feet, in each case in effect as of the date of this Agreement (the “Material Parent Leases”), have been made available by Parent to the Company. Except set forth in Section 3.2(o)(v) of the Parent Disclosure Letter and as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (A) neither Parent nor any of its Subsidiaries is and, to the knowledge of Parent, as of the date of this Agreement, no other party is in breach or violation of, or default under, any Material Parent Lease, (B) no event has occurred which would result in a breach or violation of, or a default under, any Material Parent Lease by Parent or any of its Subsidiaries, or, to the knowledge of Parent, as of the date of this Agreement, any other party thereto in each case, with or without notice or lapse of time or both, and as of the date of this Agreement, no tenant under a Material Parent Lease is in monetary default under such Material Parent Lease, and (C) each Material Parent Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or a Subsidiary of Parent and, to the knowledge of Parent, as of the date of this Agreement with respect to the other parties thereto, subject to the applicable Bankruptcy and Equitable Exceptions.
(vi) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, as of the date of this Agreement, no purchase option has been exercised under any Material Parent Lease for which the purchase has not closed prior to the date of this Agreement.
(vii) Except as set forth in Contracts made available to the Company prior to the date of this Agreement, there are no written contracts for sale or ground lease, or letters of intent to sell or ground lease, any Parent Property or any material portion thereof, which, in each case, is in favor of any party other than Parent or a Subsidiary of Parent (a “Parent Third Party”) and has been entered into prior to the date of this Agreement and not consummated or terminated prior to the date of this Agreement.
(viii) Except pursuant to any Parent Lease, neither Parent nor any of its Subsidiaries is a party to any Parent Material Contract (A) pursuant to which Parent or any of its Subsidiaries manages, or manages the development of, any material real property for any Parent Third Party or (B) relating to the use or occupancy of the Parent Properties.
(ix) Parent or its Subsidiaries, as applicable, are in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Parent Property that is owned in fee or ground leased (each, a “Parent Title Insurance Policy”). Since December 31, 2018, no written claim has been made against any Parent Title Insurance Policy, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(x) Parent and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. None of Parent’s or any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(xi) Neither Parent nor any of its Subsidiaries has (A) received written notice of any structural defects relating to any Parent Properties which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, or (B) received written notice of any physical damage to any Parent Properties which has had or would reasonably be expected have, individually or in the aggregate, a Material Adverse Effect on Parent.
(xii) No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties that is necessary for any pending construction of any buildings (and any improvement thereon) on any of the Parent Properties, including parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties, has failed to be obtained or is not in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license and, to the knowledge of Parent, no event has occurred or circumstances exist that has given rise to, or serves as a basis for Parent or its Subsidiaries not obtaining, any certificates, variances, permits or licenses reasonably necessary for the operation of such buildings once constructed, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(p) Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent:
(i) (A) Parent, each of its Subsidiaries, each of the Parent Properties and, to the knowledge of Parent, each Parent Joint Venture Property is, and since December 31, 2018 has been, in compliance with all applicable Environmental Laws; (B) there is no litigation, investigation, request for information or other proceeding pending or, to the knowledge of Parent, threatened in writing against Parent, any of its Subsidiaries or, to the knowledge of Parent, any Parent Joint Venture under any applicable Environmental Laws; and (C) none of Parent, its Subsidiaries or, to the knowledge of Parent, the Parent Joint Ventures has any received written notice of violation or potential liability, or any investigation, under any applicable Environmental Laws that remains unresolved, and no judicial or administrative order has been issued against Parent, any of its Subsidiaries or, to the knowledge of Parent, any Parent Joint Venture that remains unresolved.
(ii) Neither Parent nor any of its Subsidiaries or, to the knowledge of Parent, the Parent Joint Ventures have used, generated, stored, treated or handled any Hazardous Materials, including on the

Parent Properties and Parent Joint Venture Properties, in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any Parent Properties or Parent Joint Venture Properties in violation of applicable Environmental Laws. Neither Parent nor any of its Subsidiaries or, to the knowledge of Parent, the Parent Joint Ventures has caused a release of Hazardous Materials, including on any Parent Property or, to the knowledge of Parent, any Parent Joint Venture Property, and, to the knowledge of Parent, no other Person has caused a release or threatened release of Hazardous Materials on any Parent Property or Parent Joint Venture Property (and to the knowledge of Parent, no Parent Properties or Parent Joint Venture Properties are contaminated by any Hazardous Materials), in each case that would reasonably be expected to result in liability under any Environmental Laws.
(iii) To the knowledge of Parent, all Hazardous Material which has been removed from any Parent Properties or Parent Joint Venture Properties and any properties formerly owned, leased or operated by Parent or the Parent Joint Ventures was handled, transported and disposed of at the time of removal in compliance with, and in a manner that would not give rise to liability under, applicable Environmental Laws.
(q) Intellectual Property. Except as set forth in Section 3.2(q) of the Parent Disclosure Letter and as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (A) Parent and its Subsidiaries own or have a valid license or other right to use all trademarks, service marks, trade names, copyrights and other intellectual property rights (including any registrations or applications for registration of any of the foregoing) (collectively, the “Parent Intellectual Property”) necessary to carry on their business substantially as currently conducted, (B) neither Parent nor any such Subsidiary has received any written notice of infringement of or conflict with, and to the knowledge of Parent, there are no infringements of or conflicts with, the rights of others with respect to the conduct of the business of Parent and its Subsidiaries as it is currently conducted and planned to be conducted, (C) to the knowledge of Parent, no Person is infringing on or conflicting with any rights of Parent Intellectual Property, (D) Parent and its Subsidiaries have taken reasonable measures to protect the confidential nature of the trade secrets and confidential information that they own or use and (E) the computers, software, hardware and all other information technology equipment owned, leased or licensed by Parent and its Subsidiaries and used in their businesses operate and perform as required by Parent or its Subsidiaries in connection with their business and have not suffered any material malfunction or disruption since December 31, 2018.
(r) Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) the permits, licenses, approvals, variances, exemptions, orders, franchises, certifications and authorizations from Governmental Entities and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy (collectively, “Permits”) held by Parent and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by Parent and its Subsidiaries and for the operation of the Parent Properties, (ii) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities and (iii) neither Parent nor any of its Subsidiaries has received any written claim or notice indicating that Parent or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, and to the knowledge of Parent no such noncompliance exists.
(s) Insurance. Parent and its Subsidiaries have obtained and maintained in full force and effect insurance policies (the “Parent Insurance Policies”) providing for coverage in such amounts, on such terms and covering such risks as Parent believes is reasonable and customary for the business of Parent and its Subsidiaries. Parent or the applicable Subsidiary of Parent has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies, except as would not, individually or in the aggregate, be material to Parent and its Subsidiaries taken as a whole. All such policies are in full force and effect and neither Parent nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor as of the date hereof has Parent or any of its Subsidiaries received any written notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in Parent’s industry. Section 3.2(s) of the Parent Disclosure Letter sets forth a list of all claims made during the period commencing on December 31, 2018 and ending on the date hereof by Parent or any Subsidiary of Parent pursuant to the Parent Insurance Policies with a value that could exceed $2,000,000.
(t) Investment Company Act of 1940. Neither Parent nor any Subsidiary of Parent is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
(u) Brokers or Finders. Neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed each of Barclays Capital Inc. and Lazard Freres & Co. LLC as its financial advisor.
(v) Opinion of Parent Financial Advisor. The Board of Directors of Parent has received the opinion of each of Barclays Capital Inc. and Lazard Freres & Co. LLC, financial advisors to Parent, to the effect that, as of the date of the opinion and based on and subject to the assumptions, qualifications, limitations and other matters as set forth therein, the Merger Consideration to be paid by Parent pursuant to this Agreement is fair, from a financial point of view, to Parent. A true and correct copy of such opinion will be provided to the Company by Parent solely for informational purposes within three Business Days after the date of this Agreement.
(w) No Additional Representations. Except for the representations and warranties contained in Section 3.2, Parent acknowledges that neither the Company nor any Subsidiary or Representative of the Company makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or with respect to any other information provided or made available to Parent in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Subsidiaries and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 4.1 Covenants of the Company.
(a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except (i) as expressly contemplated or required by this Agreement, (ii) as set forth in Section 4.1 of the Company Disclosure Letter, (iii) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (iv) to the extent action is reasonably taken (or reasonably omitted) in response to COVID-19 or the COVID-19 Measures, provided that such action (or omission) is generally consistent with the Company’s and its Subsidiaries’ actions taken (or omitted) prior to the date hereof in response to COVID-19 and the COVID-19 Measures and discussed in advance with Parent or (v) with Parent’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve its business organization intact, maintain its material assets and properties in their current condition (normal wear and tear excepted) and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, and shall maintain the status of the Company as a REIT.
(b) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except (w) as expressly contemplated or permitted by this Agreement, (x) as set forth in Section 4.1 of the Company Disclosure Letter, (y) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries or (z) with Parent’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its

Subsidiaries to, do any of the following (it being understood that with respect to any action which is a subject matter of a subclause of this Section 4.1(b), if such action is permitted by the express terms of such subclause of this Section 4.1(b), such action or inaction shall be deemed permitted pursuant to Section 4.1(a)):
(i) amend or waive any provision under the Organizational Documents of the Company or amend in any material respect or waive any provision under the Organizational Documents of any of its Subsidiaries;
(ii) split, combine, subdivide or reclassify any shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries;
(iii) enter into any new material line of business or form or enter into a material partnership or operating partnership, joint venture, strategic alliance or similar arrangement with a third party;
(iv) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any of its Subsidiaries or other equity securities or ownership interests in the Company or any of its Subsidiaries, except for (A) the declaration and payment by the Company of dividends, payable quarterly with declaration, record and payment dates consistent with past practice (subject to Section 5.11), for the first quarterly dividend paid after the date of this Agreement, at a rate not to exceed $0.23 per Company Common Share and thereafter, at a rate not to exceed a quarterly rate of $0.30 per Company Common Share, and (B) the declaration and payment of dividends or other distributions to the Company by any direct or indirect wholly owned Subsidiary of the Company, and (C) the declaration and payment of dividends or other distributions by any Subsidiary in accordance with its Organizational Documents as in effect prior to the date of this Agreement and provided to Parent prior to the date hereof; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 4.1(b)(iv), the Company and any of its Subsidiaries shall, subject to Section 5.11, be permitted to make distributions, including under Section 858 or Section 860 of the Code, reasonably necessary for the Company or any of its Subsidiaries that is qualified as a REIT under the Code as of the date hereof to maintain its qualification as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law (any such distribution described in this proviso, a “Special Company Distribution”);
(v) except for (A) issuances of Company Common Shares upon the settlement of Company Restricted Share Awards in accordance with the terms of the Company Equity Plans and award agreements thereunder as in effect on the date of this Agreement, (B) issuances by a wholly owned Subsidiary of the Company of equity interests to its parent or to another wholly owned Subsidiary of the Company or issuance of any directors’ qualifying shares in accordance with applicable Law, or (C) issuances of Company Common Shares to any Person that tenders any Raleigh Limited Partnership Units pursuant to the Raleigh Limited Partnership Agreement, Madison Village Limited Partnership Units pursuant to the Madison Village Limited Partnership Agreement or Las Tiendas Units pursuant to the Las Tiendas Joint Venture Agreement, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of the Company’s capital shares or other equity or voting interests or that of a Subsidiary of the Company, any Voting Debt, any stock appreciation rights, stock options, restricted shares, restricted stock units, performance shares, performance stock units or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Company Equity Plan or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or equity interests or Voting Debt, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such shares or other equity or voting interests or Voting Debt, or enter into any agreement with respect to any of the foregoing;
(vi) repurchase, redeem or otherwise acquire, or permit any Subsidiary of the Company to redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible into or exercisable for any shares of its capital stock or other equity interests, except for (A) acquisitions of Company Common Shares tendered by holders of Company Restricted Share Awards in accordance with the terms of the Company Equity Plans and award agreements thereunder as in effect on the date of this Agreement in order to satisfy obligations to pay Tax withholding obligations with respect thereto, (B) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement (including the other provisions of this Section 4.1(b)) and (C) redemptions of Raleigh Limited Partnership Units pursuant to the Raleigh Limited Partnership Agreement, Madison Village Limited Partnership Units pursuant to the Madison Village Limited Partnership Agreement and Las Tiendas Units pursuant to the Las Tiendas Joint Venture Agreement;
(vii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization, including any bankruptcy related action or reorganization, provided, however, that the foregoing shall not prohibit (A) internal reorganizations or consolidations involving existing wholly owned Subsidiaries that would (I) not prevent or materially impede, hinder or delay consummation of the Merger or (II) result in any breach of any of the representations set forth in Section 3.1(h) (without regard to any materiality or similar qualification set forth therein);
(viii) other than pursuant to Company Third Party Agreements or acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset or stock purchase or otherwise) and other business combinations and acquisitions as set forth on Section 4.1(b)(viii) of the Company Disclosure Letter, acquire, by merging or consolidating with, by purchasing an equity interest in or assets of or by forming a partnership or joint venture with, any Person, or by any other manner, any real property, any material personal property, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, provided, however, that the foregoing shall not prohibit (A) internal reorganizations or consolidations involving existing wholly owned Subsidiaries that would (I) not prevent or materially impede, hinder or delay consummation of the Merger or (II) result in any breach of any of the representations set forth in Section 3.1(h) (without regard to any materiality or similar qualification set forth therein), or (B) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement (including the other provisions of this Section 4.1(b));
(ix) vote to approve or otherwise consent to the taking of any action, or fail to exercise any rights to veto or prevent, any action by any Company Joint Venture that would be prohibited by this Section 4.1(b) if such Company Joint Venture was a Subsidiary of the Company;
(x) sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, or agree to any option that would require a sale or other transfer of, any property or assets, or voluntarily exercise any purchase or sale rights or rights of first offer, except (A) pledges and encumbrances on Company Property that are not material to the Company in the ordinary course of business and that would not be material to any Company Property and do not secure Indebtedness, (B) any assets, other than real property, in the ordinary course of business consistent with past practice, (C) transactions solely between or among wholly owned Subsidiaries of the Company, and (D) sales required or permitted by existing purchase rights or options existing on the date of this Agreement and set forth in Section 4.1(b)(x) of the Company Disclosure Letter;
(xi) incur, create, assume, refinance or replace any Indebtedness or issue or amend or modify the terms of any Indebtedness or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Subsidiary of the Company), except (A) Indebtedness incurred under the revolving credit facility of the Company Credit Facility as in effect as of the date hereof for working capital purposes in the ordinary course of business in an aggregate principal amount not to exceed $40,000,000 at any time outstanding and (B) Indebtedness of any wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company;
(xii) change its methods of financial accounting or financial accounting policies, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law, the SEC or the Financial Accounting Standards Board or any similar organization;
(xiii) enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any Contract that, if existing as of the date of this Agreement, would be a Company Material Contract), except for (A) any action permitted under Section 4.1(b)(xi) or under Section 4.1(b)(xiv), (B) any termination or renewal in accordance with the terms of any existing Company Material Contract that occurs automatically without any action by the Company or any of its Subsidiaries or (C) pursuant to Company Third Party Agreements;
(xiv) enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Material Company Lease (or any lease for real property that, if existing as of the date hereof, would be a Material Company Lease), except for (A) any termination or renewal in accordance with the terms of any existing Material Company Lease that occurs automatically without any action by the Company or any of its Subsidiaries, (B) terminating any Material Company Lease as a result of a default by the counterparty to such Material Company Lease (in accordance with the terms of such Material Company Lease and subject to any applicable cure period therein), or (C) as set forth in Section 4.1(b)(xiv) of the Company Disclosure Letter;
(xv) make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, (B) loans or advances required to be made under any Company Lease, or (C) capital contributions or loans expressly required by the Organizational Documents of the Subsidiaries as in effect prior to the date of this Agreement;
(xvi) take any action, or fail to take any action, which would reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code, as the case may be, other than any redemption or purchase of interests in any Subsidiary of the Company that causes such Subsidiary to dissolve or become a disregarded entity for U.S. federal income tax purposes and that is effectuated in accordance with the Organizational Documents of such Subsidiary as in effect prior to the date of this Agreement;
(xvii) make or commit to make any capital expenditures other than pursuant to the Company’s budgets made available to Parent or as contemplated in Section 4.1(b)(xvii) of the Company Disclosure Letter;
(xviii) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(xix) make, change or rescind any material election relating to Taxes (it being understood, for the avoidance of doubt, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material refund of Taxes, except in each case as necessary or appropriate, to (A) preserve the Company’s qualification as a REIT under the Code, or (B) preserve the status of any Subsidiary of the Company as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
(xx) initiate or commence any suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) against any other Person (other than in connection with any termination of any Company Lease that is not a Material Company Lease as a result of a default by the counterparty to such Company Lease (in accordance with the terms of such Company Lease and subject to any applicable cure period therein)), or, other than as permitted by Section 5.15, waive, release, assign, settle or compromise any claim, action, litigation, arbitration or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $500,000 individually or $2,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against the Company or any of its Subsidiaries, Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation following the Effective Time, and (C) do not provide for any admission of any liability by the Company or any of its Subsidiaries; provided that this Section 4.1(b)(xx) shall not apply to any claim, suit, or proceeding with respect to Taxes;
(xxi) except as required by any Company Benefit Plan in effect as of the date hereof and except as set forth on Section 4.1(b)(xxi) of the Company Disclosure Letter, (A) increase the compensation, bonus or pension, welfare, severance or other benefits payable or provided to, or grant any cash- or equity-based awards (including Company Restricted Share Awards) to, any current or former directors, employees or other natural person, independent contractor or consultant of the Company or any of its Subsidiaries, (B) grant or provide any change of control, severance, bonus, retention or other similar payments or benefits to any director, employee or other individual service provider of the Company or any of its Subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A, 457A or 4999 of the Code), (C) establish, adopt, enter into or amend any Company Benefit Plan or any other plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof, (D) enter into any collective bargaining agreement or similar agreement, (E) hire, promote or terminate the services (other than for cause) of any independent contractor of the Company or any of its Subsidiaries who is a natural person with a total annual compensation opportunity in excess of $300,000, with the incremental cost of all compensation and benefits provided to such newly hired or promoted independent contractors not to exceed $600,000 in the aggregate, (F) hire, promote or terminate the employment (other than for cause) of any Company Employee with a total annual compensation opportunity in excess of $100,000, with the incremental cost of all compensation and benefits provided to such newly hired or promoted employees not to exceed $500,000 in the aggregate, or (G) take any action to accelerate the vesting or payment, or lapsing of restrictions, or fund or in any way secure the payment, of compensation or benefits under any Company Benefit Plan;
(xxii) enter into any Contract with, or engage in any transaction with, any of its Affiliates (other than its Subsidiaries), directors or stockholders (or Affiliates of the foregoing (other than its Subsidiaries)), other than transactions with directors and officers in the ordinary course and consistent with past practice as long as such transactions are applicable for all directors or all officers, respectively, and other than as expressly permitted by the foregoing clause (xxi);
(xxiii) enter into, amend or modify any Tax Protection Agreement, or take any action or fail to take any action that would give rise to a material liability with respect to any Tax Protection Agreement to which the Company or any of its Subsidiaries is a party;
(xxiv) enter into any development Contract with any Governmental Entity (for the avoidance of doubt, other than with respect to any permits or the application to a Governmental Entity for rezoning or other entitlements);
(xxv) demolish or enter into any Contract to demolish any material structures on any of the Company Properties or Company Joint Venture Properties, except in connection with the initial development of such properties;
(xxvi) except as set forth on Section 4.1(b)(xxvi) of the Company Disclosure Letter, granting the deferral of any rent in excess of $1,000,000 in the aggregate or the abatement of any rent or other obligations of any tenant under any Material Company Lease; or
(xxvii) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.
(c) Notwithstanding anything to the contrary set forth in this Agreement:
(i) subject to Section 5.11, nothing in this Agreement shall prohibit or restrict the Company or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Trust Managers of the Company, upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code (including making dividend or other distribution payments to shareholders of the Company in accordance with this Agreement) or to preserve the status of any Subsidiary of the Company as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code; and
(ii) the Company’s obligations under this Section 4.1 to act or refrain from acting, or to cause its Subsidiaries to act or refrain from acting, will, with respect to any Company Joint Venture and its subsidiaries, be subject to (1) the Organizational Documents of such entity and its subsidiaries, (2) the scope of the Company’s or its Subsidiaries’ power and authority to bind such entity and its subsidiaries, and (3) the Company’s and its Subsidiaries’ duties (fiduciary or otherwise) to such entity and its subsidiaries or any of its equity holders; provided that the Company or such Subsidiary has exercised all of its respective rights under such Organizational Documents of such Subsidiary or entity subject to such duties.
(d) The Company shall (i) use its reasonable best efforts to obtain the opinions of counsel described in Section 6.2(c) and Section 6.3(d), (ii) deliver to Dentons US LLP (or other nationally recognized law firm reasonably satisfactory to the Company) and Wachtell, Lipton, Rosen & Katz (or other nationally recognized law firm reasonably satisfactory to Parent) an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of the Company, containing customary representations of the Company as shall be reasonably necessary or appropriate to enable Dentons US LLP and Wachtell, Lipton, Rosen & Katz (or, if applicable, such other nationally recognized law firm(s)) to render the opinions described in Section 6.2(c) and Section 6.3(c), respectively, on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act) (a “Company Tax Representation Letter”), and (iii) deliver to Company’s counsel or other tax advisor reasonably satisfactory to Parent (it being agreed and understood that Dentons US LLP is reasonably satisfactory to Parent) (“Company’s REIT Counsel”) an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of the Company and containing customary representations of the Company as shall be reasonably necessary or appropriate to enable the Company’s REIT Counsel to render the opinion described in Section 6.3(d) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act).
(e) Nothing contained in this Agreement will give to Parent, directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations and the Company will not be required to obtain the consent of Parent under this Agreement if doing so would violate any applicable Law.
Section 4.2 Covenants of Parent.
(a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except (i) as expressly contemplated or required by this Agreement, (ii) as set forth in Section 4.2 of the Parent Disclosure Letter, (iii) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (iv) to the extent action is reasonably taken (or reasonably omitted) in response to COVID-19 or the COVID-19 Measures, provided that such action (or omission) is generally consistent with Parent’s and its Subsidiaries’ actions taken (or omitted) prior to the date hereof in response to COVID-19 and the COVID-19 Measures and discussed in advance with the Company or (v) with the Company’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve its business organization intact, maintain its material assets and properties in their current condition (normal wear and tear excepted) and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, and shall maintain the status of Parent as a REIT.
(b) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except (w) as expressly contemplated or permitted by this

Agreement, (x) as set forth in Section 4.2 of the Parent Disclosure Letter, (y) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, or (z) with the Company’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following (it being understood that with respect to any action which is a subject matter of a subclause of this Section 4.2(b), if such action is permitted by the express terms of such subclause of this Section 4.2(b) such action or inaction shall be deemed permitted pursuant to Section 4.2(a)):
(i) amend or waive any provision under any of the Organizational Documents of Parent in a manner that would materially and adversely affect the holders of Company Common Shares;
(ii) split, combine, subdivide or reclassify any shares of capital stock or other equity or voting interests of Parent or any of its Subsidiaries;
(iii) enter into any new material line of business;
(iv) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or any of its Subsidiaries or other equity securities or ownership interests in Parent or any of its Subsidiaries, except for (A) the declaration and payment by Parent of dividends, payable quarterly with declaration, record and payment dates consistent with past practice, (1) in respect of shares of Parent Common Stock at a rate not to exceed a quarterly rate of $0.17 per share of Parent Common Stock, (2) in respect of shares of Parent’s 5.125% Class L Cumulative Redeemable Preferred Stock pursuant to the terms thereof and (3) in respect of shares of Parent’s 5.25% Class M Cumulative Redeemable Preferred Stock pursuant to the terms thereof and (B) the declaration and payment of dividends or other distributions to Parent by any direct or indirect wholly owned Subsidiary of Parent, and (C) the declaration and payment of dividends or other distributions by any Parent Joint Venture in accordance with its Organizational Documents as in effect prior to the date of this Agreement; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 4.2(b)(iv), Parent and any of its Subsidiaries shall, subject to Section 5.11, be permitted to make distributions, including under Section 858 or Section 860 of the Code, reasonably necessary for Parent or any of its Subsidiaries that is qualified as a REIT under the Code as of the date hereof to maintain its qualification as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law (any such distribution described in this proviso, a “Special Parent Distribution”);
(v) except for (A) issuances of shares of Parent Common Stock upon the exercise or settlement of Parent equity awards in accordance with the terms of the applicable Parent Equity Plan and awards, (B) grants of Parent equity awards made in the ordinary course of business consistent with past practice or otherwise required by any Parent Benefit Plan and (C) issuances by a wholly owned Subsidiary of Parent of equity interests to its parent or to another wholly owned Subsidiary of Parent or issuance of any directors’ qualifying shares in accordance with applicable Law, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of Parent’s capital stock or other equity or voting interests or that of a Subsidiary of Parent, any Voting Debt, any stock appreciation rights, stock options, restricted shares, restricted stock units, performance shares, performance stock units or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Parent Equity Plans or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or equity interests or Voting Debt, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such shares or other equity or voting interests or Voting Debt, or enter into any agreement with respect to any of the foregoing;
(vi) repurchase, redeem or otherwise acquire, or permit any Subsidiary of Parent to redeem, purchase or otherwise acquire any shares of its capital stock or other equity or voting interests or any securities convertible into or exercisable for any shares of its capital stock or other equity or voting interests, except for (A) acquisitions of shares of Parent Common Stock tendered by holders of Parent equity awards in accordance with the terms of the applicable Parent Equity Plan and awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto,

(B) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement (including the other provisions of this Section 4.2(b)), (C) redemptions of Parent Joint Venture or operating partnership interests pursuant to the Organizational Documents of such entities and (D) pursuant to repurchase plans described in the Parent SEC Documents in the ordinary course of business;
(vii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization, including any bankruptcy related action or reorganization, provided, however, that the foregoing shall not prohibit (A) internal reorganizations or consolidations involving existing wholly owned Subsidiaries that would (I) not prevent or materially impede, hinder or delay consummation of the Merger or (II) result in any breach of any of the representations set forth in Section 3.2(h) (without regard to any materiality or similar qualification set forth therein);
(viii) vote to approve or otherwise consent to the taking of any action, or fail to exercise any rights to veto or prevent, any action by any Parent Joint Venture that would be prohibited by this Section 4.2(b) if such Parent Joint Venture was a Subsidiary of Parent;
(ix) change its methods of financial accounting or financial accounting policies, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law, the SEC or the Financial Accounting Standards Board or any similar organization;
(x) take any action, or fail to take any action, which would reasonably be expected to cause Parent to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code, as the case may be, other than any redemption or purchase of interests in any Parent Joint Venture that causes such Parent Joint Venture to dissolve or become a disregarded entity for U.S. federal income tax purposes and that is effectuated in accordance with the Organizational Documents of such Parent Joint Venture as in effect prior to the date of this Agreement;
(xi) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(xii) make, change or rescind any material election relating to Taxes (it being understood, for the avoidance of doubt, that nothing in this Agreement shall preclude Parent from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material refund of Taxes, except in each case as necessary or appropriate, to (A) preserve Parent’s qualification as a REIT under the Code, or (B) preserve the status of any Subsidiary of Parent as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code, as the case may be; or
(xiii) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.
(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 5.11, nothing in this Agreement shall prohibit Parent or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Directors of Parent, upon advice of counsel to Parent, is reasonably necessary for Parent to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code (including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement) or to preserve the status of any Subsidiary of Parent as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code.

(d) Parent shall (i) use its reasonable best efforts to obtain the opinions of counsel described in Section 6.2(d) and Section 6.3(c), (ii) deliver to Wachtell, Lipton, Rosen & Katz (or other nationally recognized law firm reasonably satisfactory to Parent) and Dentons US LLP (or other nationally recognized law firm reasonably satisfactory to the Company) an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Parent, containing customary representations of Parent as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz and Dentons US LLP (or, if applicable, such other nationally recognized law firm(s)) to render the opinions described in Section 6.3(c) and Section 6.2(c), respectively, on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act) (a “Parent Tax Representation Letter”); and (iii) deliver to Parent’s counsel or other tax advisor reasonably satisfactory to the Company (it being agreed and understood that each of Wachtell, Lipton, Rosen & Katz and Latham & Watkins LLP is reasonably satisfactory to the Company) (“Parent’s REIT Counsel”) an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Parent, containing customary representations of Parent as shall be reasonably necessary or appropriate to enable Parent’s REIT Counsel to render the opinion described in Section 6.2(d) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act).
ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.1 Preparation of Joint Proxy Statement; Stockholders Meetings.
(a) As promptly as reasonably practicable following the date of this Agreement, and, in any event, within 45 calendar days after the date of this Agreement, Parent and the Company shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the Company shareholders at the Company Shareholders Meeting and to the Parent common stockholders at the Parent Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and Parent shall prepare and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the Parent Stock Issuance (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of Parent and the Company shall furnish all information required to be disclosed in the Form S-4 and Joint Proxy Statement/Prospectus concerning itself, its Affiliates and the holders of its capital stock to the other, including all information necessary for the preparation of pro forma financial statements, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement/Prospectus. Prior to filing the Form S-4 (or any amendment or supplement thereto) or filing or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Parent and the Company shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response, and each Party will provide the other Party with a copy of all such filings made with the SEC. Parent and the Company shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC as promptly as practicable following the filing thereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each Party shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger, and each Party shall furnish all information concerning it, its Affiliates and the holders of its capital stock as may be reasonably requested in connection with any such action. Each Party will advise the other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to either of the Parties, or their respective Affiliates, officers or directors, should be discovered by either

Party, and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Parent and the Company.
(b) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Company Shareholders Meeting”) for the purpose of obtaining the Company Required Vote and if so desired and mutually agreed by the Parties, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby. Unless a Change in Recommendation has occurred in accordance with Section 5.4, the Company and the Board of Trust Managers of the Company shall use their reasonable best efforts to obtain from the shareholders of the Company the Company Required Vote. Unless a Change in Recommendation has occurred in accordance with Section 5.4, the Company and its Board of Trust Managers will recommend to its shareholders approval of the Merger and the Company shall cause the Joint Proxy Statement/Prospectus and the Form S-4 to include such recommendation. Notwithstanding the foregoing provisions of this Section 5.1(b), if, on the date for which the Company Shareholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Common Shares to obtain the Company Required Vote, whether or not a quorum is present, the Company shall have the right to (and at the request of Parent shall) make one or more successive postponements or adjournments of the Company Shareholders Meeting; provided that the Company Shareholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Company Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Nothing contained in this Agreement (absent termination of this Agreement in accordance with its terms) shall be deemed to relieve the Company of its obligation to submit the Merger to its stockholders for a vote on the approval thereof. The Company agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligations to hold the Company Shareholders Meeting pursuant to this Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or its Board of Trust Managers of any Acquisition Proposal, by any Change in Recommendation or by any development, fact, circumstance or change that would give rise to a right to make a Change in Recommendation.
(c) Parent shall duly take all lawful action to call, give notice of, convene and hold a meeting of its common stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Parent Stockholders Meeting”) for the purpose of obtaining the Parent Required Vote and if so desired and mutually agreed by the Parties, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby. Parent and the Board of Directors of Parent shall use its reasonable best efforts to obtain from the common stockholders of Parent the Parent Required Vote. Parent and its Board of Directors will recommend to its common stockholders approval of the Merger and Parent shall cause the Joint Proxy Statement/Prospectus and the Form S-4 to include such recommendation (the “Parent Recommendation Actions”). Notwithstanding the foregoing provisions of this Section 5.1(c), if, on a date for which the Parent Stockholders Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Required Vote, whether or not a quorum is present, Parent shall have the right to (and at the request of the Company shall) make one or more successive postponements or adjournments of the Parent Stockholders Meeting; provided that the Parent Stockholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Parent Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Nothing contained in this Agreement (absent termination of this Agreement in accordance with its terms) shall be deemed to relieve Parent of its obligation to submit the Merger to its common stockholders for a vote on the approval thereof. Parent agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligations to hold the Parent Stockholders Meeting and to take the Parent Recommendation Actions pursuant to this Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent or its Board of Directors of any Acquisition Proposal.
(d) Each of Parent and the Company shall cooperate and use their reasonable best efforts to cause the Parent Stockholders Meeting and the Company Shareholders Meeting to be held on the same date and as soon as reasonably practicable after the date of this Agreement.
Section 5.2 Access to Information. Upon reasonable notice, and at the reasonable request of the other Party, each of the Company and Parent, solely for purposes of furthering the Merger and the other transactions contemplated hereby or integration planning relating thereto, shall (and shall cause each of its Subsidiaries to) afford to the Representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties (provided that no invasive testing may be conducted), books, contracts, records, personnel and Representatives; provided that all such access shall be coordinated through the other Party or its Representatives in accordance with such procedures as they may reasonably establish. Neither the Company nor Parent, nor any of their respective Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Parties will cooperate in good faith to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No such investigation by any Party shall affect the representations and warranties of any other Party. The terms of the Confidentiality Agreement shall apply to any information and access provided pursuant to this Section 5.2.
Section 5.3 Efforts; Notice of Certain Events.
(a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) use its reasonable best efforts to cooperate with the other Party in determining which filings are required to be made prior to the Closing with, and which consents, clearances, approvals, permits or authorizations are required to be obtained prior to the Closing from, any Governmental Entity or any other Person in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and in timely making all such filings, (ii) promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other Party may reasonably request in connection with their preparation of necessary filings, registrations and submissions of information to any Governmental Entity, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any applicable Laws by any Governmental Entity, and (iv) take or cause to be taken all other actions necessary to obtain applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of the applicable waiting periods with respect to the Merger and the other transactions contemplated by this Agreement under any applicable Laws.
(b) Each of the Parties shall, in connection with the efforts referenced in Section 5.3(a), (i) use its reasonable best efforts to cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly notify the other Party of any communication concerning this Agreement or any of the transactions contemplated hereby to that Party from or with any Governmental Entity, or from any other Person alleging that the consent of such person (or another Person) is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, and consider in good faith the views of the other Party and keep the other

Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other Party with any written notices or other communications received by such Party from, or given by such Party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one Party’s valuation of the other Party may be redacted; and (iii) permit the other Party to review in draft any proposed substantive communication to be submitted by it to any Governmental Entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic or videoconference substantive meeting with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent permitted by the applicable Governmental Entity or Person, not agree to participate in any such meeting or discussion with any Governmental Entity or Person relating to any filings or investigations concerning this Agreement or any of the transactions contemplated hereby unless it consults with the other Party and its Representatives in advance and invites the other Party’s Representatives to attend in accordance with applicable Laws. In furtherance of the foregoing, prior to being exchanged with the other Party, any materials may be redacted (i) to remove references concerning the valuation of Parent, the Company or the Surviving Corporation; (ii) as necessary to comply with contractual arrangements entered into prior to the date of this Agreement or applicable Laws; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
(c) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed).
(d) Parent and the Company shall reasonably cooperate with each other and use their respective reasonable best efforts to take such actions as the other may reasonably request to obtain any consents from any third parties (excluding any Governmental Entity) as may be reasonably required to consummate the Merger or the other transactions contemplated by this Agreement; provided that Parent and the Company shall not be required to, and shall not without the other Party’s written approval (not to be unreasonably withheld, conditioned or delayed), incur any material expenses or liabilities in order to obtain such consents.
(e) Each of the Company, the Board of Trust Managers of the Company, Parent and the Board of Directors of Parent shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger, or any other transactions contemplated by this Agreement, use all reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.4 Non-Solicitation; Change in Recommendation.
(a) Except as expressly permitted by this Section 5.4, the Company agrees that neither it nor any of its Subsidiaries nor any of the Affiliates, directors, officers and employees of it or its Subsidiaries shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) initiate, solicit, propose or knowingly encourage any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or any other effort or attempt to make or implement an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions), (iii) provide any nonpublic information to any Person in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iv) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, business combination agreement, sale or purchase agreement or share exchange agreement, option agreement or any other similar agreement related to any Acquisition Proposal, other than an Acceptable Confidentiality Agreement (an “Acquisition Agreement”), or (v) propose or agree to do any of the foregoing.

(b) (i) Notwithstanding the foregoing, prior to the time the Required Company Vote is obtained, in response to the receipt of a bona fide written Acquisition Proposal (that did not result from the Company’s breach of this Section 5.4 in any material respect) made after the date of this Agreement, subject to compliance with the other terms of this Section 5.4 and the Company first entering into a confidentiality agreement with the Person who has made such Acquisition Proposal having confidentiality and use provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”) (it being understood that such Acceptable Confidentiality Agreement need not prohibit the making or amending of an Acquisition Proposal), the Company shall be permitted to (A) engage in discussions and negotiations with the Person who has made such Acquisition Proposal and (B) provide any nonpublic information in response to a request therefor to the Person who has made such Acquisition Proposal; provided that prior to taking any action described in clause (A) or (B) above, the Board of Trust Managers of the Company determines in good faith based on the information then available and after consultation with outside legal counsel and its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal (and, for the avoidance of doubt, such actions shall not a breach of Section 5.4(a)). The Company shall provide Parent with a copy of any nonpublic information provided to any Person pursuant to the prior sentence prior to or simultaneously with furnishing such information to such Person, unless such information has been previously made available to Parent. Neither the Company nor any of its Subsidiaries shall enter into any agreement with any Person subsequent to the date of this Agreement that prohibits such Person from providing information to Parent in accordance with this Section 5.4.
(ii) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person that informs the Company or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal (or any Person in circumstances that would be reasonably expected to be in connection with the consideration of or the making of an Acquisition Proposal), or any inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal. Such notice shall be made orally and promptly confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence, including proposed agreements). The Company shall also promptly, and in any event within 24 hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information to any Person in accordance with this Section 5.4(b) and keep Parent reasonably informed of the material status and terms of any such discussions or negotiations on a reasonably current basis, including by providing a copy of all material documentation or material written correspondence relating thereto, including proposed agreements and any material change in its intentions as previously notified.
(iii) Except as provided in Section 5.4(b)(iv) or Section 5.4(b)(v), neither the Board of Trust Managers of the Company, nor any committee thereof, shall (A) withhold, withdraw, qualify or modify in any manner adverse to Parent, or propose publicly or resolve to withhold, withdraw, qualify or modify in any manner adverse to Parent, the Company Recommendation (it being understood that the Board of Trust Managers of the Company may take no position with respect to an Acquisition Proposal that is structured as a tender offer or exchange offer until the close of business on the tenth Business Day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification), (B) fail to include the Company Recommendation in the Joint Proxy Statement/Prospectus, (C) make or publicly propose to make any recommendation in connection with a tender offer or exchange offer commenced by a third party other than a recommendation against such offer or a customary “stop, look and listen” communication or (D) in the event an Acquisition Proposal has been publicly announced or publicly disclosed, fail to reaffirm the Company Recommendation within five Business Days of Parent’s written request that the Company do so (provided that Parent shall be entitled to make such a written request for reaffirmation only once with respect to each Acquisition Proposal and once for each material amendment to each such Acquisition Proposal) (any of the foregoing (A), (B), (C) or (D), a “Change in Recommendation”).

(iv) Notwithstanding anything in this Agreement to the contrary (but subject to this Section 5.4(b)(iv)), prior to the time the Required Company Vote is obtained, the Board of Trust Managers of the Company may make a Change in Recommendation in connection with or relating to a Superior Proposal or authorize the Company to terminate this Agreement pursuant to Section 7.1(i), if and only if (A) a bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.4 in any material respect) is made to the Company by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Trust Managers of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Trust Managers of the Company has determined in good faith (after consultation with its outside legal counsel) that the failure to effect a Change of Recommendation or authorize the Company to terminate this Agreement pursuant to Section 7.1(i) would be inconsistent with the Trust Manager’s duties under applicable Law and (D) (x) the Company provides Parent with at least 96 hours written notice stating that the Company will effect a Change of Recommendation pursuant to this Section 5.4(b)(iv) or the Board of Trust Managers of the Company will authorize the Company to terminate this Agreement pursuant to Section 7.1(i) at the expiration of such 96 hour period, which notice shall (I) provide the identity of the Person making the Superior Proposal and (II) attach the most current draft of any proposed definitive agreement and any ancillary documents with respect to such Superior Proposal; provided, however, that any change to the financial terms or any other material changes to the terms and conditions of such Superior Proposal shall require a new written notice to be delivered by the Company to Parent and the Company shall be required to comply again with the requirements of this Section 5.4(b)(iv) (provided that references to the 96 hour period above shall be deemed to refer to a two Business Day period (provided, that, for purposes of this Section 5.4(b)(iv), if the Company delivers written notice prior to 8:00 a.m. New York City time on a Business Day, such Business Day shall be included as one Business Day in such two Business Day period) in connection with the delivery of any such new notice), (y) during the period described in clause (x), the Company and its Representatives negotiate in good faith (to the extent that Parent desires to negotiate) to make any revisions to the terms of this Agreement as would permit the Board of Trust Managers of the Company not to effect a Change of Recommendation in connection with the Superior Proposal or authorize the Company to terminate this Agreement pursuant to Section 7.1(i), and (z) following the 96 hour period described in clause (x) (or two Business Day period, as applicable), the Board of Trust Managers of the Company again determines in good faith, after consultation with a financial advisor and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement that Parent has committed in writing prior to the expiration of such 96 hour period (or two Business Day period, as applicable) and that are reflected in a written definitive agreement that would be binding on Parent if executed and delivered by the Company, that the Superior Proposal continues to (1) be reflected in a written definitive agreement that would be binding, subject to the terms and conditions of such written definitive agreement, on the applicable Person making the Superior Proposal, if executed and delivered by the Company and (2) constitute a Superior Proposal, and that the failure to effect a Change of Recommendation or authorize the Company to terminate this Agreement pursuant to Section 7.1(i) with respect to such Superior Proposal would be inconsistent with the Trust Managers’ duties under applicable Law.
(v) Nothing contained in this Section 5.4 shall prohibit the Company or the Board of Trust Managers of the Company from: (A) complying with its disclosure obligations under federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders), or (B) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to shareholders); provided that the foregoing clause (A) or (B) shall not permit the Board of Trust Managers of the Company to make any Change in Recommendation, except as permitted by Section 5.4(b)(iv).
(c) The Company agrees that (i) it will and will cause its Subsidiaries, and use its reasonable best efforts to cause its and their Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal except to the extent a failure to do so would result in a breach of the duties of the members of the Board of Trust Managers of the Company under applicable Law, (iii) promptly after the date hereof, it will request that each Person that has previously executed a confidentiality agreement relating to an Acquisition Proposal or a potential Acquisition Proposal destroy or return all non-public information provided under such confidentiality agreement and (iv) it will promptly terminate the access of any third party to electronic datasite or data room established in connection with any such confidentiality agreement.
(d)  The Company shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger and the other transactions contemplated hereby prior to the termination of this Agreement in accordance with its terms.
Section 5.5 Takeover Restrictions. None of the Company, Parent, the Board of Trust Managers of the Company or the Board of Directors of Parent shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each Party and the members of their respective Boards of Directors or Board of Trust Managers, as applicable, will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.
Section 5.6 NYSE Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger (including the shares issuable upon exchange of Parent Common Stock pursuant to the Raleigh Limited Partnership Agreement, the Madison Village Limited Partnership Agreement and the Las Tiendas Units pursuant to the Las Tiendas Joint Venture Agreement) to be approved for listing on the NYSE, subject to official notice of issuance.
Section 5.7 Employee Matters.
(a) For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries following the Effective Time (the “Continuing Employees”), for so long as such Continuing Employee is employed following the Effective Time, (i) base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (ii) target annual cash bonus opportunity and target long-term incentive compensation opportunity that are no less favorable than the target annual cash bonus opportunity and target long-term incentive compensation opportunity provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, and (iii) health and welfare benefits (other than severance benefits) that are substantially similar to those health and welfare benefits that are (x) provided to each such Continuing Employee immediately prior to the Effective Time or (y) provided to similarly situated employees of Parent or its Subsidiaries. For the avoidance of doubt, nothing in this Agreement shall require Parent or any of its Subsidiaries to employ any Person.
(b) Solely to the extent employee benefit plans of Parent and its Subsidiaries (exclusive of the Company and its Subsidiaries) provide benefits to any Continuing Employee on or following the Effective Time (each, a “Parent Benefit Plan”), Parent will use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made, (iii) give credit to any remaining benefit in each Continuing Employee’s account under the Company’s cafeteria plan and (iv) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent Benefit Plan, as if such service had been performed with Parent, except for benefit accrual under any defined benefit pension plan, postretirement welfare plan or any plan maintained by Parent or any of its Subsidiaries under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation, or to the extent it would result in a duplication of benefits.
(c) Unless otherwise requested by Parent not less than ten (10) Business Days before the Closing Date, the Company shall adopt board resolutions and take any corporate action as is necessary to terminate the Company Benefit Plans that are Tax-qualified defined contribution plans with a cash or deferred arrangement under Section 401(k) of the Code (collectively, the “Company Qualified DC Plan”), effective as of the day prior to the Closing Date but contingent on the occurrence of the Closing. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Parent. Upon the distribution of the assets in the accounts under the Company Qualified DC Plan to the participants, Parent shall permit such participants who are then actively employed by Parent or its Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, from the Company Qualified DC Plan to the applicable Tax-qualified defined contribution plans of Parent or its Subsidiaries.
(d) The provisions of this Section 5.7 are solely for the benefit of the Parties. No current or former director, officer, employee or other service provider or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Parent Benefit Plan, Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose. Without limiting the generality of the foregoing in this Section 5.7, nothing contained in this Agreement shall otherwise obligate Parent, the Company or any of their respective Affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment or services of any current or former director, employee or other service provider.
Section 5.8 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 7.2 and except that expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 (other than legal fees) shall be shared equally by the Company and Parent.
Section 5.9 Governance. Parent shall take such actions as are necessary to cause the Company Designee to become a member of the Board of Directors of Parent immediately after the Effective Time.
Section 5.10 Indemnification and D&O Insurance.
(a) For six years from and after the Effective Time, Parent shall indemnify and hold harmless each present and former trust manager, director and officer of the Company and its Subsidiaries and each individual who was serving at the request of the Company or its Subsidiaries as a director, officer, member, trustee or fiduciary of any other corporation, partnership or joint venture, trust employee benefit plan or other enterprise, or any of their predecessors, heirs, executors, trustees, fiduciaries and administrators (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided such Indemnified Party agrees in advance to return any such funds, and that Parent or the Surviving Corporation, as applicable, shall not have any obligation hereunder to any Indemnified Party, to the extent that a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and actions to enforce this Section 5.10(a)), in connection with such Indemnified Parties serving or having served as a trust manager, director, officer, agent or other fiduciary of the Company or any of its Subsidiaries or of any other Person if such service was at the request or for the benefit of the Company or any of its Subsidiaries, in each case to the fullest extent permitted by Law and to the same extent that the Company or its Subsidiaries would have been permitted to do so pursuant to the Organizational Documents of the Company or its Subsidiaries, as applicable. Notwithstanding anything herein to the contrary, Parent or the Surviving Corporation, as applicable, shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Parent or the Surviving Corporation on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification or advancement pursuant to this Section 5.10, the provisions of this Section 5.10 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.
(b) All rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the Indemnified Parties, as provided in the Company’s or any of its Subsidiaries’ Organizational Documents or in any agreement that is set forth in Section 5.10(b) of the Company Disclosure Letter, in each case in effect as of the date of this Agreement, will survive the Merger and will continue in full force and effect in accordance with their terms. After the Effective Time, Parent will, and will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor such obligations in accordance with their terms to the maximum extent that the Company or applicable Subsidiary would have been permitted to fulfill and honor them under applicable Laws. In addition, for a period of six years following the Effective Time, Parent will, and will cause the Surviving Corporation and its Subsidiaries to, cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the Organizational Documents of the Company and such Subsidiaries, as applicable, as in effect on the date of this Agreement, and during such six-year period, such provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Parties thereunder respect, except as required by applicable Laws (it being understood and agreed that the Organizational Documents of Parent as of the date of this Agreement satisfy the requirements of the foregoing sentence).
(c) Prior to the Effective Time, Parent will shall obtain and fully pay the premium for “tail” insurance policies, effective as of the Effective Time, for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time (collectively, “D&O Insurance”) with terms, conditions, retentions, and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Merger and the other transactions or actions contemplated hereby); provided that in no event will the premium of such D&O Insurance coverage exceed 300% of the current annual premium paid by the Company for such purpose (the “Base Amount”); and provided, further, that if the premium of the D&O Insurance exceeds the Base Amount, Parent will obtain a policy with the greatest coverage available for a premium not exceeding the Base Amount. In lieu of Parent’s purchase of the D&O Insurance as contemplated in the immediately foregoing sentence, the Company may purchase, prior to (but effective as of) the Effective Time, the D&O Insurance, in which event Parent shall cease to have any obligations under the first sentence of this Section 5.9(c); provided, however, that the aggregate premium for such D&O Insurance shall not exceed the Base Amount. After the Effective Time, Parent shall cause the D&O Insurance to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored.
(d) If Parent (or the Surviving Corporation) or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent (or the Surviving Corporation) shall assume the obligations set forth in this Section 5.10.
(e)  The provisions of this Section 5.10 will survive the Closing and (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, any applicable Law or otherwise. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.10 will not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party.
Section 5.11 Dividends.
(a) It is agreed that (i) the Parties shall take such actions as are necessary to ensure that the timing of any regular quarterly dividend paid to common stockholders by either the Company or Parent prior to the Closing will be coordinated so that, if either the holders of Company Common Shares or the holders of Parent Common Stock receive a distribution for a particular calendar quarter prior to the Closing Date, then the holders of Parent Common Stock and the holders of Company Common Shares, respectively, shall also receive a distribution for such calendar quarter prior to the Closing Date and (ii) the Parties will coordinate such that any such quarterly distribution by the Company and Parent shall have the same record date and the same payment date, which shall be consistent with Parent’s historical record dates and payment dates unless otherwise agreed between the Parties, in order to ensure that the shareholders of the Company and the common stockholders of Parent receive the same number of such dividends prior to the Effective Time (provided that the amount of any such quarterly dividend declared by the Company must be consistent with Section 4.1(b)(iv) and the amount of any such quarterly dividend declared by Parent must be consistent with Section 4.2(b)(iv)). For the avoidance of doubt, Parent shall be permitted to declare and pay dividends in respect of shares of Parent’s 5.125% Class L Cumulative Redeemable Preferred Stock and shares of Parent’s 5.25% Class M Cumulative Redeemable Preferred Stock, in each case pursuant to the terms thereof.
(b) If the Company (in consultation with Parent) determines that it is necessary to declare a Special Company Distribution in accordance with Section 4.1(b)(iv), the Company shall notify Parent in writing at least 10 Business Days prior to the Company Shareholders Meeting and the Parent Stockholders Meeting, and the Merger Consideration shall be decreased by an amount equal to such Special Company Distribution, which shall be effected by reducing the Cash Consideration by an amount equal to the per share amount of the Special Company Distribution (it being understood that if the amount of the Special Company Distribution exceeds the amount of the Cash Consideration, the Stock Consideration shall also be appropriately reduced to reflect the full effect of the portion of the Special Company Distribution that exceeds the amount of the Cash Consideration). The record date and payment date for any dividend payable pursuant to this Section 5.11(b) shall be the close of business on the last Business Day prior to the Closing Date.
(c) If Parent (in consultation with the Company) determines that it is necessary to declare a Special Parent Distribution in accordance with Section 4.2(b)(iv), Parent shall notify the Company in writing at least 10 Business Days prior to the Company Shareholders Meeting and the Parent Stockholders Meeting, and the Company shall be entitled to declare a dividend per share payable to holders of Company Common Shares, in an amount per share equal to the product of (i) the Special Parent Distribution declared by Parent with respect to each share of Parent Common Stock and (ii) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section 5.11(c) shall be the close of business on the last Business Day prior to the Closing Date.
(d) In the event that a dividend or other distribution with respect to the Company Common Shares permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of Company Common Shares shall be entitled to receive such dividend or other distribution pursuant to and in accordance with Section 2.2.
Section 5.12 Public Announcements. Except (a) for communications consistent with the final form of joint press release announcing the Merger and the investor presentation given to investors on the date of announcement of the Merger, (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of the NYSE or (c) pursuant to the Company’s or Parent’s rights pursuant to Section 5.4, the Company and Parent shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or other public communications with respect to the Merger and the other transactions contemplated by this Agreement.

Section 5.13  Tax Matters.
(a) The Company and Parent agree to use their respective reasonable best efforts (before and, as relevant, after the Effective Time) to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and neither Parent (or any Affiliate thereof) nor the Company (or any Affiliate thereof) shall take any action that would, or fail to take any action the failure of which would, reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Subject to the receipt of the opinions described in Sections 6.2(c) and 6.3(c), the parties shall treat the Merger as a tax-free “reorganization” under Section 368(a) of the Code and no party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b) Parent shall, with the Company’s good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer, recording, registration stamp or similar Taxes that become payable in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and Parent and the Company shall cooperate to use commercially reasonable efforts to minimize the amount of Transfer Taxes to the extent permitted by applicable Law. Any Transfer Taxes shall be the obligation of Parent (and its Affiliates) without deduction to or withholding from the Merger Consideration.
(c) The Company and Parent shall cooperate and consult in good faith with each other with respect to maintenance of the REIT status of the Company and Parent (and any of their Subsidiaries that is a REIT) for the Company’s and Parent’s 2021 taxable year (and that of any of their Subsidiaries that is a REIT).
Section 5.14  Financing Cooperation.
(a) The Company shall, and shall cause its Subsidiaries to, and shall cause its and their Representatives to, provide all cooperation reasonably requested by Parent in connection with financing arrangements (including, without limitation, assumptions, guarantees, amendments, supplements, modifications, refinancings, replacements, repayments, terminations or prepayments of existing financing arrangements) as Parent may reasonably determine necessary or advisable in connection with the completion of the Merger or the other transactions contemplated hereby. Such cooperation shall include (i) participating in a reasonable number of meetings, presentations and due diligence sessions in connection with such financing arrangements, (ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with such financing arrangements (including relating to the preparation of pro forma financial statements), (iii) as promptly as reasonably practical, and in any event at least 20 days prior to the Closing Date, furnishing Parent and any of its financing sources with (A) audited consolidated balance sheets and related audited consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the three most recently completed fiscal years of the Company ended at least sixty (60) days prior to the Closing Date, in each case, prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year and (B) unaudited consolidated balance sheets and related condensed consolidated statements of operations, comprehensive income, changes in equity and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for the Company for each subsequent fiscal quarter ended at least forty (40) days prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year), in each case, prepared in accordance with GAAP and reviewed by the Company’s independent public accountants, and (C) any other information regarding the Company and its Subsidiaries that Parent may reasonably request in connection with the arrangement or execution of the Financing, (iv) obtain customary authorization letters, comfort letters and accountants’ consent letters as may be requested by Parent, and (v) to the extent requested in writing at least ten (10) Business Days prior to the Closing, delivering at least three Business Days prior to the Closing all documentation and other information with respect to the Company and its Subsidiaries that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the USA PATRIOT Act. Notwithstanding the foregoing, the Company and its Subsidiaries and their respective Representatives shall not be required to enter into any letter, certificate, document, agreement or instrument (other than customary authorization and representation letters) that will be effective prior to the Closing and nothing in this Section 5.14(a) shall require (x) such cooperation to the extent it would disrupt unreasonably the business or operations of the

Company or any of its Subsidiaries or require any of them to take any actions that would reasonably be expected to violate applicable Law, contract or Organizational Documents, (y) the board of directors or similar governing body of the Company or any Subsidiary of the Company to adopt resolutions approving any letter, certificate, document, agreement or instrument (other than customary authorization and representation letters to the extent necessary) that will be effective prior to the Closing or (z) the Company or any of its Subsidiaries to incur any liability prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent. It is understood and agreed that a failure to consummate a financing of the type described in the first sentence of this Section 5.14(a) shall not, in and of itself, constitute a failure by the Company to satisfy its obligations under this Section 5.14(a).
(b) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to, as soon as reasonably practicable after (and not prior to) the receipt of a written request from Parent to do so, on the terms and conditions specified by Parent and in compliance with all applicable terms and conditions of the applicable Company Debt Agreement, seek an amendment or amendments to any of the Company Debt Agreements or pursue any approach chosen by Parent to the assumption, defeasance, satisfaction and discharge, constructive satisfaction and discharge, refinancing, repayment, repurchase, redemption, termination, amendment, guarantee, purchase, unwinding or other treatment of, the Company Debt Agreements and the indebtedness incurred pursuant thereto, in each case, subject to the occurrence of the Closing (any such transaction, a “Debt Transaction”). The Company shall not be required to take any action in respect of any Debt Transaction until Parent shall have provided the Company with drafts of any necessary documentation required in connection with such Debt Transaction in a form reasonably satisfactory to the Company (collectively, the “Debt Transaction Documents”) at least three (3) Business Days prior to the date of such requested action. The Company shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, cause its and their respective Representatives to provide cooperation and assistance reasonably requested by Parent in connection with the Debt Transactions (including taking all corporate action reasonably necessary to authorize the execution and delivery of any Debt Transaction Documents to be entered into prior to Closing and delivering all officer’s certificates and legal opinions required to be delivered in connection therewith); provided, that the effectiveness of any such Debt Transaction Documents or, in the case of a notice of prepayment or redemption, such prepayment or redemption, shall be expressly conditioned on the Closing.
(c) All material non-public or otherwise confidential information regarding the Company obtained by Parent or any of their respective Representatives pursuant to Section 5.14(a) shall be kept confidential in accordance with the Confidentiality Agreement; provided that the Company agrees that Parent may share non-public or otherwise confidential information with the rating agencies and actual or potential financing sources if the recipients of such information agree to customary confidentiality arrangements, including customary “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda. Parent shall indemnify, defend and hold harmless the Company and its Affiliates, and its and their respective pre-Closing trust managers, directors, officers, employees, agents, representatives and professional advisors, from and against any liability, obligation or loss suffered or incurred by them in connection with any cooperation provided under Section 5.14(a) and any information utilized in connection therewith, except in the event such liabilities, obligations or losses arose out of or result from (A) information furnished in writing by or on behalf of the Company, its Subsidiaries or its or their respective Affiliates or Representatives for use in connection with the debt financing, (B) the bad faith, gross negligence or willful misconduct by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives or (C) the material breach by the Company or its Subsidiaries of its or their obligations under this Agreement (clauses (A) through (C) collectively, the “Indemnity Exceptions”). Parent shall, promptly upon request by the Company, reimburse the Company and its Subsidiaries and Representatives for all reasonable, documented and invoiced out-of-pocket costs actually incurred by the Company or its Subsidiaries in connection with any cooperation provided under Section 5.14(a) (including reasonable and documented out-of-pocket auditor’s and attorneys’ fees and expenses, but excluding the costs of the Company’s preparation of its annual quarterly and financial statements and any other information or data and excluding costs arising out of or resulting from the Indemnity Exceptions). The Company shall, and shall cause its Subsidiaries to deliver all notices and take all other actions to facilitate the termination at the Effective Time of all commitments in respect of each of the Company Credit Facility and any other indebtedness of the Company or its Subsidiaries to be paid off, discharged and terminated on the Closing Date as specifically requested by Parent in writing, the repayment in full on the Closing Date of all obligations in respect of the indebtedness thereunder, and the release on the Closing Date of any Liens securing such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent (i) at least 10 Business Days prior to the Closing Date (or such short period as agreed by Parent), a draft payoff letter with respect to each of the Company Credit Facility and (to the extent requested by the Parent to the Company in writing) any other indebtedness (including mortgages) of the Company or its Subsidiaries to be paid off, discharged and terminated on the Closing Date and (ii) at least one Business Day prior to the Closing Date, an executed payoff letter with respect to each of the Company Credit Facility (the “Payoff Letters”) and such other indebtedness (including mortgages) of the Company or its Subsidiaries to be paid off, discharged and terminated on the Closing Date, in each case in form and substance customary for transactions of this type, from the Persons (or the applicable agent on behalf of the Persons) to whom such indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, (x) include the payoff amount (including customary per diem) and (y) provide that Liens (and guarantees), if any, granted in connection with the Company Credit Facility or any such other indebtedness of the Company to be paid off, discharged and terminated on the Closing Date relating to the assets, rights and properties of the Company and its Subsidiaries securing or relating to such indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated.
Section 5.15  Transaction Litigation. The Company shall promptly notify Parent in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated hereby that is brought or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, trust managers, directors, officers or employees (“Company Transaction Litigation”), and shall keep Parent reasonably informed regarding any Company Transaction Litigation. Without limiting the preceding sentence, the Company shall give Parent the opportunity to participate in the defense, settlement, understanding or other agreement with respect to any Company Transaction Litigation, including the opportunity to review and comment on all filings or responses to be made by the Company in connection with any Company Transaction Litigation, and the Company shall consider any such comments in good faith. The Company agrees that, without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not offer to make or make any payment with respect to any Company Transaction Litigation or to enter into any settlement, understanding or other agreement relating to any Company Transaction Litigation.
Section 5.16  Trust Manager Resignations. The Company shall cause to be delivered to Parent resignations executed by each Trust Manager of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.
Section 5.17  Delisting. Each of the Parties agrees to cooperate with the other Party in taking, or causing to be taken, all actions necessary to delist the Company Common Shares from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.
Section 5.18  Rule 16b-3 Matters. Prior to the Effective Time, the Parties shall, as applicable, take all such steps as may be reasonably necessary or advisable, to the extent permitted by applicable Law, to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1 Conditions to Each Party’s Obligation. The respective obligation of each of Parent and the Company to effect the Merger shall be subject to the satisfaction or waiver by Parent and the Company in writing, at or prior to the Closing, of the following conditions:
(a) Stockholder Approvals. The Company shall have obtained the Company Required Vote, and Parent shall have obtained the Parent Required Vote.

(b) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.
(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction which makes the consummation of the Merger illegal.
Section 6.2  Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company in writing, at or prior to the Closing, of the following additional conditions:
(a) Parent Representations and Warranties. (i) The representations and warranties of Parent set forth in the first two sentences of Section 3.2(b)(i) and in Section 3.2(b)(ii) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Parent set forth in Section 3.2(l)(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (iii) the representations and warranties of Parent set forth in Section 3.2(a), Section 3.2(b) (other than the first two sentences of Section 3.2(b)(i) and Section 3.2(b)(ii)), Section 3.2(m), Section 3.2(n), Section 3.2(t), Section 3.2(u) and Section 3.2(v) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) the other representations and warranties of Parent set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(b) Performance of Parent Obligations. Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.
(c) Section 368 Opinion. The Company shall have received the written opinion of its counsel, Dentons US LLP (or another nationally recognized law firm reasonably satisfactory to the Company), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Dentons US LLP (or, if applicable, another nationally recognized law firm reasonably satisfactory to the Company) may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter.
(d) REIT Opinion. The Company shall have received a tax opinion of Parent’s REIT Counsel, dated as of the Closing Date and addressed to Parent, in form and substance reasonably satisfactory to the Company, to the effect that, at all times since its taxable year ended December 31, 2015, and through the Closing Date, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its proposed method of organization and operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Parent’s REIT Counsel may rely upon customary representations contained in an officer’s certificate executed by Parent and provided pursuant to Section 4.2(d).

(e) Closing Certificate. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.
Section 6.3 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is subject to the satisfaction or waiver by Parent in writing, at or prior to the Closing, of the following additional conditions:
(a) Company Representations and Warranties. (i) The representations and warranties of the Company set forth in the first two sentences of Section 3.1(b)(i) and in Section 3.1(b)(ii) and Section 3.1(b)(iii) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company set forth in Section 3.1(l)(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (iii) the representations and warranties of the Company set forth in Section 3.1(a), Section 3.1(b) (other than the first two sentences of Section 3.1(b)(i), Section 3.1(b)(ii) and Section 3.1(b)(iii)), Section 3.1(m), Section 3.1(n), Section 3.1(t), Section 3.1(u) and Section 3.1(v) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) the other representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(b) Performance of Company Obligations. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.
(c) Section 368 Opinion. Parent shall have received the written opinion of its special counsel, Wachtell, Lipton, Rosen & Katz (or another nationally recognized law firm reasonably satisfactory to Parent), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Wachtell, Lipton, Rosen & Katz (or, if applicable, another nationally recognized law firm reasonably satisfactory to Parent) may rely upon the Parent Tax Representation Letter and the Company Tax Representation Letter.
(d) REIT Opinion. Parent shall have received a tax opinion of Company’s REIT Counsel, dated as of the Closing Date and addressed to the Company, in form and substance reasonably satisfactory to Parent, to the effect that, at all times since its taxable year ended December 31, 2015, and through the taxable year that ends with the Effective Time, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Company’s REIT Counsel may rely upon customary representations contained in an officer’s certificate executed by the Company and provided pursuant to Section 4.1(d).
(e) Closing Certificate. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
ARTICLE VII
TERMINATION
Section 7.1  Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time by action of Parent or the Company (as applicable) only as follows:
(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling in each case permanently enjoining or otherwise prohibiting the consummation of the Merger, and such order, decree or ruling has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the principal cause of or resulted in such order, decree or ruling;
(c) by either Parent or the Company, if the Merger shall not have been consummated by 5:00 p.m., New York time, on January 15, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the principal cause of or resulted in the failure of the Merger to be consummated before such date;
(d) by Parent, at any time before (but not after) the time of the Company Required Vote if (i) a Change in Recommendation shall have been made or occurred or (ii) the Company or any trust manager of the Company shall have committed a Willful Breach of Section 5.4(a), other than in the case where such Willful Breach is the result of an isolated action by a trust manager of the Company without knowledge of or consent by the Company prior to such action, and is not any other action by the Company, and (A) the Company takes appropriate actions to remedy such Willful Breach upon discovery thereof, and (B) Parent or the Merger are not adversely affected in any material respect as a result thereof;
(e) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, which breach or failure to perform or to be true (i) would result in the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b) to be satisfied and (ii) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (A) the Outside Date and (B) 30 days after the giving of written notice by the Company to Parent of such breach, failure to perform or failure to be true; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that it would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b);
(f) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a material breach of Section 5.4, as to which Section 7.1(d) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true (i) would result in the failure of any of the conditions set forth in Section 6.3(a) or Section 6.3(b) to be satisfied and (ii) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (A) the Outside Date and (B) 30 days after the giving of written notice by Parent to the Company of such breach, failure to perform or failure to be true; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Parent is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that it would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b);
(g) by either Parent or the Company, if the Company Required Vote shall not have been obtained upon a vote taken thereon at the duly convened Company Shareholders Meeting (including any adjournment or postponement thereof permitted or required pursuant to this Agreement);
(h) by either Parent or the Company, if the Parent Required Vote shall not have been obtained upon a vote taken thereon at the duly convened Parent Stockholders Meeting (including any adjournment or postponement thereof permitted or required pursuant to this Agreement); or
(i) by the Company, prior to the time the Company Shareholder Vote is obtained, but not after, the Board of Trust Managers of the Company authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.4(b)(iv).
Section 7.2 Effect of Termination.
(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company or Parent or their respective trust managers or directors or Representatives or Affiliates, except as provided under Section 7.2(b), Section 7.2(e) and Section 7.2(f) and except with respect to Section 5.8, Section 5.12, the expense reimbursement and indemnification obligations of Parent in Section 5.14, this Section 7.2 and Article VIII and except for the Confidentiality Agreement, each of which shall survive such termination; provided that no Party shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of this Agreement.
(b) Company Termination Fee.
(i) If (A) Parent terminates this Agreement pursuant to Section 7.1(d)(i) or (B) the Company terminates this Agreement pursuant to Section 7.1(i), then the Company shall pay to Parent by wire transfer of immediately available funds to an account designated by Parent the Company Termination Fee within two Business Days after the date of such termination.
(ii) In the event that this Agreement is terminated by (A) either by the Company or Parent pursuant to Section 7.1(c) or Section 7.1(g) or by Parent pursuant to Section 7.1(d)(ii) or Section 7.1(f) and, in any case, prior to the date of termination the Company has received a bona fide Acquisition Proposal or a bona fide Acquisition Proposal has been publicly disclosed and not withdrawn and (B) within 12 months of the date of any termination referred to in clause (A) the Company enters into an Acquisition Agreement with respect to, or consummates, any Acquisition Proposal (provided that for purposes of this Section 7.2(b)(ii), the references to “15%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”), then the Company shall, within two Business Days of the earlier of the date such Acquisition Proposal is consummated or any such Acquisition Agreement is entered into, pay to Parent by wire transfer of immediately available funds to an account designated by Parent the Company Termination Fee.
(c) In no event shall this Section 7.2 require the Company to pay the Company Termination Fee on more than one occasion.
(d) If Parent decides to apply for a ruling from the IRS with respect to the tax consequences of the receipt of the Company Termination Fee, the Company shall cooperate with Parent and use commercially reasonable efforts to provide assistance (if any) requested by Parent with respect thereto.
(e) The payment of the Company Termination Fee shall be compensation and liquidated damages for the loss suffered by Parent as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither Party shall have any other liability to the other after the payment of the Company Termination Fee, except in the case of fraud or a Willful Breach. Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee shall become due and payable in connection with this Section 7.2, from and after such termination and payment of the Company Termination Fee pursuant to this Section 7.2 and except in the case of fraud or a Willful Breach, the Company shall have no further liability of any kind for any reason in connection with this Agreement, the transactions contemplated hereby or the termination of this Agreement, other than as provided in this Section 7.2. Each of the Parties acknowledges that the Company Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Company Termination Fee is due and payable and which do not involve fraud or Willful Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. Each of the Parties acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company and Parent would not enter into this Agreement. Accordingly, if the Company fails to pay all amounts due to Parent under this Section 7.2 on the dates specified, then the Company shall pay all costs and expenses (including legal fees and expenses) incurred by Parent in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Parent.
(f) The “Company Termination Fee” shall be an amount equal to the lesser of (i) $115,000,000 (the “Company Base Amount”) and (ii) the maximum amount, if any, that can be paid to Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if the payment of such amount did not constitute Qualifying Income, as determined in good faith by independent accountants to Parent (taking into account any known or anticipated income of Parent which is not Qualifying Income and any appropriate “cushion” as determined by such accountants). Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent’s receipt of the Company Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Company Termination Fee shall be an amount equal to the Company Base Amount and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Company Base Amount within five Business Days. In the event that Parent is not able to receive the full Company Base Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Parent unless and until Parent receives Tax Guidance providing that Parent’s receipt of the unpaid Company’s Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, in which event the Company shall pay to Parent the unpaid Company Base Amount within five Business Days after the Company has been notified thereof. The obligation of the Company to pay any unpaid portion of the Company Termination Fee shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of the Company to pay the Company Termination Fee terminates shall be released to the Company. “Qualifying Income” shall mean income described in Sections 856(c)(2)(A)–(H) and 856(c)(3)(A)–(I) of the Code. “Tax Guidance” shall mean a reasoned opinion from counsel or other tax advisor or a ruling from the IRS.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1 Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.
Section 8.2 Amendment; Waiver. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the respective Parties’ obligations to consummate the Merger and the other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), transmitted by facsimile (notice deemed given upon confirmation of receipt), sent by electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice).
(a)	if to the Company, to:

Weingarten Realty Investors
2600 Citadel Plaza Drive, Suite 125
Houston, Texas 77008
	Attention:	Andrew M. Alexander
	Fax No.:	(713) 866-6049
	Email:	dalexander@weingarten.com

(b)	with a copy (which shall not constitute notice) to:

Dentons US LLP
2000 McKinney Avenue, Suite 199
Dallas, Texas 75201
	Attention:	Toni Weinstein
	Fax No.:	(214) 259-0910
	Email:	toni.weinstein@dentons.com

(c)	if to Parent, to:

Kimco Realty Corporation
500 N. Broadway, Suite 201
Jericho, New York 11753
	Attention:	Conor C. Flynn
Bruce M. Rubenstein
	Email:	CFlynn@kimcorealty.com
brubenstein@kimcorealty.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
	Attention:	David E. Shapiro
Steven R. Green
	Fax No.:	(212) 403-2000
	Email:	DEShapiro@wlrk.com
SRGreen@wlrk.com
Section 8.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “made available” in this Agreement shall mean that the item referred to has been provided to the receiving Party at least two Business Days prior to the date of this Agreement by being posted in the electronic data room established by the disclosing Party. The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.”
Section 8.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, and is not intended to confer upon any Person other than the Parties any rights or remedies hereunder, other than (a) after the Effective Time, with respect to the provisions of Section 5.10, which will inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, and (b) after the Effective Time, the rights of the holders of Eligible Shares to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.
Section 8.7  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Trust Managers of the Company shall be subject to the laws of the State of Texas).
Section 8.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 8.10 Submission to Jurisdiction. With respect to any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement, each of the Parties agrees that it shall exclusively bring any action or proceeding in the Circuit Court for Baltimore City (Maryland), or, if that court does not have subject matter jurisdiction over a particular matter, the United States District Court for the District of Maryland, Northern Division) (the “Chosen Courts”) and, solely in connection with such claims, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (d) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. If any action or proceeding is filed in the Circuit Court for Baltimore City (Maryland), the Parties agree to request assignment of the action or proceeding to the Business and Technology Case Management Program of that court. The consent to jurisdiction set forth in this Section 8.10 shall not constitute a general consent to service of process in the State of Maryland and shall have no effect for any purpose except as provided in this Section 8.10. The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the extent an action or proceeding with respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement is brought by a Person that is not a Party, each of the Parties agrees to request and seek that the action or proceeding be brought in or transferred to the Circuit Court for Baltimore City (Maryland) or, if that court does not have subject matter jurisdiction over a particular matter, the United States District Court for the District of Maryland (Northern Division).
Section 8.11 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, prior to the valid termination of this Agreement, the Parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties further agree that no Party to this Agreement shall be required to obtain, secure, furnish or post any bond, security or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.11 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, securing, furnishing or posting of any such bond, security or similar instrument.
Section 8.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
ARTICLE IX
DEFINITIONS
Section 9.1 Certain Definitions. For purposes of this Agreement, the term:
“Acquisition Proposal” means any proposal or offer from any Person (other than Parent or any of its Affiliates) relating to (a) any transaction or series of transactions providing for a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries pursuant to which, if consummated, would result in, any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) becoming the beneficial owner of, directly or indirectly, 15% or more of the total voting power of any class of equity securities of the Company (or of the surviving parent entity in such transaction), as applicable, (b) any transaction or series of transactions providing for the direct or indirect acquisition or purchase of assets (including equity securities of the Company of any of its Subsidiaries) or businesses representing 15% or more of the consolidated net revenues, net income or total assets of the Company, taken as a whole, in each case other than the transactions contemplated by this Agreement.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Benefit Plan” means, with respect to any entity, any compensation or employee benefit plan, program, policy, agreement or other arrangement, including any “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, profit-sharing, consulting, change in control, Tax gross-up, or savings, plan, program, policy, agreement or arrangement.
“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York, New York, the SDAT and the Harris County Clerk are closed for general business.
“Company Credit Facility” means collectively, that certain Third Amended and Restated Credit Agreement, dated as of December 11, 2019, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto and that certain Credit Agreement, dated as of March 27, 2015, between the Company and U.S. Bank, National Association, in each case as amended to date.
“Company Debt Agreements” means (a) the Company Credit Facility, (b) any mortgage, construction loan or other debt for borrowed money entered into by the Company or any of its Subsidiaries, (c) letters of credit and reimbursement obligations in respect thereof and (d) any obligations of the Company or any of its Subsidiaries under any interest rate cap, swap, collar or similar transaction, any currency hedging transactions or any other hedging derivative transaction of any kind.
“Company Deferred Compensation Plan” means the Weingarten Realty Trust Deferred Compensation Plan effective as of April 1, 2016.
“Company Designee” means the Chairman of the Board of Trust Managers of the Company (or any other individual as may be agreed in writing by Parent and the Company at least 10 Business Days prior to the mailing of the Joint Statement/Prospectus).
“Company Equity Plans” means collectively, the Weingarten Realty Investors Amended and Restated 2010 Long-Term Incentive Plan, as amended effective April 24, 2018 and to be effective April 26, 2021, and the Weingarten Realty Investors 2001 Long Term Incentive Plan, as amended effective January 1, 2008.
“Company ESPP” means the Weingarten Realty Investors Amended and Restated 2002 Employee Share Purchase Plan dated May 10, 2010.
“Company Material Contract” means any Contract (other than this Agreement and any Benefit Plan) any to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets may be bound, as of the date of this Agreement, that:
(a) is required to be filed as an exhibit to the Company SEC Documents pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC (but, for the avoidance of doubt, no Benefit Plan);
(b) (i) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of the Company or any of its Subsidiaries (or would purport to so restrict or limit the Surviving Corporation or any of its Subsidiaries following the Effective Time), or that otherwise restricts or limits, in each case in any material respect, the business conducted by the Company or any of its Subsidiaries, the geographic area in which the Company or any of its Subsidiaries may conduct business or would otherwise impose any use restriction with respect to any property (or would purport to so restrict or limit the Surviving Corporation or any of its Subsidiaries following the Effective Time), other than any ground lease or exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by the Company or its Subsidiaries;
(c) involves the future disposition or acquisition of assets outside of the ordinary course of business consistent with past practice and in excess of $25,000,000, any real property or any merger, consolidation or similar business combination transaction;
(d) relates to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case that are not terminable on 12 months or less notice without cost or penalty and requiring aggregate payments by the Company or any of its Subsidiaries in excess of $5,000,000 during their remaining term;
(e) evidences a capitalized lease obligation or other Indebtedness to any Person, or any guaranty thereof, in excess of $10,000,000, other than (x) any Contract in respect of a ground lease or retail leases or obligations thereunder, (y) surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business in each case to the extent not drawn upon and (z) any Contract solely among or between the Company and its wholly owned Subsidiaries;
(f) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging or derivative transaction;

(g) (i) grants to any Person a right of first refusal or a right of first offer, in each case, to purchase, acquire, sell or dispose of any Company Property that has a market value of greater than $50,000,000 or (ii) grants to any Person an option to purchase, acquire, sell or dispose of any Company Property that is material to the Company;
(h) prohibits the payment of dividends or distributions in respect of Company Common Shares or shares or other equity interests of any Subsidiary of the Company;
(i) constitutes a loan to any Person (other than a wholly owned Subsidiary of the Company) by the Company or any of its Subsidiaries in an amount in excess of $5,000,000; or
(j) would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.
“Confidentiality Agreement” means the Confidentiality Agreements, each dated as of February 11, 2021, each between Parent and the Company, as they may be amended.
“Contract” means any written or oral contract, agreement, lease, license, note, loan, bond, mortgage, indenture, commitment, arrangement, understanding or other instrument or obligation, in each case that is legally binding.
“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, or (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including, but not limited to the Coronavirus Aid, Relief, and Economic Security Act (CARES).
“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.
“Environmental Laws” means any applicable Law relating to pollution or protection of the environment, including Laws relating to (a) releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; (b) the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (c) the treatment, storage, disposal or management of Hazardous Materials; (d) the exposure to Hazardous Materials; or (e) the transportation, release or any other use of Hazardous Materials, including the applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of § 414 of the Code or § 4001(a)(14) of ERISA.
“GAAP” means United States generally accepted accounting principles.
“Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under applicable Environmental Laws or the release, handling or disposal of which is regulated, or for which liability or standards of care are imposed, under Environmental Laws. Without limiting the generality of the foregoing,

“Hazardous Materials” include “hazardous substances” as defined in RCRA, “extremely hazardous substances” as defined in EPCRA, “hazardous waste” as defined in RCRA, “hazardous materials” as defined in HMTA, a “chemical substance or mixture” as defined in TSCA, crude oil, petroleum products or any fraction thereof, polychlorinated biphenyls, radioactive materials, including source, byproduct or special nuclear materials, asbestos or asbestos-containing materials, chlorinated fluorocarbons and radon in indoor air at concentrations above U.S. Environmental Protection Agency action levels.
“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (d) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets (including any potential earnout obligations, purchase price adjustment, release of “holdback” or similar payment), (e) all obligations under capital or finance leases, (f) all obligations in respect of bankers acceptances, letters of credit, or similar instruments, (g) all obligations under any interest rate cap, swap, collar or similar transaction, any currency hedging transactions or any other hedging or derivative transaction of any kind, (h) any guarantee of such Person of any Indebtedness of any other Person and any keepwell or similar arrangement of such Person in respect of any other Person and (i) any Indebtedness of any other Person secured by a Lien on the property or assets of such Person
“IRS” means the U.S. Internal Revenue Service or any successor agency.
“Las Tiendas Joint Venture” means the joint venture governed by the Las Tiendas Joint Venture Agreement.
“Las Tiendas Joint Venture Agreement” means the Joint Venture Agreement of Weingarten Las Tiendas JV, dated as of April 1, 2004, between Las Tiendas Plaza Partnership, Ltd. and WRI Law Tiendas, L.P.
“Las Tiendas Units” means the OP Units (as defined in the Las Tiendas Joint Venture Agreement).
“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity.
“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, encumbrance, covenant, condition, easement, right of way, claim, infringement, interference, option, right of first refusal or first offer, preemptive or other third party right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Madison Village Limited Partnership” means the limited partnership governed by the Madison Village Limited Partnership Agreement.
“Madison Village Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of WRI Madison Village LP (formerly known as Markham West Shopping Center, L.P.), dated as of September 18, 1998, among Weingarten Nostat, Inc., a Texas corporation, as general partner, and the persons named therein, as limited partners.
“Madison Village Limited Partnership Units” means the Partnership Units (as defined in the Madison Village Limited Partnership Agreement).
“Material Adverse Effect” means, with respect to any Party, any Effect that (x) is materially adverse to the assets, financial condition, business or continuing results of operations of such Party and its Subsidiaries, taken as a whole, or (y) prevents or materially impairs or delays the ability of such Party to consummate the Merger or the other transactions contemplated hereby on or prior to the Outside Date; provided, however, a Material Adverse Effect shall not include any Effect to the extent arising out of or resulting from: (a) changes after the date hereof in general United States or global economic conditions, in financial, debt, securities, capital or credit markets, including changes in interest rates, general business, labor or regulatory conditions or social or political conditions; (b) changes after the date hereof generally affecting the industry or industries in which such Party or any of its Subsidiaries operates or any of the markets or geographical areas in which such Party or any of its Subsidiaries operate; (c) changes or proposed changes after the date hereof in Law or the interpretation thereof or in GAAP or the interpretation thereof; (d) acts of war, armed hostility, terrorism (including cyber-terrorism or cyber-attacks), riots, demonstrations, public disorders, civil disobedience or any escalation or worsening thereof;

(e) force majeure events, including storms, fires, floods, earthquakes, hurricanes, tornados or other acts of God, natural disasters or calamities; (f) any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including commercially reasonable responses thereto (including the COVID-19 Measures); (g) any Effect to the extent attributable to the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, of such Party or any of its Subsidiaries with customers, suppliers, lenders, partners, employees or regulators (provided that this clause (g) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (h) any failure, in and of itself, by such Party to meet any internal or published projections (whether published by such Party or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (it being understood and agreed that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); (i) any change in the price or trading volume of any publicly traded securities of such Party (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); (j) any reduction in the credit rating of such Party or its Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (k) any bankruptcy, insolvency or reorganization of any tenant under any lease between such Party and such tenant, (l) acts required to be taken or not taken by such Party or any of its Subsidiaries under the terms of this Agreement or taken or not taken at the written request of the other Party, (m) with respect to the Company, any Company Transaction Litigation (except if it has resulted in a non-appealable judicial determination definitively finding a breach of duty by the Board of Trust Managers of the Company) or, with respect to either Party, any litigation alleging that the disclosure contained in the Proxy Statement (whether filed in preliminary or definitive form) violates the federal securities Laws (except if it has resulted in a non-appealable judicial determination definitively finding such a violation), and (n) with respect to the Company, the identity of Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding plans, proposals, intentions or projections with respect to the Company, any of its Subsidiaries, or their employees or business; and provided, further, that if any Effect described in any of clauses (a), (b), (d), (e) or (f) has had a disproportionate adverse impact on such Party and its Subsidiaries, taken as a whole, relative to other companies operating in the industry in which such Party operates, then the incremental impact of such Effect may be taken into account for the purpose of determining whether a Material Adverse Effect has occurred.
“Parent Closing Price” means an amount equal to the average of the volume weighted average price per share of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the five consecutive trading days ending with the complete trading day ending immediately prior to the Closing.
“Parent Common Stock” means common stock, par value $0.01 per share, of Parent.
“Parent Equity Plans” means the Parent 2020 Equity Participation Plan and the Parent Restated 2010 Equity Participation Award Plan.
“Parent Material Contract” means any Contract (other than this Agreement and any Benefit Plan) any to which Parent or any of its Subsidiaries is a party or by which any of them or their respective properties or assets may be bound, as of the date of this Agreement, that:
(a) is required to be filed as an exhibit to the Parent SEC Documents pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC (but, for the avoidance of doubt, no Benefit Plan);
(b) (i) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of Parent or any of its Subsidiaries (or would purport to so restrict or limit the Surviving Corporation or any of its Subsidiaries following the Effective Time), or that otherwise restricts or limits, in each case in any material respect, the business conducted by Parent or any of its Subsidiaries, the geographic area in which Parent or any of its Subsidiaries may conduct business or would otherwise impose any use restriction with respect to any property (or would purport to so restrict or limit the Surviving Corporation or any of its Subsidiaries following the Effective Time), other than any ground lease or exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by Parent or its Subsidiaries;
(c) involves the future disposition or acquisition of assets outside of the ordinary course of business consistent with past practice and in excess of $25,000,000, any real property or any merger, consolidation or similar business combination transaction;
(d) relates to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case that are not terminable on 12 months or less notice without cost or penalty and requiring aggregate payments by Parent or any of its Subsidiaries in excess of $5,000,000 during their remaining term;
(e) evidences a capitalized lease obligation or other Indebtedness to any Person, or any guaranty thereof, in excess of $10,000,000, other than (x) any Contract in respect of a ground lease or retail leases or obligations thereunder, (y) surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business in each case to the extent not drawn upon and (z) any Contract solely among or between Parent and its wholly owned Subsidiaries;
(f) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging or derivative transaction;
(g) (i) grants to any Person a right of first refusal or a right of first offer, in each case, to purchase, acquire, sell or dispose of any Parent Property that has a market value of greater than $50,000,000 or (ii) grants to any Person an option to purchase, acquire, sell or dispose of any Parent Property that is material to Parent;
(h) prohibits the payment of dividends or distributions in respect of Parent Common Shares or shares or other equity interests of any Subsidiary of Parent;
(i) constitutes a loan to any Person (other than a wholly owned Subsidiary of Parent) by Parent or any of its Subsidiaries in an amount in excess of $5,000,000; or
(j) would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.
“Permitted Lien” means any (a) Liens relating to the Indebtedness set forth on Section 9.1(a) of the Parent Disclosure Letter or Section 9.1(a) of the Company Disclosure Letter, as applicable, (b) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves (to the extent such reserves are required pursuant to GAAP), (c) air rights affecting any Parent Property or Company Property, as applicable, (d) zoning regulations, permits and licenses (excluding any violations thereof), (e) Liens that are disclosed on the existing Parent Title Insurance Policies or Company Title Insurance Policies as in existence on the date hereof, as applicable, and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (f) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (g) with respect to real property, non-monetary Liens or other minor imperfections of title, which may include (i) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (ii) any supplemental Taxes or assessments not shown by the public records and (iii) title to any portion of the premises lying within the right of way or boundary of any public road or private road, in all cases to the extent such non-monetary Liens or minor imperfections of title do not materially impair the value of the applicable Parent Property or Company Property, as applicable, or the continued use and operation of the applicable Parent Property or Company Property, as applicable, in each case, as currently used and operated, (h) rights of parties in possession, and (i) ordinary course, non-exclusive licenses of intellectual property rights.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a REIT, or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.
“Raleigh Limited Partnership” means the limited partnership governed by the Raleigh Limited Partnership Agreement.
“Raleigh Limited Partnership Agreement” means the Agreement of Limited Partnership of WRI/Raleigh LP, dated as of March 25, 2002, among Weingarten Nostat, Inc., a Texas corporation, as general partner, and the persons listed on Exhibit A thereto, as limited partners.
“Raleigh Limited Partnership Units” means the Class A Units (as defined in the Raleigh Limited Partnership Agreement).
“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, trustees, agents, or representatives (including investment bankers, financial or other advisors or consultants, auditors, accountants, attorneys, brokers, finders or other agents).
“SEC” means the U.S. Securities and Exchange Commission.
“Significant Subsidiary” means any Subsidiary of Parent or the Company, as the case may be, that would constitute a Significant Subsidiary of such Party within the meaning of Rule 1-02 of Regulation S-X of the SEC.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (i) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity or voting interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (ii) such Person is a general partner, manager or managing member; or (iii) such Person holds a majority of the equity economic interest.
“Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Trust Managers of the Company determines in good faith (after taking into account any binding revisions to the terms of this Agreement proposed by Parent pursuant to Section 5.4(b)(iv), after consultation with its financial advisor and outside legal counsel, the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such Acquisition Proposal, and all other matters that the Board of Trust Managers of the Company considers appropriate), would, if consummated, result in a transaction more favorable to the shareholders of the Company than the Merger and the other transactions contemplated by this Agreement; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in this Section 9.1, except that the references to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than 50%”.
“Takeover Restrictions” mean, with respect to any Person, the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the organizational documents of such Person.
“Tax” or “Taxes” means all federal, state, local, foreign and other taxes, levies, fees, imposts, assessments, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding (including dividend withholding and withholding required pursuant to Section 1445 and Section 1446 of the Code), occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.
“Tax Protection Agreement” means any agreement pursuant to which (i) any liability to direct or indirect holders of units in a partnership that is a Subsidiary of the Company or Parent (a “Relevant Partnership”) or any interests in any Subsidiary of any Relevant Partnership (any such units or interests, “Relevant Partnership Units”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a direct or indirect holder of Relevant Partnership Units, a party to such agreement has agreed to (a) maintain a minimum level of debt or continue a particular debt, (b) retain or not dispose of assets for a period of time that has not since expired, (c) make or refrain from making Tax elections, (d) operate (or refrain from operating) in a particular manner, (e) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its Subsidiaries, (f) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its Subsidiaries under Section 752 of the Code and/or (g) only dispose of assets in a particular manner; and/or (iii) any persons, whether or not partners in any Relevant Partnership, have been or are required to be given the opportunity to guarantee or assume debt of such Relevant Partnership or any Subsidiary of such Relevant Partnership or are so guarantying or have so assumed such debt.
“Tax Return” shall mean any report, return, document, declaration or other information or filing supplied or required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
“to the Company’s knowledge” or “to the knowledge of the Company” means the actual knowledge of any of the persons listed in Section 9.1(b) of the Company Disclosure Letter.
“to Parent’s knowledge” or “to the knowledge of Parent” means the actual knowledge of any of the persons listed in Section 9.1(b) of the Parent Disclosure Letter.
“Unit Exchange Ratio” means the sum of (i) the Exchange Ratio and (ii) the quotient of (x) the Cash Consideration divided by (y) the Parent Closing Price.
“VWAP of Parent Common Shares” means the volume weighted average price of Parent Common Shares for a five trading day period, starting with the opening of trading on the first trading day of such period to the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg.
“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a Person with the actual knowledge that the taking of such act or failure to take such act would or would reasonably be likely to cause a breach of this Agreement.
Section 9.2  Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:
Defined Terms	Page
Acceptable Confidentiality Agreement	47
Acquisition Agreement	46
Agreement	1
Articles of Merger	1
Bankruptcy and Equitable Exceptions	9
Base Amount	51
Blue Sky Laws	10
Cash Consideration	2
Change in Recommendation	47
Chosen Courts	62
Closing	1
Closing Date	2
Code	1
Company	1
Company Base Amount	60
Company Benefit Plans	15
Company Book-Entry Shares	2
Company Capitalization Date	8

Defined Terms	Page
Company Certificates	2
Company Common Shares	2
Company Disclosure Letter	7
Company Employees	16
Company Insurance Policies	21
Company Intellectual Property	20
Company Joint Venture	8
Company Joint Venture Properties	18
Company Joint Venture Property	17
Company Leases	18
Company Preferred Shares	8
Company Properties	17
Company Property	17
Company Qualified DC Plan	50
Company Recommendation	17
Company Required Vote	17
Company Restricted Share Award	6
Company SEC Documents	10
Company Shareholders Meeting	44
Company Tax Representation Letter	40
Company Termination Fee	60
Company Third Party	19
Company Third Party	19
Company Third Party Agreements	19
Company Title Insurance Policy	19
Company Title IV Plan	16
Company Transaction Litigation	55
Company’s REIT Counsel	40
Continuing Employees	49
D&O Insurance	51
Debt Transaction	54
Debt Transaction Documents	54
Dissenting Shareholder Statute	2
Dissenting Shares	2
Effective Time	1
Eligible Shares	2
EPCRA	65
Exchange Act	10
Exchange Agent	3
Exchange Fund	3
Exchange Ratio	2
Excluded Shares	2
Form S-4	43
Governmental Entity	10
Harris County Clerk	1
HMTA	65
Indemnified Parties	50
Indemnity Exceptions	54
Joint Proxy Statement/Prospectus	43
Letter of Transmittal	3

Defined Terms	Page
Material Company Leases	18
Material Parent Leases	32
Merger	1
Merger Consideration	2
MGCL	1
NYSE	10
Organizational Documents	7
Outside Date	58
Parent	1
Parent Benefit Plan	49
Parent Benefit Plans	29
Parent Capitalization Date	23
Parent Disclosure Letter	22
Parent Employees	30
Parent Insurance Policies	34
Parent Intellectual Property	34
Parent Joint Venture	22
Parent Joint Venture Properties	31
Parent Joint Venture Property	31
Parent Leases	32
Parent Preferred Stock	23
Parent Properties	31
Parent Property	31
Parent Recommendation Actions	44
Parent Required Vote	31
Parent SEC Documents	24
Parent Stock Option	23
Parent Stockholders Meeting	44
Parent Tax Representation Letter	43
Parent Third Party	33
Parent Title Insurance Policy	33
Parent Title IV Plan	30
Parent’s REIT Counsel	43
Parties	1
Party	1
Payoff Letters	55
PBGC	16
Permits	21, 34
QRS	8
Qualifying Income	60
RCRA	65
REIT Requirements	60
Relevant Partnership	69
Relevant Partnership Units	69
Sarbanes-Oxley Act	10
SDAT	1
Securities Act	10
Special Company Distribution	36
Special Parent Distribution	41
Stock Consideration	2

Defined Terms	Page
Surviving Corporation	1
Tax Guidance	60
TBOC	1
Transfer Taxes	53
TRS	8
TSCA	65
Voting Debt	9
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.
KIMCO REALTY CORPORATION

By:	/s/ Conor C. Flynn
Name: Conor C. Flynn
Title: Chief Executive Officer

WEINGARTEN REALTY INVESTORS

By:	/s/ Andrew M. Alexander
Name: Andrew M. Alexander
Title: Chairman of the Board, President and Chief Executive Officer

ANNEX B
VOTING AGREEMENT
This Voting Agreement (this “Agreement”) is made and entered into as of April 15, 2021 (the “Agreement Date”), by and among Kimco Realty Corporation, a Maryland corporation (“Parent”), Weingarten Realty Investors, a Texas real estate investment trust (the “Company”), and           (“Shareholder”). Each of Parent, the Company and Shareholder are sometimes referred to as a “party.”
RECITALS
A. Concurrently with the execution and delivery of this Agreement, Parent and the Company are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of the Company with and into Parent, with Parent being the surviving entity in such merger (the “Merger”).
B. As of the Agreement Date, Shareholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of common shares of beneficial interest, par value $0.03 per share, of the Company (the “Common Shares”) set forth next to Shareholder’s name on Schedule A hereto, being all of the Common Shares owned of record or beneficially by Shareholder as of the Agreement Date (the “Owned Shares”, and the Owned Shares together with any additional Common Shares that Shareholder may acquire record and/or beneficial ownership of after the Agreement Date (including pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in Common Shares by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction), Shareholder’s “Covered Shares”).
C. In connection with Parent’s entering into the Merger Agreement, Shareholder has agreed to enter into this Agreement with respect to the Covered Shares.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.
1.1. “Expiration Time” shall mean the earlier to occur of (a) the Effective Time, (b) the day following the conclusion of the Company Shareholders Meeting (including any adjournment or postponement thereof), (c) a Change in Recommendation in accordance with the terms of the Merger Agreement and (d) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VII thereof.
1.2. “Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement); (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares; or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), or (b) above.
2. Agreement to Not Transfer the Covered Shares; No Inconsistent Arrangements
2.1. No Transfer of Covered Shares. Until the Expiration Time, Shareholder agrees not to Transfer or cause or permit the Transfer of any of the Covered Shares, other than with the prior written consent of Parent. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever. If any involuntary Transfer of any of the Covered Shares shall occur (including, but not limited to, a sale by Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until the Expiration Time.
2.2. No Inconsistent Arrangements. Subject to Section 5, Shareholder hereby agrees that, from and after the date hereof and until the Expiration Time, Shareholder shall not, directly or indirectly, take any action that would have the effect of preventing, materially delaying or materially impairing Shareholder from performing any of its obligations under this Agreement or that would, or would reasonably be expected to, have the effect of preventing, materially delaying or materially impairing, the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the performance by the Company of its obligations under the Merger Agreement.
2.3. Permitted Transfers. Section 2.1 above shall not prohibit or otherwise restrict a Transfer of Covered Shares by Shareholder: (a) to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or otherwise for estate planning purposes, (b) by will or under the laws of intestacy upon the death of Shareholder or (c) pursuant to a qualified domestic order; provided, however, that a Transfer referred to in clauses (a) through (c) of this sentence shall be permitted only if (A) all of the representations and warranties in Section 6 of this Agreement with respect to Shareholder would be true and correct in all material respects upon such Transfer, subject to necessary adjustment as a result of such Transfer, (B) the transferee agrees in a written document, reasonably satisfactory in form and substance to the Parent and the Company, to be bound by all of the terms of this Agreement, and (C) other than with respect to a Transfer referred to in clause (b) of this Section, such Transfer occurs no later than three (3) business days prior to the Expiration Time.
3. Agreement to Vote the Covered Shares.
3.1. Voting Agreement. Until the Expiration Time, at every meeting of the Company’s shareholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of the Company’s shareholders by written consent with respect to any of the following matters, Shareholder shall vote (including via proxy) all of the Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of the Covered Shares) (a) in favor of the approval of the Merger Agreement and any other matters brought to vote at a meeting of the shareholders of the Company pursuant to Section 5.1(b) of the Merger Agreement; and (b) against (1) any action or agreement that would reasonably be expected to result in any of the conditions to the Company’s obligations set forth in Article VI of the Merger Agreement not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Shareholder contained in this Agreement, and (2) any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with or materially and adversely affect the consummation of the Merger and the other transactions contemplated by the Merger Agreement (clauses (a) and (b), the “Covered Proposals”).
3.2. Quorum. Until the Expiration Time, at every meeting the Company’s shareholders (and at every adjournment or postponement thereof), Shareholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.
3.3. Return of Proxy. Shareholder shall execute and deliver (or cause the holders of record to execute and deliver), within five Business Days of receipt, any proxy card or voting instructions it receives that is sent to shareholders of the Company soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1 (with Parent to be promptly notified (and provided reasonable evidence) of such execution and delivery of such proxy card or voting instructions).
4. Waiver of Certain Actions. Shareholder hereby agrees not to, as a shareholder of the Company, commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company any of their respective Affiliates or successors or any of their respective directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the closing of the Merger) or (b) alleging a breach of any duty of the Board of Trust Managers of the Company in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.
5. Fiduciary Duties; Legal Obligations. Shareholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of the Covered Shares. Notwithstanding any provision of this Agreement, Shareholder makes no agreement or understanding in this Agreement in his capacity as a trust manager, director or officer of the Company or any of its Affiliates, and nothing in this Agreement shall in any way limit, restrict or affect any actions taken by Shareholder in his capacity as a member of the board of trust managers, director or officer of the Company or any of its Affiliates or from complying with his fiduciary duties or other legal obligations while acting in such capacity as a member of the board of trust managers, director or officer of the Company or any of its Affiliates, it being understood that this Agreement shall apply to Shareholder solely in Shareholder’s capacity as a shareholder of the Company.
6. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent and the Company that:
6.1. Due Authority. Shareholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding obligation of Shareholder enforceable against him in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions.
6.2. Ownership of the Covered Shares. (a) Shareholder is, as of the Agreement Date, the beneficial and record owner of Covered Shares, free and clear of any and all Liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, voting or exercise of any rights of a shareholder in respect of such Covered Shares other than those (i) created by this Agreement, (ii) arising under applicable securities Laws or (iii) as disclosed on Schedule A hereto, and (b) Shareholder has sole voting power over all of the Covered Shares beneficially owned by Shareholder except as disclosed on Schedule A hereto (and to the extent Shareholder has shared voting power on any of the Covered Shares, Shareholder shall vote or cause the Person with whom he shares voting power to vote as set forth in Section 3.1). As of the Agreement Date, there does not exist any Contract made by Shareholder to Transfer any Covered Shares. As of the Agreement Date, Shareholder does not own, beneficially or of record, any Common Shares or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Common Shares or other voting shares of the Company) other than the Owned Shares.
6.3. No Conflict; Consents.
a. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his obligations under this Agreement and the compliance by Shareholder with any provisions hereof does not and will not: (a) conflict with or violate any Laws applicable to Shareholder, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by Shareholder pursuant to any Contract or obligation to which Shareholder is a party or by which Shareholder is subject.
b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to Shareholder in connection with the execution and delivery of this Agreement or the consummation by Shareholder of the transactions contemplated hereby.

6.4. Absence of Litigation. As of the Agreement Date, there is no legal action pending against, or, to the knowledge of Shareholder, threatened against or affecting Shareholder that would reasonably be expected to materially impair the ability of Shareholder to perform his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
6.5. No Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from Parent or the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Shareholder.
7. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Shareholder that:
7.1. Due Authority. The Company has the full power and capacity to make, enter into and carry out the terms of this Agreement. The Company is duly organized, validly existing and in good standing (to the extent the jurisdiction of formation of the Company recognizes the concept of good standing) in accordance with the Laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of the Company’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions.
7.2. No Conflict; Consents.
a. The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement and the compliance by the Company with the provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to the Company, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which the Company is a party or by which the Company is subject.
b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby.
8. Representations and Warranties of Parent. Parent hereby represents and warrants to the Company and Shareholder that:
8.1. Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions.
8.2. No Conflict; Consents.
a. The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with the provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to Parent, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Parent is a party or by which Parent is subject.
b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.
9. Miscellaneous.
9.1. Other Agreements. Shareholder further agrees that, from and after the date hereof until the Expiration Time, Shareholder will not, and will not permit any entity under Shareholder’s control to, (A) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in opposition to any Covered Proposal, (B) initiate a shareholders’ vote with respect to an Acquisition Proposal, (C) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Parent with respect to an Acquisition Proposal or Acquisition Transaction, or (D) take any action that the Company is prohibited from taking pursuant to Section 5.4 of the Merger Agreement, subject in each case to Section 5 of this Agreement in all respects.
9.2. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Shareholder, and Parent and the Company shall have no authority to direct Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.
9.3. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Shares,” “Covered Shares” and “Owned Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
9.4. Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time or the termination of this Agreement, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time or the termination of this Agreement.
9.5. Amendments; Waivers. Subject to the provisions of applicable Laws, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
9.6. Expenses. All costs and expenses incurred by any party in connection with this Agreement shall be paid by the party incurring such cost or expense.

9.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), transmitted by facsimile (notice deemed given upon confirmation of receipt), sent by electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):
a.	if to a Shareholder, to the address for notice set forth on Schedule A hereto,with a copy (which shall not constitute notice) to:

Dentons US LLP
2000 McKinney Avenue, Suite 199
Dallas, Texas 75201
	Attention:	Toni Weinstein
	Email:	toni.weinstein@dentons.com

b.	if to the Company, to:

Weingarten Realty Investors
2600 Citadel Plaza Drive
Houston, Texas 77008
	Attention:	Stephen C. Richter
	Email:	srichter@weingarten.com

with a copy (which shall not constitute notice) to:

Dentons US LLP
2000 McKinney Avenue, Suite 199
Dallas, Texas 75201
	Attention:	Toni Weinstein
	Email:	toni.weinstein@dentons.com

c.	if to Parent, to:

Kimco Realty Corporation
500 North Broadway, Suite 201
Jericho, New York 11753
	Attention:	Conor C. Flynn
Bruce M. Rubenstein
	Email:	CFlynn@kimcorealty.com
BRubenstein@kimcorealty.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Attention:	David E. Shapiro
Steven R. Green
	E-mail:	DEShapiro@wlrk.com
SRGreen@wlrk.com

9.8. Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to each other party (including by means of electronic delivery), it being understood that the parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
9.9. Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Merger Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties any rights or remedies hereunder.
9.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Trust Managers of the Company shall be subject to the laws of the State of Texas).
9.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
9.12. Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
9.13. Submission to Jurisdiction. With respect to any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement, each of the parties agrees that it shall exclusively bring any action or proceeding in the Circuit Court for Baltimore City (Maryland), or, if that court does not have subject matter jurisdiction over a particular matter, the United States District Court for the District of Maryland, Northern Division) (the “Chosen Courts”) and, solely in connection with such claims, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (d) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.7 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. If any action or proceeding is filed in the Circuit Court for Baltimore City (Maryland), the Parties agree to request assignment of the action or proceeding to the Business and Technology Case Management Program of that court. The consent to jurisdiction set forth in this Section 9.13 shall not constitute a general consent to service of process in the State of Maryland and shall have no effect for any purpose except as provided in this Section 9.13. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
9.14. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, prior to the valid termination of this Agreement, the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties further agree that no party to this Agreement shall be required to obtain, secure, furnish or post any bond, security or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.14 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, securing, furnishing or posting of any such bond, security or similar instrument.
9.15. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
9.16. Documentation and Information. Shareholder consents to and authorizes the publication and disclosure by Parent and the Company of Shareholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Form S-4, Joint Proxy Statement/Prospectus and any other disclosure document required in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, and Shareholder acknowledges that Parent and the Company may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange. Shareholder agrees to promptly give the Company and Parent any information it may reasonably require for the preparation of any such disclosure documents, and Shareholder agrees to promptly notify the Company and Parent of any required corrections with respect to any information supplied by Shareholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.
9.17. Further Assurances. Subject to the terms of this Agreement, Shareholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
9.18. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, Shareholder hereby authorizes Parent or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by Parent following the Expiration Time.
9.19. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.”
9.20. Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the Expiration Time; provided that the provisions of this Section 9 (other than Sections 9.1, 9.17 and 9.18) shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at Law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
PARENT:

KIMCO REALTY CORPORATION, a Maryland corporation

By:
Name:
Title:

COMPANY:

WEINGARTEN REALTY INVESTORS, a Texas real estate investment trust

By:
Name:
Title:

SHAREHOLDER:

Name:

ANNEX C
OPINION OF BARCLAYS CAPITAL INC.
745 Seventh Avenue New York, NY 10019 United States
April 14, 2021
Board of Directors
Kimco Realty Corporation
500 North Broadway, Suite 201
Jericho, NY 11753
Members of the Board of Directors:
We understand that Kimco Realty Corporation, a Maryland corporation (“Kimco”), intends to enter into a transaction (the “Proposed Transaction”) with Weingarten Realty Investors, a Texas real estate investment trust (“Weingarten”), pursuant to which, among other things, Weingarten will merge with and into Kimco with Kimco continuing as the surviving corporation, and each issued and outstanding common share of beneficial interest, par value $0.03, of Weingarten (“Weingarten Common Shares”) (other than any Excluded Shares or Dissenting Shares, each as defined in the Agreement (as defined below)) will be converted into the right to receive (i) 1.408 shares of the common stock, par value $0.01 per share, of Kimco (the “Kimco Common Shares”) and (ii) $2.89 in cash (the cash and stock consideration described in the foregoing clauses (i) and (ii), collectively, the “Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger (the “Agreement”), proposed to be entered into by and among Kimco and Weingarten. The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.
We have been requested by the Board of Directors of Kimco to render our opinion with respect to the fairness, from a financial point of view, to Kimco of the Consideration to be paid by Kimco in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, Kimco’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Consideration paid in the Proposed Transaction or otherwise. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which Kimco might engage.
In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of April 14, 2021 and the specific terms of the Proposed Transaction; (2) publicly available information concerning Kimco and Weingarten that we believe to be relevant to our analysis, including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2020; (3) financial and operating information with respect to the business, operations and prospects of Kimco furnished to us by Kimco, including financial projections of Kimco prepared by management of Kimco (the “Kimco Projections”); (4) financial and operating information with respect to the business, operations and prospects of Weingarten furnished to us by Kimco, including financial projections of Weingarten prepared by management of Weingarten and approved for our use by Kimco (the “Weingarten Projections”); (5) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost savings, operating synergies and other strategic benefits expected by the management of Kimco to result from a combination of the businesses (the “Expected Synergies”); (6) a trading history of Kimco Common Shares and Weingarten Common Shares from December 31, 2018 to April 13, 2021 and a comparison of that trading history with those of other companies that we deemed relevant; (7) published estimates of independent research analysts with respect to the future financial performance and price targets of Kimco and Weingarten; (8) a comparison of the historical financial results and present financial condition of Kimco and Weingarten with each other and with those of other companies that we deemed relevant; and (9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of Kimco and Weingarten concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.
In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of Kimco that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Kimco Projections, upon the advice of Kimco, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Kimco as to the future financial performance of Kimco and that Kimco will perform substantially in accordance with such projections. With respect to the Weingarten Projections, upon the advice of Kimco, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Weingarten as to the future financial performance of Weingarten and that Weingarten will perform substantially in accordance with such projections. Furthermore, upon the advice of Kimco, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Kimco or Weingarten and have not made or obtained any evaluations or appraisals of the assets or liabilities of Kimco or Weingarten. We express no opinion or view as to the potential effects of volatility in the credit, financial and stock markets on Kimco, Weingarten or the Proposed Transaction. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which (i) Kimco Common Shares or Weingarten Common Shares would trade following the announcement of the Proposed Transaction or (ii) Kimco Common Shares would trade at any time following the consummation of the Proposed Transaction.
We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of Kimco, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We have assumed, upon the advice of Kimco, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Kimco has obtained such advice as it deemed necessary from qualified professionals.
Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be paid by Kimco in the Proposed Transaction is fair to Kimco.
We have acted as financial advisor to Kimco in connection with the Proposed Transaction and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, Kimco has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for Kimco and Weingarten in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we or our affiliates have performed the following investment banking and financial services: (i) having acted as joint book-running manager on Kimco’s $350 million notes offering in August 2019; (ii) having acted as sales agent under Kimco’s $500 million equity at-the-market program established in September 2019; (iii) having acted as co-manager on Kimco’s $500 million notes offering in

July 2020; (iv) having acted as co-manager on Kimco’s $400 million notes offering in August 2020; and (v) having served as a lender under Kimco’s existing credit facility. We have not performed any investment banking or financial services for Weingarten for which we have earned fees in the past two years.
Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Kimco and Weingarten for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.
This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of Kimco and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of Kimco as to how such stockholder should vote with respect to the Proposed Transaction.
Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

ANNEX D
LAZARD FRÈRES & CO. LLC 30 Rockefeller Plaza New York, NY 10112
April 14, 2021
The Board of Directors
Kimco Realty Corporation
500 North Broadway, Suite 201
Jericho, NY 11753
Dear Members of the Board:
We understand that Kimco Realty Corporation, a Maryland corporation (“Kimco”), and Weingarten Realty Investors, a Texas real estate investment trust (“Weingarten”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Weingarten will merge with and into Kimco with Kimco continuing as the surviving corporation (the “Transaction”). Pursuant to the Agreement, each issued and outstanding common share of beneficial interest, par value $0.03 per share, of Weingarten (the “Weingarten Common Shares”), other than any Excluded Shares or Dissenting Shares (each as defined in the Agreement), will be converted into the right to receive $2.89 in cash (the “Cash Consideration”) and (ii) 1.408 shares of the common stock, par value $0.01 per share, of Kimco (the “Kimco Common Shares”) (such number of shares so issuable, the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to Kimco of the Consideration to be paid by Kimco in the Transaction.
In connection with this opinion, we have:
(i)	Reviewed the financial terms and conditions of a draft, dated April 14, 2021 of the Agreement;
(ii)	Reviewed certain publicly available historical business and financial information relating to Weingarten and Kimco;
(iii)
Reviewed various financial forecasts and other data prepared by Weingarten relating to the business of Weingarten, financial forecasts and other data prepared by Kimco relating to the business of Kimco and the projected cost savings, operating synergies and other strategic benefits, including the amount and timing thereof, anticipated by the management of Kimco to be realized from the Transaction;

(iv)
Held discussions with members of the senior managements of Weingarten and Kimco with respect to the businesses and prospects of Weingarten and Kimco, respectively, and with members of the senior management of Kimco with respect to the projected cost savings, operating synergies and other strategic benefits, including the amount and timing thereof, anticipated by the management of Kimco to be realized from the Transaction;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of Weingarten and Kimco, respectively;
(vi)
Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the businesses of Weingarten and Kimco, respectively;

(vii)	Reviewed historical stock prices and trading volumes of the Weingarten Common Shares and the Kimco Common Shares;
(viii)
Reviewed the potential pro forma financial impact of the Transaction on Kimco based on the financial forecasts referred to above relating to Weingarten and Kimco and the projected cost savings, operating synergies and other strategic benefits, anticipated by the management of Kimco to be realized from the Transaction; and

(ix)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

The Board of Directors
Kimco Realty Corporation
April 14, 2021

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Weingarten or Kimco or concerning the solvency or fair value of Weingarten or Kimco, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, including those related to projected cost savings, operating synergies and other strategic benefits anticipated by the management of Kimco to be realized from the Transaction, we have assumed, with the consent of Kimco, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Weingarten and Kimco, respectively and such cost savings, operating synergies and other strategic benefits. In addition, we have assumed, with the consent of Kimco, that such financial forecasts and projected cost savings, operating synergies and other strategic benefits will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based, including with respect to the potential effects of the COVID-19 pandemic on such forecasts or assumptions.
Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We further note that volatility and disruption in the credit and financial markets relating to, among other things, the COVID-19 pandemic, may or may not have an effect on Weingarten or Kimco and we are not expressing an opinion as to the effects of such volatility or such disruption on either of them. We do not express any opinion as to the prices at which the Weingarten Common Shares or Kimco Common Shares may trade at any time subsequent to the announcement of the Transaction. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Kimco might engage or the merits of the underlying decision by Kimco to engage in the Transaction.
In rendering our opinion, we have assumed, with the consent of Kimco, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any terms or conditions material to our analyses. Representatives of Kimco have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all respects material to our analysis. We also have assumed, with the consent of Kimco, that obtaining any necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Weingarten, Kimco or the Transaction. We further have assumed, with the consent of Kimco, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Kimco obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.
Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Kimco in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a portion of which is contingent upon the closing of the Transaction. We in the past have provided, currently are providing and in the future may provide certain investment banking services to Kimco, for which we have received and may receive compensation, including, in the past two years, having advised Kimco in connection with a potential transaction that was not consummated. In addition, in the ordinary course, Lazard and our affiliates and employees may trade securities of Kimco, Weingarten and certain of their respective affiliates

The Board of Directors
Kimco Realty Corporation
April 14, 2021

for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Kimco, Weingarten and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.
Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Kimco (in its capacity as such) and our opinion is rendered to the Board of Directors of Kimco in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.
Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by Kimco in the Transaction is fair, from a financial point of view, to Kimco.
Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ Matthew J. Lustig
Matthew J. Lustig
Managing Director

ANNEX E
OPINION OF J.P. MORGAN SECURITIES LLC

April 14, 2021
The Board of Trust Managers
Weingarten Realty Investors
2600 Citadel Plaza Drive, Suite 300
Houston, Texas 77292
Members of the Board of Trust Managers:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common shares of beneficial interest, par value $0.03 per share (the “Company Common Shares”), of Weingarten Realty Investors (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with Kimco Realty Corporation (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), between the Company and the Acquiror, the Company will be merged with and into the Acquiror, with the Acquiror continuing as the surviving company, and each outstanding Company Common Share, other than Company Common Shares owned directly by the Company or the Acquiror and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive consideration per share equal to $2.89 in cash (the “Cash Consideration”) and 1.408 shares (together with the Cash Consideration, the “Consideration”) of the Acquiror's common stock, par value $0.01 per share (the “Acquiror Common Stock”).
In connection with preparing our opinion, we have (i) reviewed a draft dated April 14, 2021 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Shares and the Acquiror Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Acquiror relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the Agreement, and that the definitive Agreement
E-1

will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Shares in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, trust managers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Shares in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Shares or the Acquiror Common Stock will trade at any future time.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on the Company’s credit facility, which closed in December 2019, joint lead arranger and bookrunner on the Acquiror’s credit facility, which closed in February 2020, and joint bookrunner on the Acquiror’s offerings of debt securities, which closed in July 2020 and August 2019. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and the Acquiror, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Shares in the proposed Transaction is fair, from a financial point of view, to such holders.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Trust Managers of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
/s/ J.P. Morgan Securities LLC
J.P. MORGAN SECURITIES LLC
E-2

ANNEX F
CHAPTER 10, SUBCHAPTER H OF THE TEXAS BUSINESS ORGANIZATIONS CODE
TEXAS BUSINESS ORGANIZATIONS CODE
TITLE 1. GENERAL PROVISIONS
CHAPTER 10. MERGERS, INTEREST EXCHANGES,
CONVERSIONS, AND SALES OF ASSETS
SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS
§ 10.351. APPLICABILITY OF SUBCHAPTER.
(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.
(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.
(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.
§ 10.352. DEFINITIONS.
In this subchapter:
(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:
(A) provides notice under Section 10.356; and
(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.
(2) “Responsible organization” means:
(A) the organization responsible for:
(i) the provision of notices under this subchapter; and
(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;
(B) with respect to a merger or conversion:
(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and
(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;
(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange;
(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner; and
(E) with respect to an amendment to a domestic for-profit corporation’s certificate of formation described by Section 10.354(a)(1)(G), the corporation.

§ 10.353. FORM AND VALIDITY OF NOTICE.
(a) Notice required under this subchapter:
(1) must be in writing; and
(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.
(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.
§ 10.354. RIGHTS OF DISSENT AND APPRAISAL.
(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:
(1) dissent from:
(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;
(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;
(C) a plan of exchange in which the ownership interest of the owner is to be acquired;
(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion;
(E) a merger effected under Section 10.006 in which:
(i) the owner is entitled to vote on the merger; or
(ii) the ownership interest of the owner is converted or exchanged;
(F) a merger effected under Section 21.459(c) in which the shares of the shareholders are converted or exchanged; or
(G) if the owner owns shares that were entitled to vote on the amendment, an amendment to a domestic for-profit corporation’s certificate of formation to:
(i) add the provisions required by Section 3.007(e) to elect to be a public benefit corporation; or
(ii) delete the provisions required by Section 3.007(e), which in effect cancels the corporation’s election to be a public benefit corporation; and
(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.
(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:
(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner:
(A) in the case of a plan of merger, conversion, or exchange, other than a plan of merger pursuant to Section 21.459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate, are either:
(i) listed on a national securities exchange; or
(ii) held of record by at least 2,000 owners; or

(B) in the case of a plan of merger pursuant to Section 21,459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that, immediately before the date the board of directors of the corporation that issued the ownership interest held, directly or indirectly, by the owner approves the plan of merger are either:
(i) listed on a national securities exchange; or
(ii) held of record by at least 2,000 owners;
(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and
(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:
(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:
(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or
(ii) held of record by at least 2,000 owners;
(B) cash instead of fractional ownership interests, or fractional depository receipts in respect of ownership interests, the owner would otherwise be entitled to receive; or
(C) any combination of the ownership interests, or fractional depository receipts in respect of ownership interests, and cash described by Paragraphs (A) and (B).
(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.
(d) Notwithstanding Subsection (a), an owner of an ownership interest in a domestic for-profit corporation subject to dissenters’ rights may not dissent from an amendment to the corporation’s certificate of formation described by Subsection (a)(1)(G) if the shares held by the owner are part of a class or series of shares, on the record date set for purposes of determining which owners are entitled to vote on the amendment:
(1) listed on a national securities exchange; or
(2) held of record by at least 2,000 owners.
§ 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.
(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:
(1) the action or proposed action is submitted to a vote of the owners at a meeting; or
(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.
(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.
(b-1) If a corporation effects a merger under Section 21.459(c), the responsible organization shall notify the shareholders of that corporation who have a right to dissent to the plan of merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. Notice required under this subsection that is given to shareholders before the effective date of the merger may, but is not required to, contain a statement of the merger’s effective date. If the notice is not given to the shareholders until on or after the effective date of the merger, the notice must contain a statement of the merger’s effective date.
(c) A notice required to be provided under Subsection (a), (b), or (b-1) must:
(1) be accompanied by a copy of this subchapter; and
(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or a demand under Section 10.356(b)(3), or both, may be provided.
(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided:
(1) under Subsection (a)(1) must accompany the notice of the meeting to consider the action;
(2) under Subsection (a)(2) must be provided to:
(A) each owner who consents in writing to the action before the owner delivers the written consent; and
(B) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect; and
(3) under Subsection (b-1) must be provided:
(A) if given before the consummation of the offer described by Section 21.459(c)(2), to each shareholder to whom that offer is made; or
(B) if given after the consummation of the offer described by Section 21.459(c)(2), to each shareholder who did not tender the shareholder’s shares in that offer.
(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).
(f) If the notice given under Subsection (b-1) did not include a statement of the effective date of the merger, the responsible organization shall, not later than the 10th day after the effective date, give a second notice to the shareholders notifying them of the merger’s effective date. If the second notice is given after the later of the date on which the offer described by Section 21.459(c)(2) is consummated or the 20th day after the date notice under Subsection (b-1) is given, then the second notice is required to be given to only those shareholders who have made a demand under Section 10.356(b)(3).
§ 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.
(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.
(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:
(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:
(A) is addressed to the entity’s president and secretary;
(B) states that the owner’s right to dissent will be exercised if the action takes effect;
(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and
(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:
(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and
(B) may not consent to the action if the action is approved by written consent; and
(3) must give to the responsible organization a demand in writing that:
(A) is addressed to the president and secretary of the responsible organization;
(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;
(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;
(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and
(E) is delivered to the responsible organization at its principal executive offices at the following time:
(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;
(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners;
(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006; or
(iv) not later than the 20th day after the date the responsible organization gives to the shareholder the notice required by Section 10.355(b-1) or the date of the consummation of the offer described by Section 21.459(c)(2), whichever is later, if the action is a merger effected under Section 21.459(c).
(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.
(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.
(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.
§ 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.
(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:
(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or
(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).
§ 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.
(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:
(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or
(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).
(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:
(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or
(2) signed assignments of the ownership interests if the ownership interests are uncertificated.
(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:
(1) an estimate by the responsible organization of the fair value of the ownership interests; and
(2) an offer to pay the amount of the estimate provided under Subdivision (1).
(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.
(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:
(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or
(2) signed assignments of the ownership interests if the ownership interests are uncertificated.
§ 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.
(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.
(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:
(1) a reference to the demand; and
(2) the name of the original dissenting owner of the ownership interest.
§ 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.
A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

§ 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.
(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:
(1) the county in which the organization’s principal office is located in this state; or
(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.
(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).
(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.
(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:
(1) the responsible organization; and
(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.
(e) The court shall:
(1) determine which owners have:
(A) perfected their rights by complying with this subchapter; and
(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and
(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).
(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.
(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):
(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and
(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

§ 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.
(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.
(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.
(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.
§ 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.
(a) An appraiser appointed under Section 10.361 has the power and authority that:
(1) is granted by the court in the order appointing the appraiser; and
(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.
(b) The appraiser shall:
(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and
(2) file with the court a report of that determination.
(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).
(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.
§ 10.364. OBJECTION TO APPRAISAL; HEARING.
(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).
(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.
(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.
(d) The responsible organization shall:
(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.
(e) On payment of the judgment, the dissenting owner does not have an interest in the:
(1) ownership interest for which the payment is made; or
(2) responsible organization with respect to that ownership interest.
§ 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.
(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.
(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.
§ 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.
(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:
(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and
(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.
(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:
(1) receive payment for the ownership interest under this subchapter; and
(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.
(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.
§ 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.
(a) The rights of a dissenting owner terminate if:
(1) the owner withdraws the demand under Section 10.356;
(2) the owner’s right of dissent is terminated under Section 10.356;
(3) a petition is not filed within the period required by Section 10.361; or
(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.
(b) On termination of the right of dissent under this section:
(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;
(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;
(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;
(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;
(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and
(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.
§ 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.
In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:
(1) the value of the ownership interest; or
(2) money damages to the owner with respect to the action.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers
The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Kimco’s charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
Kimco’s charter authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer or (b) any individual who, while a director of Kimco and at the request of Kimco, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Kimco’s bylaws obligate it, to the maximum extent permitted by Maryland law and without requiring a preliminary determination as to entitlement, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of Kimco and at the request of Kimco, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The charter and bylaws also permit Kimco, with the approval of the Kimco board of directors, to indemnify and advance expenses to any person who served a predecessor of Kimco in any of the capacities described above and to any employee or agent of Kimco or a predecessor of Kimco.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which Kimco’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party to or witness in by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL requires Kimco, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by Kimco as authorized by the bylaws and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by Kimco if it shall ultimately be determined that the standard of conduct was not met.
Kimco has also entered into indemnification agreements with each of its directors, executive officers, and such other employees or consultants of Kimco or any subsidiary as may be determined from time to time as Kimco’s chief executive officer may in his discretion determine.
The indemnification agreements provide that Kimco will indemnify each covered person, or indemnitee, against any and all expenses, judgments, penalties, fines and amounts paid in settlement (collectively referred to as losses) actually and necessarily incurred by the indemnitee or on his behalf, to the fullest extent permitted by law, in connection with any present or future threatened, pending or completed proceeding based upon, arising from, relating to or by reason of the indemnitee’s status as a director, officer, employee, agent or fiduciary of Kimco or any other entity the indemnitee serves at the request of Kimco. The indemnitee will also be indemnified against all expenses actually and reasonably incurred by him in connection with a proceeding if the indemnitee is, by reason of his service to Kimco or other entity at Kimco’s request, a witness in any such proceeding to which he is not a party.
No indemnification shall be made under the indemnification agreement on account of indemnitee’s conduct in respect of any proceeding charging improper personal benefit to the indemnitee, whether or not involving action in the indemnitee’s official capacity, in which the indemnitee was adjudged to be liable on the basis that personal benefit was improperly received. In addition to certain other exclusions set forth in the indemnification agreement, Kimco will also not be obligated to make any indemnity or advance in connection with any claim made against the indemnitee (a) for which payment has been made to the indemnitee under any insurance policy or other indemnity provision, (b) for an accounting of short-swing profits made by indemnitee from securities of Kimco within the meaning of Section 16(b) of the Exchange Act, or, subject to certain exceptions, (c) prior to a change in control of Kimco, in connection with any proceeding initiated by indemnitee against Kimco or its directors, officers, employees or other indemnitees.
Kimco will advance, to the extent not prohibited by law, the expenses incurred by the indemnitee (or reasonably expected by the indemnitee to be incurred within three months) in connection with any proceeding. The indemnification agreement provides procedures for determining the indemnitee’s entitlement to indemnification and advancement of expenses in the event of a claim. The indemnitee is required to deliver to Kimco a written affirmation of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification by Kimco as authorized by law has been met and a written undertaking to reimburse any expenses if it shall ultimately be established that the standard of conduct has not been met.
To the fullest extent permitted by applicable law, if the indemnification provided for in the indemnification agreement is unavailable to the indemnitee for any reason, then Kimco, in lieu of indemnifying and holding harmless the indemnitee, shall pay the entire amount of losses incurred by the indemnitee in connection with any proceeding without requiring the indemnitee to contribute to such payment, and Kimco further waives and relinquishes any right of contribution it may have at any time against the indemnitee. Kimco shall not enter into any settlement of any proceeding in which Kimco is jointly liable with the indemnitee (or would be if joined in such proceeding) unless such settlement provides for a full and final release of all claims asserted against the indemnitee. Furthermore, Kimco shall fully indemnify and hold harmless the indemnitee from any claims for contribution which may be brought by directors, officers or employees of Kimco other than the indemnitee who may be jointly liable with the indemnitee.
Item 21.	Exhibits and Financial Statement Schedules
The exhibits listed below in the “Exhibit Index” are part of this registration statement and are numbered in accordance with Item 6.01 of Regulation S-K.
Item 22.	Undertakings
The undersigned registrant hereby undertakes:
(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(1)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);
(2)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(d)
that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	that for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:
(1)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(2)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(3)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(f)
for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)
that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(h)
that every prospectus that (1) is filed pursuant to paragraph (g) immediately preceding, or (2) purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)
to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(j)
to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(k)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 as is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated as of April 15, 2021, by and among Kimco Realty Corporation and Weingarten Realty Investors (included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)

3.1	Articles of Restatement of Kimco Realty Corporation, dated January 14, 2011, filed as Exhibit 3.1(a) to Kimco’s Form 10-K for the year ended December 31, 2010, and incorporated herein by reference
3.1.1
Amendment to Articles of Restatement of Kimco Realty Corporation, dated May 8, 2014, filed as Exhibit 3.1(b) to Kimco’s Form 10-K for the year ended December 31, 2016, and incorporated herein by reference

3.1.2	Articles Supplementary of Kimco Realty Corporation, dated November 8, 2010, filed as Exhibit 3.1(b) to Kimco’s Form 10-K for the year ended December 31, 2010, and incorporated herein by reference
3.1.3	Articles Supplementary of Kimco Realty Corporation, dated March 12, 2012, filed as Exhibit 3.2 to the Kimco Form 8-A12B filed on March 13, 2012, and incorporated herein by reference
3.1.4	Articles Supplementary of Kimco Realty Corporation, dated July 17, 2012, filed as Exhibit 3.2 to the Kimco Form 8-A12B filed on July 18, 2012, and incorporated herein by reference
3.1.5	Articles Supplementary of Kimco Realty Corporation, dated November 30, 2012, filed as Exhibit 3.2 to the Kimco Form 8-A12B filed on December 3, 2012, and incorporated herein by reference
3.1.6	Articles Supplementary of Kimco Realty Corporation, dated August 8, 2017, filed as Exhibit 3.3 to the Kimco Form 8-A12B filed on August 8, 2017, and incorporated herein by reference
3.1.7	Articles Supplementary of Kimco Realty Corporation, dated December 12, 2017, filed as Exhibit 3.3 to the Kimco Form 8-A12B filed on December 12, 2017, and incorporated herein by reference
3.2
Amended and Restated Bylaws of Kimco Realty Corporation, as amended and restated February 25, 2009, filed as Exhibit 3.2 to Kimco’s Form 10-K filed on February 27, 2009, and incorporated herein by reference

5.1	Form of opinion of Venable LLP as to the validity of the shares of Kimco common stock to be issued in the Merger
8.1	Form of tax opinion of Wachtell, Lipton, Rosen & Katz*
8.2	Form of tax opinion of Dentons US LLP*
23.1	Consent of Venable LLP for legality opinion (included in Exhibit 5.1)
23.2	Consent of Wachtell, Lipton, Rosen & Katz for tax opinion (included in Exhibit 8.1)*
23.3	Consent of Dentons US LLP for tax opinion (included in Exhibit 8.2)*
23.4	Consent of Independent Registered Public Accounting Firm of Kimco, PricewaterhouseCoopers LLP
23.5	Consent of Independent Registered Public Accounting Firm of WRI, Deloitte & Touche LLP
24.1	Power of Attorney (included in signature page)
99.1	Consent of Barclays Capital Inc.
99.2	Consent of Lazard Frères & Co. LLC
99.3	Consent of J.P. Morgan Securities LLC
99.4	Form of Proxy Card of Kimco*
99.5	Form of Proxy Card of WRI*
*	To be filed by amendment.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jericho, State of New York, on this 28th day of May, 2021.
KIMCO REALTY CORPORATION

By:	/s/ Glenn G. Cohen
	Name:	Glenn G. Cohen
	Title:	Chief Financial Officer
POWER OF ATTORNEY
Each of the undersigned officers and directors of Kimco Realty Corporation hereby severally constitutes and appoints Conor C. Flynn and Glenn G. Cohen, and each of them singly (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any other registration statements and amendments thereto relating to such offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 28, 2021.
Signature	Title

/s/ Milton Cooper	Executive Chairman of the Board of Directors
Milton Cooper
/s/ Conor C. Flynn	Director and Chief Executive Officer
Conor C. Flynn
/s/ Philip E. Coviello	Director
Philip E. Coviello
/s/ Frank Lourenso	Director
Frank Lourenso
/s/ Henry Moniz	Director
Henry Moniz
/s/ Mary Hogan Preusse	Director
Mary Hogan Preusse
/s/ Valerie Richardson	Director
Valerie Richardson
/s/ Richard B. Saltzman	Director
Richard B. Saltzman
/s/ Glenn G. Cohen	Executive Vice President, Chief Financial Officer and Treasurer
Glenn G. Cohen
/s/ Paul Westbrook	Vice President and Chief Accounting Officer
Paul Westbrook